As filed with the Securities and Exchange Commission on September 29, 2009
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Real Estate Information Corporation

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 383 Guangyan Road
Shanghai 200072
People’s Republic of China
(86-21) 6086-8099
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	Kurt J. Berney, Esq. O’Melveny & Myers LLP 37/F, Plaza 66, Tower 1 1266 Nanjing Road West Shanghai 200040 People’s Republic of China (86-21) 2307-7000	David J. Roberts, Esq. O’Melveny & Myers LLP 37/F, Yin Tai Centre Office Tower No. 2 Jianguomenwai Avenue, Chaoyang District Beijing 100022 People’s Republic of China (86-10) 6563-4200

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed maximum aggregate
securities to be registered	offering price(1)	Amount of registration fee
Ordinary shares, par value $0.0002 per share(2)(3)	$200,000,000	$11,160

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each American depositary share represents ordinary shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Dated          , 2009

           American Depositary Shares

China Real Estate Information Corporation

Representing           Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, of China Real Estate Information Corporation. We are offering           ADSs. Each ADS represents          ordinary shares.

Prior to this offering, there has been no public market for our ADSs or ordinary shares. We anticipate the initial public offering price will be between $      and $      per ADS. We have applied to have the ADSs listed on the NASDAQ Global Market under the symbol “CRIC.”

The underwriters have an option to purchase up to           additional ADSs from us at the initial public offering price less the underwriting discount to cover over-allotments of ADSs.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 11.

	Price to	Underwriting	Proceeds,
	Public	Discount	Before Expenses

Per ADS	$	$	$
Total	$	$	$

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about          , 2009.

Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse	UBS Investment Bank

BofA Merrill Lynch

The date of this prospectus is          , 2009

INFORMATION
SERVICE
CHINA

CRIC

中国房产信息集团

CHINA REAL ESTATE INFORMATION CORPORATION

Page

Prospectus Summary	1
Risk Factors	11
Forward-Looking Statements	44
Use of Proceeds	45
Dividend Policy	46
Capitalization	47
Dilution	49
Exchange Rate Information	50
Enforceability of Civil Liabilities	51
Selected Consolidated Financial Data	53
Selected Unaudited Pro Forma Condensed Combined Financial Data	55
Management’s Discussion and Analysis Of Financial Condition And Results Of Operations	59
Corporate History and Structure	82
Our Relationship with E-House	85
Industry Background	90
Business	95
Regulation	115
Management	127
Principal Shareholders	135
Related Party Transactions	136
Description of Share Capital	144
Description of American Depositary Shares	148
Shares Eligible for Future Sale	158
Taxation	160
Underwriting	165
Notice to Canadian Residents	171
Expenses Relating to this Offering	173
Legal Matters	174
Experts	174
Where You Can Find Additional Information	174
Index To Consolidated Financial Statements — China Real Estate Information Corporation	F-1
Index to Unaudited Condensed Consolidated Financial Statements — China Real Estate Information Corporation	F-39
Index To Consolidated Financial Statements — China Online Housing	F-67
Index To Unaudited Consolidated Financial Statements — China Online Housing	F-89
Index To Financial Statements — Predecessor of China Online Housing	F-103
Unaudited Pro Forma Condensed Combined Financial Information	P-1
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You should rely only on the information contained in this prospectus or in any related free writing prospectus filed with the Securities and Exchange Commission and used or referred to in an offering to you of these securities. Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus. This prospectus may only be used where it is legal to offer and sell our ADSs. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ADSs.

Until          , 2009, all dealers that buy, sell or trade our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to buy our ADSs. This summary and other sections of this prospectus contain information from a report, referred to in this prospectus as the Frost & Sullivan Report, which we commissioned Frost & Sullivan, an independent market research firm, to prepare for the purpose of providing information on the real estate information and consulting services sector in China, including our market position in that sector. For purposes of this prospectus, “we,” “us,” “our company,” “our” and “CRIC” refer to China Real Estate Information Corporation, a Cayman Islands company, its subsidiaries and consolidated affiliated entities, and “China” or “PRC” refers to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau. Unless the context indicates otherwise, all share and per share data in this prospectus give effect to a 1-for-2 reverse share split that became effective on August 29, 2009 and a new share issuance to our parent company, E-House, on September 28, 2009.

Our Company

We are the largest provider of real estate information and consulting services in China in terms of market share measured by revenue, according to the Frost & Sullivan Report. Upon the completion of this offering, we will also operate a leading real estate Internet business in China by acquiring the online real estate business operated by SINA Corporation, or SINA, a leading online media company in China.

We are currently a subsidiary of E-House (China) Holdings Limited, or E-House, a leading real estate services company in China listed on the New York Stock Exchange. E-House will remain our parent company and controlling shareholder after this offering. We operate a proprietary, advanced and comprehensive real estate information database and analysis system, or the CRIC system. As of June 30, 2009, our CRIC system contained detailed data on over 38,200 developments or buildings and over 24,200 parcels of land for development in 56 cities throughout China. Prior to July 2006, our CRIC system had been used as an internal resource to support E-House’s real estate agency and brokerage services as well as consulting and information services. We began to commercialize the CRIC system by selling subscriptions in July 2006 and have generated revenues from our real estate information services since then. We began offering and generating revenues from real estate consulting services in 2002. Such services were provided through various subsidiaries of E-House prior to 2006 and, since 2006, through our main operating subsidiary, Shanghai CRIC Information Technology Co., Ltd., or Shanghai CRIC.

We have the largest research and development team in China’s real estate information and consulting services sector, according to the Frost & Sullivan Report. Capitalizing on our proprietary CRIC system and our dedicated real estate research and development team, we provide a broad range of real estate–related services, including subscription-based information services, customized consulting services and, since 2008, advertising services and real estate websites serving different industry participants. We generate revenues from subscription fees for our real estate information services, consulting fees for our real estate consulting services and fees for our real estate advertising design and sales services. Upon the completion of this offering and our acquisition of SINA’s online real estate business, we will also generate revenues from sales of online real estate advertising. Our major clients primarily include real estate developers in China.

Immediately upon the completion of this offering, we will acquire SINA’s online real estate business and SINA will become a significant shareholder of our company. SINA’s online real estate business operates a leading real estate Internet business in China that provides region-specific real estate news and information, property data and access to online communities via local websites covering 48 cities across China as of June 30, 2009. We expect that our acquisition of SINA’s online real estate business and our anticipated business partnership with SINA going forward will create substantial synergies between our current operations and SINA’s online real estate business by, among other things, providing our real estate developer clients with access to SINA’s large Internet user base and leveraging our established relationships with real estate developers to attract more advertising clients for SINA’s real estate websites, which we will operate after the completion of this offering. We believe that the combination of our CRIC system, our extensive experience and knowledge in the real estate services industry, our anticipated business partnership with SINA, and the expected support from both E-House and SINA are difficult to replicate and present a high entry barrier for our competitors.

We intend to integrate our recently launched real estate websites with SINA’s real estate websites. Our combined real estate Internet operations after this offering will serve multiple participants in the real estate industry value chain, including developers, suppliers, agents, brokers, service providers and individual consumers, allowing us to further capitalize on our CRIC system and the knowledge and experience we and SINA have gained in serving China’s real estate industry and expand our revenue streams. Our recently launched real estate websites have not generated any revenue to date. Upon the completion of this offering and our acquisition of SINA’s online real estate business, we intend to leverage the scale of our combined real estate Internet operations and SINA’s large Internet user base to begin generating revenues from our recently launched websites by, among other things, selling online advertising space on these websites in the future.

Our total revenues grew from $5.4 million in 2006 to $8.2 million in 2007, and then to $50.0 million in 2008, and grew from $19.3 million in the six months ended June 30, 2008 to $31.2 million in the six months ended June 30, 2009. Our operating costs and expenses increased from $2.4 million in 2006 to $5.9 million in 2007 and $22.7 million in 2008, and increased from $9.3 million in the six months ended June 30, 2008 to $19.0 million in the six months ended June 30, 2009. Our net income attributable to CRIC was $2.1 million in both 2006 and 2007, and increased to $22.2 million in 2008. Our net income attributable to CRIC increased from $7.2 million in the six months ended June 30, 2008 to $11.0 million in the six months ended June 30, 2009. Upon becoming a stand-alone public company, we will begin to establish our own financial, administrative and other support systems or contract with third parties to provide certain support systems to us, the costs of which may be higher than our current cost allocation with E-House for the same services. On an unaudited pro forma condensed basis, giving effect to our acquisition of SINA’s online real estate business as if it had been completed on January 1, 2008, our total revenues and net income attributable to shareholders would have been $84.4 million and $21.5 million, respectively, in 2008, and $46.4 million and $9.8 million, respectively, in the six months ended June 30, 2009.

In connection with our acquisition of SINA’s online real estate business, we will acquire certain intangible assets from SINA and grant options to certain employees of SINA who will join us. As a result, upon the closing of the acquisition, we will incur substantial non-cash charges arising from amortization of intangible assets recorded at fair value and share-based compensation, which would materially and adversely affect our results of operations for the quarterly and annual periods including and following the date of completion of the acquisition. The amount of these non-cash charges will be determined based in part on the offering price of our shares in this offering.

Industry Background

China’s real estate industry has expanded rapidly in recent years as a result of the growth of China’s economy, the trend toward rapid urbanization, an increasingly affluent urban population and government-mandated reforms in the real estate industry. According to the National Bureau of Statistics of China, the total gross floor area of primary residential properties sold in China grew at a compound annual growth rate, or CAGR, of 13.4% from 2004 to 2008. Changes in government policies designed to stabilize the real estate market and government reforms that have expanded individual property rights in China have also contributed to the growth of the real estate industry.

We believe that China’s real estate information and consulting services sector, which is at an early stage of development, is poised for substantial growth. These services are designed to assist real estate developers in land acquisition, real estate development and property marketing and sales, and to provide developers and other market participants with aggregated and accurate real estate information covering a broad range of geographic markets and customized, timely and sophisticated analyses of real estate market data. We believe that the key drivers for the growth of China’s real estate information and consulting services sector are the following:

•	growth of the real estate industry in China;

•	specialization and competition among real estate developers; and

•	value and cost advantages brought by independent professional real estate information and consulting services providers.

We believe China’s online real estate services and advertising market will continue to experience strong growth. With the rapid development of the residential real estate sector in China coupled with increased levels of Internet use, the demand for online information related to real estate, home furnishing and improvement and construction materials has increased significantly in recent years. The growth of Internet usage in China is also driving demand for Internet advertising, which is considered to be more cost-effective with more measurable impact than traditional media. According to iResearch, Internet advertising as a percentage of the total advertising industry in terms of revenues grew from 1.8% in 2004 to 8.4% in 2008. The Internet is expected to become the second largest advertising medium in China after television by 2011, according to ZenithOptimedia’s March 2009 Advertising Expenditure Forecasts Report. According to iResearch, Internet advertising spending by real estate advertisers in China increased from RMB538.3 million in 2006 to RMB972.7 million in 2008, representing a CAGR of 34.3%, with the real estate industry ranking fourth among industries in terms of spending on Internet advertising in 2008. We believe that real estate advertisers will continue to increase their spending on Internet advertising to promote real estate projects and related products and services to China’s large and growing Internet user base.

Our Strengths and Strategies

We believe our current operations combined with SINA’s online real estate business have the following competitive strengths:

•	advanced and comprehensive real estate information database and analysis system;

•	strong synergies with SINA;

•	a leading real estate Internet business in China;

•	extensive nationwide networks and strong brand recognition;

•	the largest research and development team in China’s real estate information and consulting services sector;

•	diversified revenue streams with dedicated teams covering various customer segments; and

•	experienced and stable management team.

Our goal is to become the leading integrated online and offline real estate information and consulting services provider in China by leveraging our competitive strengths and capitalizing on the substantial potential synergies between our current operations and SINA’s online real estate business. We intend to pursue the following strategies to achieve our goal:

•	expand the subscriber base of our CRIC system and promote our premium information and consulting services;

•	expand the coverage and functionality of our CRIC system;

•	integrate and expand our Internet operations;

•	capitalize on the synergies between our current operations and SINA’s online real estate business; and

•	selectively pursue strategic acquisitions and business partnerships.

Our Risks and Challenges

The successful execution of our strategies is subject to certain risks and uncertainties that may materially affect us, including those relating to:

•	our limited operating history and lack of experience as a stand-alone public company given our recent carve-out from our parent company E-House and prior reliance on E-House for various corporate services;

•	substantial revenue contribution from a limited number of real estate developers, including Evergrande Real Estate Group, or Evergrande, which accounted for 46.9% of our total revenues in the six months ended June 30, 2009;

•	our ability to successfully integrate and achieve synergies between our existing businesses and SINA’s online real estate business and to maintain a cooperative relationship with SINA;

•	our ability to expand into new geographic markets, expand our subscription membership and increase average spending by our clients on our services;

•	uncertainties in the continuing development of the online advertising market in China and our ability to acquire and retain advertising clients;

•	our ability to maintain and improve our CRIC system;

•	fluctuations in China’s real estate market;

•	complexities resulting from our ongoing relationships with E-House, such as potential conflicts of interest, less favorable terms in agreements or control of the outcomes of shareholder actions due to E-House’s controlling ownership in our company;

•	the highly regulated nature of, and government measures affecting, the real estate and Internet industries in China;

•	effectiveness of our contractual arrangements in providing operational control over our consolidated affiliated entities in China; and

•	our ability to receive distributions from, and to make loans and direct investment to, our operations in China as an offshore holding company.

Please see “Risk Factors” and other information included in this prospectus for a detailed discussion of these risks and uncertainties.

Our Corporate History and Structure

Our parent company E-House began developing the CRIC system in 2002, initially to support services to its clients. In April 2006, E-House incorporated a subsidiary, CRIC (China) Information Technology Co., Ltd., or CRIC BVI, in the British Virgin Islands. In July 2006, E-House, through CRIC BVI, established a new PRC subsidiary, Shanghai CRIC, and transferred its assets and staff relating to the CRIC system to Shanghai CRIC. Shanghai CRIC began commercializing the CRIC system and offering real estate information and consulting services in 2006.

Shanghai CRIC began offering real estate advertising services in 2008 through a newly acquired consolidated affiliated entity in China, Shanghai Tian Zhuo Advertising Co., Ltd., or Tian Zhuo Advertising, and its subsidiaries. Shanghai CRIC gained control and became the primary beneficiary of Tian Zhuo Advertising through a series of contractual arrangements with Tian Zhuo Advertising and its then sole shareholder, Mr. Xin Zhou, who is also our co-chairman and chief executive officer and the chairman of E-House.

In April 2008, CRIC BVI, through our subsidiary E-House (China) Information Technology Service Limited, or EIT, together with SINA, formed a joint venture, China Online Housing Technology

Corporation, or China Online Housing, to build and operate a leading real estate website in China. EIT holds 34% of the equity interest in the joint venture.

E-House incorporated our company in the Cayman Islands in August 2008 and transferred all of the outstanding shares of CRIC BVI to our company in October 2008.

In July 2009, Modern Information Ltd., a company incorporated in the British Virgin Islands, acquired from us 12.3% equity interest in EIT.

On July 23, 2009, we entered into a share purchase agreement with SINA, as amended on September 29, 2009, pursuant to which we have agreed to acquire SINA’s 66% equity interest in China Online Housing in exchange for issuing to SINA that number of our ordinary shares equal to 39% of our total post-issuance outstanding ordinary shares (without giving effect to this offering) upon and conditioned on the completion of this offering. Immediately upon the completion of this transaction, we will become the sole shareholder of China Online Housing, and E-House and SINA will become our two largest shareholders, holding     % and     % of our total outstanding ordinary shares, respectively, assuming the underwriters do not exercise their over-allotment option.

On September 1, 2009, we changed our name from CRIC Holdings Limited to China Real Estate Information Corporation.

On September 28, 2009, we issued 21,522,222 additional ordinary shares at par value to E-House. On the same date, we issued 3,033,333 ordinary shares at par value to Modern Information Ltd. in exchange for its indirect equity interests in China Online Housing. As a result, our total outstanding shares increased to 74,555,555 shares and we directly hold 34% of the total outstanding shares of China Online Housing.

Due to PRC legal restrictions on foreign ownership and investment in the advertising and Internet businesses, we provide our advertising services and will operate our real estate Internet business through contractual arrangements with our consolidated affiliated entities in China. Our advertising services business is currently operated through Tian Zhuo Advertising and its subsidiaries. After the completion of this offering, we will operate our real estate Internet business through our contractual arrangements with Beijing Yisheng Leju Information Services Co., Ltd., or Beijing Yisheng Leju, and its shareholders. These contractual arrangements provide us with the right to control management decisions and the right to obtain substantially all of the economic benefits in our consolidated affiliated entities. For a description of these contractual arrangements, see “Related Party Transactions—Contractual Arrangements with Tian Zhuo Advertising” and “Related Party Transactions—Contractual Arrangements with Beijing Yisheng Leju.” For a diagram showing our corporate structure immediately upon the completion of this offering and our acquisition of SINA’s online real estate business, including our principal operating subsidiaries, consolidated affiliated entities and our ownership structure, see “Corporate History and Structure.”

Our Relationship with E-House

We are currently a subsidiary of E-House. E-House first reported its real estate information and consulting services business as a separate segment in its annual report on Form 20-F for the year ended December 31, 2008. Prior to this offering, E-House has provided us with tax, accounting, treasury, legal and human resources services, and has also provided us with the services of a number of its executives and employees. Upon the completion of this offering, E-House will be our controlling shareholder holding     % of our then outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option.

We have entered into agreements with E-House with respect to various ongoing relationships between E-House and us. These include a master transaction agreement, an onshore transitional services agreement, an offshore transitional services agreement, a non-competition agreement, an onshore cooperation agreement and a consulting and services agreement. See “Our Relationship with E-House.”

We believe that we will realize benefits from our carve-out from E-House, including:

•	Sharper strategic focus. By having our own board of directors and management team, we expect to be able to make more focused strategic decisions and be in a better position to take advantage of strategic opportunities in the real estate information, consulting and advertising industries.

•	Better incentive for employees and greater accountability. We will seek to motivate and retain our employees through the implementation of incentive compensation programs tied to the market performance of our ADSs and the financial results of our company.

•	Direct access to capital markets. As a stand-alone public company, we will have capital planning flexibility with direct access to debt and equity capital markets and the opportunity to grow through acquisitions by using our shares as consideration.

Our Relationship with SINA

SINA is a leading online media company. On January 1, 2008, SINA started to reorganize its real estate and home furnishing channels and online real estate advertising business into a separate unit with its own legal entities, management team, advertising operations, systems and physical facilities. The reorganization was completed on April 1, 2008 with the formation of a joint venture, China Online Housing, between SINA and us. We and SINA own 34% and 66% of the joint venture, respectively.

On July 23, 2009, we entered into a share purchase agreement with SINA, as amended on September 29, 2009, pursuant to which we have agreed to acquire SINA’s 66% equity interest in China Online Housing in exchange for issuing to SINA that number of our ordinary shares equal to 39% of our total post-issuance outstanding ordinary shares (without giving effect to this offering) upon and conditioned on the completion of this offering. Following this acquisition, we will become the sole shareholder of China Online Housing, and E-House and SINA will become our two largest shareholders, holding     % and     % of our total outstanding ordinary shares, respectively, assuming the underwriters do not exercise their over-allotment option. We, E-House and SINA have agreed to enter into a shareholders agreement and a registration rights agreement prior to the completion of the offering. SINA and China Online Housing have entered into an amended and restated advertising agency agreement, a domain name and content license agreement, a trademark license agreement and a software license and support services agreement, which will become effective immediately upon the closing of our acquisition of SINA’s equity interest in China Online Housing. See “Related Party Transactions—Transactions and Agreements with SINA and China Online Housing.”

Corporate Information

Our principal executive offices are located at No. 383 Guangyan Road, Shanghai 200072, People’s Republic of China. Our telephone number at this address is (86-21) 6086-8099. In addition, we have offices in 31 other cities in China. Our registered office in the Cayman Islands is located at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc. located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our principal website will be www.cric.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering

Unless otherwise indicated, the information below and elsewhere in this prospectus reflects no exercise by the underwriters of their option to purchase additional ADSs in the offering.

Offering price	We currently estimate that the initial public offering price will be between $ and $ per ADS.

ADSs offered by us	ADSs.

ADSs outstanding immediately after this offering	ADSs.

Ordinary shares outstanding immediately after this offering	shares.

ADSs to ordinary share ratio	Each ADS represents ordinary shares.

The ADSs	• The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement.

• If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

• You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.

• We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment option	We have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Reserved ADSs	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of ADSs to certain directors, officers, employees and associates of our company through a directed share program. These reserved ADSs account for an aggregate of approximately eight percent of the ADSs offered in the offering.

Use of proceeds	Our net proceeds from this offering are expected to be approximately $ million, assuming an initial public offering price per ADS of $ , which is the mid-point of the estimated public offering price range set forth on the front cover of this prospectus, after deducting the estimated underwriting discount and offering expenses payable by us. The primary purposes of this offering are to create a public market for our shares, retain talented employees by providing them with equity incentives and obtain additional capital. We intend to use the net proceeds we will receive from this offering to fund capital expenditures, including investing in our information and operational systems, to expand our sales and marketing efforts and for general corporate purposes. See “Use of Proceeds” for additional information.

Timing and settlement of ADSs	The ADSs are expected to be delivered against payment on , 2009. They will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. DTC, and its direct and indirect participants, will maintain records that will show the beneficial interests in the ADSs and facilitate any transfer of the beneficial interests.

Lock-up	We have agreed with the underwriters to a lock-up of shares for a period of 180 days after the date of this prospectus. In addition, our executive officers, directors, E-House and SINA have also agreed with the underwriters to a lock-up of shares for a period of 180 days after the date of this prospectus. See “Shares Eligible For Future Sale” and “Underwriting.”

Listing	We have applied to have the ADSs listed on the NASDAQ Global Market under the symbol “CRIC.” The ADSs and shares will not be listed on any other exchange or traded on any other automated quotation system.

Depositary	JPMorgan Chase Bank, N.A.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ADSs.

The number of ordinary shares that will be outstanding immediately after this offering:

•	assumes no exercise of the underwriters’ over-allotment option;

•	excludes ordinary shares issuable upon the exercise of options outstanding as of , 2009, at a weighted average exercise price of $ per share; and

•	excludes ordinary shares reserved for future issuances under our share incentive plan.

Summary Consolidated Financial Information

The following summary consolidated statement of operations data for the three years ended December 31, 2006, 2007 and 2008 and the summary consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. Our audited consolidated financial statements have been prepared and presented in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP.

The following summary consolidated statement of operations data for the six months ended June 30, 2008 and 2009 and the summary consolidated balance sheet data as of June 30, 2009 have been derived from our unaudited condensed financial statements included elsewhere in this prospects and have been prepared on the same basis as our audited consolidated financial data. The unaudited condensed financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. In addition, our unaudited results for the six months ended June 30, 2009 may not be indicative of our results for the full year ending December 31, 2009.

Our financial statements include allocations of costs from certain corporate and shared services functions provided to us by E-House, including general corporate and shared service expenses. These allocations were made using a proportional cost allocation method based on revenues, expenses and headcount as well as estimates of actual time spent on the provision of services attributable to us. The financial statements included in this prospectus may not necessarily reflect our financial position, results of operations and cash flows if we had operated as a stand-alone public company during all periods presented. Accordingly, our historical results do not necessarily indicate results expected for any future periods.

You should read the following information in conjunction with our consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(in thousands of $, except share, per share and per ADS data)

Consolidated Statement of Operations Data:
Total revenues	5,395	8,195	50,049	19,278	31,200
Cost of revenues	(214)	(895)	(2,897)	(1,796)	(3,381)
Selling, general and administrative expenses	(2,198)	(4,985)	(19,821)	(7,504)	(15,611)
Income from operations	2,983	2,315	27,331	9,978	12,208
Income tax expense	(894)	(285)	(4,721)	(1,562)	(2,022)
Net income attributable to CRIC	2,112	2,066	22,162	7,226	11,001
Earnings per share
Basic	$0.03	$0.03	$0.31	$0.10	$0.15
Diluted	$0.03	$0.03	$0.31	$0.10	$0.15
Earnings per ADS(1)
Basic
Diluted
Weighted average number of ordinary shares used in per share calculations(2)
Basic	71,522,222	71,522,222	71,522,222	71,522,222	71,522,222
Diluted	71,522,222	71,522,222	71,522,222	71,522,222	71,524,954

(1)	Each ADS represents ordinary shares.

(2)	Upon incorporation, we had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House. On January 1, 2009, we issued an additional 99,999,000 ordinary shares to E-House at par value. On August 29, 2009, we effected a reverse share split whereby all of our issued and outstanding 100,000,000 ordinary shares of a par value of $0.0001 each were converted into 50,000,000 ordinary shares of $0.0002 par value each and the number of our authorized shares were reduced from 500,000,000 to 250,000,000. On September 28, 2009, we issued 21,522,222 additional ordinary shares at par value to E-House. Both the reverse share split and the new share issuance to E-House have been retroactively reflected for all periods presented herein.

The following table presents a summary of our consolidated balance sheet data as of December 31, 2007 and 2008 and June 30, 2009:

	As of December 31,		As of June 30,
	2007	2008	2009
	(in thousands of $)

Consolidated Balance Sheet Data:
Cash and cash equivalents	26,411	25,791	51,850
Total assets	30,823	83,751	107,742
Total current liabilities	1,105	14,927	24,411
Total equity	29,718	66,511	79,825

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Real Estate Information, Consulting and Advertising Services

Our limited operating history makes evaluating our business and prospects difficult.

Our CRIC system had been used as an internal resource to support E-House’s real estate agency and brokerage services and consulting and information services prior to the second half of 2006, when we began to commercialize our CRIC system by selling subscriptions. In addition, we had not previously provided real estate advertising services or operated a real estate Internet business prior to 2008. Furthermore, our business strategy has not been proven over time and we cannot be certain that we will be able to successfully operate and grow our business as a stand-alone operation separate from E-House. Therefore, our limited operating history as part of E-House may not provide a meaningful basis for you to evaluate our business and prospects.

To date, a limited number of real estate developers have contributed a substantial portion of our revenues due to the large size of their contracts with us; if we fail to continue to secure large contracts from existing, new or former clients, this could materially and adversely impact our revenues, results of operations and financial condition, or contribute to fluctuations in our revenues, which may make it difficult to predict our results of operations from period to period.

In the past, a limited number of real estate developers have contributed a substantial portion of our revenues. Our top three developer clients in 2008, namely Evergrande, Shanghai Urban Development (Group) Co., Ltd. and Sky East Resources Ltd. (including their subsidiaries and branches), accounted for 56.6%, 15.6% and 10.3%, respectively, of our total revenues in 2008. Evergrande accounted for 46.9% of our total revenues for the six months ended June 30, 2009, while no other client accounted for more than 10% of our total revenues during such period. Neither Shanghai Urban Development (Group) Co., Ltd. nor Sky East Resources Ltd. has sought further services from us in 2009 to date. While our overall revenues continued to grow in the first half of 2009 as compared to the same period in 2008 despite these two developers not renewing or entering new contracts with us in 2009, there remains the risk that if we fail to continue to secure large contracts from existing, new or former clients, our revenues, results of operations and financial condition may be materially and adversely affected. In addition, whether or not we secure new large contracts or renew existing large contracts may also contribute to fluctuations in our revenues, which may make it difficult to predict our results of operations from period to period.

Generally, we maintain business relationships with national and regional real estate developers’ local subsidiaries or branches, and enter into individual contracts with each subsidiary or branch. However, in limited cases, such as our relationship with Evergrande, we maintain the business relationship with the headquarters of the real estate developer. We entered into a strategic cooperation agreement in December 2007 with Evergrande. Under this agreement, we were engaged as the exclusive provider of real estate information system and market consulting services to 37 of Evergrande’s real estate projects under development for one year. In December 2008, Evergrande renewed the strategic cooperation agreement for an additional year, again for 37 of Evergrande’s real estate projects under development. Evergrande could refuse to renew the agreement with us upon expiration of its term in December 2009, terminate the agreement before its expiration, substantially reduce its business with us in the future, or become unable or refuse to pay our fees or continue to engage our services due to financial difficulties it may experience or for other reasons. If any of the foregoing occurs, our results of operations and financial condition would be materially and adversely affected.

We may not be able to successfully execute our growth strategy of expanding our client base and increasing the average spending of our clients on our services, which could have a material adverse effect on our results of operations and prospects.

To continue to grow our revenues derived from our services, we will need to expand our client base and increase the average spending of our clients on our services. These efforts will involve aggressively marketing our services to real estate developers and also other client groups, such as governmental agencies, universities, research institutes and financial institutions, and promoting additional, premium services to our existing clients. Our CRIC system may not be well received by our targeted prospective clients, or we may not be successful in selling additional, premium services to our existing clients. If our efforts to expand our client base and increase the average spending of our clients on our services are not successful, our results of operations and prospects could be materially and adversely affected.

We may not be able to successfully execute our strategy of expanding into new geographical markets in China, which may have a material adverse effect on our business, results of operations and prospects.

We currently provide real estate information, consulting and advertising services in 56 cities in China and plan to expand our operations to more cities. Expanding into new geographical markets imposes additional burdens on our research, systems development, sales, marketing and general managerial resources. As China is a large and diverse market, client trends and demands may vary significantly by region and our experience in the markets in which we currently operate may not be applicable in other parts of China. As a result, we may not be able to leverage our experience to expand into other parts of China. If we are unable to manage our expansion efforts effectively, if our expansion efforts take longer than planned or if our costs for these efforts exceed our expectations, our results of operations may be materially and adversely affected. In addition, if we incur significant costs to expand data coverage for our existing markets but are not successful in marketing and selling our services in these markets, our data expansion efforts may have a material adverse effect on our financial condition by increasing our expenses without increasing our revenues.

We are not likely to sustain the high growth rate we have experienced up to now; if we cannot manage our growth effectively and efficiently, our results of operations and profitability could be materially and adversely affected.

Our revenues have grown significantly in a relatively short period of time. We have experienced substantial growth since 2006, when E-House began to commercialize the CRIC system in select cities to provide real estate information services. Our revenues increased from $5.4 million in 2006 to $8.2 million in 2007 and $50.0 million in 2008 and increased from $19.3 million for the six months ended June 30, 2008 to $31.2 million for the six months ended June 30, 2009. Over the same years, we increased the number of cities covered by our CRIC system from five as of December 31, 2006 to 22 as of December 31, 2007 and 54 as of December 31, 2008. The number of our clients increased from 46 in 2006 to 294 in 2007 and 1,599 in 2008.

We intend to continue to expand our operations. We are not likely, however, to sustain a similar growth rate in revenues or net income in future periods due to a number of factors, including, among others, the greater difficulty of growing at sustained rates from a larger revenue base and the potential increases in costs and expenses as a stand-alone public company. Accordingly, you should not rely on our historical growth rate as an indication of our future performance.

Our expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological and other resources. Our planned expansion will also place significant demands on us to maintain the quality of our CRIC system and related services to ensure that our brand does not suffer as a result of any deviations, whether actual or perceived, in the quality of our information and consulting services. In order to manage and support our growth, we must continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified personnel, particularly as we expand into new markets. As our operations expand into more cities throughout China, we will face increasing challenges in managing a large and geographically dispersed group of employees. We may not be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel and integrate new expansion into our operations. As a result, our reputation, business and operations may suffer.

Our business is susceptible to fluctuations in the real estate market of China, which may materially and adversely affect our revenues and results of operations.

Our business depends substantially on the conditions of the real estate market in China. Demand for private residential real estate in China has grown rapidly in the past decade but such growth is often accompanied by volatility in market conditions and fluctuations in real estate prices. For example, following a period of rising real estate prices and transaction volume in most major cities from 2003 to 2007, the industry experienced a downturn in 2008, with transaction volume in many major cities declining significantly compared to 2007. Average selling prices also declined in many cities during 2008. Fluctuations of supply and demand in China’s real estate market are caused by economic, social, political and other factors.

Since early 2009, China’s real estate market has rebounded and many cities have experienced increases in real estate prices and transaction volumes. This rebound has coincided with a sharp rise in the volume of bank loans as part of China’s response to the global economic crisis. Bank regulators in China have expressed concern about excessive lending for real estate investments. Excessive development fueled by cheap credit could cause an oversupply of inventory leading to a significant market correction, which could materially and adversely affect the business of our developer clients. On the other hand, any efforts by bank regulators to curb excessive lending, if taken too far, might prevent developers from raising funds they need to start new projects.

To the extent fluctuations in the real estate market significantly affect demand for real estate information and consulting services from our clients, which are primarily real estate developers, our revenues and results of operations may be materially and adversely affected.

The real estate information and consulting services sector in China is relatively new and rapidly evolving. If our business model proves to be inappropriate or suboptimal or if new competitors emerge to better serve the real estate industry, our business may be materially and adversely affected.

The real estate information and consulting services sector in China is relatively new and rapidly evolving, and we cannot predict how this industry will develop in the future. The development of the real estate information and consulting services sector will depend to a large extent on continued and growing demand by real estate developers and other industry participants for such services. Our business model may prove to be inappropriate or suboptimal as the industry develops. In addition, new competitors may emerge that are better adapted to serve the real estate industry as it evolves, which could cause us to lose market share in key market segments. Any failure on our part to adapt to changes in the real estate information and consulting services sector may materially and adversely affect the growth of our business.

Our results of operations may fluctuate or otherwise be materially and adversely affected due to seasonal variations and the project-by-project nature of some of our real estate consulting projects.

Our operating income and earnings have historically been substantially lower during the first quarter than other quarters. This results from the relatively low level of real estate activities during the winter and the Chinese New Year holiday period, which falls within the first quarter each year.

We generated a majority of our total revenues from services provided to real estate developers in 2006, 2007, 2008 and the six months ended June 30, 2009. We expect to continue to rely on real estate developers to generate a significant portion of our revenues for the foreseeable future. Revenues from our services to real estate developers, especially revenues from our consulting services, are typically generated on a project-by-project basis. For some of our consulting projects in relation to land acquisition and property development, we agree to a fixed fee arrangement conditional upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. We recognize revenues on this type of consulting projects when we have completed our performance obligations under the service contract, the customer accepts the contract deliverable and the payment terms are no longer contingent. Because such projects may take anywhere from a month to a year to perform, the timing of recognition may cause fluctuations in our quarterly revenues and even our annual revenues. Furthermore, difficulty in predicting when these projects will begin and how long it will take for us to complete them makes it difficult for us to forecast revenues and maintain appropriate working capital levels, which could cause short-term financing problems.

Our business is sensitive to the current global economic crisis. A severe or prolonged downturn in the global economy could materially and adversely affect our business and results of operations.

Recent global market and economic conditions have been unprecedented and challenging with recession in most major economies persisting in 2009. Continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical issues, the availability and cost of credit, and the global housing and mortgage markets have contributed to increased market volatility and diminished expectations for economic growth around the world. The difficult economic outlook has negatively affected business and consumer confidence and contributed to volatility of unprecedented levels.

The Chinese economy also faces challenges. The stimulus plans and other measures implemented by the Chinese government may not work effectively or quickly enough to maintain economic growth in China or avert a severe economic downturn. If economic growth slows or an economic downturn occurs, real estate development may slow and real estate developers may spend less on real estate information and consulting services, which may materially and adversely affect our business and results of operations.

If we are not able to obtain and maintain accurate, comprehensive and reliable data in our CRIC system, we could experience reduced demand for our services.

Our success depends on our clients’ confidence in the accuracy, comprehensiveness and reliability of the data contained in our CRIC system. The task of establishing and maintaining accurate and reliable data is challenging. We rely on third-party data providers for a significant amount of the information in our CRIC system. While we attempt to ensure the accuracy of our data by using multiple sources and performing quality control checks, some of the data we are provided may be inaccurate. If our data, including the data we obtain from third parties, is not current, accurate, comprehensive or reliable, we could experience reduced demand for our services or legal claims by our customers, which could adversely affect our business and financial performance. Our staff use integrated standard internal processes to update our CRIC system. Any inefficiencies, errors or technical problems with related applications could reduce the quality of our data, which may result in reduced demand for our services and a decrease in our revenues.

Technical problems that affect our customers’ ability to access our services, or temporary or permanent outages of our computers, software or telecommunications equipment, could lead to reduced demand for our services, lower revenues and increased costs.

A significant portion of our business is conducted over the Internet and through the use of software applications. As a result, our business depends upon the satisfactory performance, reliability and availability of our software applications, especially our CRIC system software, the Internet and telecommunications services we use. Problems with our CRIC system, the Internet or the services provided by our telecommunications service providers could result in slower Internet connections for our customers or interfere with our customers’ access to our services. If we experience technical problems in delivering our services, we could experience reduced demand for our services, lower revenues and increased costs.

In addition, our operations depend on our ability to protect our database, computers and software, telecommunications equipment and facilities against damage from potential dangers such as fire, power loss, security breaches, computer viruses and telecommunications failures. Our computer servers perform automatic data backup on a daily basis. In addition, we periodically conduct manual backup of all data onto CDs and store the CDs in a secure off-site location. We also monitor our CRIC system in an effort to detect and prevent unauthorized access and to provide reliable access to our clients. Our main servers are located in the Internet data centers of the local telecommunications carrier in Shanghai. If our main servers go down, our backup servers are designed to be up and running within 30 minutes. Any temporary or permanent loss of one or more of these systems or facilities from an accident, equipment malfunction or some other cause could harm our business. If we experience a failure that prevents us from delivering our services to clients, we could experience reduced demand for our services, lower revenues and increased costs.

We may not be able to achieve the benefits we expect from recent and future acquisitions and business partnerships, which may have an adverse effect on our ability to manage our business prospects.

Strategic acquisitions and business partnerships have been, and may continue to be, an important factor in the growth and success of our business. For example,

•	in July 2008, we acquired a 60% interest in Wushi Consolidated (Beijing) Advertising Media Co. Ltd., or Wushi Advertising, a provider of real estate advertising design services;

•	in October 2008, we acquired Guangzhou Integrated Residential Building Industry Facility Co., Ltd., or Guangzhou Integrated, a provider of real estate consulting and training services; and

•	in July 2009, we acquired a 90% interest in Shenzhen Fangyou Software Technology Co., Ltd., or Fangyou Software, a software company specializing in the development of software management systems for real estate agencies and brokers.

These and any future acquisitions and business partnerships may expose us to potential risks, including, among other things:

•	unidentified issues not discovered in our due diligence process, such as hidden liabilities and legal contingencies;

•	distraction of management’s attention from normal business operations during the integration process;

•	failure to effectively integrate acquired assets and talent into our corporate structure and culture;

•	diversion of resources from our existing businesses and technologies; and

•	failure to realize the synergies expected from the acquisitions or business partnerships.

In addition, we may fail to identify or secure suitable acquisition and business partnership opportunities or our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could demand substantial management time and resources, and negotiating and financing involve significant costs and uncertainties. If we fail to continue to successfully source, execute and integrate acquisitions and business partnerships in the future, our overall growth could be impaired, and our results of operations could be adversely affected.

For risks relating to our acquisition of SINA’s online real estate business upon the completion of this offering, see “—Risks Related to Our Acquisition of SINA’s Online Real Estate Business and Our Combined Real Estate Internet Operations.”

A decrease in demand for advertising services in general, and for our real estate advertising services in particular, could materially and adversely affect our ability to generate advertising revenues, which in turn could adversely affect our financial condition and results of operations.

Demand for our advertising services is particularly sensitive to changes in general economic conditions and the real estate sector, and real estate advertising expenditures typically decrease during periods of economic downturn. Real estate developer advertisers may also reduce their spending on our advertising services for a number of other reasons, including:

•	a decline in the number of their new development projects or temporary or more permanent halts to development projects under construction in the cities in which we operate;

•	a decline in economic conditions in the cities in which we operate;

•	a decision to shift advertising expenditures to other available advertising media; and

•	a decline in advertising spending in general.

A decrease in demand for advertising services in general, and for our real estate advertising services in particular, could materially and adversely affect our ability to generate advertising revenues, which in turn could adversely affect our financial condition and results of operations.

Our business may be materially and adversely affected by government measures affecting China’s real estate industry.

The real estate industry in China is subject to government regulations. Until 2008, the real estate markets in a number of major cities in China had experienced rapid and significant growth. Before the global economic crisis began to affect major economies worldwide in 2008, the PRC government had adopted a series of measures to restrain what it perceived as unsustainable growth and speculation in the PRC real estate market. From 2003 to 2007, the PRC government introduced a series of specific administrative and credit-control measures including, but not limited to, setting minimum down payment requirements for residential and commercial real estate transactions, limiting availability of mortgage loans, and tightening governmental approval process for certain real estate transactions. For example, in 2006, the State Council and other related government agencies introduced regulations that increased mandatory minimum down payment from 20% to 30% of the purchase price for properties with a floor area of more than 90 square meters and imposed a business tax on total proceeds from the resale of properties held for less than five years.

Since 2008, the PRC government has relaxed such restrictions and introduced measures aimed at stimulating residential property purchases by individuals and stabilizing the real estate market. On October 22, 2008, the Ministry of Finance, the State Administration of Taxation and the People’s Bank of China lowered transaction taxes, minimum down payment requirements, and the mortgage interest rate for certain residential real estate transactions. In December 2008, the General Office of the State Council promulgated rules that exempted certain residential real estate transactions from business tax.

However, despite the recent government measures aimed at maintaining the long-term stability of the real estate market, the PRC government may adopt new measures in the future that may result in short-term downward adjustments and uncertainty in the real estate market. Our business may be materially and adversely affected as a result of decreased transaction volumes or real estate prices that may follow these adjustments or market uncertainty, which may in turn negatively affect real estate developers’ business and reduce their demand for real estate information and consulting services.

Failure to enhance our brand recognition could have a material adverse effect on our business and results of operations.

We have benefited from the strong brand recognition of E-House in China. We have yet to establish an equally well-recognized brand separate from the E-House brand within the real estate industry in China. We will need to expend significant time, effort and resources to continue to enhance our brand recognition and our own independent identity. Developing our brand is integral to our sales and marketing efforts. If we fail to enhance our brand recognition, it could have a material adverse effect on our ability to acquire new clients and thus affect our business and results of operations. In addition, while we expect to derive significant benefit from our acquisition of SINA’s online real estate business and close affiliation with SINA, given the strength of SINA’s brand in China, it is possible that the SINA brand may hinder our ability to grow the CRIC brand as an independent and successful brand that can stand alongside, and not be eclipsed by, the SINA and E-House brands. Furthermore, as we promote the SINA, E-House and CRIC brands together as they relate to our business, any negative publicity or damage to the SINA or E-House brand, even if as a result of events unrelated to our business, could adversely impact our CRIC brand.

If we fail to develop a positive public image and reputation, our existing business with our clients could decline and we may fail to develop additional business, which could in turn adversely affect our prospects and results of operations.

We may face increased competition and, if we are unable to compete successfully, our financial condition and results of operations may be harmed.

The real estate information and consulting services sector in China is at an early stage of development and is highly fragmented. As such industry develops, we may face increased competition. Competition in this industry is primarily based on the quality, breadth and depth of the underlying database, client service and support, industry expertise and reputation of the research and consulting professionals, quality and breadth of the services offered, brand recognition and overall client experience.

In the real estate information service sector, we compete with both national and local real estate information service providers, including Soufun.com, an Internet real estate portal that primarily targets consumers but also provides real estate market data as part of its service offerings. In the real estate consulting service market, we compete with international real estate consulting companies, such as DTZ, CB Richard Ellis and Jones Lang LaSalle, domestic real estate consulting companies, such as World Union Real Estate Consultancy (China) Ltd., and individual consulting brands.

The advertising industry is relatively developed in China. Our real estate advertising business faces intense competition in both our advertising design and sales services areas. In the area of advertising design services, we compete with local advertising design firms in places where we have operations. In the area of advertising sales services, we compete with both national and local advertising agencies.

We may not be able to continue to compete effectively with our existing competitors, maintain our current fee arrangements, or compete effectively with new competitors in the future. In addition, some of our competitors have more financial and other resources than we do. If we fail to compete effectively, our business operations and financial condition will suffer.

Substantial defaults by our clients on accounts receivable could have a material adverse effect on our business, results of operations and financial condition.

Our accounts receivable as of June 30, 2009 were $13.2 million, representing 42.2% of our total revenues for the six months ended June 30, 2009. Although the service agreements with our developer clients are generally silent in this regard, we typically settle the payments for consulting services with our developer clients after the completion of the consulting projects, which generally last several months. Therefore, our working capital levels are affected by the time lag between the time we provide services, bill our clients and collect the payments owed to us, which is reflected in our accounts receivable and has from time to time resulted in negative operating cash flows. Receivables from the two clients with the largest accounts receivable outstanding as of June 30, 2009, namely Xi’an ChanBa Construction and Development Co., Ltd. and Shanghai Dingtong Investment Co., Ltd., accounted for 33.6% of our total accounts receivable as of that date. If these or other clients which owe us accounts receivable were to become insolvent or otherwise unable to pay for our services or make payments in a timely manner, our liquidity would be adversely affected and we would have to write off accounts receivable or increase provisions made against our accounts receivable, any of which could adversely affect our business, results of operations and financial conditions.

If we fail to hire, train and retain qualified managerial and other employees, our business and results of operations could be materially and adversely affected.

We place substantial reliance on the real estate industry experience and knowledge of our senior management team as well as their relationships with other real estate industry participants.

Mr. Xin Zhou, our co-chairman and chief executive officer, is particularly important to our future success due to his substantial experience and reputation in the real estate industry. Mr. Zuyu Ding, our co-president, has also been instrumental in growing our business due to his substantial experience in the areas of real estate–related research and technology. Mr. Jun Luo, who will be our co-president upon the completion of this offering and our acquisition of SINA’s online real estate business, has been the general manager of SINA’s online real estate business since 2007 and has extensive experience in China’s Internet industry. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of the services of one or more members of our senior management team due to their departure, or otherwise, could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements for our current senior management could be difficult, and competition for such personnel of similar experience is intense. If we fail to retain our senior management, our business and results of operations could be materially and adversely affected.

Our information and consulting services are supported and enhanced by a team of research staff. They are critical to maintaining the quality and consistency of our services and our brand and reputation. It is important for us to attract qualified employees who have experience in real estate research, information and consulting, and are committed to our service approach. There may be a limited supply of qualified individuals in some of the cities in China where we have operations and other cities into which we intend to expand. We must hire and train qualified managerial and other employees on a timely basis to keep pace with our rapid growth while maintaining consistent quality of services across our operations in various geographic locations. We must also provide continuous training to our managerial and other employees so that they are equipped with up-to-date knowledge of various aspects of our operations and can meet our demand for high-quality services. If we fail to do so, the quality of our services may deteriorate in one or more of the markets where we operate, which in turn, may cause a negative perception of our brand and adversely affect our business.

Any failure to protect our brand, trademarks, software copyrights, trade secrets and other intellectual property rights could have a negative impact on our business.

We believe our brand, trademarks, software copyrights, trade secrets and other intellectual property rights are critical to our success. Although we have applied for trademark registration of “CRIC” and other related trademarks in China, we may not be able to register such trademarks, or register them with the scope we seek. Any unauthorized use of our brand, trademarks, software copyrights, trade secrets and other intellectual property rights could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially.

The success of our business depends in large part on the intellectual property involved in our methodologies, database, services and software. We rely on a combination of trade secret, copyright, trademark and other laws, nondisclosure and non-competition provisions, license agreements and other contractual provisions and technical measures to protect our intellectual property rights. However, current law may not provide adequate protection of our databases and the actual data.

In addition, legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and evolving, and we cannot assure you of the future viability or value of any of our proprietary rights in Internet-related businesses. As the right to use Internet domain names is not rigorously regulated in China, other companies have incorporated in their domain names elements similar in writing or pronunciation to our trademarks and domain names. This may result in confusion between those companies and our company and may lead to the dilution of our brand value, which could adversely affect our business. Our business could be significantly harmed if we are not able to protect our content and our other intellectual property.

Copyright infringement and other intellectual property claims against us may adversely affect our business and our ability to operate our CRIC system.

We have collected and compiled in our CRIC system real estate–related news articles, reports, floor plans, architectural drawings, maps and other documents and information prepared by third parties. Because the content in our database is collected from various sources and distributed to others, we may be subject to claims for breach of contract, defamation, negligence, unfair competition, copyright or trademark infringement, or claims based on other theories. Although we do not use the information we obtain from clients during the course of providing real estate consulting services, the same information derived from other sources may be found in our database. In such cases, we could be subject to breach of confidentiality or similar claims, whether or not having merit, by those clients. We could also be subject to claims based upon the content that is displayed on our websites or accessible from our websites through links to other websites or information on our websites supplied by third parties.

We have in the past been subject to claims by individuals claiming rights in certain of the maps, drawings and documents made available on the CRIC system or otherwise provided to our clients. Any lawsuits or threatened lawsuits in which we are involved, either as a plaintiff or as a defendant, could cost us a significant amount of time and money and distract management’s attention from operating our business. Any judgments against us in such suits, or related settlements, could have a material impact on our ability to operate or market our CRIC system, harm our reputation and have a material adverse affect on our results of operations. If a lawsuit against us is successful, we may be required to pay damages or enter into royalty or license agreements that may not be based upon commercially reasonable terms, or we may be unable to enter into such agreements at all. As a result, the scope of the data we offer to our clients could be reduced, or our methodologies or services could change, which may adversely affect the usefulness of our CRIC system and our ability to attract and retain clients.

Failure to obtain or keep requisite licenses and permits for our business operations may subject us to significant financial penalties and other government sanctions.

Due to the broad geographic scope of our operations and the variety of services we provide, we are subject to numerous national, regional and local laws and regulations specific to the services we perform, including laws and regulations that set forth requirements to hold various licenses and permits. These laws and regulations are subject to interpretation and implementation by local authorities that may vary from place to place and from time to time, and we may be required to obtain licenses and permits we do not currently hold.

Currently we provide access to our CRIC database through the Internet. If relevant PRC governmental authorities deem this to be provision of Internet information services under applicable PRC laws and regulations, they may require us to obtain a value-added telecommunications business operating license, or ICP license, to continue to provide access to our CRIC database through the Internet. We believe, based in part on communications with relevant Shanghai governmental authorities, that our current real estate information services business does not require us to obtain an ICP license because access to the CRIC database is not offered to the general public. However, if relevant PRC governmental authorities require us to hold an ICP license for this business as currently conducted, Shanghai CRIC could be subject to fines and penalties relating to operating this business without the proper license. Moreover, because wholly foreign-owned enterprises such as Shanghai CRIC are not permitted to obtain an ICP license, we would need to restructure our operations to carry out our real estate information services business through the same type of contractual arrangements through which we operate our advertising services business and will operate our real estate Internet business. Our real estate information services business would then be subject to the risks associated with this contractual arrangement structure described in “—Risks Related to Our Corporate Structure.”

In addition, relevant PRC authorities may deem certain of Shanghai CRIC’s business activities involving the collection of data for our CRIC database to be “market survey” activities. In such a case, because wholly foreign-owned enterprises such as Shanghai CRIC are not permitted to engage in “market survey” activities in China, Shanghai CRIC could be subject to fines and penalties and we would be required to restructure our operations to have one of our consolidated affiliated entities holding a business license with such business scope in its business license to undertake these activities.

If we fail to properly obtain or maintain the licenses and permits or complete the filing and registrations required to conduct our business, our affected subsidiaries, consolidated affiliated entities and branch offices in China may be warned, fined, have their licenses or permits revoked, or ordered to suspend or cease providing certain services, or subject to other penalties, sanctions and liabilities.

Any natural or other disasters, including outbreaks of health epidemics and other extraordinary events could severely disrupt our business operations.

Our operations are vulnerable to interruption and damage from natural and other types of disasters, including earthquakes, fire, floods, environmental accidents, power loss, communications failures and similar events. On May 12, 2008, a severe earthquake occurred in Sichuan province of China, resulting in significant casualties and property damage and a sharp decline in real estate transactions in the affected areas. If any other disaster or extraordinary events were to occur in the future, our ability to operate our business could be seriously impaired.

Our business could be materially and adversely affected by the outbreak of influenza A (H1N1), commonly referred to as “swine flu,” avian influenza, severe acute respiratory syndrome, or SARS, or another epidemic. A recent outbreak of swine flu in North America could spread to China and there have been a number of confirmed cases of swine flu in China. Any prolonged occurrence of swine flu, avian influenza, SARS or other adverse public health developments in China could severely disrupt our staffing and otherwise reduce the activity levels of our work force, thus causing a material and adverse effect on our business operations.

We do not have any business liability, disruption or litigation insurance, and any business disruption or litigation we experience might result in our incurring substantial costs and diversion of resources.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products and do not, to our knowledge, offer business liability insurance. While business disruption insurance is available to a limited extent in China, we have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, except for fire insurance, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Any business disruption or litigation my result in our incurring substantial costs and diversion of resources.

Risks Related to Our Acquisition of SINA’s Online Real Estate Business and
Our Combined Real Estate Internet Operations

There may be risks inherent in our acquisition of SINA’s online real estate business.

Although we have beneficially owned 34% of China Online Housing since its establishment and have conducted due diligence with respect to our proposed acquisition of SINA’s online real estate business, there may still be unidentified issues and hidden liabilities, which could have a material adverse effect on our business, financial condition and results of operations. While SINA has made extensive representations and warranties to us regarding the business we are acquiring, and we are entitled to seek indemnification from SINA for any breach of those representations and warranties, actions to seek indemnification or enforce indemnification could be costly and time-consuming and may not be successful. Moreover, our ongoing business partnership with SINA may discourage us from seeking such indemnification.

Our acquisition of SINA’s online real estate business may not yield the benefits we anticipate, which could materially and adversely affect our business and results of operations.

After we acquire SINA’s online real estate business, we expect substantial synergies between our current operations and SINA’s online real estate business. We also intend to integrate our recently launched real estate websites with SINA’s real estate websites. However, we may encounter difficulties in integrating acquired operations, services, corporate culture and personnel into our existing business and operations. These activities may divert significant management attention from existing business operations, which diversion may harm the effective management of our business. In addition, this acquisition would require that our management develop expertise in new areas, manage new business relationships and attract new types of customers. Failure to generate the synergies we anticipate from the combination of our current operations and SINA’s online real estate business could materially and adversely affect our business and results of operations.

We will incur non-cash charges in relation to our acquisition of SINA’s online real estate business, which will have a material adverse impact on our results of operations.

In connection with our acquisition of SINA’s online real estate business, we will acquire certain intangible assets from SINA and grant options to certain employees of SINA who will join us. As a result, upon the closing of the acquisition, we will incur substantial non-cash charges arising from amortization of intangible assets recorded at fair value and share-based compensation, which would materially and adversely affect our results of operations for the quarterly and annual periods including and following the date of completion of the acquisition. Currently, we cannot ascertain the amount of these non-cash charges as they will be determined based in part on the offering price of our shares in this offering. In addition, we expect to allocate a significant portion of our purchase price for SINA’s online real estate business to goodwill, representing the excess of such purchase price over the fair value of net tangible assets and the identifiable intangible assets of the acquired business. We perform a goodwill impairment test annually and evaluate intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We may incur significant impairment expenses in relation to the intangible assets or to goodwill attributable to the acquisition from time to time in the future, which may materially and adversely affect our results of operations.

We have no experience in operating a real estate Internet business as a stand-alone company and will rely on our cooperation with SINA to a large extent. If we fail to maintain our relationship with SINA in relation to our real estate Internet operations, our business and results of operations could be materially and adversely affected.

We do not have experience in operating a real estate Internet business as a stand-alone company. To a large extent, the future operations and revenues of our real estate Internet business will rely on our cooperation with SINA. The domain names of the major websites of the acquired online real estate business will be owned by SINA and licensed to us, and we expect a significant proportion of users of these websites to link to them through SINA’s other websites. After we acquire SINA’s online real estate business, under an advertising agency agreement between us and SINA, we will be the exclusive agent of SINA for selling advertising to the real estate advertisers. Although China Online Housing and SINA have entered into an advertising agency agreement, a domain name and content license agreement, a trademark license agreement and a software license and support services agreement, which will become effective immediately upon the closing of our acquisition of SINA’s equity interests in China Online Housing, we may not receive the same level of support from SINA as SINA’s online real estate business did prior to the acquisition. If for any reason SINA terminates the advertising agency agreement or any other of these foregoing agreements or otherwise reduces its support for our online real estate operations, our business and results of operations may be materially and adversely affected.

Any negative development in SINA’s market position, harm to SINA’s brand or SINA’s operations, or regulatory actions or legal proceedings affecting SINA’s intellectual properties on which our real estate Internet business relies, could materially and adversely affect our business and results of operations due to our dependence on SINA for our Internet operations.

The marketing and promotion of our real estate Internet business will benefit significantly from our association with the SINA brand. Any negative development in SINA’s market position or brand recognition may materially and adversely affect our marketing efforts and the popularity of our real estate Internet business. We expect to derive a significant proportion of the revenues of our real estate Internet business from selling advertising on SINA’s channels other than the real estate and home furnishing channels or SINA’s non-real estate channels, under our advertising agency arrangement with SINA. Any negative development in SINA’s Internet operations or attractiveness to users or advertisers may materially and adversely affect our business and results of operations. Moreover, as our real estate Internet operations will continue to rely on certain domain names, trademarks, contents, software and other intellectual properties licensed to us by SINA, any regulatory actions or legal proceedings against SINA related to such domain names, contents and other intellectual properties could have a significant impact on our ability to operate our real estate Internet business.

If the online advertising market fails to grow as quickly as expected, or if we fail to implement our growth strategies for our real estate Internet operations, our business will be materially and adversely affected.

Our real estate Internet operations will rely on online advertising as its main source of revenue. However, online advertising in China is still a relatively new business and many of our potential advertising clients have limited experience using the Internet for advertising purposes. In particular, advertisers in the real estate sector in China have traditionally relied more heavily on other advertising media, such as newsprint, magazines and outdoor advertising. If the Internet does not continue to develop as a viable marketplace for real estate and home–related contents and information, our online advertising business may be negatively affected.

Even if the online advertising market in China does continue to grow, if we fail to implement our growth strategies for our real estate Internet operations, our business may not grow as quickly as we expect. Our future growth depends on our ability to attract and retain employees who understand both the real estate industry and the online advertising industry, to increase the user traffic of our websites, to develop new advertising offerings and increase marketing effectiveness, to increase fees we can charge for online advertising, and to maintain and enhance relationships with our advertising clients. The current and potential clients of our real estate Internet business may choose not to advertise on our websites if they do not perceive our online advertising services to be effective or our user demographics to be desirable.

Failure to maintain or expand the number and quality of property listings on our real estate Internet websites, and our reliance on local business partners to source these listings, could materially and adversely affect our business and results of operations.

We believe having a large number of high-quality property listings attracts users to our real estate Internet websites, thereby enhancing its attractiveness to advertisers and other real estate market participants. In addition to its own on-the-ground capabilities, SINA’s online real estate business has been relying on local business partners to develop primary property listings. It has also engaged third parties to provide secondary and rental property listing data, and uses the database in our CRIC system for its property listings. We expect that our real estate Internet operations will continue to rely on local business partners or other third parties to source property listings. However, these business partners or third party information providers may for certain reasons terminate their agreement with us or otherwise cease providing property listings to us. Moreover, we have limited control over these business partners, and actions by them could harm our business reputation or otherwise negatively affect our business. If our real estate Internet business experiences reduced listings or if our websites are perceived to be less attractive or popular among real estate market participants, the competitive position of our real estate

Internet business could be significantly weakened and our business, financial condition and results of operations may be materially and adversely affected.

SINA’s online real estate business has relied on a limited number of advertising agencies, which reliance may materially and adversely affect the results of operations and financial condition of our real estate Internet business.

SINA’s online real estate business has relied on a limited number of advertising agencies for a significant majority of its revenues. For the nine months ended on December 31, 2008 and six months ended June 30, 2009, the three largest advertising agencies of SINA’s online real estate business, namely Beijing Jiahua Hengshun Media Advertising Company Limited, Shanghai Xindu Advertising Media Company Limited and Shangtuo Zhiyang International Advertising (Beijing) Company Limited, accounted for over 75% and 65% of its advertising revenues, respectively. In the future, these advertising agencies may not continue to engage our services at the same level, or at all. Should these advertising agencies terminate or substantially reduce their business with our real estate Internet operations and we fail to find alternative clients to provide us with revenue generating business or they are unable to timely pay on their receivables outstanding, the results of operations and financial condition of our real estate Internet business may be materially and adversely affected.

If our real estate Internet business fails to compete successfully against its existing or future competitors, our financial condition and results of operations may be materially and adversely affected.

Our real estate Internet business will face significant competition from other companies in each of its primary business activities. In particular, the online real estate services markets in China may become increasingly competitive. The barriers to entry for establishing Internet-based businesses are low, making it possible for new competitors to proliferate rapidly. We expect more companies to enter the online real estate services industry in China and a wider range of online real estate services to be introduced. As the online real estate services industry in China is relatively new and constantly evolving, existing or future competitors of our real estate Internet business may be better able to position themselves to compete as the industry matures. In particular, any of these competitors may offer products and services that provide significant performance, price, scope, creativity or other advantages over those offered by our real estate Internet business. These products and services may weaken the market strength of our brand name and achieve greater market acceptance than those of our real estate Internet operations. Increased competition in the online real estate services industry in China could make it difficult for our real estate Internet business to retain existing clients and attract new clients, and could force us to reduce our fee rates. The current competitors of SINA’s online real estate business include certain vertically-integrated real estate Internet websites, such as Soufun.com, and real estate channel of Internet portals in China, such as Sohu.com Inc.’s focus.cn, which provide, among other things, competing real estate–related content and advertising services. These websites may have a larger user base, better brand recognition or stronger market influence. It is also possible that websites with large traffic may decide to provide real estate–related listing and other advertising services given the possibility of consolidation of real estate websites. In addition, regionally and locally focused websites providing regional real estate listings together with localized services have offered and may continue to offer strong competition in the regions that we operate. Moreover, any of the existing or future competitors of our real estate Internet business may receive investments from or enter into other commercial or strategic relationships with larger and well-established companies and therefore obtain significantly greater financial, marketing and content licensing and development resources than our real estate Internet business has. Our real estate Internet business may not be able to charge higher fees for online advertising due to existing and potential competition. If our real estate Internet business is unable to compete effectively in the online real estate services markets in China, our financial condition and results of operations could be materially and adversely affected.

If we fail to obtain ICP licenses for the operation of www.dichan.com, fy.dichan.com and www.winfang.com, we may not be able to commercialize these three websites in the future due to PRC restrictions on foreign ownership in Internet information services, which could materially and adversely affect our business and results of operations.

Applicable PRC laws and regulations classify Internet information services as value-added telecommunication services and further divide them into commercial Internet information services and non-commercial Internet information services. Providers of commercial Internet information services are required to obtain an operating license, or ICP license, from the Ministry of Industry and Information Technology or its relevant provincial counterparts, whereas providers of non-commercial Internet information services are only required to make a filing with the local counterpart of the Ministry of Industry and Information Technology. Shanghai CRIC is currently operating www.dichan.com; Fangyou Software, being 90% owned by Shanghai CRIC, operates fy.dichan.com; and Guangzhou Integrated, a wholly-owned subsidiary of Tian Zhuo Advertising, operates www.winfang.com. Although the required filings have been made with the relevant government authorities, no ICP license has been obtained for the operation of these three websites as we have not commercialized them.

However, we plan to charge certain fees in the future for using these websites to conduct real estate–related transactions. We will not be able to do so if we fail to obtain ICP licenses for these websites. If for any reason we fail to obtain ICP licenses for the three websites, we will not be able to generate revenues from these websites as anticipated and our business and results of operations may be materially and adversely affected.

If we fail to further expand the online advertising operation of our real estate Internet business outside of Beijing, our growth of revenues, results of operations and business could be materially and adversely affected.

SINA’s online real estate business has historically relied on the Beijing area for a substantial portion of its revenues. More recently, its revenue growth has been increasingly driven by the expansion of its advertising business outside of Beijing. We plan to continue to expand into geographical areas outside Beijing in order to increase the revenues of our real estate Internet business. However, consumer trends and demands may vary significantly by region and our experience in the Beijing market may not be applicable in other localities outside Beijing. As a result, we may not be able to leverage our experience in Beijing to expand into other areas outside Beijing. When we enter new markets, we may face low levels of acceptance for online advertising in new geographic markets, or intense competition from companies with greater experience or an established presence or from other companies with similar expansion targets. As part of our expansion strategy, we outsource the operation of certain regional websites to local business partners. Actions by these business partners, or a failure by them to comply with relevant laws and regulations, could materially and adversely affect our ability to expand our business or the popularity and reputation of our real estate Internet operations. We may be unable to provide sufficient local content or maintain a sufficient number of local business hosting partners. Therefore, we may not be able to grow our revenues in new cities which we enter into while incurring substantial costs, and our revenue growth, results of operations and online real estate advertising business could be materially and adversely affected.

The operations of our real estate Internet business could be disrupted by unexpected network interruptions caused by system failures, natural disasters or unauthorized tampering with its systems.

The continual accessibility of websites and the performance and reliability of the network infrastructure for our real estate Internet business are critical to its reputation and its ability to attract and retain users and advertisers. Any system failure or performance inadequacy that causes interruptions in the availability of its services or increases the response time of its services could reduce the appeal our real estate Internet business to advertisers and consumers. Factors that could significantly disrupt the operations of our real estate Internet business include: inadequate bandwidth, system failures and outages caused by fire, floods, earthquakes, power loss, telecommunications failures and similar events; software errors; computer viruses, break-ins and similar disruptions from unauthorized tampering with its computer systems; and security breaches related to the storage and transmission of proprietary information, such as credit card numbers or other personal information.

Our real estate Internet operations have limited backup systems and redundancy. Repeated disruptions or any of the foregoing factors could damage our real estate Internet business’s reputation, require it to expend significant capital and other resources and expose it to a risk of loss or litigation and possible liability. Accordingly, our revenues and results of operations may be materially and adversely affected if any of the above disruptions should occur.

If any of our subsidiaries or consolidated affiliated entities operating our real estate Internet business fails to obtain or maintain the applicable licenses and approvals required under the complex regulatory environment for Internet-based businesses and advertising businesses in China, our business, financial condition and results of operations could be materially and adversely affected.

The Internet and advertising industries in China are highly regulated by the PRC government. Various regulatory authorities of the central government, such as the State Council, the Ministry of Industry and Information Technology, the State Administration for Industry and Commerce, the State Press and Publication Administration, the State Administration of Radio Film and Television and the Ministry of Public Security, are empowered to issue and implement regulations governing various aspects of the Internet and advertising industries.

For example, Beijing Yisheng Leju, China Online Housing’s consolidated affiliated entity operating SINA’s online real estate business, is required to obtain and maintain applicable licenses or approvals from different regulatory authorities in order to provide its current services, including an ICP license. These licenses are essential to the operation of SINA’s online real estate business and are generally subject to annual review by the relevant governmental authorities. Advertising is included in the business scope indicated in the business license of Beijing Yisheng Leju, which allows it to provide advertising services. This type of business scope is also essential to the operations of SINA’s online real estate business. In addition, Beijing Yisheng Leju may be required to obtain additional licenses, such as an Internet publication license, an Internet news information services license, an Internet bulletin board service license and an Internet and network transmission video and audio program license, if it is deemed by the government authorities to conduct the relevant businesses. If Beijing Yisheng Leju fails to obtain or maintain any of the required licenses or approvals, its continued business in the Internet and advertising industries may subject it to various penalties, including, but not limited to, confiscation of illegal revenues, fines and the discontinuation or restriction of its operations. Any such disruption in the operations of our real estate Internet business could materially and adversely affect our financial condition and results of operations.

We could face liability for information on our websites and for products and services sold over our real estate Internet websites.

In addition to our real estate Internet websites, SINA’s online real estate business is providing, and our combined real estate Internet operations will provide, third-party content such as real estate listings, links to third-party websites, online advertisements or content provided by users of community-oriented services. China has enacted laws and regulations governing the distribution of news, information or other content, as well as products and services, through the Internet. If any Internet content we provide or will provide on our websites were deemed by the PRC government to violate any such laws or regulations, we would not be able to continue providing such content and could be subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses. We could be held liable for defamation, negligence or other wrongful actions brought by third parties providing such content or operating websites linked to our websites. We may also face assertions that content on our websites or information contained in websites linked to our websites contains errors or omissions, and consumers may seek damages for losses incurred if they rely upon such information.

SINA’s online real estate business has taken certain precautionary measures in this regard. However, such measures may not be adequate to exonerate it from relevant civil, administrative or criminal liabilities. Any claims, with or without merit, could be time-consuming to defend and result in litigation and significant diversion of management’s attention and resources. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims.

Risks Related to Our Carve-out from E-House and Our Relationships with E-House

We have no experience operating as a stand-alone public company.

We were incorporated on August 21, 2008 in the Cayman Islands as a wholly-owned subsidiary of E-House. We have no experience conducting our operations as a stand-alone public company. Prior to this offering, E-House has provided us with tax, accounting, treasury, legal and human resources services, and also has provided us with the services of a number of its executives and employees. As a stand-alone public company we expect E-House to continue to provide us with certain support services, but to the extent E-House does not continue to provide us with these support, we will need to create our own financial, administrative and other support systems or contract with third parties to replace E-House’s systems. We may encounter operational, administrative and strategic difficulties as we adjust to operating as a stand-alone public company, which may cause us to react slower than our competitors to industry changes, may divert our management’s attention from running our business or may otherwise harm our operations.

In addition, since we are becoming a public company, our management team will need to develop the expertise necessary to comply with the numerous regulatory and other requirements applicable to stand-alone public companies, including requirements relating to corporate governance, listing standards and securities and investor relations issues. While we were a subsidiary of E-House, we were indirectly subject to requirements to maintain an effective internal control over financial reporting under Section 404 of the Sarbanes–Oxley Act of 2002. However, as a stand-alone public company, our management will have to evaluate our internal control system independently with new thresholds of materiality, and to implement necessary changes to our internal control system. We cannot guarantee that we will be able to do so in a timely and effective manner.

Our financial information included in this prospectus may not be representative of our financial condition and results of operations if we had been operating as a stand-alone public company.

The consolidated financial statements included in this prospectus were prepared on a carve-out basis. We made numerous estimates, assumptions and allocations in our financial information because E-House does not account for us, and we do not operate, as a separate, stand-alone company for any period prior to the completion of this offering.

Prior to the establishment of Shanghai CRIC in July 2006, the operations of our real estate information and consulting services were carried out by various companies owned or controlled by E-House. For periods both before and after July 2006, our consolidated financial statements include the assets, liabilities, revenues, expenses and changes in shareholders’ equity and cash flows that were directly attributable to our real estate information and consulting services business whether held or incurred by E-House or by us. In cases involving assets and liabilities not specifically identifiable to any particular operation of E-House, only those assets and liabilities transferred to us are included in our consolidated balance sheets. With respect to costs of operations of the real estate information and consulting services business, an allocation of certain general corporate expenses of E-House that are not directly related to the real estate information and consulting services operations and an allocation of certain advertising and other expenses provided by E-House to us were also included. These allocations were made using a proportional cost allocation method based on revenues, expenses and headcount as well as estimates of actual time spent on the provision of services attributable to us. The transactions are measured at the amount of consideration established and agreed to by the related parties. Although our management believes that the assumptions underlying our financial statements and the above allocations are reasonable, our financial statements may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a stand-alone public company during the periods presented. See “Our Relationship with E-House” for our arrangements with E-House and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our consolidated financial statements included elsewhere in this prospectus for our historical cost allocation. In addition, upon becoming a stand-alone public company, we will establish our own financial, administrative and other support systems or contract with third parties to replace E-House’s systems, the cost of which could be significantly different from cost allocation with E-House for the same services. Therefore, you should not view our historical results as indicators of our future performance.

We may not be able to continue to receive the same level of support from E-House.

E-House is a leading real estate services company in China, and our real estate information and consulting services business has benefited significantly from E-House’s strong real estate market position in China and its expertise in real estate agency and research. For example, we have benefited from marketing our CRIC system and consulting services to E-House’s developer clients. In addition, E-House’s experienced real estate research team has contributed reports and data to our CRIC system, improving the depth and breadth of the information we can provide our clients.

Although we have entered into a series of agreements with E-House relating to our ongoing business partnership and service arrangements with E-House, we cannot assure you we will continue to receive the same level of support from E-House after we become a stand-alone public company. Our current clients and partners may react negatively to our carve-out from E-House. This effort may not be successful, which could materially and adversely affect our business.

Our agreements with E-House may be less favorable to us than similar agreements negotiated between unaffiliated third parties. In particular, our non-competition agreement with E-House limits the scope of business that we are allowed to conduct.

We have entered into a series of agreements with E-House prior to this offering and the terms of such agreements may be less favorable to us than would be the case if they were negotiated with unaffiliated third parties. In particular, under the non-competition agreement we have entered into with E-House, we have agreed during the non-competition period (which will end on the later of the three years after E-House no longer owns in aggregate at least 20% of the voting power of our then outstanding voting securities and five years after the date that the registration statement of which this prospectus forms a part was first publicly filed with the SEC) not to compete with E-House in the business of primary real estate agency services, secondary real estate brokerage services and any other businesses conducted by E-House, as described in its periodic filings with the SEC. Such contractual limitations significantly affect our ability to diversify our revenue sources and may materially and adversely impact our business and prospects should the growth of real estate information and consulting services in China slow down. In addition, pursuant to our master transaction agreement with E-House, we have agreed to indemnify E-House for, among other things, liabilities arising from litigation and other contingencies related to our business and assumed these liabilities as part of our carve-out from E-House. The allocation of assets and liabilities between E-House and our company may not reflect the allocation that would have been reached by two unaffiliated parties. Moreover, so long as E-House continues to control us, we may not be able to bring a legal claim against E-House in the event of contractual breach, notwithstanding our contractual rights under the agreements described above and other inter-company agreements entered into from time to time.

Our marketing and promotion have benefited significantly from our association with E-House. Any negative development in E-House’s market position or brand recognition may materially and adversely affect our marketing efforts and the popularity of our brand.

We are a subsidiary of E-House and will continue to be an affiliate of E-House after the offering, as E-House is expected to remain our controlling shareholder. We have benefited significantly from E-House in marketing our services. For example, we have benefited from E-House by providing services to E-House’s clients. We also benefit from E-House’s strong brand recognition in China, which has provided us credibility and a broad marketing reach. If E-House loses its market position, the effectiveness of our marketing efforts through our association with E-House may be materially and adversely affected. In addition, any negative publicity associated with E-House will likely have an adverse impact on the effectiveness of our marketing as well as our reputation and our brand.

E-House will control the outcome of shareholder actions in our company.

Upon completion of this offering, assuming the underwriters do not exercise their over-allotment option, E-House will hold     % of our ordinary shares and voting power, assuming the underwriters do not exercise their over-allotment option. E-House has advised us that it does not anticipate disposing of its voting control in us in the near future. E-House’s voting power gives it the power to control actions that require shareholder approval under Cayman Islands law, our memorandum and articles of association and NASDAQ requirements, including the election and removal of a majority of our board of directors, significant mergers and acquisitions and other business combinations, changes to our memorandum and articles of association, the number of shares available for issuance under share incentive plans, and the issuance of significant amounts of our ordinary shares in private placements.

E-House’s voting control may cause transactions to occur that might not be beneficial to you as a holder of ADSs, and may prevent transactions that would be beneficial to you. For example, E-House’s voting control may prevent a transaction involving a change of control of us, including transactions in which you as a holder of our ADSs might otherwise receive a premium for your securities over the then-current market price. In addition, E-House is not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your ADSs. If E-House is acquired or otherwise undergoes a change of control, any acquirer or successor will be entitled to exercise the voting control and contractual rights of E-House, and may do so in a manner that could vary significantly from that of E-House.

We may have conflicts of interest with E-House and, because of E-House’s controlling ownership interest in our company, may not be able to resolve such conflicts on favorable terms for us.

Conflicts of interest may arise between E-House and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest that we have identified include the following:

•	Indemnification arrangements with E-House. We have agreed to indemnify E-House with respect to lawsuits and other matters relating to our real estate information and consulting services business, including operations of that business when it was a business unit of E-House. These indemnification arrangements could result in our having interests that are adverse to those of E-House, for example, different interests with respect to settlement arrangements in a litigation matter. In addition, under these arrangements, we have agreed to reimburse E-House for liabilities incurred (including legal defense costs) in connection with any litigation, while E-House will be the party prosecuting or defending the litigation.

•	Non-competition arrangements with E-House. We and E-House have each agreed not to compete with the core business of each other. E-House has agreed not to compete with us in the business of providing real estate information and consulting services, real estate advertising services, and operating business to business and business to consumer Internet websites targeting participants in the real estate industry anywhere in the world. We have agreed not to compete with E-House in primary real estate agency services, secondary real estate brokerage services and any other businesses conducted by E-House, except real estate information and consulting services and related support services.

•	Employee recruiting and retention. Because both E-House and we are based in Shanghai, and both E-House and we are engaged in real estate services in China, we may compete with E-house in the hiring of new employees, in particular with respect to real estate information and research. We have a non-solicitation arrangement with E-House that would restrict either E-House or us from hiring any of the other’s employees.

•	Our board members or executive officers may have conflicts of interest. Mr. Xin Zhou, our co-chairman and chief executive officer, is currently also serving as E-House’s chairman and chief executive officer. Some of our board members and executive officers also own shares or options in E-House. E-House may continue to grant incentive share compensation to our board members and executive officers from time to time. These relationships could create, or appear to create, conflicts of interest when these persons are faced with decisions with potentially different implications for E-House and us.

•	Sale of shares in our company. E-House may decide to sell all or a portion of our shares that it holds to a third party, including to one of our competitors, thereby giving that third party substantial influence over our business and our affairs. Such a sale could be contrary to the interests of certain of our shareholders, including our employees or our public shareholders.

•	Allocation of business opportunities. Business opportunities may arise that both we and E-House find attractive, and which would complement our respective businesses. E-House may decide to take the opportunities itself, which would prevent us from taking advantage of the opportunity ourselves.

•	Developing business relationships with E-House’s competitors. So long as E-House remains as our controlling shareholder, we may be limited in our ability to do business with its competitors, such as other real estate services companies in China. This may limit our ability to market our services for the best interest of our company and our other shareholders.

Although our company is becoming a stand-alone public company, we expect to operate, for as long as E-House is our controlling shareholder, as an affiliate of E-House. E-House may from time to time make strategic decisions that it believes are in the best interests of its business as a whole, including our company. These decisions may be different from the decisions that we would have made on our own. E-House’s decisions with respect to us or our business may be resolved in ways that favor E-House and therefore E-House’s own shareholders, which may not coincide with the interests of our other shareholders. We may not be able to resolve any potential conflicts, and even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated shareholder. Even if both parties seek to transact business on terms intended to approximate those that could have been achieved among unaffiliated parties, this may not succeed in practice.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements with our consolidated affiliated entities that establish the structure for operating our advertising services business and real estate Internet business in China do not comply with applicable PRC governmental restrictions on foreign investment, we could be subject to severe penalties.

PRC laws and regulations currently do not allow foreign entities with less than at least two years of direct experience operating an advertising business outside of China to invest in an advertising business in China. Because we have no direct experience operating an advertising business outside of China, we may not invest directly in a PRC entity that provides advertising services in China, and our PRC foreign-invested subsidiaries may not provide advertising services in China. As such, our real estate advertising business is primarily provided through our contractual arrangements with our consolidated affiliated entity in China, Tian Zhuo Advertising, and its subsidiaries. Tian Zhuo Advertising is 90% owned by Mr. Xin Zhou, our co-chairman and chief executive officer and the chairman of E-House, and 10% owned by Mr. Xudong Zhu, our director. Tian Zhuo Advertising and its subsidiaries provide real estate advertising design services for real estate development projects and may enter into other services related to real estate advertising. We have depended and expect to continue to depend on Tian Zhuo Advertising and its subsidiaries to operate our real estate advertising business. We have entered into contractual arrangements with Tian Zhuo Advertising, pursuant to which we, through Shanghai CRIC, provide technical support and consulting services to Tian Zhuo Advertising. In addition, we have entered into agreements with Tian Zhuo Advertising and its shareholders, which provide us with the substantial ability to control Tian Zhuo Advertising and make us a primary beneficiary of Tian Zhuo Advertising. For a description of these contractual arrangements, see “Related Party Transactions—Contractual Arrangements with Tian Zhuo Advertising.”

Moreover, PRC laws and regulations currently prohibit foreign investors from holding more than 50% of a foreign-invested telecommunications enterprise that provides Internet information services, which are one type of value-added telecommunications services. Because of such restriction and the above-mentioned restrictions on foreign investment in advertising businesses, China Online Housing is operating www.leju.com and SINA’s online real estate business through a consolidated affiliated entity in China, Beijing Yisheng Leju, currently owned by two PRC citizens affiliated with SINA. China Online Housing’s wholly-owned indirect subsidiary, Shanghai SINA Leju Information Technology Co., Ltd., or Shanghai SINA Leju, has entered into contractual arrangements with Beijing Yisheng Leju, pursuant to which, Shanghai SINA Leju provides technical supports to Beijing Yisheng Leju. In addition, Shanghai SINA Leju has entered into agreements with Beijing Yisheng Leju and its existing shareholders, which provide Shanghai SINA Leju with the substantial ability to control Beijing Yisheng Leju and make it a primary beneficiary of Beijing Yisheng Leju. Upon the completion of our acquisition of SINA’s online real estate business, Beijing Yisheng Leju will be 80% owned by Mr. Xudong Zhu, our director, and 20% owned by Mr. Jun Luo, who will be our co-president upon the completion of this offering and our acquisition of SINA’s online real estate business, and the contractual arrangements entered into by Shanghai SINA Leju, Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo will become effective and will, upon their effectiveness, continue to provide Shanghai SINA Leju with the ability to control Beijing Yisheng Leju and make it a primary beneficiary of Beijing Yisheng Leju. We will operate our real estate Internet business through our contractual arrangements with Beijing Yisheng Leju and its shareholders.

In the opinion of Fangda Partners, our PRC legal counsel,

•	The ownership structures of Tian Zhuo Advertising and Beijing Yisheng Leju described above, both currently and after giving effect to this offering, are in compliance with existing PRC laws and regulations;

•	The contractual arrangements governed by PRC law between Shanghai CRIC and Tian Zhuo Advertising and its shareholders establishing the corporate structure for operating our PRC advertising services business are valid and binding, will not result in any violation of current PRC laws or regulations, and are enforceable in accordance with their terms; and

•	The contractual arrangements governed by PRC law among Shanghai SINA Leju, Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo, which will become effective upon the completion of our acquisition of SINA’s online real estate business and which will establish the corporate structure for operating our real estate Internet business, will, upon their effectiveness, be valid, binding and enforceable in accordance with their terms based on the currently effective PRC laws and regulations, and will not result in any violation of current PRC laws or regulations.

Our PRC legal counsel has also advised us, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations and there can be no assurance that the relevant PRC regulatory authorities will not in the future take a view that is contrary to the opinion of our PRC legal counsel.

As part of the contractual arrangements described above, we entered into an equity pledge agreement pursuant to which the two shareholders of Tian Zhuo Advertising pledged their respective equity interests in Tian Zhuo Advertising to Shanghai CRIC, and when Mr. Xudong Zhu and Mr. Jun Luo become the shareholders of Beijing Yisheng Leju upon the completion of our acquisition of SINA’s online real estate business, the equity pledge agreement among Shanghai SINA Leju, Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo will become effective, pursuant to which the two shareholders of Beijing Yisheng Leju will pledge their respective equity interest in Beijing Yisheng Leju to Shanghai SINA Leju. According to the PRC Property Rights Law, effective as of October 1, 2007, these pledges will be effective upon registration with the relevant local office for the administration for industry and commerce. As of the date of this prospectus, we are in the process of registering the pledge of Tian Zhuo Advertising’s equity interests to Shanghai CRIC with the relevant governmental authorities. Before the completion of the registration procedures of these pledges, we cannot assure you that the effectiveness of these pledges can be recognized in PRC courts if disputes arise regarding the pledged equity interest or that Shanghai CRIC’s interests or Shanghai SINA Leju’s interests as pledgees will prevail over those of third parties.

If we, Shanghai CRIC, Tian Zhuo Advertising, Shanghai SINA Leju or Beijing Yisheng Leju is found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the State Administration for Industry and Commerce, which regulates advertising companies, and the Ministry of Industry and Information Technology, which regulates Internet information services companies, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC subsidiaries and affiliates;

•	discontinuing or restricting our PRC subsidiaries’ and affiliates’ operations;

•	imposing fines or confiscating the income of our PRC subsidiaries or affiliates;

•	imposing conditions or requirements with which we or our PRC subsidiaries and affiliates may not be able to comply;

•	requiring us or our PRC subsidiaries and affiliates to restructure the relevant ownership structure or operations; or

•	taking other regulatory or enforcement actions that could be harmful to our business.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business, and adversely affect our financial condition and results of operations.

We rely on contractual arrangements with Tian Zhuo Advertising, Beijing Yisheng Leju and their respective shareholders for a portion of our operations, which may not be as effective as direct ownership in providing operational control.

We rely on contractual arrangements with Tian Zhuo Advertising and its shareholders to operate our real estate advertising business, and will rely on those with Beijing Yisheng Leju and its shareholders to operate our real estate Internet business after acquiring SINA’s 66% equity interest in China Online Housing. For a description of these contractual arrangements, see “Related Party Transactions—Contractual Arrangements with Tian Zhuo Advertising” and “Related Party Transactions—Contractual Arrangements with Beijing Yisheng Leju.” These contractual arrangements may not be as effective as direct ownership in providing us with control over Tian Zhuo Advertising or Beijing Yisheng Leju. Under these contractual arrangements, as a legal matter, if any consolidated affiliated entity in PRC or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective.

These contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements, which may make it difficult to exert effective control over Tian Zhuo Advertising and Beijing Yisheng Leju, and our ability to conduct our business may be negatively affected.

The shareholders of Tian Zhuo Advertising and Beijing Yisheng Leju may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Tian Zhuo Advertising is jointly owned by Mr. Xin Zhou, our co-chairman and chief executive officer, and the founder and chairman of E-House, and Mr. Xudong Zhu, our director. Conflicts of interests between Mr. Zhou’s role as a shareholder of Tian Zhuo Advertising and his duties to our parent company may arise. We cannot assure you that when conflicts of interest arise, such individual will act in the best interests of our company or that conflicts of interests will be resolved in our favor. In addition, such individual may breach or cause Tian Zhuo Advertising and its subsidiaries to breach or refuse to renew the existing contractual arrangements that allow us to effectively control Tian Zhuo Advertising and its subsidiaries, and receive economic benefits from them. Currently, we do not have existing arrangements to address potential conflicts of interest between Mr. Zhou and our company.

In addition, the laws of the Cayman Islands and China both provide that a director or member of management owes a fiduciary duty to the company he directs or manages. Mr. Zhou is the chairman and chief executive officer of our parent company, E-House. Mr. Zhou must therefore act in good faith and in the best interests of E-House and must not use his position for personal gain. These laws do not require him to consider our best interests when making decisions as a director or member of management of E-House. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of Tian Zhuo Advertising, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

The current shareholders of Beijing Yisheng Leju are nominated by SINA. Prior to the completion of our acquisition of SINA’s online real estate business, these two shareholders may not operate Beijing Yisheng Leju to our best interests. Upon completion of the acquisition, Beijing Yisheng Leju will be 80% owned by Mr. Xudong Zhu, our director, and 20% owned by Mr. Jun Luo, who will be our co-president upon the completion of this offering and our acquisition of SINA’s online real estate business, but they may potentially have the same conflicts of interests as described above.

Contractual arrangements we have entered into or may enter into with Tian Zhuo Advertising and Beijing Yisheng Leju may be subject to scrutiny by the PRC tax authorities and a finding that we, Tian Zhuo Advertising or Beijing Yisheng Leju owe additional taxes could reduce our net income and the value of your investment.

Under PRC laws and regulations, arrangements and transactions among related parties may be audited or challenged by the PRC tax authorities. We could face material and adverse consequences if the PRC tax authorities determine that the contractual arrangements we have entered into with Tian Zhuo Advertising, or may enter into or maintain with Beijing Yisheng Leju after acquiring SINA’s 66% equity interest in China Online Housing, do not represent an arm’s-length price and adjust the income of Tian Zhuo Advertising, Beijing Yisheng Leju or their subsidiaries in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expenses deductions recorded by Tian Zhuo Advertising, Beijing Yisheng Leju or their subsidiaries, which could in turn increase their tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties to our consolidated affiliated entities for under-paid taxes. Our consolidated net income may be materially and adversely affected if our consolidated affiliated entities’ tax liabilities increase or if they are found to be subject to late payment fees or other penalties.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material and adverse effect on overall economic growth in China, which could adversely affect our business.

We conduct substantially all of our business operations in China. As the real estate industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject, to a significant degree, to economic developments in China. China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different periods, regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. For example, on January 3, 2008, the State Council issued a Notice on Promoting Economization of Land Use, which urges the full and effective use of existing construction land and the preservation of farming land. While some of these measures benefit the overall PRC economy, they may have a negative effect on the real estate industry in China.

The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency–denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. From late 2003 to mid-2008, the PRC government implemented a number of measures, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines that had the effect of slowing the growth of credit, which in turn may have slowed the growth of the Chinese economy. In response to the recent global and Chinese economic downturn, the PRC government has promulgated several measures aimed at expanding credit and stimulating economic growth. Since August 2008, the People’s Bank of China has decreased the statutory deposit reserve ratio and lowered benchmark interest rates several times. Beginning in January 2009, the volume of new lending in China has increased greatly. Total new lending reached RMB7.4 trillion in the first six months of 2009, representing an increase of RMB2.5 trillion from the lending made in all of 2008, according to the People’s Bank of China. It is unclear whether PRC economic policies will be effective in stimulating growth, and the PRC government may not be effective in creating stable economic growth in the future.

Uncertainties with respect to the Chinese legal system could adversely affect us.

We conduct our business primarily through our subsidiaries and consolidated affiliated entities in China. Our operations in China are governed by PRC laws and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC governmental restrictions on currency conversion may limit our ability to utilize our revenues and funds effectively and the ability of our PRC subsidiaries and consolidated affiliated entities to obtain financing.

Restrictions on currency exchanges between RMB and other currencies may limit our ability to utilize our revenues and funds, in particular in relation to capital account transactions such as investments and loans. Under current PRC regulations, RMB is convertible for “current account transactions,” which include among other things dividend payments and payments for the import of goods and services, subject to compliance with certain procedural requirements. Although the RMB has been fully convertible for current account transactions since 1996, we cannot assure you that the relevant PRC government authorities will not limit or eliminate our ability to purchase and retain foreign currencies for current account transactions in the future. Conversion of RMB into foreign currencies and of foreign currencies into RMB, for payments relating to “capital account transactions,” which principally include investments and loans, generally requires the approval of the State Administration of Foreign Exchange, or SAFE, and other relevant PRC governmental authorities. Restrictions on the convertibility of the RMB for capital account transactions could affect the ability of our PRC subsidiaries and affiliated PRC operating companies to make investments overseas or to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The value of the RMB against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. However, the People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. Since reaching a high against the U.S. dollar in July 2008, however, the RMB has traded within a narrow range against the U.S. dollar, remaining within 1% of its July 2008 high but never exceeding it. As a consequence, the RMB has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how RMB exchange rates may change going forward.

As our costs and expenses are mostly denominated in RMB, a resumption of the appreciation of the RMB against the U.S. dollar would further increase our costs in U.S. dollar terms. In addition, as our operating subsidiaries and consolidated affiliated entities in China receive substantially all of their revenues in RMB, any significant depreciation of the RMB against the U.S. dollar may have a material adverse effect on our revenues in U.S. dollar terms and financial condition, and the value of, and any dividends payable on, our ordinary shares. For example, to the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, because the RMB is the functional currency of our PRC operating subsidiaries and consolidated affiliated entities, fluctuations in the RMB–U.S. dollar exchange rate could cause us to incur foreign exchange losses to the extent these operating subsidiaries and consolidated affiliated entities hold U.S. dollar cash balances. The foreign exchange losses of $0.5 million and $1.3 million we incurred in 2007 and 2008, respectively, were primarily due to this reason. These and other effects on our financial data resulting from fluctuations in the value of the RMB against the U.S. dollar could have a material adverse effect on the market price of our ADSs and your investment.

If we are required to obtain prior approval from the China Securities Regulatory Commission for the listing and trading of our ADSs on the NASDAQ Global Market, we may be subject to administrative penalties and this offering could be suspended until we obtain approval.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the China Securities Regulatory Commission, or the CSRC, the State Administration for Industry and Commerce, the SAFE, the State Assets Supervision and Administration Commission and the State Administration for Taxation, promulgated a regulation that became effective on September 8, 2006 and was amended on June 22, 2009, or the M&A Regulation. This regulation requires, among other things, that special purpose vehicles, or SPVs, formed through acquisitions of PRC domestic interests held by the PRC domestic companies or individuals controlling such SPVs, obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Under this regulation, an SPV refers to a company formed outside of China that is directly or indirectly controlled by one or more PRC domestic companies and/or PRC nationals for overseas listing of domestic corporate interests held by such PRC domestic companies and/or PRC nationals.

Our PRC legal counsel, Fangda Partners, has advised us, based on their understanding of the current PRC laws, rules, regulations and administrative practices under the M&A Regulation up to the date of this prospectus, that:

•	neither the M&A Regulation itself, nor the administrative practices under the M&A Regulation made public as of the date of this prospectus, clearly indicate the application of the M&A Regulation in connection with this offering, or listing and trading of our ADSs on the NASDAQ Global Market;

•	the CSRC currently has not issued any definitive rule or interpretation pertaining to whether offerings such as ours are subject to the CSRC approval procedures; and

•	prior approval from the CSRC is not required under the M&A Regulation for the listing and trading of our ADSs on the NASDAQ Global Market, unless we are clearly required to do so by subsequent CSRC rules.

Our PRC legal counsel also advises us, however, that there is still uncertainty as to how the M&A Regulation will be interpreted and implemented. If the CSRC, or other PRC regulatory agencies, subsequently determines that the CSRC approval was required for this offering, we may need to apply for remedial approval from the CSRC, which we may not be able to obtain, and we may be subject to administrative penalties and sanctions administered by these regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ADSs. Consequently, if you engage in market trading or other activities in anticipation of, and prior to, settlement and delivery, you do so at the risk settlement and delivery may not occur.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The SAFE issued a public notice in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as a “special purpose company.” PRC residents who are beneficial owners of special purpose companies and have completed round trip investments but did not make foreign exchange registrations for overseas investments before November 1, 2005 were retroactively required to register with the local SAFE branch before March 31, 2006. PRC resident beneficial owners of special purpose companies are also required to amend their registrations with the local SAFE branch in certain circumstances. See “Regulation—Regulations on Foreign Exchange Registrations of Offshore Investment by PRC Residents.”

We have requested our beneficial owners who are PRC residents to make the necessary applications, filings and amendments as required by the SAFE, but we cannot provide any assurances that all of our beneficial owners who are PRC residents will make or obtain any applicable registrations or approvals required by these SAFE regulations. The failure or inability of our PRC resident beneficial owners to comply with SAFE rules and the registration procedures set forth therein may subject these beneficial owners or our PRC subsidiaries to fines and legal sanctions; restrict our cross-border cash flows; limit our PRC subsidiaries’ ability to distribute dividends, repay foreign loans or make other outbound payments; limit our ability to make capital contributions, or foreign exchange–denominated loans to our PRC subsidiaries or other inbound payments; or otherwise adversely affect our business. Moreover, failure to comply with SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions.

As it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign currency–denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In December 2006, the People’s Bank of China promulgated the Administrative Measures for Individual Foreign Exchange, which set forth the respective requirements for foreign exchange transactions by PRC individuals under either the current account or the capital account. In January 2007, the SAFE issued the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, the SAFE promulgated the Processing Guidance on Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plans or Stock Option Plans of Overseas-Listed Companies. Under this rule, PRC citizens who are granted stock options by an overseas publicly-listed company are required, through a qualified PRC domestic agent or PRC subsidiary of such overseas publicly-listed company, to register with the SAFE and complete certain other procedures. We and our PRC citizen employees who have been granted stock options will be subject to this rule after this offering. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions. See “Regulation—Regulations on Employee Share Options.”

PRC regulations relating to foreign acquisitions may subject us to requisite approval by the Ministry of Commerce, and the failure to obtain such approval could have a material and adverse effect on our business, operating results, reputation and trading price of our ADSs.

The M&A Regulation promulgated by six PRC regulatory agencies on August 8, 2006 and amended on June 22, 2009 includes provisions that purport to require approval of the Ministry of Commerce for acquisitions by offshore entities established or controlled by domestic companies, enterprises or natural persons of onshore entities that are related to such domestic companies, enterprises or natural persons. In December 2008, the Ministry of Commerce circulated an updated handbook on its guidance on the administration of foreign investment access. This handbook includes provisions that tentatively limit the acceptance by the Ministry of Commerce of applications for the approval of such foreign acquisitions among related parties under the M&A Regulation to those in which the offshore company is either a listed company or a company duly established overseas that conducts the acquisition with the profit generated from its own operation. However, the interpretation and implementation of the M&A Regulation remain unclear with no consensus currently existing regarding the scope and applicability of the Ministry of Commerce approval requirement on such foreign acquisitions among related parties.

In 2008, for the purpose of a series of our acquisitions of advertising services and future businesses that may otherwise be restricted for foreign investments, we, through Shanghai CRIC, entered into contractual arrangements with Tian Zhuo Advertising, our consolidated affiliated entity, and its shareholder, which provide us with substantial ability to control Tian Zhuo Advertising. After the transfer of 10% equity interests in Tian Zhuo Advertising from Mr. Xin Zhou to Mr. Xudong Zhu in July 2009, we entered into a series of new or amended contractual arrangements with Tian Zhuo Advertising and its shareholders which continue to provide us with substantial ability to control Tian

Zhuo Advertising. See “Related Party Transactions—Contractual Arrangements with Tian Zhuo Advertising.”

Our PRC legal counsel, Fangda Partners, has advised us, based on their understanding of the current PRC laws, rules, regulations and administrative practices under the M&A Regulation up to the date of this prospectus, that neither the M&A Regulation itself nor the PRC laws, rules, regulations and administrative practices under the M&A Regulation made public as of the date of this prospectus have clearly indicated the application of the M&A Regulation in connection with the contractual arrangements between Shanghai CRIC and Tian Zhuo Advertising and its shareholders, and it is not necessary for us to submit an application to the Ministry of Commerce for its approval in connection with such contractual arrangements.

We have been advised by our PRC legal counsel, however, that there are still uncertainties as to how the M&A Regulation will be interpreted or implemented. If the Ministry of Commerce subsequently determines that Ministry of Commerce approval was required for such contractual arrangements, we may need to apply for a remedial approval from the Ministry of Commerce. There can be no assurance that we will be able to obtain such approval or waiver of such approval from the Ministry of Commerce. Our inability to obtain such approval or waiver from the Ministry of Commerce may have material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. Further, we may be subject to certain administrative punishments or other sanctions from the Ministry of Commerce. The Ministry of Commerce or other regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have further material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.

Failure to comply with PRC laws and regulations relating to the advertising industry may subject us to fines and legal or administrative sanctions, government actions and civil claims, or otherwise adversely affect our operation.

PRC advertising laws and regulations require advertisers, advertising agencies and advertising distributors to ensure that the contents of the advertisements they prepare or distribute are fair and accurate and are in full compliance with applicable laws. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertisement fees, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s license for advertising business operations and the violator may even be subject to criminal prosecutions. We are obligated under PRC laws and regulations to monitor the content of advertisements that we serve onto print media, websites or other media for compliance with applicable laws. In addition, where special government review or government approval is required for specific product advertisements, we are separately obligated to confirm that such review has been performed and approval has been obtained. We have taken measures to comply with such requirements, including requesting relevant documents from the advertisers. Our reputation will be damaged and our results of operations may be materially and adversely affected if advertisements served by us are in violation of relevant PRC advertising laws and regulations or have not received required approval from the relevant government authorities or are not compliant in contents. If we are found to be liable in any government proceedings or civil actions against us, our business could be materially and materially and adversely affected.

We rely principally on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely principally on dividends from our subsidiaries in China for our cash requirements, including any debt we may incur. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiaries’ ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to approval by relevant governmental authorities in China and other requirements under relevant PRC regulations. See “Regulation—Regulations on Loans to and Direct Investment in PRC Entities by Offshore Holding Companies.”

We may also decide to finance our PRC subsidiaries by means of capital contributions. According to the relevant PRC regulations on foreign-invested enterprises in China, depending on the amount of total investment and the type of business in which a foreign-invested enterprise is engaged, capital contributions to foreign-invested enterprises in China are subject to approval by the Ministry of Commerce or its local branches. We may not obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, our ability to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The discontinuation of any of the preferential tax treatments currently available to us in the PRC or imposition of any additional PRC taxes on us could adversely affect our financial condition and results of operations.

China passed a new PRC Enterprise Income Tax Law and its implementing rules, both of which became effective on January 1, 2008. The PRC Enterprise Income Tax Law significantly curtails tax incentives granted to foreign-invested enterprises under its predecessor. The PRC Enterprise Income Tax Law, however, (i) reduces the statutory rate of enterprise income tax from 33% to 25%, (ii) permits companies established before March 16, 2007 to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria.

The PRC Enterprise Income Tax Law and its implementing rules permit certain “high-technology enterprises” to enjoy a reduced 15% enterprise income tax rate subject to certain new qualification criteria. In the fourth quarter of 2008, Shanghai CRIC was recognized by the local provincial level Municipal Science and Technology Commission, Finance Bureau, and State and Local Tax Bureaus as “high and new technology enterprise” under the Administrative Rules for the Certification of High and New Technology Enterprises jointly issued by the State Administration of Taxation, the Ministry of Science and Technology and the Ministry of Finance on April 18, 2008, and was further approved by the local tax authorities on April 13, 2009 to be eligible to the reduced 15% enterprise income tax rate for the term commencing on January 1, 2008 and ending on December 31, 2010, as long as it maintains its qualification as “high and new technology enterprise”. The continued qualification of a high and new technology enterprise will be subject to annual evaluation and a three-year review by the relevant government authority in China. If Shanghai CRIC fails to maintain the “high and new technology enterprise” qualification or renew such qualification when the valid term expires, its applicable enterprise income tax rate may increase to up to 25%, which could have a material adverse effect on our financial condition and results of operations.

Preferential tax treatment granted to our subsidiaries by the local governmental authorities is subject to review and may be adjusted or revoked at any time. The discontinuation of any preferential tax treatments currently available to us and our wholly-owned subsidiaries will cause our effective tax rate to increase, which could have a material adverse effect on our financial condition and results of operations. We cannot assure you that we will be able to maintain our current effective tax rate in the future.

Our business benefits from tax-related government incentives and discretionary policies. Expiration of, or changes to, these incentives or policies could have a material adverse effect on our operating results.

Since 2009, Shanghai CRIC has been granted certain governmental financial subsidies by the Zhabei District government in Shanghai. Local governments may decide to reduce or eliminate subsidies at any time. In addition, we cannot assure you of the continued availability of the government incentives and subsidies currently enjoyed by some of our PRC subsidiaries and consolidated affiliated entities. Furthermore, local implementations of tax laws may be found in violation of national laws or regulations, and as a consequence, we may be subject to retroactive imposition of higher taxes. Starting from year 2007, we are required under Financial Accounting Standards Board Interpretation No. 48 to accrue taxes for these contingencies. The change in accounting requirement for reporting tax contingencies, any reduction or elimination of subsidies and any retroactive imposition of higher taxes could have an adverse effect on our results of operations.

Dividends payable to us by our PRC subsidiaries may be subject to PRC withholding taxes, we may be subject to PRC taxation on our worldwide income, and dividends distributed to our non-PRC investors may be subject to PRC withholding taxes under the PRC Enterprise Income Tax Law.

Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises, such as dividends paid to us by our PRC subsidiaries, were exempt from PRC withholding tax. Under the PRC Enterprise Income Tax Law and its implementation rules effective on January 1, 2008, all domestic and foreign-invested companies in China are subject to a uniform enterprise income tax at the rate of 25% and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax, or the tax is otherwise exempted or reduced pursuant to the PRC tax laws.

Under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China are considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Enterprise Income Tax Law, “de facto management bodies” is defined as the bodies that have material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in the PRC.

The PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Although our offshore holding companies are not controlled by any PRC company or company group, we cannot assure you that we will not be deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law and its implementation rules. If we are deemed to be a PRC resident enterprise, we will be subject to PRC enterprise income tax at the rate of 25% on our worldwide income. In that case, however, dividend income we receive from our PRC subsidiaries may be exempt from PRC enterprise income tax because the PRC Enterprise Income Tax Law and its implementation rules generally provide that dividends received by a PRC resident enterprise from its directly invested entity that is also a PRC resident enterprise is exempt from enterprise income tax. However, as there is still uncertainty as to how the PRC Enterprise Income Tax Law and its implementation rules will be interpreted and implemented, we cannot assure you that we are eligible for such PRC enterprise income tax exemptions or reductions.

In addition, the PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to identification of PRC-sourced income. If we are deemed to be a PRC resident enterprise, dividends distributed to our non-PRC entity investors by us, or the gain our non-PRC entity investors may realize from the transfer of our ordinary shares or ADSs, may be treated as PRC-sourced income and therefore be subject to a 10% PRC withholding tax pursuant to the PRC Enterprise Income Tax Law.

If we became a PRC resident enterprise under the new PRC tax system and received income other than dividends, our profitability and cash flows would be adversely affected due to our worldwide income being taxed in China under the PRC Enterprise Income Tax Law. Additionally, we would incur an incremental PRC dividend withholding tax cost if we distributed our profits to our ultimate shareholders. There is however not necessarily an incremental PRC dividend withholding tax on the piece of the profits distributed from our PRC subsidiaries, since they would have been subject to PRC dividend withholding tax even if we were not a PRC tax resident.

Risks Related to Our ADSs and This Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have applied to list our ADSs on the NASDAQ Global Market. Our ordinary shares will not be listed or quoted for trading on any exchange. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The market price for our ADSs may be volatile.

The market price for our ADSs may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in the real estate and/or advertising industries in China;

•	changes in the economic performance or market valuations of other real estate services companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the RMB and U.S. dollar or other foreign currencies;

•	potential litigation or administrative investigations;

•	sales or repurchases of our ADSs or ordinary shares; and

•	general economic or political conditions in China.

In addition, the securities markets in the United States, China and elsewhere have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

You will experience immediate dilution in the net tangible book value of ADSs purchased.

When you purchase ADSs in the offering at the public offering price of $      per ADS, you will incur immediate dilution of $      per ADS. See “Dilution.” In addition, you may experience further dilution to the extent that additional ordinary shares are issued upon exercise of outstanding options and options we may grant from time to time.

We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

Additional sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have          ordinary shares outstanding, or           ordinary shares if the underwriters exercise their over-allotment option in full. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended. All of the remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the completion of this offering, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the lead underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

In addition, we, E-House and SINA have agreed to enter into an agreement prior to the completion of this offering that will provide E-House and SINA certain rights to cause us to register the sale of shares held by E-House and SINA. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the sale of such shares pursuant to the effective registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

We will be a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

After the completion of this offering, E-House will own more than 50% of the total voting power of our ordinary shares and we will be a “controlled company” under the NASDAQ Stock Market Rules.

We intend to rely on certain exemptions that are available to controlled companies from NASDAQ corporate governance requirements, including the requirement that a majority of our board of directors consist of independent directors. We are not required to and will not voluntarily meet these requirements. As a result of our use of the “controlled company” exemptions, you will not have the same protection afforded to shareholders of companies that are subject to all of NASDAQ’s corporate governance requirements.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Furthermore, neither the depository nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, conduct substantially all of our operations in China and all of our officers reside outside the United States.

We are incorporated in the Cayman Islands. We conduct substantially all of our operations through our subsidiaries outside of the United States and in China. In addition, all of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult for you to bring an original action against us or against these individuals in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, there is uncertainty as to whether the courts of the Cayman Islands or China would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and it is uncertain whether such courts in the Cayman Islands or China would be competent to hear original actions brought in the Cayman Islands or China against us or such persons predicated upon the securities laws of the United States or any state in the United States. See “Enforcement of Civil Liabilities.”

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law of Cayman Islands (2009 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a public company incorporated in a jurisdiction in the United States.

Our management will have considerable discretion as to the use of the net proceeds from this offering.

We have not allocated the majority of the net proceeds we will receive from this offering to any particular purpose. Rather, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:

•	our growth strategies;

•	our anticipated business partnership with SINA and the expected synergies and benefits from our acquisition of SINA’s online real estate business;

•	our future business development, results of operations and financial condition;

•	our ongoing relationships with E-House and SINA;

•	expected changes in our revenues and certain cost or expense items;

•	our ability to attract clients and further enhance our brand recognition; and

•	trends and competition in the real estate services, Internet and online advertising industries.

You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely affect our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $      million, or approximately $      million if the underwriters exercise their option to purchase additional ADSs in full, after deducting the underwriting discounts and the estimated offering expenses payable by us, and assuming an initial public offering price of $           per ADS, which is the mid-point of the estimated public offering price range set forth on the front cover of this prospectus.

The primary purposes of this offering are to create a public market for our shares, retain talented employees by providing them with equity incentives and obtain additional capital. We intend to use the net proceeds we will receive from this offering as follows:

•	approximately $ million to fund capital expenditures, including approximately $ million to invest in our information and operational systems;

•	approximately $ million to expand our sales and marketing efforts; and

•	the balance for general corporate purposes, including funding possible acquisitions of complementary businesses, although we are not currently negotiating any such transactions.

As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we will receive upon the completion of this offering. Accordingly, our management will have significant discretion in applying the net proceeds we will receive from the offering.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending use of the net proceeds, we intend to hold our net proceeds in demand deposits or invest them in interest-bearing government securities.

DIVIDEND POLICY

We have not previously declared or paid and have no plan to declare and pay in the near future any dividends on our shares or ADSs. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our board of directors has complete discretion as to whether to distribute dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009:

•	on an actual basis;

•	on a pro forma basis to give effect to the acquisition of 66% of China Online Housing’s equity interest, as if the acquisition had occurred on June 30, 2009; and

•	on a pro forma as adjusted basis to give effect to the acquisition of China Online Housing, as if the acquisition had occurred on June 30, 2009, and the issuance and sale of ordinary shares in the form of ADSs by us in this offering, assuming an initial public offering price of $ per ADS, which is the mid-point of the estimated public offering price range set forth on the front cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised).

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2009
			Pro Forma As
	Actual	Pro Forma	Adjusted(1)
	(in thousands of $)

Shareholders’ equity:
Ordinary shares, $0.0002 par value, 250,000,000 shares authorized, 71,522,222 shares issued and outstanding on an actual basis, and shares issued and outstanding as adjusted(2)	14	24
Additional paid-in capital	43,457	443,942
Retained earnings	31,903	46,122
Accumulated other comprehensive income	3,675	3,675
Less: Subscription receivables	(4)	(4)
Total CRIC shareholders’ equity(3)	79,045	493,759

Noncontrolling interest	780	780
Total capitalization(3)	79,825	494,539

(1)	As adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	On August 29, 2009, we effected a reverse share split whereby all of our issued and outstanding 100,000,000 ordinary shares of a par value of $0.0001 each were converted into 50,000,000 ordinary shares of $0.0002 par value each and the number of our authorized shares were reduced from 500,000,000 to 250,000,000. On September 28, 2009, we issued 21,522,222 additional ordinary shares at par value to E-House. Both the reverse share split and the new share issuance to E-House have been retroactively reflected in this prospectus so that share number, per share price and par value data are presented as if the reverse share split and the new share issuance to E-House had occurred from our inception.

(3)	Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discount and the estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed initial public offering price of $ per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $ million.

DILUTION

Our net tangible book value as of          , 2009 was approximately $      per share, or $      per ADS. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after          , 2009, other than to give effect to our sale of the           ADSs offered in this offering, at an assumed initial public offering price of $      per ADS, which is the mid-point of the estimated public offering price range set forth on the front cover of this prospectus, and after deduction of underwriting discount and estimated offering expenses payable by us (assuming the over-allotment option is not exercised), our pro forma net tangible book value at          , 2009 would have been $      per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or $      per ADS. This represents an immediate increase in net tangible book value of $      per ordinary share, or $      per ADS, to existing shareholders and an immediate dilution in net tangible book value of $      per ordinary share, or $      per ADS, to purchasers of ADSs in this offering.

The following table illustrates this dilution:

Per Ordinary
	Share	Per ADS

Assumed initial public offering price	$	$
Net tangible book value as of	$	$
Pro forma net tangible book value after the offering	$	$
Increase in net tangible book value attributable to price paid by new investors	$	$
Amount of dilution in net tangible book value to new investors in the offering	$	$

A $1.00 increase (decrease) in the assumed public offering price of $      per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $      million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by $      and $      per ordinary share and per ADS, respectively, and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by $      and $      per ordinary share and per ADS, respectively, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma basis as of          , 2009, the differences between the shareholders as of          , 2009 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid at an assumed initial public offering price of $      per ADS before deducting estimated underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include           ADSs issuable pursuant to the exercise of the over-allotment option granted to the underwriters. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

Average
	Ordinary Shares						Price	Average
	Purchased			Total Consideration			Per Ordinary	Price
	Number	Percent		Amount	Percent		Share	Per ADS

Existing shareholders			%	$		%	$	$
New investors

Total			%	$		%

The discussion and tables above also assume no exercise of any outstanding stock options. As of          , 2009, there were           ordinary shares issuable upon exercise of outstanding stock options at a weighted average exercise price of $      per share, and there were           ordinary shares available for future issuance upon the exercise of future grants under our share incentive plan. To the extent that any of these options are exercised, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

Our business is conducted in China and substantially all of our revenues are denominated in RMB. However, periodic reports made to shareholders will be expressed in U.S. dollars using the then current exchange rates. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB6.8302 to $1.00, the noon buying rate in effect as of June 30, 2009. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On September 25, 2009, the noon buying rate was 6.8273 to $1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
	Period
Period	End	Average(1)	Low	High

2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009
Six months ended June 30	6.8302	6.8313	6.8470	6.8176
March	6.8329	6.8360	6.8438	6.8240
April	6.8180	6.8306	6.8361	6.8180
May	6.8278	6.8235	6.8326	6.8176
June	6.8302	6.8334	6.8371	6.8264
July	6.8319	6.8317	6.8342	6.8300
August	6.8299	6.8323	6.8358	6.8299
September (through September 25)	6.8273	6.8278	6.8303	6.8247

Source: Federal Reserve Statistical Release

(1)	Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the Cayman Islands courts under the common law doctrine of obligation without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

Fangda Partners has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the periods and as of the dates indicated should be read in conjunction with our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our selected consolidated statement of operations data for the three years ended December 31, 2006, 2007 and 2008 and the selected consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. Our consolidated financial statements have been prepared and presented in accordance with U.S. GAAP.

We commercialized our CRIC system and commenced offering our current real estate information and consulting services business in 2006. We have not included financial information for the years ended December 31, 2004 and 2005, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2006, 2007 and 2008, and cannot be provided on a U.S. GAAP basis without unreasonable effort or expense.

The selected consolidated statement of operations data for the six months ended June 30, 2008 and 2009 and the selected consolidated balance sheet data as of June 30, 2009 have been derived from our unaudited condensed financial statements included elsewhere in this prospects and have been prepared on the same basis as our audited consolidated financial data. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. In addition, our unaudited results for the six months ended June 30, 2009 may not be indicative of our results for the full year ending December 31, 2009.

Our financial statements include allocations of costs from certain corporate and shared services functions provided to us by E-House, including general corporate and shared services and expenses. These allocations were made using a proportional cost allocation method based on revenues, expenses and headcount as well as estimates of actual time spent on the provision of services attributable to us, and have been included in our financial statements.

The financial statements included in this prospectus may not necessarily reflect our financial position, results of operations and cash flows if we had operated as a stand-alone public company during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(in thousands of $, except share, per share and per ADS data)

Consolidated Statement of Operations Data:
Total revenues	5,395	8,195	50,049	19,278	31,200
Cost of revenues	(214)	(895)	(2,897)	(1,796)	(3,381)
Selling, general and administrative expenses	(2,198)	(4,985)	(19,821)	(7,504)	(15,611)
Income from operations	2,983	2,315	27,331	9,978	12,208
Income tax expense	(894)	(285)	(4,721)	(1,562)	(2,022)
Net income attributable to CRIC	2,112	2,066	22,162	7,226	11,001
Earnings per share
Basic	$0.03	$0.03	$0.31	$0.10	$0.15
Diluted	$0.03	$0.03	$0.31	$0.10	$0.15
Earnings per ADS(1)
Basic
Diluted
Weighted average number of ordinary shares used in per share calculations(2)
Basic	71,522,222	71,522,222	71,522,222	71,522,222	71,522,222
Diluted	71,522,222	71,522,222	71,522,222	71,522,222	71,524,954

(1)	Each ADS represents ordinary shares.

(2)	Upon incorporation, we had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House. On January 1, 2009, we issued an additional 99,999,000 ordinary shares to E-House at par value. On August 29, 2009, we effected a reverse share split whereby all of our issued and outstanding 100,000,000 ordinary shares of a par value of $0.0001 each were converted into 50,000,000 ordinary shares of $0.0002 par value each and the number of our authorized shares were reduced from 500,000,000 to 250,000,000. On September 28, 2009, we issued 21,522,222 additional ordinary shares at par value to E-House. Both the reverse share split and the new share issuance to E-House have been retroactively reflected for all periods presented herein.

The following table presents a summary of our consolidated balance sheet data as of December 31, 2007 and 2008 and June 30, 2009:

	As of December 31,		As of June 30,
	2007	2008	2009
	(in thousands of $)

Consolidated Balance Sheet Data:
Cash and cash equivalents	26,411	25,791	51,850
Total assets	30,823	83,751	107,742
Total current liabilities	1,105	14,927	24,411
Total equity	29,718	66,511	79,825

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to our audited consolidated financial statements for the year ended December 31, 2008, our unaudited condensed consolidated financial statements for the six months ended June 30, 2008 and 2009, the audited consolidated financial statements of China Online Housing for the nine months ended December 31, 2008, the audited statements of revenues and direct expenses of the predecessor of China Online Housing for the three months ended March 31, 2008 and the unaudited consolidated financial statements of China Online Housing for the six months ended June 30, 2009.

The accompanying unaudited pro forma condensed combined statement of operations presents our results of operations for the year ended December 31, 2008 combined with the results of operations of China Online Housing for the nine-month period ended December 31, 2008 and the statements of revenues and direct expenses of the predecessor of China Online Housing for the three-month period ended March 31, 2008, and our results of operations for the six months ended June 30, 2009 combined with the results of operations of China Online Housing for the six months ended June 30, 2009. Our unaudited pro forma condensed combined statement of operations gives effect to our acquisition of SINA’s interest in China Online Housing as if it had occurred on January 1, 2008. The pro forma condensed combined financial information is based on, and should be read in conjunction with, the respective historical consolidated financial statements and the notes thereto of our company, China Online Housing and the predecessor of China Online Housing, which are included in this prospectus. The pro forma adjustments are preliminary and based on management’s estimates.

The unaudited pro forma condensed combined statement of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the date indicated and should not be construed as being a representation of financial position or future operating results of the combined companies. There can be no assurance that we and China Online Housing will not incur additional charges related to the acquisition or our management will be successful in our effort to integrate the operations of the two companies.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in US Dollars, except for per share data)

					Three Months	Nine Months
				Pro Forma	Ended March 31,	Ended			Pro Forma
	Year Ended			Assuming 34%	2008—China	December 31,			Assuming 100%
	December 31,	Pro Forma		Interest in China	Online Housing	2008—China	Pro Forma		Interest in China
	2008—CRIC	Adjustments	Notes	Online Housing	Predecessor	Online Housing	Adjustments	Notes	Online Housing

Total revenues	50,048,530			50,048,530	6,551,000	31,067,000	(3,311,000)	(8)	84,355,530
Cost of revenues	(2,897,247)			(2,897,247)	(2,490,000)	(19,494,000)	6,249,864	(5),(7),(8)*	(18,631,383)
Selling, general and administrative expenses	(19,819,873)			(19,819,873)	(2,534,000)	(8,588,000)	(7,196,414)	(3)	(38,138,287)
Income from operations	27,331,410	—		27,331,410	1,527,000	2,985,000		—	27,585,860
Other income (expense)
Interest income	420,517			420,517			—		420,517
Foreign exchange loss	(1,341,165)			(1,341,165)		(18,000)	—		(1,359,165)
Other income	—			—			—		—
Income before taxes and equity in affiliates	26,410,762	—		26,410,762	1,527,000	2,967,000		—	26,647,212
Income tax expense	(4,721,015)			(4,721,015)		(1,181,000)	456,573	(4),(7),(9)**	(5,445,442)
Income before equity in affiliates	21,689,747	—		21,689,747	1,527,000	1,786,000			21,201,770
Income from equity in affiliates	153,700	240,154	(1)	393,854			(393,854)	(2)	—
Net income	21,843,447			22,083,601	1,527,000	1,786,000			21,201,770
Net loss attributable to noncontrolling interest	318,214			318,214			—		318,214
Net income attributable to shareholders	22,161,661			22,401,815	1,527,000	1,786,000		—	21,519,984
Basic earnings per share	0.31			0.31					0.18
Diluted earnings per share	0.31			0.31					0.18
Shares used in calculating basic earnings per share	71,522,222 ***			71,522,222			47,666,667	(6)	119,188,889
Shares used in calculating diluted earnings per share	71,522,222 ***			71,522,222			47,666,667	(6)	119,188,889

*	$266,000(Note 5) − $10,083,136(Note 5) + $12,756,000(Note 7) + $3,311,000(Note 8) = $6,249,864

**	$4,253,388(Note 9) − $3,189,000(Note 7) − $607,815(Note 4) = $456,573

***	Upon incorporation, we had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House. On January 1, 2009, we issued an additional 99,999,000 ordinary shares to E-House for par value, or $10,000. On August 29, 2009, we effected a reverse share split whereby all of 100,000,000 issued and outstanding ordinary shares, having a par value of $0.0001 per share, were converted into 50,000,000 ordinary shares, having a par value of $0.0002 per share, and the number of authorized shares was reduced from 500,000,000 to 250,000,000. On September 28, 2009, we issued 21,522,222 additional ordinary shares at par value to E-House. Both the reverse share split and the ordinary share issuance to E-house have been retroactively reflected for all periods presented herein.

		Six Months			Pro Forma
	Six Months	Ended June 30,			Assuming 100%
	Ended June 30,	2009—China	Pro Forma		Interest in China
	2009—CRIC	Online Housing	Adjustments	Notes	Online Housing

Total revenues	31,200,105	16,641,000	(1,459,000)	(8)	46,382,105
Cost of revenues	(3,381,276)	(10,041,000)	2,438,432	(5),(7),(8)*	(10,983,844)
Selling, general and administrative expenses	(15,611,011)	(5,423,000)	(3,691,206)	(3)	(24,725,217)
Income from operations	12,207,818	1,177,000		—	10,673,044
Other income (expense)
Interest income	96,423		—		96,423
Foreign exchange loss	(22,007)	(7,000)	—		(29,007)
Income before taxes and equity in affiliates	12,282,234	1,170,000		—	10,740,460
Income tax expense	(2,021,892)	38,000	677,944	(7),(9)**	(1,305,948)
Income before equity in affiliates	10,260,342	1,208,000			9,434,512
Income from equity in affiliates	385,305		(385,305)	(2)	—
Net income	10,645,647	1,208,000			9,434,512
Net loss attributable to noncontrolling interest	355,092		—		355,092
Net income attributable to shareholders	11,000,739	1,208,000		—	9,789,604
Basic earnings per share	0.15				0.08
Diluted earnings per share	0.15				0.08
Shares used in calculating basic earnings per share	71,522,222 ***		47,666,667	(6)	119,188,889
Shares used in calculating diluted earnings per share	71,524,954 ***		47,666,667	(6)	119,191,621

*	$177,000(Note 5) − $5,041,568(Note 5) + $5,844,000(Note 7) + $1,459,000(Note 8) = $2,438,432

**	$2,138,944(Note 9) − $1,461,000(Note 7) = $677,944

***	Upon incorporation, we had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House. On January 1, 2009, we issued an additional 99,999,000 ordinary shares to E-House for par value, or $10,000. On August 29, 2009, we effected a reverse share split whereby all of 100,000,000 issued and outstanding ordinary shares, having a par value of $0.0001 per share, were converted into 50,000,000 ordinary shares, having a par value of $0.0002 per share, and the number of authorized shares was reduced from 500,000,000 to 250,000,000. On September 28, 2009, we issued 21,522,222 additional ordinary shares at par value to E-House. Both the reverse share split and the ordinary share issuance to E-house have been retroactively reflected for all periods presented herein.

(1)	To record our 34% equity investment in China Online Housing of $240,154 assuming the interest was acquired on January 1, 2008. The adjustment was computed as 34% of the predecessor to China Online Housing, income from operations as contained in its statement of revenues and direct expenses for the three-month period ended March 31, 2008, included in this prospectus. The statement of revenues and direct expenses excludes interest income and expense and income tax expense. For purposes of preparing the condensed combined statement of operations, we computed income tax expense by applying a tax rate of 40%, China Online Housing’s effective tax rate for the nine-month period ended December 31, 2008.

(2)	To record the removal of the impact on the statement of operations of our 34% equity method investment in China Online Housing, inclusive of the adjustment described in note (1) for the year ended December 31, 2008 and the six-month period ended June 30, 2009 of $393,854 and $385,305, respectively.

(3)	To record the amortization of identifiable intangible assets excluding the reacquired CRIC database license agreement and real estate advertising agency agreement with SINA, which are included in cost of sales, related to the acquisition of China Online Housing for the year ended December 31, 2008 and the six-month period ended June 30, 2009 of $7,196,414 and $3,691,206, respectively. The valuation of actual tangible and intangible assets to be acquired is subject to change based on a number of factors, including, among others, the changes to China Online Housing’s business and the ultimate value of our shares issued in the transaction. As such, the amounts included herein and the estimated useful lives are subject to change.

(4)	The statement of revenues and direct expenses of China Online Housing for the three-month period ended March 31, 2008, excludes interest income and expense and income tax expense. For purposes of preparing the unaudited pro forma condensed combined statement of operations, we computed income tax expense by applying a tax rate of 40%, China Online Housing’s effective tax rate for the nine-month period ended December 31, 2008, which resulted in estimated income tax expense to be $607,815 for the three-month period ended March 31, 2008.

(5)	To record (1) the removal of amortization expense recorded by China Online Housing associated with the CRIC 10-year data base license contributed upon formation by us for the nine-month period ended December 31, 2008 and six-month period ended June 30, 2009 of $266,000 and $177,000, respectively, and (2) the amortization of the reacquired CRIC database license agreement and the real estate advertising agency agreement with SINA for the year ended December 31, 2008 and six-month period ended June 30, 2009 of $10,083,136 and $5,041,568, respectively. The valuation of actual tangible and intangible assets to be acquired is subject to change based on a number of factors, including, among others, the changes to

China Online Housing’s business and the ultimate value of our shares issued in the transaction. As such, the amounts included herein and the estimated useful lives are subject to change.

(6)	To reflect the assumed issuance of 47,666,667 ordinary shares, based on the total number of ordinary shares outstanding as of June 30, 2009, to effect the closing of the transactions.

(7)	To record a reduction of the cost of revenue of $12,756,000 and $5,844,000 for the nine-month period ended December 31, 2008 and the six-month period ended June 30, 2009 respectively, to reflect the change in terms of the advertising agency arrangement between China Online Housing and SINA and the associated increase in income tax expense of $3,189,000 and $1,461,000 for the nine-month period ended December 31, 2008 and the six-month period ended June 30, 2009, respectively. China Online Housing’s cost of revenues includes fees paid to SINA for advertising sales on SINA’s non-real estate channels under the current advertising agency agreement with SINA. Under the current advertising agency agreement, these fees equal to 85% such sales revenues and are subject to a minimum guarantee. In connection with our acquisition of SINA’s interest in China Online Housing, China Online Housing and SINA have entered into a new advertising agency agreement, which will become effective upon the closing of this offering. Under the new advertising agency agreement, China Online Housing will continue to operate SINA’s existing real estate and home furnishing channels and will develop a new real estate-related channel on sina.com.cn, and will have the exclusive right to sell advertising relating to real estate, home furnishing and construction materials on these three channels as well as SINA’s other websites. If China Online Housing sells advertising on SINA’s websites other than the three channels, it will pay SINA fees of approximately 15% of the revenues generated from these sales, as opposed to the historical 85%. The term of the new advertising agency agreement is 10 years. See note (5) in regard to the amortization of the advertising agency agreement with SINA, which represents an intangible asset recorded in purchase accounting.

(8)	To reclassify business taxes for the nine-month period ended December 31, 2008 and the six-month period ended June 30, 2009 of $3,311,000 and $1,459,000, respectively, recorded by China Online Housing from cost of sales to revenue. Such reclassification has been made to conform to our presentation of such taxes.

(9)	To record the income tax benefits related to the pro forma amortization of the acquired intangible assets for the year ended December 31, 2008 and the six-month period ended June 30, 2009 of $4,253,388 and $2,138,944, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data,” China Real Estate Information Corporation’s consolidated financial statements and the related notes, and China Online Housing’s consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are the largest provider of real estate information and consulting services in China in terms of market share measured by revenue, according to the Frost & Sullivan Report. Upon the completion of this offering, we will also operate a leading real estate Internet business in China by acquiring the online real estate business operated by SINA Corporation, or SINA, a leading online media company in China. We operate a proprietary, advanced and comprehensive real estate information database and analysis system, the CRIC system. As of June 30, 2009, our CRIC system contained detailed data on over 38,200 developments or buildings and over 24,200 parcels of land for development in 56 cities throughout China. Prior to July 2006, our CRIC system had been used as an internal resource to support E-House’s real estate agency and brokerage services as well as consulting and information services. We began to commercialize the CRIC system by selling subscriptions in July 2006 and have generated revenues from our real estate information services since then. We began offering and generating revenues from real estate consulting services in 2002. Such services were provided through various subsidiaries of E-House prior to 2006 and, since 2006, through our main operating subsidiary, Shanghai CRIC.

We have the largest research and development team in China’s real estate information and consulting services sector, according to the Frost & Sullivan Report. Capitalizing on our proprietary CRIC system and our dedicated real estate research and development team, we provide a broad range of real estate–related services, including subscription-based information services, customized consulting services and, since 2008 advertising services and real estate websites serving different industry participants. We generate revenues from subscription fees for our real estate information services, consulting fees for our real estate consulting services and fees for our real estate advertising design and sales services. Upon the completion of this offering and our acquisition of SINA’s online real estate business, we will also generate revenues from sales of online real estate advertising. Our major clients primarily include real estate developers in China.

Our total revenues grew from $5.4 million in 2006 to $8.2 million in 2007, and then to $50.0 million in 2008, and increased from $19.3 million for the six months ended June 30, 2008 to $31.2 million for the six months ended June 30, 2009. Our operating costs and expenses increased from $2.4 million in 2006 to $5.9 million in 2007 and $22.7 million in 2008, and increased from $9.3 million in the six months ended June 30, 2008 to $19.0 million in the six months ended June 30, 2009. Our net income attributable to CRIC was $2.1 million in both 2006 and 2007, and increased to $22.2 million in 2008, and increased from $7.2 million for the six months ended June 30, 2008 to $11.0 million for the six months ended June 30, 2009. On an unaudited pro forma condensed basis, giving effect to our acquisition of SINA’s online real estate business as if it had been completed on January 1, 2008, our total revenues and net income attributable to shareholders would have been $84.4 million and $21.5 million, respectively, in 2008, and $46.4 million and $9.8 million, respectively, in the six months ended June 30, 2009.

In connection with our acquisition of SINA’s online real estate business, we will acquire certain intangible assets from SINA and grant options to certain employees of SINA who will join us. As a result, upon the closing of the acquisition, we will incur substantial non-cash charges arising from amortization of intangible assets recorded at fair value and share-based compensation, which would materially and adversely affect our results of operations for the quarterly and annual periods including and following the date of completion of the acquisition. The amount of these non-cash charges will be determined based in part on the offering price of our shares in this offering.

Our Relationship with E-House

We are currently a subsidiary of E-House. In July 2006, E-House established a new PRC subsidiary, Shanghai CRIC, and transferred the assets and staff relating to its real estate information and consulting services business to Shanghai CRIC. Our consolidated financial statements included elsewhere in this prospectus include the assets, liabilities, revenues, expenses and cash flows that were directly attributable to E-House’s real estate information and consulting services business prior to and after the establishment of Shanghai CRIC. E-House first reported its real estate information and consulting services business as a separate segment in its annual report on Form 20-F for the year ended December 31, 2008.

Prior to this offering, E-House has provided us with tax, accounting, treasury, legal and human resources services, and has also provided us with the services of a number of its executives and employees. We have begun to invest in our own administrative functions separate from E-House’s and upon becoming a stand-alone public company, we will further establish our own financial, administrative and other support systems or contract with third parties to provide certain support systems to us, the costs of which may be higher than our current cost allocation with E-House for the same services. Upon the completion of this offering, E-House will be our controlling shareholder, holding     % of our then outstanding ordinary shares assuming the underwriters do not exercise their over-allotment option. We have entered into agreements with E-House with respect to various ongoing relationships between us. See “Our Relationship with E-House.”

Our Relationship with SINA

In April 2008, we formed a joint venture with SINA, China Online Housing, to build and operate a real estate website. We and SINA beneficially own 34% and 66%, respectively, of the joint venture. On July 23, 2009, we entered into a share purchase agreement with SINA, as amended on September 29, 2009, pursuant to which we agreed to acquire SINA’s 66% equity interest in China Online Housing in exchange for issuing to SINA that number of our ordinary shares equal to 39% of our total post-issuance outstanding ordinary shares (without giving effect to this offering) upon and conditioned on the completion of this offering. Upon the completion of this acquisition, we will become the sole shareholder of China Online Housing, and E-House and SINA will become our two largest shareholders, holding     % and     % of our ordinary shares, respectively, assuming the underwriters do not exercise their over-allotment option. We intend to integrate our recently launched real estate websites with SINA’s real estate websites. Our combined real estate Internet operations after this offering will serve multiple participants in the real estate industry value chain, including developers, suppliers, agents, brokers, service providers and individual consumers, allowing us to further capitalize on our CRIC system and the knowledge and experience we and SINA have gained in serving the real estate industry and expand our revenue streams. Our recently launched real estate websites have not generated any revenue to date. Upon the completion of this offering and our acquisition of SINA’s online real estate business, we intend to leverage the scale of our combined real estate Internet operations and SINA’s large Internet user base to begin generating revenues from our recently launched websites by, among other things, selling online advertising space on such websites in the future.

SINA started to reorganize its real estate and home furnishing channels into a separate unit with its own legal entities, management team, advertising operations, systems and physical facilities on January 1, 2008. The reorganization was completed on April 1, 2008 with the formation of China Online Housing. SINA believes that it is impracticable to prepare full financial statements of the predecessor of China Online Housing due to the following reasons: (1) the predecessor of China Online Housing had not been accounted for as a separate entity, subsidiary or division of SINA’s business prior to the completion of the restructuring of SINA’s real estate and home furnishing channels; (2) SINA did not set up a system to track and record transactions for the predecessor of China Online Housing separately; and (3) the full stand-alone financial statements of the predecessor of China Online Housing have never been prepared. A complete balance sheet as of December 31, 2007 and statements of operations and statements of cash flows for the year ended December 31, 2007 and for the three months ended March 31, 2008 are not available for the reasons stated above. We have provided audited statements of revenues and direct expenses for the year ended December 31, 2007 and the three months ended March 31, 2008 and audited statement of assets acquired and liabilities assumed as of March 31, 2008 of the predecessor of China Online Housing. The statements of revenues and direct expenses and statement of assets acquired and liabilities assumed for the predecessor of China Online Housing have been prepared on a carve out basis in order to represent assets acquired, liabilities assumed, revenues and direct expenses, which have been derived from the historical accounting records of SINA, its subsidiaries and its variable interest entities and reflect significant assumptions and allocations. We believe that the statements of revenues and direct expenses for the year ended December 31, 2007 and the three months ended March 31, 2008, and the statement of assets acquired and liabilities assumed as of March 31, 2008 provide the best available financial information of the predecessor of China Online Housing and are also the most relevant, reliable and meaningful financial statement presentation for investors. We have also provided the audited financial statements of China Online Housing as of December 31, 2008 and for the nine months ended December 31, 2008.

Factors Affecting Our Results of Operations

Our operating results are subject to general conditions typically affecting the real estate services industry in China, including:

•	changes in governmental policies and laws affecting real estate and real estate financing;

•	economic growth and development across different regions of China;

•	supply of and demand for housing and other types of property in local markets;

•	entry barriers and competition from other real estate services companies; and

•	increases in operating costs and expenses due to inflation and other factors.

Unfavorable changes in any of these general conditions could negatively affect real estate transaction volume and developers’ demand for project-related consulting services and online advertising services and otherwise materially and adversely affect our results of operations. However, our operating results are more directly affected by company-specific factors, including our revenue growth and our ability to effectively manage our operating costs and expenses.

Revenues.  In 2006, 2007 and 2008, we generated total revenues of $5.4 million, $8.2 million and $50.0 million, respectively. Beginning in 2008, following the acquisition of Tian Zhuo Advertising, we have derived our revenues from two segments: (1) real estate information and consulting services and (2) real estate advertising services. Revenues from our real estate information and consulting services accounted for over 98% of our total revenues in 2008, but the proportion fell to 84.4% for the six months ended June 30, 2009 as our revenues from real estate advertising services grew significantly during this period. While most of our revenues are derived from our comprehensive solution consulting services to major developer clients, our efforts to expand our client base beyond real estate developers, if successful, will affect the composition of our revenues going forward. Our revenues are presented net of PRC business taxes and related surcharges.

Real Estate Information and Consulting Services.  We began to sell online subscriptions to our proprietary CRIC system in the second half of 2006. These subscriptions allow subscribers to search information in our CRIC system and generate analytical reports. Subscription fees vary depending on the search level, number of terminals, number of cities covered and level of access. For example, annual subscription fees for information covering a single city typically range from RMB18,000 to RMB120,000, and for national coverage typically range from RMB60,000 to RMB450,000. We receive subscription fees on an annual basis starting at the beginning of the subscription period and recognize revenues ratably over the subscription period. We are investing our resources in the development of more premium and customized subscription packages. Revenues from our real estate information services depend primarily on the number of subscriptions to our CRIC system and unit subscription fees. The number of subscriptions we sell is in turn affected by the number of active real estate projects and developers at any given time as well as by our marketing and brand promotion efforts and the quality and usefulness of our database. We continually update and expand the information in our CRIC system, both by adding more data on projects in the cities that we cover and by increasing the number of cities that we cover, in order to meet our clients’ needs on a timely basis. The number of subscribers to our CRIC system increased from approximately 1,600 as of December 31, 2008 to approximately 2,600 as of June 30, 2009.

We provide real estate consulting services to customers in relation to land acquisition and property development. In certain instances, we agree to a consulting arrangement under which payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. We recognize revenue under such arrangements upon delivery of the final product, assuming customer acceptance has occurred and the fee is no longer contingent. The timing of recognition may cause fluctuations in our quarterly revenues if all of the revenues under a contract are recognized at one point in time. In other instances, we provide services periodically during the development stage of a real estate project, such as monthly market updates. The contractual period for such arrangements is usually between one and twelve months with revenue being recognized ratably over such period.

Revenues from our real estate consulting services are significantly affected by the number of major real estate developer clients we have and the scope and depth of consulting services they require from us. Generally, we maintain business relationships with national and regional real estate developers’ local subsidiaries or branches, and enter into individual contracts with each subsidiary or branch. However, in limited cases, such as our relationships with Evergrande and Shanghai Urban Development (Group) Co., Ltd., we maintain the business relationship with the headquarters of the real estate developer.

Despite our limited operating history, we have successfully secured material contracts with several major real estate developer clients in recent years. In December 2007, we entered into a strategic cooperation agreement with a term of one year with Evergrande, a large real estate developer in China. This agreement was renewed for another one year term in December 2008 and will expire in December 2009. Under this agreement, we were engaged as the exclusive provider of real estate information system and market consulting services to 37 of Evergrande’s real estate projects under development. For each of the 37 projects for which Evergrande has engaged us for information and market consulting services, our subsidiary, Shanghai CRIC, entered into a real estate information and market consulting service agreement with a project development company owned by or affiliated with Evergrande.

In April 2008, we entered into a strategic cooperation agreement with Shanghai Urban Development (Group) Co., Ltd., a real estate developer in China. Under this agreement, we were engaged as the exclusive provider of real estate information system and market consulting services in relation to Shanghai Urban Development (Group) Co., Ltd.’s target geographic markets and its real estate projects. For each real estate development project, we entered into a separate agreement with the relevant project development company owned by or affiliated with Shanghai Urban Development (Group) Co., Ltd. All the project agreements expired on December 31, 2008 and none has been renewed. We do not provide services to Shanghai Urban Development (Group) Co., Ltd. as of the date of this prospectus.

E-House Real Estate Ltd. and Sky East Resources Ltd. entered into a service agreement under which, for a period from August 1, 2007 and December 30, 2008, E-House Real Estate Ltd. was engaged to market and identify potential buyers for a project in Harbin, China. Sky East Resources Ltd. successfully entered into a transaction with a buyer for such project through E-House Real Estate Ltd.’s services, and E-House Real Estate Ltd. charged a certain percentage of the transaction amount as the service fee. The service agreement expired on December 30, 2008 and no new contract has been entered into between the two parties. We do not provide services to Sky East Resources Ltd. as of the date of this prospectus.

The three above-mentioned clients have contributed a substantial portion of our revenues due to the large size of their contracts with us. As we continue to pursue strategic relationships with major developers and seek to secure additional major consulting projects, a limited number of clients may, in future periods, also contribute a substantial portion of our revenues, but they may not be the same clients that contributed a significant portion of our revenues in prior periods. Shanghai Urban Development (Group) Co., Ltd. and Sky East Resources Ltd., as discussed above, are examples of clients that contributed large portions of our revenues in 2008 but that did not seek further services from us in 2009, which we believe is a normal feature of our business as developers’ consulting needs tend to fluctuate due to the long real estate project development cycle or changes in their level of activity on real estate development projects. Since we are simultaneously seeking to expand our client base and diversify our sources of revenues to grow our overall revenues generally, how large a proportion of our revenues are contributed by certain clients in the future will continue to depend on how successful we are in securing disproportionately large contracts with certain clients. As we diversify our sources of revenues, for example by generating revenues from sales of online real estate advertising following our acquisition of SINA’s online real estate business, it is possible that our revenues will continue to grow while the percentage of revenues contributed by one or more clients may decrease. However, if we secure a major contract in a certain period, it may contribute a large portion of our revenues in that period regardless of whether our other sources of revenue are growing or not.

Our top three developer clients in 2008, namely Evergrande, Shanghai Urban Development (Group) Co., Ltd. and Sky East Resources Ltd. (including their subsidiaries and branches), accounted for 56.6%, 15.6% and 10.3%, respectively, of our total revenues in such period. Evergrande accounted for 46.9% of our total revenues in the six months ended June 30, 2009, while no other clients accounted for more than 10% of our total revenues during such periods. See “Risk Factors—Risks Related to Our Real Estate Information, Consulting and Advertising Services—To date, a limited number of real estate developers have contributed a substantial portion of our revenues due to the large size of their contracts with us; if we fail to continue to secure large contracts from existing, new or former clients, this could materially and adversely impact our revenues, results of operations and financial condition, or contribute to large fluctuations in our revenues, which may make it difficult to predict our results of operations from period to period.”

Real Estate Advertising Services.  We began offering real estate advertising design and sales services to real estate developers in 2008 through our consolidated affiliated entity in China, Tian Zhuo Advertising, and its subsidiaries. In July 2008, we acquired a 60% interest in Wushi Advertising, which provides real estate advertising design services to developers.

We currently provide real estate advertising design services in ten cities in China. In addition, beginning in 2009, we started providing advertising sales services by making wholesale purchases of advertising space in print and other media in Shanghai and reselling them to our developer clients. Revenues from our advertising design services are significantly affected by real estate market conditions, our ability to generate creative and effective advertising designs to meet our developer clients’ needs, and our marketing efforts. Revenues from our advertising sales services are significantly affected by real estate market conditions, our willingness and ability to purchase and resell a large number of advertising spaces from print and other media and our relationship with our developer clients.

Cost of Revenues.  Our cost of revenues primarily consists of expenses incurred to develop, maintain and update our CRIC system, including the cost to purchase data from third-party sources, personnel-related costs and associated equipment depreciation. We must continually revise the data on the cities that we cover because the market is always changing and our subscribers demand up-to-date information. Expanding the geographical coverage of our CRIC system to a new city tends to increase our cost of revenues before it increases our revenues, as we incur upfront costs to purchase or generate additional data to make the database attractive and useful to developers in that city, and it also increases our costs for updating the data on the system going forward. Our growth also causes us to incur more costs for system maintenance as the number of subscribers using our CRIC system increases. Cost of revenues also includes fees paid to third parties for services directly related to advertising design.

Starting in 2009, our cost of revenues also included the cost of purchasing advertising space in print media and outdoor advertising.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses primarily consist of compensation and benefits for our corporate office employees, together with consultant expenses, traveling expenses, marketing and advertising expenses, and rental expenses, among others. Our selling, general and administrative expenses also include share-based compensation expenses, as described below. We expect that our selling, general and administrative expenses will increase in the near term as we hire additional personnel and incur additional costs in connection with the expansion of our business and with being a publicly traded company.

Share-Based Compensation Expenses.  On September 9, 2008, we adopted a share incentive plan. The plan permits the grant of three types of awards: options, restricted shares and restricted share units. The maximum number of shares that may be issued pursuant to all awards under the plan shall be 15% of our total outstanding shares on an as-converted basis as of the effective date of the plan, plus an additional number of shares to be added on each of the third, sixth and ninth anniversaries of the effective date of the plan, as a result of which the additional shares reserved under the plan as of each applicable anniversary shall equal 5% of the then total outstanding shares. See “Management—Compensation of Directors and Executive Officers—Share Incentive Plan.”

On January 1, 2009, we granted options to certain of our employees and certain of E-House’s employees for the purchase of 6,000,000 ordinary shares at an exercise price of $3.00 per share, pursuant to our share incentive plan. The vesting schedules range from one to four years in length, with most of the grants subject to a four-year vesting schedule. The options expire ten years from the date of grant. The weighted average grant-date fair value of the options granted was $2.08 per share. We will recognize a total of $10.5 million of compensation cost for those options expected to vest over the requisite service period.

On July 15, 2009 and July 30, 2009, we granted options to certain of our employees and certain of E-House’s employees for the purchase of 1,064,500 and 300,000 ordinary shares, respectively, at an exercise price of $6.00 per share, pursuant to our share incentive plan. The vesting schedules range from one to four years in length, with most of the grants subject to a four-year vesting schedule. The options expire ten years from the date of grant. The weighted average grant-date fair value of the options granted was $5.12 and $5.62 per share for options granted on July 15 and July 30, 2009, respectively. We will recognize a total of $6.2 million of compensation cost for those options expected to vest over the requisite service period.

On September 24, 2009, we granted options to certain of our employees and certain of E-House’s employees for the purchase of 1,327,500 ordinary shares at an exercise price of $8.00 per share, pursuant to our share incentive plan. The vesting schedules range from two to four years in length, with most of the grants subject to a three-year vesting schedule. The options expire ten years from the date of grant. The weighted average grant-date fair value of the options granted was $           per share. We will recognize a total of $           million of compensation cost for those options expected to vest over the requisite service period.

We engaged Jones Lang LaSalle Sallmanns, or Sallmanns, an independent appraiser, to assess the fair value of our options and the ordinary shares underlying the options. Determining the fair value of options and ordinary shares requires making complex and subjective judgments. In assessing the fair value of our ordinary shares, we considered the following principal factors:,

•	the nature of our business and the contracts and agreements relating to our business;

•	the global economic outlook in general and the specific economic and competitive elements affecting our business;

•	the nature and prospects of the real estate service industry in China;

•	the growth of our operations; and

•	our business risks.

With respect to our options granted on January 1, 2009, Sallmanns used the binomial model to calculate the fair value of the options. The assumptions used in the binomial model included 2.23% average risk-free rate of return, 10 years of contractual life of option, 73.55% estimated volatility rate and no dividend yield. Sallmanns used the income approach to assess the fair value of our ordinary shares as of the date of option grant on a contemporaneous basis. The income approach resulted in a fair value of our ordinary shares at $2.90 per share.

The income approach involved applying appropriate discount rates to estimated cash flows that were based on our earnings forecasts. The major assumptions used by Sallmanns in deriving the fair value of our ordinary shares were consistent with our business plan and major milestones that we achieved. Other major assumptions used in determining the fair value of our ordinary share as of January 1, 2009 included the following:

•	weighted average costs of capital of 21.41% were used. This was the combined result of the changes in risk-free rate and industry average beta and the decrease in our company-specific risks; and

•	discount for lack of marketability of 22.18% was used.

Sallmanns also used other general assumptions, including the following: no material changes in the existing political, legal, fiscal and economic conditions and real estate industry in China; our ability to retain competent management and key personnel to support our ongoing operations; and no material deviation in market conditions from economic forecasts.

With respect to our options granted on July 15 and July 30, 2009, Sallmanns used the binomial model to calculate the fair value of the options. The assumptions used in the binomial model included 3.62% and 3.65% average risk-free rate of return, respectively, 10 years of contractual life of option, 71.79% and 71.44% estimated volatility rate, respectively, and no dividend yield for options granted on July 15 and July 30, 2009, respectively. Sallmanns used the income approach to assess the fair value of our ordinary shares as of the dates of option grants on a contemporaneous basis. The income approach resulted in a fair value of $6.89 and $7.43 per underlying share for options granted on July 15 and July 30, 2009, respectively.

The income approach involved applying appropriate discount rates to estimated cash flows that were based on our earnings forecasts. The major assumptions used by Sallmanns in deriving the fair value of our ordinary shares were consistent with our business plan and major milestones that we achieved. Other major assumptions used in determining the fair value of our ordinary share as of July 15 and July 30, 2009 included the following:

•	weighted average costs of capital of 18% was used for options granted on July 15 and July 30, 2009, respectively. This was the combined result of the changes in risk-free rate and industry average beta and the decrease in our company-specific risks; and

•	discount for lack of marketability of 11.95% and 9.47%, was used for options granted on July 15 and July 30, 2009, respectively. This took into consideration our pending offering in the near future.

Sallmanns also used other general assumptions, including the following: no material changes in the existing political, legal, fiscal and economic conditions and real estate industry in China; our ability to retain competent management and key personnel to support our ongoing operations; and no material deviation in market conditions from economic forecasts.

The increase in the fair value of our ordinary shares from January 2009 to July 15, 2009 was primarily attributable to the following developments during such period:

•	we experienced significant increases in revenues and net income to $19.0 million and $7.4 million, respectively, for the second quarter of 2009 from $13.6 million and $5.3 million, respectively, for the fourth quarter of 2008;

•	our CRIC system was further expanded from covering real estate data in 54 cities as of December 31, 2008 to 56 cities as of June 30, 2009;

•	we have experienced an increase in the number and size of consulting projects completed for developer clients in the first half of 2009;

•	we commenced advertising sales services in the first half of 2009, which contributed significantly to our revenues in that period; and

•	the number of subscribers to our CRIC system increased from approximately 1,600 as of December 31, 2008 to approximately 2,600 as of June 30, 2009.

The increase in the fair value of our ordinary shares from July 15, 2009 to July 30, 2009 was primarily attributable to the fact that, on July 23, 2009, we entered into a share purchase agreement with SINA, as amended on September 29, 2009, pursuant to which we agreed to acquire SINA’s 66% equity interest in China Online Housing in exchange for issuing to SINA that number of our ordinary shares equal to 39% of our total post-issuance outstanding ordinary shares (without giving effect to this offering) upon and conditioned on the completion of this offering. We expect that our acquisition of SINA’s online real estate business and our anticipated business partnership with SINA going forward will create substantial synergies between our current operations and SINA’s online real estate business.

With respect to our options granted on September 24, 2009, Sallmanns used the binomial model to calculate the fair value of the options. The assumptions used in the binomial model included     % average risk-free rate of return, 10 years of contractual life of option,     % estimated volatility rate and no dividend yield. The mid-point of $     per share of the estimated price range of this offering is used as the fair value of our ordinary shares in connection with our determination of the fair value of the options granted on September 24, 2009.

Upon the completion of this offering, we will grant options under our 2008 share incentive plan to those employees of China Online Housing who hold options of China Online Housing at that time and will join us. The terms of our options will be similar to those of the options of China Online Housing currently held by their employees. China Online Housing has granted options to certain of its employees for the purchase of 3,692,000 ordinary shares of China Online Housing pursuant to its share incentive plan. We expect to incur substantial share-based compensation expenses in connection with our granting options to selected employees of China Online Housing who will join us.

Other Income.  We generate interest income from the cash and cash equivalents that we hold in bank accounts. The amount of interest is subject to prevailing interest rates, but we expect the amount to increase after we receive the proceeds of this offering and then to decrease as we use the proceeds. We may generate foreign exchange gain or loss if we hold U.S. dollar–denominated cash and cash equivalents in an entity with a different functional currency, such as the Hong Kong dollar (in the case of our BVI subsidiaries) or the RMB (in the case of our PRC subsidiaries).

Factors Affecting Results of Operations of China Online Housing

Revenues.  Upon the completion of this offering, we will provide online real estate advertising services through China Online Housing. We expect that China Online Housing will generate revenues principally from online advertising, sponsorship arrangements and, to a lesser extent, hosting arrangements. Online advertising allows advertisers to place advertisements on particular areas of China Online Housing’s websites and SINA’s non-real estate channels in particular formats, such as banners and logos, and over particular lengths of time. Sponsorship arrangements allow advertisers to sponsor a particular area on China Online Housing’s websites and SINA’s non-real estate channels in exchange for a fixed payment over the contract period. As is customary in the advertising industry, China Online Housing offers rebates to advertising agencies if they achieve certain revenue targets. Revenues are recognized net of these agency rebates. For the nine months ended December 31, 2008 and the six months ended June 30, 2009, a substantial majority of the advertising revenues of China Online Housing were derived from sales to advertising agencies, with over 75% and 65%, respectively, of the revenues attributable to sales to the top three advertising agencies, namely Beijing Jiahua Hengshun Media Advertising Company Limited, Shanghai Xindu Advertising Media Company Limited and Shangtuo Zhiyang International Advertising (Beijing) Company Limited. China Online Housing’s advertising revenues also include revenues from hosting arrangements, which are derived from outsourcing certain regional websites to local business partners for a fixed term.

China Online Housing’s operating results are subject to general conditions typically affecting the online real estate advertising market, including:

•	real estate market conditions;

•	government policies on online advertising; and

•	the perceived effectiveness of online advertising as compared to advertising in more traditional media.

We believe that demand for advertising time on real estate–related websites comes primarily from real estate developers. Real estate market conditions will affect both the number of new real estate development projects and the willingness of developers to spend money advertising those projects. The demand among potential purchasers and renters for access to real estate listings and other information on real estate will help drive website traffic, and this demand will be affected by the need for housing, the affordability of housing and expectations about returns on investments in real estate. Website traffic affects the rates that we can charge advertisers by serving as an indicator of the popularity of the website and its ability to deliver the advertisement to the target audience. Historically, in China’s online real estate advertising market, the first quarter is usually slower than the other three quarters due to the Chinese New Year holidays.

Cost of Revenues.  China Online Housing’s cost of revenues is expected to consist of costs associated with the production of websites, including fees paid to third parties for Internet connection, content and services, compensation and benefit costs, amortization of intangible assets and equipment depreciation costs. China Online Housing’s cost of revenues will also include business taxes, surcharges and cultural business construction fees levied on advertising sales in China, which are approximately 8.5% of advertising revenues in China.

In addition, China Online Housing’s cost of revenues also includes fees paid to SINA for advertising sales on SINA’s non-real estate channels under the current advertising agency agreement with SINA. Under the current advertising agency agreement, these fees equal 85% of such sales revenues and are subject to a minimum guarantee. In connection with our acquisition of SINA’s interest in China Online Housing, we and SINA have entered into a new advertising agency agreement, which will become effective upon the closing of this offering. Under the new advertising agency agreement, China Online Housing will have the exclusive right to sell advertising to real estate, home furnishing and construction materials advertisers on SINA’s non-real estate channels, subject to certain limitations on the amount of advertising that may be sold by China Online Housing and fees payable by China Online Housing to SINA based on the amount of advertising sold. If China Online Housing sells advertising on SINA’s non-real estate channels, it will pay SINA fees of approximately 15% of the revenues generated from these sales. The term of the new advertising agency agreement is ten years.

Operating Expenses.  China Online Housing’s sales and marketing expenses are expected to primarily consist of compensation and benefit expenses, sales commissions, advertising and promotional expenditures and travel expenses. China Online Housing’s product development expenses consist primarily of compensation and benefit expenses incurred for enhancement to and maintenance of its websites, as well as costs associated with new product development and product enhancements with the ultimate goal of increasing website traffic. China Online Housing’s general and administrative expenses primarily consist of compensation and benefit expenses of administrative and supporting personnel, expenses relating to transfers of economic benefits from Beijing Yisheng Leju to Shanghai SINA Leju, provisions for doubtful accounts, and other miscellaneous expenditures, such as office rental expenses. China Online Housing’s operating expenses are expected to increase due to its anticipated business expansion and hiring of additional personnel to support the expansion.

Taxation

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. Our subsidiaries in the British Virgin Islands are not subject to income or capital gains tax either. Our subsidiaries in Hong Kong are subject to a profit tax at the rate of 16.5% on assessable profit determined under relevant Hong Kong tax regulations; prior to 2008, this rate had been 17.5%.

Up through December 31, 2007, our subsidiaries operating in the PRC were subject to PRC income tax at the statutory rate of 33% (30% national income tax plus 3% local income tax) on their PRC taxable income. On January 1, 2008, the new PRC Enterprise Income Tax Law in China took effect. The PRC Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. Shanghai CRIC was approved as a high and new technology enterprise and is therefore subject to a 15% preferential income tax rate for the years from 2008 through 2010, subject to its maintenance of its qualification as a high and new technology enterprise.

Under the PRC Enterprise Income Tax Law, dividends from our PRC subsidiaries out of earnings generated after the new law came into effect on January 1, 2008, are subject to a withholding tax which may be as high as 20%, although under the detailed implementation rules promulgated by the PRC tax authorities the effective withholding tax is currently 10%. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax. Dividends of our PRC subsidiaries that are directly held by our Hong Kong subsidiaries benefit from a reduced withholding tax rate of 5% under the arrangement to avoid double taxation between Hong Kong and the central government of the PRC. Dividends from our Hong Kong subsidiaries are exempt from withholding tax. Dividend payments are not subject to withholding tax in the British Virgin Islands or the Cayman Islands.

Under the PRC Enterprise Income Tax Law, enterprises that are established under the laws of foreign countries or regions and whose “de facto management bodies” are located within the PRC territory are considered PRC resident enterprises, and will be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Enterprise Income Tax Law, “de facto management bodies” are defined as the bodies that have material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. We cannot assure you that we will not be deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law and be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income. See “Risk Factors—Dividends payable to us by our PRC subsidiaries may be subject to PRC withholding taxes, we may be subject to PRC taxation on our worldwide income, and dividends distributed to our non-PRC investors may be subject to PRC withholding taxes under the PRC Enterprise Income Tax Law.”

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

We recognize revenues when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded net of business taxes and related surcharges.

We provide real estate consulting services to customers in relation to land acquisition and property development. In certain instances, we agree to a consulting arrangement wherein payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. We recognize revenue under such arrangements upon delivery of the final product, assuming customer acceptance has occurred and the fee is no longer contingent. In other instances, we provide services periodically during the development stage of a real estate project, such as monthly market updates. The contractual period for such arrangements is usually between one and twelve months with revenue being recognized ratably over such period.

We sell subscriptions to our proprietary CRIC system for which revenues are recognized ratably over the subscription period, which is usually six to 12 months.

When an arrangement includes both periodic consulting services and subscriptions for the CRIC system, revenues are recognized ratably over the longer of the consulting or CRIC subscription period. When an arrangement includes both project-based consulting services and subscriptions for the CRIC system, the entire arrangement is considered a single unit of account as we do not have objective and reliable evidence of fair value for each deliverable. Revenue is recognized based on the revenue recognition model for the final deliverable in the arrangement, which is typically the subscription for the CRIC system which requires ratable recognition over the subscription period. We have objective and reliable evidence of the fair value for the CRIC subscription service. As such, upon delivery of the consulting product, we defer the fair value of the remaining CRIC subscription and recognize the residual amount, or the difference between the remaining fair value of the CRIC subscription and the total arrangement fee, as revenue, assuming all other revenue recognition criteria have been met. The residual amount recognized is limited to the cumulative amount due under the terms of the arrangement.

As a subsidiary of E-House, we have historically had multiple element arrangements which have included the provision of primary real estate services, payment of which is based on a commission rate that is contingent upon the sale of real estate. We have determined that the commission rate for the primary real estate services under these multiple element arrangements has been at or above fair value. As such, the fixed arrangement fees associated with the consulting services and/or subscription for the CRIC system have been recognized in accordance with the preceding paragraph.

We generate revenues from advertising design services for real estate projects. We recognize the revenue derived from advertising design services for real estate projects ratably over the specified contract period ranging from three to twelve months.

We provide advertising sales services by acquiring advertising space and subsequently reselling such space to our real estate clients. Revenues under such arrangements are recognized when the related advertisement is placed. We recognize advertising sales revenues on a gross basis because we act as principal and are the primary obligator in the arrangement.

Deferred revenues are recognized when payments are received in advance of revenue recognition.

Share-Based Compensation

We account for share-based compensation in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123R. Accordingly, share-based compensation cost is measured at grant date, based on the fair value of the award, and recognized as an expense over the requisite service period. As required by SFAS 123R, management has made an estimate of expected forfeitures and is recognizing compensation cost only for those equity awards expected to vest.

Determining the value of our share-based compensation expense in future periods requires the input of highly subjective assumptions, including the expected life of the share-based payment awards, estimated forfeitures and the price volatility of the underlying shares. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future.

Goodwill Valuation

Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142, requires us to complete a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

The fair value of each reporting unit is determined by analysis of discounted cash flows. The significant assumptions regarding our future operating performance are revenue growth rates, discount rates and terminal multiple. If any of these assumptions changes, the estimated fair value of our reporting units will change, which could affect the amount of goodwill impairment charges, if any. For example, if the discount rate we used for purposes of the December 31, 2008 impairment analysis were increased by 1%, the fair value of real estate consulting and information services segment would decrease by approximately $4 million, but would not have an impact on the carrying value of goodwill.

We perform our annual goodwill impairment test on December 31. No goodwill has been impaired during any of our previous financial years. We may incur goodwill impairment charges in the future although we cannot predict whether this will occur when we perform our goodwill impairment test each year.

Income Taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We have not recorded a valuation allowance against our deferred tax assets as of December 31, 2008 as we believe it is more likely than not that such assets will be fully realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(in thousands of $)

Total revenues	5,395	8,195	50,049	19,278	31,200
Cost of revenues	(214)	(895)	(2,897)	(1,796)	(3,381)
Selling, general and administrative expenses	(2,198)	(4,985)	(19,821)	(7,504)	(15,611)

Income from operations	2,983	2,315	27,331	9,978	12,208
Other income (expense):
Interest income	23	193	421	156	96
Foreign exchange loss	—	(502)	(1,341)	(1,196)	(22)
Other income	—	345	—	—	—

Income before taxes and equity in affiliates	3,006	2,351	26,411	8,938	12,282
Income tax expense	(894)	(285)	(4,721)	(1,562)	(2,022)

Income before equity in affiliates	2,112	2,066	21,690	7,376	10,260
Income (loss) from equity in affiliates	—	—	154	(151)	385
Net income	2,112	2,066	21,844	7,225	10,645
Net loss attributable to noncontrolling interest	—	—	318	1	355

Net income attributable to CRIC	2,112	2,066	22,162	7,226	11,001

Segment Information

Beginning in 2008, following the acquisition of Tian Zhuo Advertising, we have derived our revenues from two segments: real estate information and consulting services and real estate advertising services. The following table sets forth the results of operations of each of our segments in the year ended December 31, 2008 and six months ended June 30, 2009.

	Real Estate	Real Estate
	Information	Advertising
	and Consulting	Services
	Services Segment	Segment	Non-allocated	Total
	(in thousands of $)

Year Ended December 31, 2008 Segment Information
Revenues from external customers	49,116	933	—	50,049
Cost of revenues	(2,855)	(42)	—	(2,897)
Selling, general and administrative expenses	(13,777)	(1,866)	(4,178)	(19,821)

Income (loss) from operations	32,484	(975)	(4,178)	27,331
Interest income	416	4	1	421
Foreign exchange loss	(1,324)	—	(17)	(1,341)

Income (loss) before taxes and equity in affiliates	31,576	(971)	(4,194)	26,411

Income tax benefit (expense)	(4,918)	197	—	(4,721)

Income (loss) before equity in affiliates	26,658	(774)	(4,194)	21,690
Income from equity in affiliates	—	—	154	154

Net income (loss)	26,658	(774)	(4,040)	21,844

	Real Estate	Real Estate
	Information	Advertising
	and Consulting	Services
	Services Segment	Segment	Non-allocated	Total
		(in thousands of $)

Six Months Ended June 30, 2009 Segment Information:
Revenues from external customers	26,340	4,860		31,200
Cost of revenues	(886)	(2,495)		(3,381)
Selling, general and administrative expenses	(10,768)	(2,596)	(2,247)	(15,611)

Income (loss) from operations	14,686	(231)	(2,247)	12,208
Interest income	88	7	1	96
Other income	(26)	—	4	(22)

Income (loss) before taxes and equity in affiliates	14,748	(224)	(2,242)	12,282
Income tax benefit (expense)	(2,065)	43	—	(2,022)

Income (loss) before equity in affiliates	12,683	(181)	(2,242)	10,260
Income from equity in affiliates			385	385

Net income (loss)	12,683	(181)	(1,857)	10,645

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Revenues.  Our total revenues increased by 61.8% from $19.3 million for the six months ended June 30, 2008 to $31.2 million for the six months ended June 30, 2009, primarily due to an increase of $7.1 million in revenues from real estate consulting and information services as we expanded our geographical coverage and gained new clients and an increase of $4.9 million in revenues from advertising services as we began to offer advertising sales services in the first half of 2009.

Cost of Revenues.  Our cost of revenues increased by 88.3% from $1.8 million for the six months ended June 30, 2008 to $3.4 million for the six months ended June 30, 2009, primarily due to an increase of $2.5 million in advertising costs related to the advertising sales services that we started to provide in 2009, partially offset by decreases of $0.7 million and $0.2 million in database and map expenses, respectively, as our CRIC system underwent less intensive modification and updating in the first half of 2009 than it had in the first half of the preceding year.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses increased by 108% from $7.5 million for the six months ended June 30, 2008 to $15.6 million for the six months ended June 30, 2009. The largest component of these expenses, salary and benefits, increased from $3.5 million for the six months ended June 30, 2008 to $7.2 million for the six months ended June 30, 2009, primarily due to our increased number of employees. Share-based compensation expenses increased from $0.5 million for the six months ended June 30, 2008 to $2.0 million for the six months ended June 30, 2009, primarily due to the modification of exercise prices and vesting schedules for certain E-House options in November 2008 and our own granting of options in January 2009. Our rental expenses increased from $0.3 million for the six months ended June 30, 2008 to $1.4 million for the six months ended June 30, 2009, primarily due to our opening offices in new cities. Opening offices in new cities also contributed to increases in our office and travel expenses for the six months ended June 30, 2009 as compared with the six months ended June 30, 2008.

Foreign Exchange Loss.  We had a foreign exchange loss of $22,007 for the six months ended June 30, 2009, compared to $1.2 million for the six months ended June 30, 2008, primarily because the exchange rate between the RMB and the U.S. dollar was stable in the first half of 2009 and the U.S. dollar holdings that had been responsible for the foreign exchange loss in the first half of 2008 were eventually converted into RMB.

Income Tax Expense.  We had an income tax expense of $2.0 million for the six months ended June 30, 2009, compared to an income tax expense of $1.6 million for the six months ended June 30, 2008, primarily due to the increase in our income before taxes, partially offset by a decline in nondeductible income allocations from E-House.

Income from Equity in Affiliates.  Income from equity in affiliates represents income from China Online Housing, the joint venture we formed with SINA in April 2008. Our income from equity in affiliates was $0.4 million for the six months ended June 30, 2009, compared to $0.2 million loss for the six months ended June 30, 2008.

Noncontrolling Interest.  Noncontrolling interest reflects a minority shareholder’s 40% share of the net loss of our subsidiary Wushi Advertising. The net loss attributable to the noncontrolling interest was $0.4 million for the six months ended June 30, 2009, compared to $813 for the six months ended June 30, 2008.

Net Income Attributable to CRIC.  As of result of the forgoing, we had net income attributable to CRIC of $11.0 million for the six months ended June 30, 2009, compared to $7.2 million for the six months ended June 30, 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenues.  Our total revenues increased by 511% from $8.2 million in 2007 to $50.0 million in 2008, primarily due to substantial consulting revenues derived from strategic arrangements we entered into with major developers covering multiple cities and projects and an increase in the number and size of consulting projects completed for other developers. In particular, our strategic cooperation agreement in December 2007 with Evergrande, under which we were engaged for one year as the exclusive provider of real estate information and market consulting services to 37 of Evergrande’s real estate projects under development, generated 56.6% of our revenues in 2008. Our three largest developer clients in 2008, namely Evergrande, Shanghai Urban Development (Group) Co., Ltd. and Sky East Resources Ltd., all of whom were new clients, accounted for 82.4% of our total revenues in 2008. In addition, 2008 was the first year that we started to generate substantial subscription revenue from our CRIC system.

Cost of Revenues.  Our cost of revenues increased by 224% from $0.9 million in 2007 to $2.9 million in 2008, primarily due to higher costs associated with developing, maintaining and updating our CRIC system as a result of the expansion of our real estate information and consulting services. Expanding to additional cities caused us to incur additional expenses for acquiring data, and the increase in subscribers placed additional demands on system maintenance.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses increased by 298% from $5.0 million in 2007 to $19.8 million in 2008. The increase in selling, general and administrative expenses was due to the overall expansion of our business, including expansion into new cities. The largest component of these expenses, salary and benefits, increased from $3.0 million in 2007 to $9.2 million in 2008, primarily due to our increased number of employees. Our consulting expenses increased from $0.2 million in 2007 to $1.8 million in 2008, primarily representing the share of E-House’s professional fees that was allocated to us. E-House’s professional fees rose significantly after it listed on the New York Stock Exchange in August 2007. Our expansion into new cities caused our travel expenses to increase from $0.2 million to $1.5 million and our rental expenses to increase from $0.2 million in 2007 to $1.3 million in 2008. Meanwhile, our marketing and advertising expenses increased from $124,353 in 2007 to $1.4 million in 2008 as we increased our advertising spending to raise awareness of our brand and our services. These increases were partially attributable to an increase in allocation of costs from corporate and shared services provided to us by E-House as a result of the increases in our revenues and headcount.

Foreign Exchange Loss.  Our foreign exchange loss increased from $0.5 million in 2007 to $1.3 million in 2008, primarily due to losses on the U.S. dollar cash balance we maintained in Shanghai CRIC’s bank account as the U.S. dollar depreciated against the RMB.

Income Tax Expense.  Our income tax expenses increased from $0.3 million in 2007 to $4.7 million in 2008, primarily due to the substantial increase in our income before taxes, partially offset by a reduction in income tax rate for Shanghai CRIC.

Income from Equity in Affiliates.  Income from equity in affiliates represents income from China Online Housing, the joint venture we formed with SINA in April 2008. Our income from equity in affiliates was $0.2 million in 2008, compared to nil in 2007.

Noncontrolling Interest.  Noncontrolling interest reflects a minority shareholder’s 40% share of the net loss of our subsidiary Wushi Advertising. The net loss attributable to noncontrolling interest was $0.3 million in 2008, compared to nil in 2007.

Net Income Attributable to CRIC.  As a result of the foregoing, we had net income attributable to CRIC of $22.2 million in 2008, compared to net income attributable to CRIC of $2.1 million in 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues.  Our total revenues increased by 51.9% from $5.4 million in 2006 to $8.2 million in 2007, primarily due to continued expansion of our real estate consulting services as we completed more projects for our developer clients, including an increase of $1.5 million in consulting revenue related to land transfers.

Cost of Revenues.  Our cost of revenues increased by 318% from $0.2 million in 2006 to $0.9 million in 2007, primarily due to our expansion of the CRIC system to cover additional cities and to include a larger amount of data.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses increased by 127% from $2.2 million in 2006 to $5.0 million in 2007, primarily due to hiring of additional staff as we expanded our business together with the associated costs related to the increased size of our staff. Salary and benefit expenses increased from $0.9 million in 2006 to $3.0 million in 2007. Office and other expenses were the second largest component of our selling, general and administrative expenses in 2007, increasing slightly from $0.3 million in 2006 to $0.7 million in 2007.

Foreign Exchange Loss.  Our foreign exchange loss was $0.5 million in 2007, compared to nil in 2006, primarily due to losses on the U.S. dollar cash balance we maintained in Shanghai CRIC’s bank account as the U.S. dollar depreciated against the RMB.

Income Tax Expense.  Our income tax expenses decreased from $0.9 million in 2006 to $0.3 million in 2007, primarily due to a decrease in our taxable income.

Net Income Attributable to CRIC.  As a result of the foregoing, we had net income attributable to CRIC of $2.1 million in 2007, basically unchanged from 2006.

Our Selected Quarterly Results of Operations

The following table sets forth our unaudited condensed consolidated selected quarterly results of operations for each of the six quarters in the period from January 1, 2008 to June 30, 2009. You should read the following table in conjunction with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our audited consolidated financial statements. The unaudited consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2008	2008	2008	2008	2009	2009
	(in thousands of $)

Total revenues	8,195	11,083	17,146	13,625	12,167	19,033
Cost of revenues	(813)	(983)	(495)	(606)	(1,305)	(2,076)
Selling, general and administrative expenses	(3,200)	(4,304)	(5,057)	(7,260)	(6,843)	(8,768)
Income from operations	4,182	5,796	11,594	5,759	4,019	8,189
Interest income	106	50	221	44	10	86
Other income (expense)	(1,056)	(140)	(145)	—	19	(41)
Income before taxes and equity in affiliates	3,232	5,706	11,670	5,803	4,048	8,234
Income tax expense	(574)	(988)	(2,090)	(1,069)	(660)	(1,362)
Income before equity in affiliates	2,658	4,718	9,580	4,734	3,388	6,872
Income from equity in affiliates	—	(151)	89	216	85	300
Net income	2,658	4,567	9,669	4,950	3,473	7,172
Net (income) loss attributable to noncontrolling interest	—	1	(73)	390	176	179
Net income attributable to CRIC	2,658	4,568	9,596	5,340	3,649	7,351

Our total revenues and net income attributable to CRIC fluctuate from quarter to quarter. See “Risk Factors—Risks Related to Our Real Estate Information, Consulting and Advertising Services—Our results of operations may fluctuate or otherwise be materially and adversely affected due to seasonal variations and the project-by-project nature of some of our real estate consulting projects.” Our revenues and net income attributable to CRIC have historically been substantially lower during the first quarter than other quarters. The fact that we may recognize all of the revenues for a real estate consulting project when the project is completed may cause a sharp increase in our revenues and net income attributable to CRIC in the quarter when the project is completed, as occurred during the three months ended September 30, 2008. We expect to continue to see fluctuations in our quarterly results of operations after the completion of this offering, both for the reasons given above and due to the seasonality in the results of operations for China Online Housing, which may be significant.

Our Liquidity and Capital Resources

Our principal sources of liquidity have been capital contributions from E-House and cash generated from operating activities. Our cash and cash equivalents consist of cash on hand and deposits placed with banks, are unrestricted as to withdrawal or use and have original maturities of three months or less. We currently anticipate that we will be able to meet our needs to fund operations for at least the next twelve months with operating cash flow and existing cash balances.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(in thousands of $)

Net cash provided by (used in) operating activities	(562)	(1,230)	(3,246)	6,110	27,396
Net cash provided by (used in) investing activities	(3,003)	596	(12,201)	(16,246)	(7,705)
Net cash provided by financing activities	5,000	25,000	14,097	13,187	6,353
Net increase (decrease) in cash and cash equivalents	1,459	24,952	(620)	4,246	26,059
Cash and cash equivalents at the beginning of the year	—	1,459	26,411	26,411	25,791
Cash and cash equivalents at the end of the year	1,459	26,411	25,791	30,657	51,850

Operating Activities

Our operating activities primarily comprise our real estate information, consulting and advertising services. Our fees from some real estate consulting services to clients are conditional upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. The contractual period is usually between one and twelve months. Our accounts receivable as of June 30, 2009 included $5.4 million in billed accounts receivable and $7.8 million in unbilled accounts receivable. Unbilled accounts receivable represent amounts recognized in revenue prior to issuing official tax receipts to clients. We regularly review the collectability of unbilled accounts receivable using the same method as that used for billed accounts receivable. Although the service agreements with our developer clients are generally silent in this regard, we typically settle the payments for consulting services with our developer clients after the completion of the consulting projects, which generally last several months. Therefore, our working capital levels are affected by the time lag between the time we provide services, bill our clients and collect the payments owed to us, which is reflected in our accounts receivable and has from time to time resulted in negative operating cash flows. See “Risk Factors—Risks Related to Our Real Estate Information, Consulting and Advertising Services—Substantial defaults by our clients on accounts receivable could have a material adverse effect on our business, results of operations and financial condition” for further information. As we continue to expand the scale of our business, our working capital requirements are expected to increase as well.

Net cash provided by operating activities amounted to $27.4 million in the six months ended June 30, 2009, primarily due to our net income of $10.7 million and the reduction in our outstanding accounts receivable by $10.8 million.

Net cash used in operating activities amounted to $3.3 million in 2008. While we achieved net income of $21.8 million in 2008, our accounts receivable increased by $21.7 million and we made advance payments for advertising placement of $6.7 million and deposit payment for purchasing of advertising placement with newspaper of $3.2 million. The growth in our accounts receivable was due to the rapid expansion of our business in 2008. The advance payments for advertising placement were related to our initial entry into the real estate advertising sales services sector.

Net cash used in operating activities amounted to $1.2 million in 2007, primarily due to an increase of $4.4 million in amounts due from related parties, partially offset by our net income in the amount of $2.1 million and a decrease of $1.0 million in accounts receivable.

Net cash used in operating activities amounted to $0.6 million in 2006, primarily due to an increase of $2.2 million in accounts receivable, partially offset by our net income in the amount of $2.1 million.

Investing Activities

Our investing activities primarily relate to our purchases and disposals of property and equipment and to our acquisition activities.

Net cash used in investing activities amounted to $7.7 million in the six months ended June 30, 2009, primarily due to a payment of $5.9 million, net of cash acquired, for the acquisition of Portal Overseas Limited, which holds a 20-year lease of an office building that we use as our corporate office, and payments of $0.7 million for purchases of property and equipment. In addition, we paid $1.3 million in June 2009 as the final installment for our acquisition of Guangzhou Integrated.

Net cash used in investing activities amounted to $12.2 million in 2008, primarily due to $9.5 million in purchases of property and equipment (including a $7.8 million advance payment for an office building that we had intended to use as our corporate office but are now intending to sell), our $2.5 million investment in China Online Housing and our $2.5 million investment for a 100% interest in Guangzhou Integrated, partially offset by the collection of $2.2 million in related party loans.

Net cash provided by investing activities amounted to $0.6 million in 2007, representing the collection of $1.0 million in related party loans offset by $0.4 million in purchases of property and equipment.

Net cash used in investing activities amounted to $3.0 million in 2006, consisting of the $2.9 million loan to related parties that was subsequently repaid to us over the course of 2007 and 2008 and $76,414 in purchases of property and equipment.

Financing Activities

Our financing activities prior to this offering have primarily consisted of capital contributions from E-House. E-House contributed $5.0 million to us in 2006, $25.0 million to us in 2007 and $8.4 million to us in 2008. In addition, we borrowed $5.7 million from related parties in 2008 and another $6.1 million in the first six months of 2009, primarily from E-House. We did not have any outflows from financing activities in 2006, 2007, 2008 or the first six months of 2009.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2008:

		Payments Due by Period
		Less than			More than
	Total	1 year	1–3 years	3–5 years	5 years
		(in thousands of $)

Operating Lease Obligations	3,732	1,807	1,771	154	0

Total	3,732	1,807	1,771	154	0

Our operating lease obligations related to lease agreements with lessors of our office properties in the PRC.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, China’s consumer price index grew by 1.5%, 4.8% and 5.9% in 2006, 2007 and 2008, respectively. China has begun to experience deflation recently, and China’s consumer price index has fallen by 1.7% from June 2008 to June 2009.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by bank deposits with original maturities of three months or less. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk

Substantially all of our revenues and most of our expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to the U.S. dollar proceeds of this offering, most or substantially all of which we expect to convert into RMB over time for the uses discussed elsewhere under “Use of Proceeds.” We believe the impact of foreign currency risk is not material and we have not used any forward contracts, currency borrowings or derivative instruments to hedge our exposure to foreign currency exchange risk. Although in general our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and RMB because substantially all of our revenues and expenses are denominated in RMB and the functional currency of our principal operating subsidiaries and consolidated affiliated entities is the RMB, while we use the U.S. dollar as our functional and reporting currency and the ADSs will be traded in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. However, the People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. Since reaching a high against the U.S. dollar in July 2008, however, the RMB has traded within a narrow range against the U.S. dollar, remaining within 1% of its July 2008 high but never exceeding it. As a consequence, the RMB has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how RMB exchange rates may change again.

To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, acquisitions or other uses within the PRC, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. To the extent that we seek to convert RMB into U.S. dollars, depreciation of the RMB against the U.S. dollar would have an adverse effect on the U.S. dollar amount we receive from the conversion. As of June 30, 2009, we had RMB-denominated cash balances of $48.2 million and U.S. dollar–denominated cash balances of $2.4 million. Assuming we had converted the RMB-denominated cash balance of RMB329.2 million into U.S. dollars at the exchange rate of $1.00 for RMB 6.8302 as of June 30, 2009, this cash balance would have been $48.2 million. Assuming a 1.0% depreciation of the RMB against the U.S. dollar, this cash balance would have decreased to $47.7 million as of June 30, 2009.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141, Business Combinations: (Revised 2007) (“SFAS 141R”). SFAS 141R is relevant to all transactions or events in which one entity obtains control over one or more other businesses. SFAS 141R requires an acquirer to recognize any assets and noncontrolling interest acquired and liabilities assumed to be measured at fair value as of the acquisition date. Liabilities related to contingent consideration are recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of the consideration may be resolved beyond a reasonable doubt. This revised approach replaces SFAS 141’s cost allocation process in which the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their respective fair value. SFAS 141R requires any acquisition-related costs and restructuring costs to be expensed as incurred as opposed to allocating such costs to the assets acquired and liabilities assumed as previously required by SFAS 141. Under SFAS 141R, an acquirer recognizes liabilities for a restructuring plan in purchase accounting only if the requirements of SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, are met. SFAS 141R allows for the recognition of pre-acquisition contingencies at fair value only if these contingencies are likely to materialize. If this criterion is not met at the acquisition date, then the acquirer accounts for the non-contractual contingency in accordance with recognition criteria set forth under SFAS 5, Accounting for Contingencies, in which case no amount should be recognized in purchase accounting. SFAS 141R is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008. We adopted SFAS 141R on January 1, 2009 and have accounted for subsequent business combinations accordingly.

On April 1, 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”), which amends the guidance in SFAS No. 141R, to establish a model for preacquisition contingencies that is similar to the one entities used under Statement 141. Under the FSP, an acquirer is required to recognize at fair value an “asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period.” If the acquisition-date fair value cannot be determined, then the acquirer follows the recognition criteria in Statement 5 and Interpretation 14 to determine whether the contingency should be recognized as of the acquisition date or after it. The FSP is effective for business combinations whose acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We adopted FSP FAS 141(R)-1 on January 1, 2009 and have accounted for subsequent business combinations accordingly.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS 160). This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity and should be reported as equity on the financial statements. SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. Furthermore, disclosure of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest is required on the face of the financial statements. SFAS 160 is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008. The adoption of SFAS No. 160 on January 1, 2009 resulted in a minority interest reclassification on both the consolidated balance sheets and statements of income, with no other material impact to our financial position or results of operations.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. As a result of FSP 157-2, we will adopt FAS 157 for our non-financial assets and non-financial liabilities beginning with the first interim period of our fiscal year 2009. The adoption of FAS 157 for our non-financial assets and non-financial liabilities on January 1, 2009 did not have a material impact on our financial position, results of operations or cash flows.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”(“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active, and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with FAS 157. The adoption of FSP 157-3 did not have a material impact on our consolidated financial statements or the fair values of our financial assets and liabilities.

On April 9, 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with FASB 157 when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of FSP 157-4 on April 1, 2009 did not have a material impact on our consolidated financial statements or the fair values of our financial assets and liabilities.

In April 2008, the FASB issued FASB Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset in this FSP shall be applied prospectively to intangible assets acquired after the effective date. The adoption of FSP FAS 142-3 on January 1, 2009 did not have a material impact on our consolidated financial statements.

At the November 24, 2008 meeting, the FASB ratified the consensus reached by the Task Force in Issue No. 08-6, Equity Method Investment Accounting Considerations (“EITF 08-6”). Because of the significant changes to the guidance on subsidiary acquisitions and subsidiary equity transactions and the increased use of fair value measurements as a result of SFAS 141(R) and 160, questions have arisen regarding the application of that accounting guidance to equity method investments. EITF 08-6 provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue is effective for transactions occurring in fiscal years and interim periods beginning on or after December 15, 2008. Early adoption is not permitted. The adoption of EITF 08-6 on January 1, 2009 did not have a material impact our consolidated financial position and results of operations.

In April 2009, the FASB issued FSP FAS 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”). The FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The adoption of FSP FAS 115-2 and FAS 124-2 on April 1, 2009 did not have a material impact on our consolidated financial statements.

In November 2008, the FASB ratifies the consensus reached by the Task Force in EITF Issue 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”). EITF 08-7 requires entities that will acquire a defensive intangible asset after the effective date of SFAS 141R, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. EITF 08-7 is effective for defensive intangible assets acquired in fiscal years beginning on or after December 15, 2008. The adoption of EITF 08-7 on January 1, 2009 did not have a material impact on our consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective prospectively for interim or annual financial periods ending after June 15, 2009. The adoption of SFAS 165 on April 1, 2009 did not have a material impact on our consolidated financial statements.

In June 2009 the FASB issued SFAS No. 166, “Accounting for Transfers of financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. SFAS 166 will be effective for our fiscal year beginning January 1, 2010. We do not expect the adoption of SFAS 166 to have a material impact on our consolidated financial statements.

In June 2009 the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 eliminates Interpretation 46(R)’s exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying Interpretation 46(R)’s provisions. SFAS 167 will be effective for our fiscal year beginning January 1, 2010. We are currently assessing the potential impacts, if any, on our consolidated financial statements.

CORPORATE HISTORY AND STRUCTURE

Our parent E-House began developing the CRIC system in 2002, initially to support services to its clients. In April 2006, E-House incorporated a subsidiary, CRIC BVI, in the British Virgin Islands. In July 2006, E-House, through CRIC BVI, established a new PRC subsidiary, Shanghai CRIC, and transferred its assets and staff relating to the CRIC system to Shanghai CRIC. Shanghai CRIC began commercializing the CRIC system and offering information and related consulting services in 2006.

Shanghai CRIC began offering real estate advertising services in 2008 through a newly acquired consolidated affiliated entity in China, Tian Zhuo Advertising and its subsidiaries. Shanghai CRIC gained control and became the primary beneficiary of Tian Zhuo Advertising through a series of contractual arrangements with Tian Zhuo Advertising and its then sole shareholder, Mr. Xin Zhou, who is also our co-chairman and chief executive officer and the chairman of E-House.

In April 2008, CRIC BVI, through our subsidiary EIT, together with SINA, a leading online media company in China, formed a joint venture, China Online Housing, to build and operate a leading online real estate website in China. EIT held 34% of the equity interest in the joint venture.

E-House incorporated our company in the Cayman Islands in August 2008 and transferred all of the outstanding shares of CRIC BVI to our company in October 2008.

In July 2009, to comply with certain PRC regulations prohibiting a limited liability company owned solely by a natural person from holding wholly-owned subsidiaries, Mr. Xin Zhou transferred a 10% equity interest in Tian Zhuo Advertising to Mr. Xudong Zhu, our director. Upon the completion of such equity interest transfer, Shanghai CRIC entered into a series of new and amended contractual arrangements with Tian Zhuo Advertising and its shareholders.

In July 2009, Modern Information Ltd., a company incorporated in the British Virgin Islands, acquired from us 12.3% equity interest in EIT.

On July 23, 2009, we entered into a share purchase agreement with SINA, as amended on September 29, 2009, pursuant to which we have agreed to acquire SINA’s 66% equity interest in China Online Housing in exchange for issuing to SINA that number of our ordinary shares equal to 39% of our total post-issuance outstanding ordinary shares (without giving effect to this offering) upon and conditioned on the completion of this offering. Immediately upon the completion of this transaction, we will become the sole shareholder of China Online Housing, and E-House and SINA will become our two largest shareholders, holding          % and          % of our total outstanding ordinary shares, respectively, assuming the underwriters do not exercise their over-allotment option.

On September 1, 2009, we changed our name from CRIC Holdings Limited to China Real Estate Information Corporation.

On September 28, 2009, we issued 21,522,222 additional ordinary shares at par value to E-House. On the same date, we issued 3,033,333 ordinary shares at par value to Modern Information Ltd. in exchange for its indirect equity interest in China Online Housing. As a result, our total outstanding shares increased to 74,555,555 shares and we directly hold 34% of the total outstanding shares of China Online Housing.

The following diagram illustrates our corporate structure, including our principal operating subsidiaries, consolidated affiliated entities and our ownership structure, immediately upon the completion of this offering and our acquisition of SINA’s online real estate business.

(1)	Prior to the completion of this offering and our acquisition of SINA’s online real estate business, we and SINA hold 34% and 66% equity interests in China Online Housing, respectively. Pursuant to a share purchase agreement we entered into with SINA on July 23, 2009 and amended on September 29, 2009, we have agreed to acquire SINA’s 66% equity interest in China Online Housing immediately upon the completion of this offering and will then become the 100% shareholder of China Online Housing.

(2)	Shanghai CRIC also wholly owns Wuhan CRIC Information Technology Co., Ltd. and Chengdu CRIC Information Technology Co., Ltd., which are not illustrated in this diagram.

(3)	Tian Zhuo Advertising is a consolidated affiliated entity established in China in 2008 and is 90% owned by Mr. Xin Zhou, who is also our co-chairman and chief executive officer and the chairman of E-House, and 10% owned by Mr. Xudong Zhu, our director. We effectively control Tian Zhuo Advertising through contractual arrangements. See “Related Party Transactions—Contractual Arrangements with Tian Zhuo Advertising.”

(4)	Beijing Yisheng Leju is a consolidated affiliated entity established in China in 2008 and currently owned by two shareholders nominated by SINA. Upon the completion of our acquisition of SINA’s online real estate business, Beijing Yisheng Leju will be 80% owned by Mr. Xudong Zhu, our director, and 20% owned by Mr. Jun Luo, who will be our co-president upon the completion of this offering and our acquisition of SINA’s online real estate business, and the contractual arrangements entered into by Shanghai SINA Leju, Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo will become effective and will, upon their effectiveness, provide Shanghai SINA Leju with effective control of Beijing Yisheng Leju. See “Related Party Transactions—Contractual Arrangements with Beijing Yisheng Leju.”

OUR RELATIONSHIP WITH E-HOUSE

We are currently a subsidiary of E-House. E-House first reported its real estate consulting and information services business as a separate segment in its annual report on Form 20-F for the year ended December 31, 2008. Prior to this offering, E-House has provided us with finance and accounting, human resources management, administrative, internal control and audit, operational management, legal and information technology support services, and has also provided us with the services of a number of its executives and employees. Upon the completion of this offering, E-House will be our controlling shareholder, with a shareholding of     % of our outstanding ordinary shares assuming the underwriters do not exercise their over-allotment option.

We have entered into agreements with E-House with respect to various ongoing relationships between us. These include a master transaction agreement, an offshore transitional services agreement, an onshore transitional services agreement, a non-competition agreement, an onshore cooperation agreement and a consulting and services agreement relating to certain services to be provided by us to E-House. The following are summaries of these agreements. For the complete text of these agreements, please see the copies included as exhibits to the registration statement filed with the SEC of which this prospectus is a part.

Master Transaction Agreement

The master transaction agreement contains provisions relating to our carve-out from E-House. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us for all liabilities associated with the current and historical real estate information, consulting and advertising services business and operations that have been conducted by or transferred to us, and generally will place on E-House the financial responsibility for liabilities associated with all of E-House’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and E-House indemnify each other with respect to breaches of the master transaction agreement or any related inter-company agreement.

In addition, we have agreed to indemnify E-House against liabilities arising from misstatements or omissions in this prospectus or the registration statement of which it is a part, except for misstatements or omissions relating to information that E-House provided to us specifically for inclusion in this prospectus or the registration statement of which it forms a part. We also have agreed to indemnify E-House against liabilities arising from any misstatements or omissions in our subsequent SEC filings and from information we provide to E-House specifically for inclusion in E-House’s annual or quarterly reports following the completion of this offering, but only to the extent that the information pertains to us or our business or to the extent E-House provides us prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of E-House. Similarly, E-House will indemnify us against liabilities arising from misstatements or omissions in its subsequent SEC filings or with respect to information that E-House provided to us specifically for inclusion in this prospectus, the registration statement of which this prospectus forms a part, or our annual or quarterly reports following the completion of this offering.

The master transaction agreement contains a general release, under which the parties will release each other from any liabilities arising from events occurring on or before the initial filing date of the registration statement of which this prospectus forms a part, including in connection with the activities to implement this offering. The general release does not apply to liabilities allocated between the parties under the master transaction agreement or the other inter-company agreements.

Furthermore, under the master transaction agreement, we have agreed to use our reasonable best efforts to use the same independent certified public accounting firm selected by E-House and to maintain the same fiscal year as E-House until the first E-House fiscal year-end occurring after the earlier of (1) the first date when E-House no longer owns at least 20% of the voting power of our then outstanding securities and (2) the first date when E-House ceases to be the largest beneficial owner of our then outstanding voting securities (without considering holdings by certain institutional investors). We refer to this earlier date as the control ending date in this prospectus. We also have agreed to use our reasonable best efforts to complete our audit and provide E-House with all financial and other information on a timely basis so that E-House may meet its deadlines for its filing of annual and quarterly financial statements.

Under the master transaction agreement, E-House Research and Training Institute, the research arm of E-House, or other members of the group performing similar functions, will provide us, during the service period until the control ending date and free of charge, with regular macro-economic and real estate industry research and information services and customized real estate industry research and information services from time to time based on our specific request. E-House Research and Training Institute reserves all intellectual property rights in respect of the services it provides. We may use the service products provided by E-House Research and Training Institute for the operation of our business, including operation of the CRIC system.

The master transaction agreement will automatically terminate five years after the first date upon which E-House ceases to own in aggregate at least 20% of the voting power of our then outstanding securities. This agreement can be terminated early by mutual written consent of the parties.

Offshore Transitional Services Agreement

Under the offshore transitional services agreement, E-House agrees that, during the service period, E-House will provide us with various corporate support services, including:

•	general finance and accounting support;

•	human resources management support;

•	administrative support;

•	internal control and internal audit support;

•	operational management support;

•	legal support; and

•	information technology support.

E-House also may provide us with additional services that we and E-House may identify from time to time in the future. It may engage third parties to provide services covered by the offshore transitional service agreement.

The offshore transitional service agreement provides that the performance of a service according to the agreement will not subject the provider of such service to any liability whatsoever except as directly caused by the gross negligence or willful misconduct of the service provider. Liability for gross negligence or willful misconduct is limited to the lower of the price paid for the particular service or the cost of the service’s recipient performing the service itself or hiring a third party to perform the service. Under the offshore transitional services agreement, the service provider of each service is indemnified by the recipient against all third-party claims relating to provision of services or the recipient’s material breach of a third-party agreement, except where the claim is directly caused by the service provider’s gross negligence or willful misconduct.

The price to be paid for the services provided under the offshore transitional service agreement shall be the actual direct costs and indirect costs of providing such services. Direct costs include compensation and travel expenses attributable to employees, temporary workers, and contractors directly engaged in performing the services as well as materials and supplies consumed in performing the services. Indirect costs include occupancy, information technology supervision and other overhead costs of the department incurring the direct costs of providing the service.

The offshore transitional services agreement provides for a service period commencing on the date when the registration statement on Form F-1 is first publicly filed with the SEC, and ending on the date when E-House ceases to own in aggregate at least 20% of the voting power of our then outstanding securities or ceases to be the largest beneficial owner of our then outstanding voting securities, without considering holdings of institutional investors that have acquired our securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing our control.

Either party may terminate the offshore transitional services agreement with respect to either all or part of the services by giving a 90-day prior written notice to the other party. The agreement provides for an early termination fee in the case of early termination by E-House, but does not quantify the amount of or specify the calculation method, for such fee.

Onshore Transitional Services Agreement

The onshore transitional services agreement adopts terms and conditions similar to those of the offshore transitional services agreement. Under the onshore transitional services agreement, Shanghai Real Estate Consultant and Sales (Group) Co., Limited, an indirectly wholly-owned subsidiary of E-House, or E-House Shanghai, agrees, during the applicable service period, to provide Shanghai CRIC with various corporate support services, including general finance and accounting support, human resources management support, administrative support, internal control and internal audit support, operational management support, legal support and information technology support. E-House Shanghai also may provide Shanghai CRIC with additional services that Shanghai CRIC and E-House Shanghai may identify from time to time in the future. E-House Shanghai may engage third parties to provide services covered by the onshore transitional services agreement.

The price to be paid for the services provided under the onshore transitional service agreement shall be the actual direct costs and indirect costs of providing such services. Direct costs include compensation and travel expenses attributable to employees, temporary workers, and contractors directly engaged in performing the services as well as materials and supplies consumed in performing the services. Indirect costs include occupancy, information technology supervision and other overhead costs of the department incurring the direct costs of providing the service.

The onshore transitional services agreement provides for a service period commencing on the date when the registration statement on Form F-1 is first publicly filed with the SEC, and ending on the date when E-House ceases to own in aggregate at least 20% of the voting power of our then outstanding securities or ceases to be the largest beneficial owner of our then outstanding voting securities, without considering holdings of institutional investors that have acquired our securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing our control.

Either party may terminate the onshore transitional services agreement with respect to either all or part of the services by giving a 90-day prior written notice to the other party. The agreement provides for an early termination fee in the case of early termination by E-House Shanghai, but does not quantify the amount of or specify the calculation method, for such fee.

Non-competition Agreement

The non-competition agreement provides for a non-competition period beginning on the date of the agreement and ending on the later of (1) three years after the first date when E-House ceases to own in aggregate at least 20% of the voting power of our then outstanding securities and (2) five years after the date that the registration statement on Form F-1 is first publicly filed with the SEC. This agreement can be terminated early by mutual written consent of the parties.

E-House has agreed not to compete with us during the non-competition period in the business of providing real estate information and consulting services, real estate advertising services, and operating business-to-business and business-to-consumer Internet websites targeting participants in the real estate industry as described in this prospectus, anywhere in the world, with the exception of E-House Research and Training Institute as long as its revenues from third parties do not exceed 5% of our total revenues for the same fiscal year. We have agreed not to compete with E-House during the non-competition period in the business of primary real estate agency services, secondary real estate brokerage services and any other businesses conducted by E-House, as described in its periodic filings with the SEC.

The non-competition agreement also provides for a mutual non-solicitation obligation that neither E-House nor we may, during the non-competition period, hire, or solicit for hire, any active employees of or individuals providing consulting services to the other party, or any former employees of or individuals providing consulting services to the other party within six months of the termination of their employment or consulting services, without the other party’s consent, except for solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in a hiring within the non-competition period.

Consulting and Services Agreement

Under this consulting and services agreement, Shanghai CRIC, as the consulting services provider, agrees that within the service period of ten years commencing on April 1, 2009, it will provide E-House Shanghai and/or its designated PRC affiliated entities with (i) regular real estate information and consulting services in respect of certain real estate projects as specified in the agreement or otherwise agreed upon by Shanghai CRIC and E-House Shanghai from time to time, for which E-House Shanghai and/or the affiliated entities provide real estate agency services, and (ii) special real estate information and consulting services to be separately agreed upon between Shanghai CRIC and E-House Shanghai. Shanghai CRIC and E-House Shanghai shall consult with each other in respect of extension of the service period at least one month prior to the expiration of the service period. Neither party may unilaterally terminate the agreement early except where the other party is in a material breach of the agreement and fails to rectify the breach as required under the agreement.

Under the consulting and services agreement, a service fee for the regular real estate information and consulting services shall generally be charged on a quarterly basis at the quarterly rate of RMB70,000 ($10,249) per project for the first year, with annual adjustments according to market rates, and service fees for any special real estate information and consulting services shall be separately reviewed and agreed upon between the parties.

According to the consulting and services agreement, Shanghai CRIC reserves all intellectual property rights in respect of the service products it provides. E-House Shanghai and/or its affiliated entities shall only use the services provided by Shanghai CRIC in their internal research for the purpose of operation of the business of E-House Shanghai and/or its relevant affiliated entities.

Onshore Cooperation Agreement

Under this onshore cooperation agreement, E-House Shanghai, Shanghai CRIC and Tian Zhuo Advertising agree that they will cooperate with each other in sharing information about potential demands for products and/or services and developing clients. If any party is aware that its customers, suppliers or other business partners may have demands for the products and/or services of any other party, it will share such information with such other party, to the extent not in violation of any applicable law and its confidentiality obligations under any contract. Furthermore, the parties agree to cooperate with each other, to the extent commercially reasonable and in the manner deemed to be appropriate, in referring the principal products and/or services of any other party, joint pitching for and negotiating with clients, and entering into agreements with clients. In the event the parties jointly enter into an agreement with a client, they shall determine their respective rights and obligations in writing through amicable negotiations, and based on the principle of fairness and the fair market values of the products and/or services offered by the parties. The parties agree not to charge any fees for their cooperation and assistance provided under the agreement unless they separately and explicitly agree otherwise.

The onshore cooperation agreement provides for a term commencing on its date of execution and ending on the date when E-House ceases to own in aggregate at least 20% of the voting power of our then outstanding securities or ceases to be the largest beneficial owner of our then outstanding voting securities, without considering holdings of institutional investors that have acquired our securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing our control. None of the parties may unilaterally terminate the agreement early except where another party is in a material breach of the agreement and fails to rectify the breach under the agreement.

Registration Rights Agreement

We, E-House and SINA have agreed to enter into a registration rights agreement prior to the completion of this offering that will provide E-House and SINA certain registration rights. See “Related Party Transactions—Transactions and Agreements with SINA and China Online Housing.”

INDUSTRY BACKGROUND

The Real Estate Industry in China

Growth of the Primary Real Estate Industry in China

China’s primary real estate industry has grown rapidly in recent years. According to the National Bureau of Statistics of China, the total gross floor area of primary residential properties sold in China grew at a CAGR of 13.4% from 2004 to 2008. In 2008, China’s real estate industry experienced a downturn as a result of, among other things, the global financial crisis and government measures adopted before the breakout of the global financial crisis to restrain what the PRC government perceived as unsustainable growth and speculation in China’s real estate industry. Since early 2009, China’s real estate industry has rebounded and many cities have experienced increases in real estate prices and transaction volumes.

The following table sets forth certain data regarding China’s primary property and primary residential property markets for the periods indicated.

	2004	2005	2006	2007	2008	CAGR

Primary property floor space sold (million sq.m.)	382	555	619	774	621	12.9%
Primary residential property floor space sold (million sq.m.)	338	496	554	701	559	13.4%
Average selling price of primary properties (RMB per sq.m.)	2,778	3,168	3,367	3,864	3,877	8.7%
Average selling price of primary residential properties (RMB per sq.m.)	2,608	2,937	3,119	3,645	3,655	8.8%
Total revenues from primary properties sold (billion RMB)	1,038	1,758	2,083	2,989	2,407	23.4%
Total revenues from primary residential properties sold (billion RMB)	862	1,456	1,729	2,557	2,042	24.1%

Source: National Bureau of Statistics of China

Key Factors Contributing to the Growth of the Real Estate Industry in China

Growth of the PRC economy and rising income levels.  China’s economy has experienced significant growth since the early 1980s. According to the National Bureau of Statistics of China, the gross domestic product, or GDP, of China grew at a CAGR of 11.0% from 2004 to 2008. As a result of this economic growth, disposable income per capita of urban residents has increased at a CAGR of 13.8% from 2004 to 2008 according to the National Bureau of Statistics of China.

Increasing urbanization and affluent urban population.  Substantial economic growth in China during the past three decades has resulted in growing urbanization and an increasingly affluent urban population, which are expected to drive increasing demand for privately owned residential housing in urban areas in China. The following table sets forth selected data regarding China’s urbanization for the periods indicated.

	2004	2005	2006	2007	2008	CAGR

Urban population (in millions)	543	562	577	594	607	2.8%
Total population (in millions)	1,300	1,308	1,314	1,321	1,328	0.5%
Urbanization rate (%)	41.8	43.0	43.9	44.9	45.7
Disposable income per capita of urban residents, annual (in RMB)	9,422	10,493	11,759	13,786	15,781	13.8%

Source: National Bureau of Statistics of China

Regulatory reform to encourage private home ownership.  Prior to the 1990’s, most of China’s urban population lived in government-owned housing allocated by the PRC government or state-owned enterprises. In the 1990s, the PRC government began housing reform programs aimed at establishing a viable and affordable private housing market, stimulating domestic consumption and relieving the government and state-owned enterprises of the responsibility for providing housing, primarily by encouraging private home ownership. This has led to rapidly rising private home ownership rates in China’s urban areas since the late 1990s. The rapid growth of China’s real estate industry has also led to growth in real estate–related markets that facilitate the financing, purchase and sale of real estate in China, including increasing availability of real estate brokerage, advertising, listings, mortgage finance and home-related products and services. As a result of increases in average income levels, urbanization and reforms encouraging private home ownership, despite the downturn in China’s real estate industry in 2008, we believe the residential property market in China will continue to grow in the future.

Recent PRC government measures.  With the rapid growth of China’s real estate industry, average prices in more developed cities such as Beijing and Shanghai rose sharply from 2003 to 2007, causing concerns within China’s government about the possibility of a real estate bubble. In response to these concerns, China’s government unveiled new measures in May and July 2006 aimed at controlling surging property prices through a combination of measures, including new taxes on sales of property, an increase in minimum down payment requirements for mortgage loans, restrictions on how developers and banks fund new real estate projects and purchases of residential property, and restrictions on purchases of real estate by foreign investors.

Since 2008, the PRC government has eased these restrictions and introduced measures aimed at stimulating residential property purchases by individuals and stabilizing the real estate industry in response to the downturn in China’s real estate industry and a slowdown of China’s economic growth. For example, in the fourth quarter of 2008, the People’s Bank of China significantly lowered benchmark interest rates. In addition, in October 2008, the PRC government lowered transaction taxes, minimum down payment requirements, and the mortgage interest rate for certain residential real estate transactions.

The Secondary Real Estate Market and Rental Market in China

To date, growth in the secondary real estate market in many cities in China has been limited as compared to the primary market due to large number of new properties available and PRC governmental restrictions on resale of state-allocated properties, which account for a large though diminishing portion of total housing properties in China. However, the secondary market has grown significantly in more developed cities, such as Shanghai, Beijing and Shenzhen. In recent years, transaction volume, in terms of total property units and gross floor area sold, in the secondary real estate markets of these cities has approached or surpassed transaction volume in their respective primary property markets, though total secondary transaction value continues to lag behind primary transaction value.

We expect the secondary real estate market to develop more significantly in the coming years as the proportion of non-state-allocated properties grows and lower-income buyers move into properties being vacated by buyers of primary properties.

As both the primary and secondary real estate markets continue to develop in China, we expect that the rental market will also become increasingly active. Due to increasing investment in residential real estate by both domestic and international investors, there has been an increasing supply of rental properties in many major cities.

We believe that increasing competition among property owners, property brokers and agents along with the growing supply of, and increasing number of transactions in, China’s secondary and rental properties will cause the demand for advertising, listing and other information services to continue to grow significantly in the foreseeable future.

China’s Home Furnishing and Improvement Market

The home furnishing and improvement sector in China can be broadly divided into three segments: home furniture, home appliances, and home improvement, which includes interior design and decoration. According to Access Asia, the total market for the home furnishing and improvement sector in China increased from RMB25.3 billion in 2002 to RMB49.1 billion in 2008.

The home furnishing and improvement sector in China is flourishing largely as a result of a robust residential real estate market, the large number of unfurnished newly constructed units, and a burgeoning middle class that is seeking a higher quality of living. It is common in China for new residential homes to be delivered by developers as unfinished and empty shells that new home owners would then need to fit out, decorate and furnish on their own. As a consequence, home furnishing and improvement represents a large and growing market in China. We believe that the growing home furnishing and improvement market has created significant demand for related advertising services, which is currently underserved by advertisers.

The Real Estate Information and Consulting Services Sector in China

The real estate information and consulting services sector in China is at an early stage of development. According to the Frost & Sullivan Report, the real estate information and consulting service sector has grown from RMB1.3 billion in 2006 to RMB2.1 billion in 2008, representing a CAGR of 28.1%. It is projected to grow from RMB2.6 billion in 2009 to RMB6.1 billion in 2013, representing a CAGR of 23.8%.

The Real Estate Information Services Sector

Real estate information services include both standardized and customized data products and services in respect of real estate projects, land parcels, national policies and transactions. According to the Frost & Sullivan Report, the real estate information service sector in China increased from RMB30 million in 2006 to RMB290 million in 2008. It is projected to increase to RMB1.5 billion by 2013. According to the Frost & Sullivan Report, there were almost a hundred real estate information service providers in China in 2008, only 22% of which were able to provide nationwide data information, and sales revenue of the top five providers accounted for approximately 60% of the total revenue of China’s real estate information services sector in 2008.

The Real Estate Consulting Services Sector

Real estate consulting services include real estate project consulting, high-end strategic consulting, marketing consulting and transaction consulting. According to the Frost & Sullivan Report, the real estate consulting services sector in China increased from RMB1.3 billion in 2006 to RMB1.8 billion in 2008, representing a CAGR of 20.3%. It is projected to increase from RMB2.1 billion in 2009 to RMB4.6 billion in 2013, representing a CAGR of 21.4%. The entry barriers for the real estate consulting service market are low and there are nearly a thousand providers competing in this market, including international consulting companies, domestic consulting firms and individual consulting brands. The international consulting companies, such as DTZ, CB Richard Ellis and Jones Lang LaSalle, mainly target high-end clients with a focus on strategic and property management consulting. Domestic consulting firms generally target mid-market clients and specialize in real estate project consulting services. Individual consulting brands, which constitute the majority of the real estate consulting services providers, are usually small and are as a whole less specialized. According to the Frost & Sullivan Report, the sales revenues of the top five providers accounted for approximately 33% of the total revenues of China’s real estate consulting service sector in 2008.

Key Factors Contributing to the Growth of the Real Estate Information and Consulting Services Sector

Growth of the real estate industry in China.  China’s real estate industry has grown rapidly in recent years. We believe that the same factors that have contributed to this growth will continue to drive future growth of China’s real estate industry. We believe the overall growth of China’s real estate industry has contributed and will continue to contribute to a growing demand for real estate information and consulting services.

Specialization and competition among real estate developers.  As China’s real estate industry becomes more mature, real estate developers have become increasingly specialized, focusing more on planning, building and managing property development and outsourcing non-core functions to outside service providers. The specialization of developers in China’s real estate industry spurs demand for professional and specialized information and consulting services. In addition, we believe that intense competition among developers has caused developers to increasingly require accurate, comprehensive and detailed market information, both national and local, to support their decision making.

Value and cost advantage brought by independent professional real estate information and consulting services providers.  We believe real estate developers increasingly realize the value of, and therefore are willing to pay for, independent and objective research and value-added market analysis. Given their limited internal resources and the significant time and monetary investment required to gather these data, real estate developers also have realized that it is often more cost-effective to engage professional information and consulting services providers for their market research, information gathering and consulting needs.

As a result of the foregoing factors, we believe there is strong market demand for integrated real estate information and consulting services firms that can provide consolidated real estate information, intensive analysis of real estate market and transaction data covering a broad range of geographic markets in China and highly specialized consulting services to clients.

China’s Real Estate Advertising Market

China’s Advertising Market

Advertising spending in China totaled RMB139.5 billion in 2008, according to ZenithOptimedia’s March 2009 Advertising Expenditure Forecasts Report, making China the second largest advertising market in Asia after Japan. According to ZenithOptimedia, from 2004 to 2008, advertising spending in China grew over three times faster than the average worldwide growth rate during the same period, making it one of the fastest growing advertising markets in the world during that period. ZenithOptimedia predicts that the advertising market in China will experience continued growth with a CAGR of 6.5% from 2008 to 2011 and reach RMB168.5 billion by 2011.

The growth of China’s advertising industry is being driven by rapid and sustained economic growth and significant increases in consumer spending. China’s economy continues to grow rapidly as compared to more developed economies. According to the International Monetary Fund, China was the third largest economy in the world in 2008 in terms of GDP. Disposable income per capita of urban residents in China increased at a CAGR of 13.8% from 2004 to 2008 according to the National Bureau of Statistics of China. Advertising spending per capita as a percentage of GDP in China remains very low relative to developed countries and regions, implying that there is significant growth potential for China’s advertising industry as its consumer markets continue to develop and income levels increase.

China’s Real Estate Internet Advertising Market

Growth in Internet Usage in China.  According to a report published by the China Internet Network Information Center, or CNNIC, approximately 338 million people, or 25.5% of the total population of China, were Internet users as of June 30, 2009. The number of Internet users has increased from 80 million as of December 31, 2003 to 298 million as of December 31, 2008, according to CNNIC. In addition, the prevalence of Internet use is notably higher in large cities such as Beijing, Shanghai and Tianjin, where approximately 60%, 60% and 44% of the population in each city, respectively, used the Internet in 2008.

Growth in Internet Advertising in China.  According to iResearch, the total market value of Internet advertising grew from RMB2.3 billion in 2004 to RMB17.0 billion in 2008, and is projected to increase to RMB43.6 billion in 2011, representing an expected CAGR of 36.9% from 2008 to 2011. Internet advertising as a percentage of the total advertising industry by expenditures grew from 1.8% in 2004 to 8.4% in 2008, demonstrating the increased popularity of the Internet as an advertising medium.

We believe that the Internet overcomes many of the limitations of traditional offline advertising by providing customers with access to detailed, up-to-date searchable information. Online advertising is also considered to be more cost effective with more measurable impact than traditional media. The Internet is expected to become the second largest advertising medium in China after television by 2011, according to ZenithOptimedia’s March 2009 Advertising Expenditure Forecasts Report.

Internet Real Estate Advertising in China.  With the rapid development of the residential real estate sector in China coupled with increased levels of Internet use, the demand for online information related to real estate and home furnishing and improvement has also increased significantly in recent years. According to iResearch, Internet advertising spending by real estate advertisers in China increased from RMB538.3 million in 2006 to RMB972.7 million in 2008, representing a CAGR of 34.3%, with Internet advertising spending by the real estate industry ranking fourth among industries in terms of spending on Internet advertising in 2008, with only the transportation, information technology products, and Internet services industries spending more. We believe that real estate advertisers in China will continue to increase their spending on Internet advertising to promote real estate projects and related products and services to China’s large and growing Internet user base.

BUSINESS

Overview

We are the largest provider of real estate information and consulting services in China in terms of market share measured by revenue, according to the Frost & Sullivan Report. Upon the completion of this offering, we will also operate a leading real estate Internet business in China by acquiring the online real estate business operated by SINA Corporation, or SINA, a leading online media company in China.

We are currently a subsidiary of E-House (China) Holdings Limited, or E-House, a leading real estate services company in China listed on the New York Stock Exchange. E-House will remain our parent company and controlling shareholder after this offering. We operate a proprietary, advanced and comprehensive real estate information database and analysis system, or the CRIC system. As of June 30, 2009, our CRIC system contained detailed data on over 38,200 developments or buildings and over 24,200 parcels of land for development in 56 cities throughout China. Prior to July 2006, our CRIC system had been used as an internal resource to support E-House’s real estate agency and brokerage services as well as consulting and information services. We began to commercialize the CRIC system by selling subscriptions in July 2006 and have generated revenues from our real estate information services since then. We began offering and generating revenues from real estate consulting services in 2002. Such services were provided through various subsidiaries of E-House prior to 2006 and, since 2006, through our main operating subsidiary, Shanghai CRIC.

We have the largest research and development team in China’s real estate information and consulting services sector, according to the Frost & Sullivan Report. Capitalizing on our proprietary CRIC system and our dedicated real estate research and development team, we provide a broad range of real estate–related services, including subscription-based information services, customized consulting services and, since 2008, advertising services and real estate websites serving different industry participants. We generate revenues from subscription fees for our real estate information services, consulting fees for our real estate consulting services and fees for our real estate advertising design and sales services. Upon the completion of this offering and our acquisition of SINA’s online real estate business, we will also generate revenues from sales of online real estate advertising. Our major clients primarily include real estate developers in China.

Immediately upon the completion of this offering, we will acquire SINA’s online real estate business and SINA will become a significant shareholder of our company. SINA’s online real estate business operates a leading real estate Internet business in China that provides region-specific real estate news and information, property data and access to online communities via local websites covering 48 cities across China as of June 30, 2009. We expect that our acquisition of SINA’s online real estate business and our anticipated business partnership with SINA going forward will create substantial synergies between our current operations and SINA’s online real estate business by, among other things, providing our real estate developer clients with access to SINA’s large Internet user base and leveraging our established relationships with real estate developers to attract more advertising clients for SINA’s real estate websites, which we will operate after the completion of this offering. We believe that the combination of our CRIC system, our extensive experience and knowledge in the real estate services industry, our anticipated business partnership with SINA, and the expected support from both E-House and SINA are difficult to replicate and present a high entry barrier for our competitors.

We intend to integrate our recently launched real estate websites with SINA’s real estate websites. Our combined real estate Internet operations after this offering will serve multiple participants in the real estate industry value chain, including developers, suppliers, agents, brokers, service providers and individual consumers, allowing us to further capitalize on our CRIC system and the knowledge and experience we and SINA have gained in serving China’s real estate industry and expand our revenue streams. Our recently launched real estate websites have not generated any revenue to date. Upon the completion of this offering and our acquisition of SINA’s online real estate business, we intend to leverage the scale of our combined real estate Internet operations and SINA’s large Internet user base to begin generating revenues from our recently launched websites by, among other things, selling online advertising space on these websites in the future.

Our total revenues grew from $5.4 million in 2006 to $8.2 million in 2007, and then to $50.0 million in 2008, and grew from $19.3 million in the six months ended June 30, 2008 to $31.2 million in the six months ended June 30, 2009. Our operating costs and expenses increased from $2.4 million in 2006 to $5.9 million in 2007 and $22.7 million in 2008, and increased from $9.3 million in the six months ended June 30, 2008 to $19.0 million in the six months ended June 30, 2009. Our net income attributable to CRIC was $2.1 million in both 2006 and 2007, and increased to $22.2 million in 2008. Our net income attributable to CRIC increased from $7.2 million in the six months ended June 30, 2008 to $11.0 million in the six months ended June 30, 2009. Upon becoming a stand-alone public company, we will begin to establish our own financial, administrative and other support systems or contract with third parties to provide certain support systems to us, the costs of which may be higher than our current cost allocation with E-House for the same services. On an unaudited pro forma condensed basis, giving effect to our acquisition of SINA’s online real estate business as if it had been completed on January 1, 2008, our total revenues and net income attributable to shareholders would have been $84.4 million and $21.5 million, respectively, in 2008, and $46.4 million and $9.8 million, respectively, in the six months ended June 30, 2009.

In connection with our acquisition of SINA’s online real estate business, we will acquire certain intangible assets from SINA and grant options to certain employees of SINA who will join us. As a result, upon the closing of the acquisition, we will incur substantial non-cash charges arising from amortization of intangible assets recorded at fair value and share-based compensation, which would materially and adversely affect our results of operations for the quarterly and annual periods including and following the date of completion of the acquisition. The amount of these non-cash charges will be determined based in part on the offering price of our shares in this offering.

Our Strengths

We believe our current operations combined with SINA’s online real estate business have the following competitive strengths:

Advanced and comprehensive real estate information database and analysis system. We believe our proprietary CRIC system is the first and only service-oriented information system that provides advanced, comprehensive, in-depth and up-to-date information covering residential and commercial real estate projects and land for development in substantially all major geographic markets in China. Our parent E-House began developing the CRIC system in 2002, and over the years we have compiled a vast amount of real estate–related information in the CRIC system, including data on specific real estate development projects or parcels of land, industry research reports, macroeconomic, demographic and industry-specific statistics and real estate–related news. Our CRIC system is also equipped with a variety of tools and functionality that allow efficient retrieval and compilation of meaningful data and the preparation of customized market and topical analyses. We believe that our CRIC system forms the core technology and know-how for our real estate information and consulting services as it offers developers and other industry participants direct access to valuable information they need to assist in their analysis and decision making. Our CRIC system is also a crucial source of knowledge and intelligence for our real estate consulting staff in their efforts to provide a variety of consulting services to meet our clients’ needs. Given the significant amount of time, resources and expertise required to develop and maintain a comprehensive real estate information database, we believe that our CRIC system represents a formidable barrier to entry for potential competitors and is the foundation of the success of our real estate information and consulting services.

Strong synergies with SINA.  SINA is a leading online media company and well-known brand in China. Our parent company, E-House, is a leading real estate services company in China based on scope of services, brand recognition and geographic presence. In an industry in which brand recognition, reputation, customer confidence and referrals play important roles in attracting and retaining customers, we believe that our business partnership with SINA and association with E-House will provide strong support in multiple aspects of our business and differentiate us from our competitors. Our business partnership with SINA will provide us and our real estate developer clients access to SINA’s large Internet user base and established online advertising expertise. Our association with E-House brings to us potential clients through E-House’s national real estate agency services. Our strong real estate developer client base is expected to bring potential advertising clients to our future online real estate advertising business acquired from SINA. In addition, we are well positioned to benefit from synergies between our CRIC system and SINA’s Internet technologies and experience. Our CRIC system provides SINA’s real estate websites with access to comprehensive, in-depth and up-to-date real estate information, which we expect will enhance the attractiveness of and user loyalty to SINA’s real estate websites. We believe that the strong brand recognition of SINA and E-House, expected support from both companies as our two largest shareholders upon the completion of this offering, and the substantial synergies between our current operations and SINA’s online real estate business provide a strong platform for us to grow our business in China.

Leading real estate Internet business in China.  We believe that SINA’s leading real estate websites, combined with our recently launched real estate websites and our expertise in the real estate industry, will create a leading real estate Internet business in China. SINA’s real estate websites are specifically designed for individual consumers. Our recently launched real estate websites include www.winfang.com, which is designed to be an online business-to-business marketplace primarily for real estate material suppliers and service providers; fy.dichan.com, which is designed for real estate agents and brokers; and www.dichan.com, which provides high-quality content for real estate professionals. Our combined real estate Internet business after this offering will serve both real estate businesses and individual customers. We believe that our current and future Internet operations will allow us to further capitalize on our CRIC system and the knowledge and expertise we and SINA have developed in providing services to the real estate industry, and diversify our sources of revenues.

Extensive nationwide networks and strong brand recognition.  We and SINA have each established an extensive nationwide service network. As of June 30, 2009, our service network consisted of our headquarters in Shanghai and branch offices in 31 other cities in China. We also collect data in 24 additional cities in China. SINA’s online real estate business has directly-operated offices in 13 major cities and cooperates with local business partners to operate local real estate websites covering an additional 35 cities across China. We believe that the combination of our and SINA’s service networks will provide us one of the broadest geographic coverage in China’s real estate industry and allow us to capture growth opportunities and expand our market share in targeted geographic markets. In addition, both our CRIC brand and China Online Housing’s SINA Leju brand enjoy strong brand recognition in China. Since its commercialization in 2006, we believe our CRIC brand has become well-recognized among major real estate developers and other participants in the real estate industry in China for being the provider of choice of advanced and comprehensive real estate information and customized, value-added consulting services. Since its introduction in April 2008, SINA Leju has established itself as a leading brand among individual users of online real estate services in China and has attracted millions of individual users. We believe the extensive nationwide networks we and SINA have established as well as the broad recognition of the CRIC and SINA Leju brands among real estate businesses and individual consumers provide us a significant competitive advantage.

Largest research and development team.  Our information and consulting services are supported and enhanced by a team of experienced and dedicated research and development staff, including many highly regarded industry experts with in-depth knowledge of the real estate industry, market dynamics and regulatory environment in China. We have the largest research and development team in China’s real estate information and consulting services sector, according to the Frost & Sullivan Report. As of June 30, 2009, we had 231 research and development staff based in our offices in 32 cities. Our research capability is complemented by our contractual arrangement with E-House Research and Training Institute, the research arm of our parent company E-House. While our research and development staff focus their research activities primarily at the micro level, the researchers at E-House Research and

Training Institute specialize in macro-level research about the real estate industry as a whole. We believe that the combination of our team of experienced and dedicated research and development staff and our unique proprietary CRIC system further raises the entry barrier for potential competitors.

Diversified revenue streams with dedicated teams covering various customer segments.  Supported by our proprietary CRIC system, our current Internet operations combined with SINA’s online real estate business offer a broad range of real estate information, consulting and advertising services and operate websites targeted at real estate developers, agents, brokers, suppliers, service providers and individual consumers. We believe that our comprehensive service offerings provide us with diversified revenue streams and enable us to identify and capture market opportunities across the entire real estate value chain. We have dedicated teams to provide extensive and effective coverage for each of our customer segments. For instance, our nationwide consulting services network consists of our headquarters in Shanghai and branch offices in 31 cities and is dedicated to providing information and consulting services to both local and national clients. Our research team based in 32 cities is dedicated to collecting, compiling, updating and analyzing market data for our CRIC system. We believe our dedicated teams and scalable platform enable us to quickly identify and, with support from our proprietary CRIC system, capture market opportunities in China’s real estate market.

Experienced and stable management team.  We have an experienced and stable management team with strong operational experience, execution capability and real estate industry expertise. In particular, our co-chairman, Mr. Xin Zhou, is a well recognized expert in the real estate services industry with over 16 years of experience in this industry. This is evidenced by the numerous awards he has received in recognition of his achievements in the real estate industry in China, including being named one of the “2005 Ten Most Influential People in the Real Estate Services Industry” from the China City Property Exposition Commission and his appointment as Chairman of the Real Estate Services Committee of the China Real Estate Association. Our co-president, Mr. Zuyu Ding, has over 12 years of experience working in the areas of real estate–related research and technology and has been with us since our inception. Mr. Jun Luo, who will be our co-president upon the completion of this offering and our acquisition of SINA’s online real estate business, has been the general manager of SINA’s online real estate business since 2007 and has over 12 years of experience in China’s Internet and technology industry. Our success has also been attributed to a stable team of mid-level management, whom we have been able to attract, train and retain through a combination of performance-linked compensation, career-oriented training and career advancement opportunities. We believe our experienced and stable management team have contributed significantly to our past success and will continue to contribute to our further growth.

Our Strategy

Our goal is to become the leading integrated online and offline real estate information and consulting services provider in China by leveraging our competitive strengths and capitalizing on the substantial potential synergies between our current operations and SINA’s online real estate business. We intend to execute the following strategies to achieve our goal:

Expand the subscriber base of our CRIC system and promote our premium information and consulting services.  We intend to further monetize the CRIC system by expanding the subscription memberships for services based on our CRIC system. With respect to small to mid-sized developers, we aim to convert more of them to become subscribers of the CRIC system. In addition, we believe that, as a comprehensive database with sophisticated report-generating and analytic functions and numerous industry articles, the CRIC system is a potential platform for providing information services to the entire real estate industry and all real estate market participants in China. Therefore, we intend to aggressively seek subscriptions to the CRIC system among non-developers, such as governmental agencies, universities, research institutes, the media and financial institutions. With respect to large developers in China and the international developers that have entered the Chinese market, we will focus on increasing the average spending of these clients on our services by promoting our premium information and consulting services. We believe that, due to their size and sophistication, these clients are more likely to recognize the value of, and therefore are more receptive to, our premium information and consulting services. We also intend to aggressively market our customized consulting services, which are tailored to meet the specific needs of our clients, as the average contract value of our customized consulting services is much higher than that for our information services.

Expand the coverage and functionality of our CRIC system.  Our CRIC system serves as the foundation of our service offerings. In order to maintain and enhance our competitive advantage, we intend to continuously improve our CRIC system by expanding its geographic coverage, enriching its content by adding additional information such as information related to secondary properties for sale and for rent as well as suppliers and providers of home furnishing and improvement products and services, and developing new features and functionalities to meet clients’ needs. We plan to add more cities to the CRIC system and believe the addition of more cities to our database will be welcomed by our large developer clients which are expanding their operations nationwide. For cities already covered in our database, we plan to keep the information in our database comprehensive and up-to-date by conducting frequent updates. In addition, we intend to add new features and functionalities to the CRIC system to accommodate our clients’ needs. For example, we plan to offer different versions of our database designed for specific segments of our client base, such as a professional version for real estate professionals, an enterprise version for developers, a media version for the media, and an international version for international clients.

Integrate and expand our Internet operations.  We plan to integrate and expand our real estate Internet operations so that it will become an important contributor to our future revenues and profitability. We intend to integrate SINA’s real estate websites that we will acquire upon the completion of this offering with our recently launched Internet real estate websites. We plan to further expand our Internet business and attract more users by continuing to add more services on these websites and improve their design and functionality. We believe our integrated real estate Internet operations will provide comprehensive services and one-stop advertising solutions to all participants in China’s real estate industry, including, among others, real estate property developers, agents, brokers, suppliers and service providers as well as individual consumers. In addition, we believe the “SINA” brand name and access to SINA’s large user base will help contribute to increased user traffic at our recently launched websites and promote cross-selling opportunities with the SINA’s real estate websites.

Capitalize on synergies between our current operations and SINA’s online real estate business.  We believe our business partnership with SINA will result in attractive synergies among our current business and SINA’s online real estate business. We plan to leverage our extensive national sales network for our information and consulting services by referring more real estate advertising clients to SINA’s real estate websites. Meanwhile, we plan to take advantage of the combined real estate Internet operations resulting from our acquisition of SINA’s real estate websites to provide our real estate developer clients with access to SINA’s large Internet user base. We also plan to provide visitors to SINA’s real estate websites with greater access to comprehensive, in-depth and up-to-date real estate information by integrating our CRIC system with our expanded real estate Internet operations. We intend to continuously improve the design and functionality of our real estate websites to enhance user experience and loyalty and increase user traffic to our websites, which in turn are expected to attract more advertising to our websites.

Selectively pursue strategic acquisitions and business partnerships.  The real estate information and consulting services sector in China is in its infancy and presents opportunities for strategic acquisitions, business partnerships and consolidation. We have in the past expanded our service offerings through selected strategic acquisitions and business partnerships. For example, through our joint venture with SINA and the acquisition of SINA’s online real estate business, we obtained a leading real estate Internet business for individual consumers and access to the experience, resources and brand recognition of a leading Internet portal in China. In July 2009, we purchased a 90% interest in Fangyou Software, a software developer specializing in the development of software management systems for real estate agencies and brokerages. Fangyou Software operates Fangyou Online, at fy.dichan.com, our real estate website specially designed for real estate agents and brokers. We acquired www.winfang.com in October 2008 through the acquisition of Guangzhou Integrated, which has been operating the website since 2005.

We believe these strategic acquisitions and business partnerships benefit us by expanding and enhancing our service offerings and broadening and deepening our geographic coverage. We intend to continue to selectively pursue strategic acquisitions and business partnerships to expand our capability to serve clients and strengthen our position as an industry leader.

Our CRIC System

Our parent company, E-House, began developing the CRIC system in 2002, initially to support its primary and secondary real estate agency services. Over the years, we have compiled vast amounts of real estate–related information in the CRIC system, including data on specific real estate development projects and parcels of land, real estate–related news, macroeconomic, demographic and real estate industry-specific statistics, and research reports about the real estate industry in China. We built the CRIC system using in-house capabilities and hold copyright registrations in China that cover the core software developed by us. We believe our CRIC system is the most comprehensive real estate information database and analysis system in China. As of June 30, 2009, our CRIC system contained:

•	data on developments in 56 cities across China, consisting of data on over 32,300 residential developments, over 3,700 office buildings, over 2,200 commercial developments and over 24,200 parcels of land for development;

•	over 10,800 research reports written by our own research staff and by the researchers at the E-House Research and Training Institute;

•	over 38 categories of statistics for China and each of 56 cities across China; and

•	over 29,200 real estate–related news articles.

Structure and Functionality

Information in the CRIC system is organized into four broad categories: data on specific developments or parcels of land, research reports, statistics and news. Each category has its separate searchable database. In addition, we have created sub-databases to cover specific subject matters, such as an enterprise database, a project database and a media database.

Data on Specific Developments or Parcels of Land.  For each real estate development covered in the CRIC system, the database contains some or all of the following types of information:

•	Detailed information about the development itself. Depending on the nature of the development as residential, office or commercial, this type of information may cover the development’s location, including street address, names of the roads surrounding it, and marking on a two-dimensional digital map, number and type of buildings in the development, total construction area, property developer, sales agents, property manager, monthly management fee, construction start date, sale start date, average selling or rental price per square meter, renovation materials, plot ratio, percentage of green space, number of parking spaces, key equipment used in the building, key tenants, and other information.

•	Primary sales information. For residential developments and some office and commercial developments, our database contains transaction information on the initial sales of the units in a development. Such information generally includes total gross floor area sold, number of units sold, average selling price per square meter, transaction dates and prices of individual units and total transaction value on a monthly basis during the primary sales period.

•	Photographs. Depending on the nature of the development, the database generally contains photographs of the development, model units, public space inside and outside a building, and the surrounding areas. For some residential developments, there are also scanned images of floor plans of the units within the building. In addition, we have satellite images for each city covered by our database.

•	Advertising spending. For many developments, the database includes data on the developers’ advertising spending in connection with the marketing of the projects, including statistics on spending on print, television and outdoor media advertising.

•	Surrounding areas. The database also allows users to search for other real estate developments, land for development and certain facilities, such as mass transit stations, retail establishments, hospitals and schools, in the surrounding area of a development.

Users can search for information on a particular development either through key word search or, if the user knows the approximate location of the development, by clicking on the corresponding marking of the development on a satellite image. Once a particular development has been identified, our CRIC system allows users to search for other real estate developments, land for development and certain facilities in the surrounding area of the development. Using the advanced search function, users can also search for and obtain a list of all properties in a particular city that meet various standards set by the user. In addition, users can use an assortment of tools built into the software, and can sort and generate reports based on an array of search fields.

Research Reports.  There are two principal types of research reports in our CRIC system: (i) topical studies that focus on specific topics in the real estate industry, such as general market conditions, case studies of specific development projects, marketing and advertising analyses, regulatory developments, and consumer studies, and (ii) periodic reports that generally focus on market conditions in specific cities during the reporting period and are issued on a daily, weekly, monthly, quarterly or annual basis. The research reports in our CRIC system have been written either by our own research staff or by the researchers at the E-House Research and Training Institute and licensed for use in our database. Users can conduct key word searches in the research report database.

Statistics.  The statistics contained in our CRIC system include various macroeconomic and demographic data at both the national level and the city level, such as population, gross domestic product, per capita disposable income, per capital consumption and savings. The database also contains a wide variety of statistics specifically related to the real estate industry, at both the national level and the city level. The real estate–related statistics include (i) investment data, such as total investment in fixed assets, total amount and average price of land sold through public bidding, auction and listing, and total amount of foreign investments in real estate assets or properties, and (ii) transaction data, such as total gross floor area, total transaction value and average selling price per square meter of residential, office and commercial developments. Users can generate statistical reports by selecting various criteria from a menu of options and then download the report directly into a spreadsheet file.

News.  The news articles in our database cover a wide range of real estate–related topics from general economic, market and regulatory environments to specific development projects and real estate companies. Users can browse the news by topics or conduct key word searches in the database.

Data Collection

We have a team of dedicated data collection employees and have developed standardized data collection procedures to ensure the accuracy, consistency and timeliness of the data entered into our CRIC system. As of June 30, 2009, we had 196 data collection employees based in our offices in 32 cities. Our data collection employees undergo extensive training so that we can consistently implement standardized methods and processes in our data collection efforts across different developments in different cities.

We collect data for the CRIC system from multiple sources. Detailed information about specific developments or parcels of land is generally obtained from the developers or through on-site inspections conducted by our data collection team. We purchase most photographs of the developments and the surrounding areas from third-party providers and, as part of their on-site inspections, our data collection staff also take some photographs of the developments and the surrounding areas. We collect primary sales information either from public records, such as publications by local government agencies, or from third-party service providers or other sources. The two-dimensional digital maps used in our CRIC system are licensed from third party service providers. The licensing agreements grant us a non-exclusive license to use the maps in our database in connection with the provision of our services. The satellite images used in our CRIC system were purchased from third-party service providers. We purchase the statistical data included in our CRIC system from independent service providers, who generally compile the data based on publicly available statistics published by relevant governmental agencies.

While we strive to obtain the rights to use and reproduce copyrighted materials in our CRIC system from the copyright holders, we cannot assure you that we are always able to do so. See “Risk Factors—Risks Related to Our Real Estate Information, Consulting and Advertising Services—Copyright infringement and other intellectual property claims against us may materially and adversely affect our business and our ability to operate our CRIC system.”

Quality Controls and Data Updating

We use both automated and non-automated quality control procedures to ensure the accuracy of the data entered into our CRIC system. Our proprietary software tools automatically check for outdated information, incomplete data fields or conflicting data entries. We also monitor entries to critical fields of information to ensure all information is kept in compliance with our standard definitions and methodology. Our non-automated quality control procedures primarily consist of daily audits of a sample of data entered into our system. We provide ongoing training to our data collection team to ensure that they collect and compile data in accordance with our standardized procedures. In addition, one of the most important and effective quality control measures we rely on is feedback provided by our subscriber clients.

We update the information in the CRIC system from time to time in order to maintain the accuracy of such information. The frequency of the updates generally varies from daily to quarterly depending on the type of the information, availability of updated information and clients’ demands. We have also developed software tools to automate the updating process for primary sales information in certain major cities. These data, which our software tools can automatically scan and upload into the CRIC system, are usually published online by the local government agencies.

Shanghai CRIC, our principal operating subsidiary, was granted the ISO 9001:2000 certification for its systems and services in 2008. This certification is valid from 2008 to 2011 and certifies that Shanghai CRIC applies formalized business processes that meet the ISO 9001:2000 standard maintained by the International Organization for Standardization.

System Protection

We maintain a comprehensive information technology manual that provides for detailed policies and procedures for the protection of our information technology system, including data backup procedures, anti-virus and anti-hacking procedures, procedures for dealing with emergencies and catastrophes, and network and hardware maintenance policies. Our computer servers perform automatic data backup on a regular basis. In addition, we periodically conduct manual backup of all data onto CDs and store the CDs in a secure off-site location. We continually monitor our CRIC system in an effort to detect and prevent unauthorized access while ensuring fast and reliable access by our clients. Our main servers are located in the Internet data centers of a local telecommunications carrier in Shanghai. In the event of a system breakdown of our main servers, our backup servers can be operational within 30 minutes.

Our Services

We provide two principal types of services leveraging our CRIC system: subscription-based real estate information services and project-based real estate consulting services. In addition, we also offer real estate advertising services and operate several real estate websites targeting different participants in the real estate industry in China. Over time, we intend to enhance our existing services and offer additional services that further capitalize on our CRIC system to serve the evolving needs of our existing and new clients. In particular, we intend to expand and develop our real estate Internet operations through our acquisition and integration of SINA’s online real estate business. As of June 30, 2009, our network consisted of our headquarters in Shanghai and branch offices in 31 cities. In addition, we also collect data in 24 additional cities.

The following map shows cities where we maintain offices and cities where we collect data.

Real Estate Information Services

We provide two levels of real estate information services relying upon our CRIC system: basic information services and data integration services.

Basic Information Services.  We market and sell, on a subscription basis, the use of our CRIC system. Because information in our CRIC system is organized by cities, clients can tailor subscriptions to their own needs by subscribing only to information relating to particular cities. Under our agreements with clients for basic information services, clients typically agree to pay a fixed annual subscription fee at the beginning of the contract term in exchange for a non-exclusive right to use our CRIC system during the term of the agreement, generally one year. Upon the expiration of an agreement, we negotiate with the client for a new agreement, which may include new pricing terms and different coverage. The amount of the subscription fee under an agreement depends on the number of cities and the number of subscription accounts covered under the agreement. For some valued clients whose subscriptions cover multiple cities, we offer a discount from the amount that we otherwise would charge for similar coverage on an individual city basis.

Prior to 2009, clients could only access our CRIC system through terminals installed on their premises. At the beginning of 2009, we stopped using terminals and launched an upgraded version of the CRIC system, CRIC 2009, which allows subscribers to access the CRIC system via the Internet from their own computers by installing a logon interface software. Once the installation is completed, the subscriber can access our CRIC system using an assigned user ID and password. Each subscriber account can only be used on one computer. Therefore, clients that want access to our system from multiple computers need to set up and pay for multiple subscription accounts.

Data Integration Services.  In addition to basic subscriptions, we also offer data integration services by leveraging the information and data contained in our CRIC system and its flexible design and analytical capabilities. These premium services include, in addition to access to our CRIC system, periodic research reports and analysis that suit the specific needs and requirements of individual clients. These reports are delivered in electronic or paper format on a daily, weekly, monthly, quarterly or annual basis and may include analysis of real estate developments and transactions for a city, a district, or individual developers and projects, or analysis of periodic trends in transaction volume and price.

We believe our data integration services create value for our clients by helping them monitor competitors’ development projects, gather market intelligence needed for their decision-making process, and otherwise follow the latest developments in the real estate industry. Our agreements with clients for data integration services generally have a minimum term of three months and require the clients to pay a fixed monthly or quarterly subscription fee. The amount of the subscription fee under an agreement depends on the type and frequency of the reports required by the client. We often offer our data integration services together with our solution consulting services described below as a bundled package.

The number of subscribers to our CRIC system increased from approximately 1,600 as of December 31, 2008 to approximately 2,600 as of June 30, 2009.

Real Estate Consulting Services

We provide real estate consulting services tailored to meet the needs of real estate developer clients at various stages of the project development and sales process and other clients with particular requests and needs. Our consulting services include services designed to help real estate developer clients formulate solutions to meet their specific needs and services designed to facilitate large-scale land or development project purchase and sale transactions. In certain instances, we agree to a consulting arrangement wherein payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. In other instances, we provide services periodically during the development stage of a real estate project, such as monthly market updates. We offer our services for a wide range of developments, including residential, commercial, office, lodging, industrial, tourism, and cultural developments. The following is a description of some principal types of consulting services we provide.

Land Acquisition Consulting.  Under applicable PRC law, all usage rights for land to be developed for commercial uses must be granted by way of public bidding, auction or listing. Real estate developers retain us in connection with their proposed acquisition of properties that are in the public bidding, auction or listing process or through negotiated transfers. We provide developers with development potential and risk analysis reports of the properties under consideration, including information such as comparable real estate transaction histories, potential target market for the development project or projected price. We also provide consultancy services to land owners to market the land to developers and introduce developers to land owners.

Real Estate Development Consulting.  We offer a variety of services to developers who have obtained land development rights. We provide project feasibility studies that include general information on market conditions and trends and information concerning the demographics and the existing and projected amenities in the area where the project will be located. We also provide a comprehensive analysis of the real estate transaction history of nearby development projects, including average selling price and sales activities, marketing and advertising campaigns employed, amenities and services offered, and demographics targeted by these projects. We work with developers to define the targeted demographic and determine the floor plan, optimal unit size, price schedule, interior and landscaping design criteria, construction material, and the services and amenities for each development phase.

Marketing Consulting.  We offer marketing and advertising consulting services, either on a stand-alone basis or as part of a comprehensive consulting services package, to developers. Under these engagements, we analyze the characteristics of the development project and the target market and prepare a report that describes our advice on both overall marketing and advertising strategy, and specific marketing and advertising plans for various phases of the development. If requested, we can also assist the developer client in selecting and supervising third-party marketing and advertising companies to implement the marketing and advertising plans.

Comprehensive Solution Consulting.  We offer consulting services that aim to help clients develop comprehensive plans for their development projects. In these engagements, we work closely with designated client staff to prepare a detailed consulting report that sets forth our advice on the entire development and, if applicable, the post-completion operation process, ranging from overall development strategies and plans to architectural design, marketing and advertising strategies to operating and profit models.

Real Estate Websites

In 2008, we began assembling an Internet business targeting different participants in the real estate industry in China, through both self development and acquisitions. As of June 30, 2009, our Internet operations had not generated any revenue. However, we believe that our Internet operations will allow us to further capitalize on our CRIC system and the knowledge and expertise we have developed in the real estate services industry to explore new growth opportunities.

www.dichan.com.  A trial version of www.dichan.com was launched in January 2009. It leverages the information in our CRIC system and the expertise of our research staff, and is designed to be an online information center for real estate industry professionals. It provides real estate–related news and statistical data, a real estate knowledge library that contains various research reports, and an online community that includes both interest-based forums and blogs. It also serves as a gateway to our other Internet websites. Much of the information presented on this website, such as real estate–related news, statistical data and research reports, comes from the CRIC system. A number of our research professionals also write regular columns and blogs for this website.

fy.dichan.com.  Fangyou Online, at fy.dichan.com, is designed specifically for real estate agents and brokers to establish online shop fronts, list properties for sale or for rent, manage their listings and exchange information with each other. This website was initially developed by Fangyou Software, a software company specializing in the development of software management systems for real estate agencies and brokerages. We acquired Fangyou Software in July 2009. Its software management systems are being used by approximately 20,000 real estate agencies and brokerages in China. Leveraging its existing user base, Fangyou Software launched Fangyou Online in 2008. In addition to allowing registered users to list secondary property information, we have also built our own database of secondary properties for sale or for rent and post such information on fy.dichan.com. We intend to add such information into our CRIC system in the near future.

www.winfang.com.  We acquired Guangzhou Integrated, a provider of real estate consulting and training services, in October 2008. Guangzhou Integrated operates www.winfang.com, which is designed to be an online business-to-business marketplace primarily for suppliers and service providers to the real estate industry. Registered users can post information about their products and services, including written descriptions, pictures and photographs. Real estate developers can browse or conduct searches on the website looking for potential suppliers and service providers. In addition, we have developed a separate database of supplier and service provider information and intend to add such information into our CRIC system in the near future.

Real Estate Advertising Services

We began to offer real estate advertising design and sales services primarily to real estate developers in 2008 through our consolidated affiliated entity in China, Tian Zhuo Advertising, and its subsidiaries. In July 2008, we acquired a 60% interest in Wushi Advertising, which provides real estate advertising design services to developers.

We currently provide real estate advertising design services in ten cities in China, including Beijing, Chengdu, Changsha, Jinan, Qingdao, Shanghai, Shenyang, Tianjin, Wuhan and Xi’an. In addition, in Shanghai, we make wholesale purchases of advertising space in print and other media and resell them to our developer clients. We plan to offer real estate advertising services in more cities and expand our operations in the cities in which we currently offer such services. We believe our entry into the real estate advertising market provides us with an additional tool to offer integrated services to our real estate developer clients and enable us to capitalize on a growing demand by real estate developers for advertising services.

SINA’s Online Real Estate Business

History

SINA, a company independent from us, is a leading online media company and mobile value-added services, or MVAS, provider in China. It provides services through five major business lines, including SINA.com (online news and content), SINA Mobile (MVAS), SINA Community (Web 2.0-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping). SINA.com offers a variety of free interest-based web channels including, among others, SINA News, SINA Sports, SINA Auto, SINA Finance and SINA Real Estate.

On January 1, 2008, SINA started to reorganize its real estate and home furnishing channels and online real estate advertising business into a separate unit with its own legal entities, management team, advertising operations, systems and physical facilities. The reorganization was completed on April 1, 2008 with the formation of a joint venture, China Online Housing, between SINA and us. SINA contributed $2.5 million in cash, certain assets and the rights to operate its real estate and home furnishing channels for a period of ten years. The rights include the licenses granted to China Online Housing to use SINA’s trademark, domain name, portal technologies and certain software. We contributed $2.5 million in cash and a ten-year license to use the database in our CRIC system. We and SINA beneficially own 34% and 66% of China Online Housing, respectively.

SINA entered into an agency agreement with China Online Housing, under which, for three years starting from April 1, 2008, China Online Housing would be the exclusive advertising agent of SINA’s channels other than its real estate and home furnishing channels, or SINA’s non-real estate channels, for advertising sold to real estate advertisers. Under the agency agreement, China Online Housing provided SINA a minimum guarantee for advertising sold from SINA’s non-real estate channels.

On July 23, 2009, we and SINA entered into a share purchase agreement, as amended on September 29, 2009, pursuant to which we have agreed to acquire SINA’s 66% equity interest in China Online Housing in exchange for issuing to SINA that number of our ordinary shares equal to 39% of our total post-issuance outstanding ordinary shares (without giving effect to this offering) upon and conditioned on the completion of this offering. We, E-House and SINA have agreed to enter into a shareholders agreement and a registration rights agreement upon the completion of this offering. SINA and China Online Housing have entered into an amended and restated advertising agency agreement, a domain name and content license agreement, a trademark license agreement and a software license and support services agreement, which will become effective immediately upon the closing of our acquisition of SINA’s equity interests in China Online Housing.

Upon the completion of this offering and our acquisition of SINA’s online real estate business, we will, through China Online Housing, operate SINA’s online real estate business which is described below and SINA will stop independently operating an online real estate business.

Overview

SINA’s online real estate business operates a leading real estate Internet business in China that provides region-specific real estate news and information, property data and access to online communities to real estate consumers and participants via local websites covering 48 cities across China as of June 30, 2009. Leveraging SINA’s strong brand recognition and market influence in China’s online space and its large user base, SINA’s online real estate business enables real estate advertisers to reach target audiences in many of China’s major cities. SINA’s online real estate business derives substantially all of its revenues from sales of online advertising.

As of June 30, 2009, SINA’s online real estate business had directly-operated offices in 13 major cities that have relatively large populations and good potential for real estate advertising. In addition, SINA cooperates with local hosting partners to operate local real estate websites in 35 other cities across China. SINA’s local presence in each of these cities allows it to tailor its advertising offerings to local conditions and the needs of local real estate developers, agents, brokers, suppliers, service providers and individual consumers. SINA intends to continue to expand its online real estate advertising business into more cities across China.

Real Estate Websites

SINA’s online real estate business currently consists of real estate and home furnishing channels. It launched the SINA Leju brand after the formation of the joint venture and its homepage, www.leju.com, is currently a gateway to SINA’s real estate and home furnishing channels, as well as the gateway to SINA’s real estate online communities. Users may also directly access SINA’s real estate channel via house.sina.com.cn and SINA’s home furnishing channel via jiaju.sina.com.cn. In addition, users may access SINA’s real estate and home furnishing channels through SINA’s home page at www.sina.com.cn. Users can access the content on these websites using their computers or other Internet-enabled devices.

SINA’s real estate channel provides news, information and property data for the primary, secondary and rental real estate markets covering 48 cities across China as of June 30, 2009. In addition to offering a large portfolio of news content from well-known Chinese media as well as local media, SINA’s real estate channel also provides other useful information in the form of published content, such as how-to guides for buyers, sellers and owners of properties, and user-generated contents from online communities such as discussion forums. Leveraging the database from our proprietary CRIC system, SINA’s real estate channel also enables real estate consumers to readily access property data and real estate transaction information through a user-friendly search tool. SINA’s home furnishing channel contains information on suppliers and providers of home furnishing and improvement products and services as well as do-it-yourself projects related to home furnishing, decoration and remodeling. It also provides search tools that allow users to search for specific businesses by area of expertise or product or service category.

Services and Features for Users

News and Media

SINA’s real estate websites offer an extensive source of news and other content related to China’s real estate industry, consolidating news feeds from sources such as China Beijing TV Station, China News, China Daily, Nanfang Daily Group, Xinhua Net and Xinhua News Agency. Through SINA’s real estate websites, users have easy access to regularly updated real estate–related news from a large portfolio of reliable national and local sources and varying points of view. In addition, SINA produces online shows with industry celebrities, featuring business leaders, government officials and scholars to discuss trends and current events in China’s real estate industry. Internet users can interact with program guests on a real-time basis by using SINA’s proprietary video broadcasting client with live chat features via SINA’s real estate websites. We believe these online shows provide an effective way to enhance the SINA Leju brand and leadership in the real estate industry while attracting interested consumers to its real estate websites.

Real Estate Property Database and Search Tools

With on-the-ground capabilities across China and database support from our CRIC system, SINA has developed a comprehensive nationwide database of online real estate property listings covering over 48 cities in China as of June 30, 2009. As of the same date, this database contained information related to approximately 23,000 residential developments, 900 office buildings, and 460 commercial buildings.

Various query criteria, such as pull-down lists for “city,” “district,” “price range” and “number of rooms,” help users narrow their search to specific types of properties. Upon specifying the query parameters and hitting the search button, users are directed to a webpage listing available properties as well as basic information about each individual property, including the location, average quoted selling prices, number of rooms and source of the listing. Users may also access the detailed information on a particular real estate property by clicking on the location of such development on an electronic map of the relevant city.

SINA’s comprehensive property listing database provides individual consumers a valuable source of real estate information regarding primary, secondary and rental properties by allowing individual consumers interested in a specific real estate property to “self-appraise” the value of such property and retrieve price information of comparable properties located in the same or similar neighborhood in which such property is located. Since most cities in China lack residential appraisal services through which individual consumers can obtain the appraised value of a specific real estate property, we believe that SINA’s offering of CRIC’s comprehensive property listing database contributes to the attractiveness of SINA’s real estate websites, which in turn increases website traffic and SINA’s ability to sell more online advertising to real estate advertisers.

Online Interactive Community-Oriented Services

SINA’s real estate websites offer various online interactive community-oriented services that allow users to share personal, anecdotal and other information regarding different aspects of the real estate industry, specific development projects and residential communities, and other subjects. Such services include, among others, electronic bulletin board service forums, a blog platform for users interested in China’s real estate market to read and publish original writings, and a podcasting platform allowing users to upload, publish and manage their audio-visual information. We believe that the online interactive community-oriented services offered by SINA’s real estate websites are an effective way to create virtual communities of users with a common interest in real estate–related topics and offer more view points on various residential properties and communities across the country, which help foster user loyalty and increase website page views.

Offline Events, Activities and Leju Elite Club Membership

SINA periodically organizes offline events and activities for buyers and potential buyers of real estate properties, furniture and home decoration materials, such as site visits to development projects and bulk purchases of real estate properties, furniture and home decoration materials. Participants often enjoy discounts or other preferential treatment from developers and suppliers. In addition, SINA offers a Leju Elite Club membership, a free registration service that allows members to receive regular newsletter via email or short messages on real estate news and promotional updates. SINA collaborates with commercial banks in the issuance of credit cards to Leju Elite Club members. SINA also offers an online user hotline to respond to questions from Leju Elite Club members.

Advertising Offerings for Clients

SINA’s online real estate business generates substantially all of its revenues from sales of online advertising. SINA’s real estate advertising offerings are targeted at participants in China’s real estate industry. Real estate advertisers on SINA’s websites primarily include real estate developers, agents and brokers as well as suppliers and providers of home furnishing and improvement products and services. As the exclusive real estate advertising agency for SINA’s non-real estate channels, China Online

Housing allows its real estate advertising clients to advertise on SINA’s real estate channels as well as non-real estate channels.

SINA’s real estate advertising offerings include online advertising, sponsorship arrangement and virtual showroom. Online advertising arrangements allow advertisers to place advertisements on particular areas of SINA’s websites, in particular formats, such as banners and logos, and over particular periods of time. Sponsorship arrangements allow advertisers to sponsor a particular area on SINA’s websites in exchange for a fixed payment over the contract period. Virtual showroom is a product that allows Internet users to navigate through a virtual version of the property for sale and access live pre-sales support from the developer from SINA’s real estate websites. Online advertising and sponsorship arrangements account for the significant majority of China Online Housing’s advertising revenues from direct operations. SINA’s real estate advertising also includes revenue from hosting arrangements, which are derived from outsourcing certain regional sites to local business partners. Revenues from hosting arrangements are on a fixed fee and recognized ratably over the term of the contract.

For the nine months ended December 31, 2008 and six months ended June 30, 2009, China Online Housing had approximately 490 and 410 real estate advertising end-clients, respectively. China Online Housing sells its advertising through both advertising agencies and its direct sales force. A significant majority of the advertising revenues of China Online Housing have been derived from sales through advertising agencies. For the nine months ended December 31, 2008 and the six months ended June 30, 2009, China Online Housing’s three largest advertising agencies, namely Beijing Jiahua Hengshun Media Advertising Company Limited, Shanghai Xindu Advertising Media Company Limited and Shangtuo Zhiyang International Advertising (Beijing) Company Limited, contributed over 75% and 65%, respectively, of its advertising revenues.

Clients

Clients for our basic information services primarily consist of real estate developers. In addition, we also serve banks, insurance companies, institutional investors and other financial institutions and appraisers that require real estate market and transaction information to provide their services. Other subscribers include academic and research institutes and national and local governmental agencies that are interested in the macroeconomic implications of our data, and those in the home design industry or the media industry that are interested in the demographics and real estate statistics and data for a targeted area. Clients for our data integration services and consulting services are primarily real estate developers.

For national and regional real estate developers, we have generally maintained business relationships with their local subsidiaries or branches. We enter into different contracts with the local subsidiaries or branches of a developer. The formation or termination of a contract between us and a local subsidiary or branch of a developer generally would have no significant impact on our business relationships with the other subsidiaries or branches of the same developer. In limited cases, such as our relationships with Evergrande and Shanghai Urban Development (Group) Co., Ltd. that are described below, our business relationships are maintained primarily with the headquarters of the real estate developers.

Despite our limited operating history, we have successfully secured material contracts with several major developer clients in recent years. In December 2007, we entered into a strategic cooperation agreement with a term of one year with Evergrande, a large developer in China. This agreement was renewed for another one year term in December 2008 and will expire in December 2009. Under this agreement, we were engaged as the exclusive provider of real estate information system and market consulting services to 37 of Evergrande’s real estate projects under development. For each of the 37 projects for which Evergrande has engaged us for information and market consulting services, our subsidiary, Shanghai CRIC, entered into a real estate information and market consulting service agreement with a project development company owned by or affiliated with Evergrande.

In April 2008, we entered into a strategic cooperation agreement with Shanghai Urban Development (Group) Co., Ltd., a real estate developer in China. Under this agreement, we were engaged as the exclusive provider of real estate information system and market consulting services in relation to Shanghai Urban Development (Group) Co., Ltd.’s target geographic markets and its real estate projects. For each real estate development project, we entered into a separate agreement with the relevant project development company owned by or affiliated with Shanghai Urban Development (Group) Co., Ltd. All the project agreements expired on December 31, 2008 and none has been renewed. We do not provide services to Shanghai Urban Development (Group) Co., Ltd. as of the date of this prospectus.

E-House Real Estate Ltd. and Sky East Resources Ltd. entered into a service agreement under which, for a period from August 1, 2007 and December 30, 2008, E-House Real Estate Ltd. was engaged to market and identify potential buyers for a project in Harbin, China. Sky East Resources Ltd. successfully entered into a transaction with a buyer for such project through E-House Real Estate Ltd.’s services, and E-House Real Estate Ltd. charged a certain percentage of the transaction amount as the service fee. The service agreement expired on December 30, 2008 and no new contract has been entered into between the two parties. We do not provide services to Sky East Resources Ltd. as of the date of this prospectus.

Our top three developer clients in 2008, namely Evergrande, Shanghai Urban Development (Group) Co., Ltd. and Sky East Resources Ltd. (including their subsidiaries and branches), accounted for 56.6%, 15.6% and 10.3%, respectively, of our total revenues in the period. Evergrande accounted for 46.9% of our total revenues in the six months ended June 30, 2009. No other clients accounted for more than 10% of our total revenues during such periods. See “Risk Factors—Risks Related to Our Real Estate Information, Consulting and Advertising Services—To date, a limited number of real estate developers have contributed a substantial portion of our revenues due to the large size of their contracts with us; if we fail to continue to secure large contracts from existing, new or former clients, this could materially and adversely impact our revenues, results of operations and financial condition, or contribute to large fluctuations in our revenues, which may make it difficult to predict our results of operations from period to period.”

Research and Development

Our information and consulting services are supported and enhanced by a team of experienced and dedicated research staff, including many highly regarded industry experts with in-depth knowledge of the real estate industry, market dynamics and regulatory environment in China. We have the largest research and development team in China’s real estate information and consulting services sector, according to the Frost & Sullivan Report. As of June 30, 2009, we had 231 employees whose primary responsibilities are to conduct research on the real estate industry in China. Their research activities involve collecting, compiling and analyzing market and project data, and producing research reports for internal use or for our clients. We also use the market and project data collected by our research staff to verify and update information in our CRIC system. The periodic and topical reports produced by our research staff for general use are also included in our CRIC system. In addition, some of our research professionals also write columns and blogs for www.dichan.com.

As of June 30, 2009, we had a staff of 61 information technology employees. Our information technology staff focus on maintaining and improving the core technologies used in our CRIC system to support the delivery of our existing services and the development of new services. The core software used in the CRIC system was developed internally by our information technology staff and we hold copyright registrations covering this software in China. Our information technology staff have also developed the geographic information system software we use to add property information onto satellite images and two-dimensional digital maps licensed from third parties. In addition, they have developed software tools that we use to automatically collect and update certain real estate transaction data, conduct automated quality assurance tests, and detect and prevent unauthorized access to our system.

Sales and Marketing

As of June 30, 2009, we had 311 sales, marketing and customer support employees located in our head office in Shanghai and branch offices in 31 cities. The sales staff, which also include customer support employees, are responsible for selling to prospective clients, training new and existing clients, providing ongoing customer support to CRIC database subscribers, renewing existing client contracts, and identifying cross-selling opportunities. In addition, our sales staff have primary front line responsibility for customer care. We achieve sales primarily through the direct one-on-one sales efforts of our sales employees, who conduct targeted visits to potential clients located in their cities on a daily basis. For large developers, our sales staff in the head office and in branch offices in cities where a targeted developer has, or is contemplating to start, active projects often make joint efforts to promote our services. We set sales targets for the head office and each branch office and set aside a portion of our annual revenue as bonuses to reward our sales staff.

Our sales strategy is to aggressively attract new clients, while promoting additional, value-added services to existing clients. For example, for those clients that have subscribed only to our basic information services, we actively promote our data integration services and related consulting services. Once we have identified a prospective client, one of our most effective sales techniques is a demonstration of the CRIC system. In addition, we also provide intensive training to our sales force so that they can possess and demonstrate the industry expertise necessary to win the confidence of prospective clients. When we began a nationwide initiative to promote subscriptions to our CRIC system in September 2007, we used a six-month free trial period as an incentive to win paid subscriptions.

We employ a variety of marketing methods to enhance our brand recognition and attract clients, including:

•	encouraging our real estate research professionals, especially those who are recognized industry experts, to gain positive media exposure by speaking with the media on real estate–related issues within their expertise, which we believe is a cost-effective way to generate positive coverage of our company and our services;

•	participation in real estate industry forums, conferences and other events;

•	organizing seminars and workshops, in conjunction with the E-House Research and Training Institute, for real estate developers and other participants in the real estate industry; and

•	client referrals.

As we further expand our operations, we plan to engage in additional marketing and advertising activities to promote our brand recognition and attract new clients, including advertising in real estate industry publications and key word advertising with leading Internet search providers in China.

Competition

The real estate information and consulting services sector in China is at an early stage of development and highly fragmented. While we face competition in each line of real estate information and consulting services we offer, we believe none of our competitors possesses as comprehensive a real estate information database or as large a team of real estate research professionals as we do.

In the real estate information services sector, we compete with both national and local real estate information service providers, including Soufun.com, an Internet real estate portal that primarily targets consumers but also provides real estate market data as part of its service offerings. In the real estate consulting services market, we compete with international real estate consulting companies, such as DTZ, CB Richard Ellis and Jones Lang LaSalle, domestic real estate consulting companies, such as World Union Real Estate Consultancy (China) Ltd., and individual consulting brands.

Competition in the real estate information and consulting services sector is primarily based on:

•	quality and depth of the underlying database, including the accuracy and timeliness of the data, breadth of geographic coverage, its ease of use, flexibility and functionality, and services offered;

•	industry expertise and reputation of the research and consulting professionals;

•	quality and breadth of the services offered;

•	client service and support;

•	brand recognition; and

•	overall client experience.

While some of our competitors may have more financial and other resources than we do, we believe the combination of our unique proprietary CRIC system and our team of experienced and dedicated research staff distinguishes us from our existing and potential competitors and allows us to compete effectively in the marketplace.

With regard to our real estate advertising design business, we compete primarily with local advertising design companies. Our real estate advertising sales business competes primarily with national and local advertising agencies.

Upon the completion of our acquisition of SINA’s online real estate business, we will operate one of the largest real estate Internet business in China. The main existing and potential competitors of our real estate Internet business include:

•	other general Internet portals, such as Sohu.com, that offer competing real estate–related content and that compete for online real estate advertising spending;

•	vertically-integrated real estate Internet portals such as Soufun.com;

•	specialized websites focusing on real estate agents, brokers, suppliers and service providers;

•	local websites focusing on the real estate market in single cities;

•	traditional advertising media such as general purpose newspapers, magazines, television and outdoor advertising that compete for overall advertising spending; and

•	specialized media such as real estate magazines and newspapers that focus on, or have sections on, real estate–related products and services.

Our real estate Internet business will compete with its competitors primarily based on the volume of website traffic, the quality and quantity of real estate listings and other information content, geographic coverage, service offerings and online advertising clients. It will also compete for qualified employees with experience in sales, real estate, home products and services, and Internet industries. Some of its competitors may have a longer operating history, more human and financial resources, and greater access to capital markets. See “Risk Factors—Risks Related to Our Acquisition of SINA’s Online Real Estate Business and Our Combined Real Estate Internet Operations—If our real estate Internet business fails to compete successfully against its existing or future competitors, our financial condition and results of operations may be materially and adversely affected.”

Employees and Training

We had 155, 420, 947 and 1,234 employees as of December 31, 2006, 2007 and 2008 and June 30, 2009, respectively. The following table sets forth the number and percentage of our employees by functional area as of June 30, 2009. We consider our relations with our employees to be good.

	Number of
Functional Area	Employees	% of Total

Data collection	196	15.9
Real estate research	231	18.7
Sales and customer support	311	25.2
Consulting	112	9.1
Advertising services	139	11.3
Information technology	61	4.9
General and administrative	184	14.9

Total	1,234	100.0

We have established detailed policies and procedures for the recruitment, training and evaluation of our employees. Because we are in the business of providing information and consulting services, we place special emphasis on the training of our employees, whom we consider to be our most valuable assets. All newly hired employees must undergo intensive training during their three-month probation period. We also invite outside experts, including experts from the E-House Research and Training Institute, to provide ongoing classroom training to our employees. Each department must prepare detailed annual training plans for its employees based on the particular needs of such department. The human resources department is responsible for implementing the training plans, including engaging trainers, preparing training materials, selecting training venues and collecting feedback. We conduct annual performance evaluations for all employees and use both performance-based bonuses and job promotions as incentives to encourage good performance.

Intellectual Property

The “CRIC” trademark, our proprietary CRIC system and other intellectual property contribute to our competitive advantage in the real estate information and consulting services sector in China. To protect our brand, our CRIC system and other intellectual property, we rely on a combination of trademark, trade secret and copyright laws in China as well as imposing procedural and contractual confidentiality and invention assignment obligations on our employees, contractors and others. In addition, we have also implemented technological measures aimed at preventing unauthorized access to and downloading of proprietary data from our CRIC system.

We have also applied to register the trademarks “CRIC” and “ ” in China. We have registered our domain names, www.cric2009.com, www.dichan.com, fy.dichan.com and www.winfang.com, with the China Internet Network Information Center. We developed our CRIC system internally and hold copyright registrations in China that cover the CRIC system’s core software. Our rights in the CRIC system, including but not limited to rights to publish, amend, issue and license the CRIC system’s software, are protected in accordance with the Regulations on the Protection of Computer Software and other relevant laws and regulations of the PRC. We have applied for and obtained a software copyright certificate covering the CRIC system’s core software, which provides us with enhanced intellectual property protection under PRC law.

SINA’s online real estate business has applied to register 24 trademarks, has registered 16 domain names, and owns the copyrights of six software products. SINA has submitted applications to register 45 trademarks to be used by SINA’s online real estate business, 37 of which will be held under China Online Housing’s name while the remaining will be made available for use by China Online Housing. Through three license agreements, SINA licenses to SINA’s online real estate business the right to use its “sina” and “ ” trademarks for certain types of products and services, two domain names, i.e., house.sina.com.cn and jiaju.sina.com.cn, and four software products.

While we cannot assure you that our efforts will prevent others from misappropriating our intellectual property, we will continue and protect the intellectual property we create in order to maintain our competitive position.

Facilities

Our headquarters are located in Shanghai, China, where we lease approximately 6,000 square meters of office space. As of June 30, 2009, our subsidiaries and branches in 31 cities leased an aggregate of 12,980 square meters of office space.

Legal Proceedings

We are subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

REGULATION

This section summarizes the principal current PRC laws and regulations relevant to our business and operations.

Regulation of Real Estate Services Industry

The principal regulations governing the real estate services industry in China include the Law on Administration of Urban Real Estate issued by the Standing Committee of the National People’s Congress in July 1994, as amended, and the Provisions on the Administration of Urban Real Estate Intermediary Services promulgated by the Ministry of Construction, the predecessor of the Ministry of Housing and Urban-Rural Development, in January 1996, as amended. Under these regulations, real estate services refer to real estate consulting services, real estate appraisal services and real estate brokerage services.

Establishment and operation of Real Estate Consulting Services Companies

Under PRC laws, a real estate consulting service company is required to obtain a business license from the State Administration for Industry and Commerce or its competent local branch before it can commence business. In addition, a real estate consulting services company is required to file with the local real estate regulatory authorities at the county level or above within one month after obtaining its business license. Penalties for non-compliance include the imposition of fines and injunctions against providing illegal services.

The Provisions on the Administration of Urban Real Estate Intermediary Services set forth the basic requirements for setting up and operating real estate consulting enterprises. According to these provisions, personnel engaged in the real estate consulting business must be professionals who have real estate–related credentials or meet certain education requirements and possess professional titles relating to real estate consulting and have obtained certain certificates for passing relevant examinations. The number of such professionals in an enterprise engaged in the real estate consulting business must exceed 50% of its total number of employees. These requirements imposed by the provisions may restrict our ability to hire the number of qualified personnel we need to conduct or expand our business.

Foreign Investments in the Real Estate Consulting Business

Pursuant to the Foreign Investment Industrial Guidance Catalogue promulgated by the National Development and Reform Commission and the Ministry of Commerce on October 31, 2007, effective on December 1, 2007, the real estate consulting business, as one category of real estate intermediary services, is among the restricted foreign investment industries. The categorization of a business among the restricted foreign investment industries subjects the business to enhanced regulatory requirements. A real estate consulting business may be 100% foreign-owned.

Regulations on Internet Information Services

The provision of content on Internet websites is subject to PRC laws and regulations relating to the telecommunications industry and the Internet, and regulated by various government authorities, including the Ministry of Industry and Information Technology and the State Administration for Industry and Commerce.

Pursuant to the PRC Regulations on Telecommunication promulgated by the State Council on September 25, 2000 and the Administrative Measures on Operation Licenses for Telecommunication Businesses promulgated by the Ministry of Industry and Information Technology, which took effect on April 10, 2009, telecommunication services are divided into two categories, namely basic telecommunication services and value-added telecommunication services. Internet information services are classified as value-added telecommunication services and a commercial operator of such services must obtain a value-added telecommunication business operating license from the relevant governmental authorities in order to conduct any commercial Internet content provision operations in China.

In addition, Internet information services are regulated by the Administrative Measures on Internet Information Services issued on September 25, 2000 by the State Council. The Administrative Measures on Internet Information Services define “Internet information services” as services that provide information to online users through the Internet. Internet information services are divided into commercial services and non-commercial services. Internet information service providers that provide commercial services are required to obtain an operating license, or ICP license, from the Ministry of Industry and Information Technology or its relevant provincial counterparts. The Administrative Measures on Internet Information Services also provide that anyone who intends to provide Internet information services relating to news, publication, education, medical and health care, pharmaceuticals or medical equipment and certain other matters shall first obtain approval from or make a filing with the competent governmental authorities of the relevant industry as required by relevant laws and regulations.

On July 13, 2006, the Ministry of Information Technology, the predecessor of the Ministry of Industry and Information Technology, issued the Circular on Strengthening the Administration of Foreign Investment in Value-added Telecommunication Services, which stipulates that a PRC entity engaged in Internet information services, or its shareholders, must be the owner of the domain names and trademarks it uses for its Internet information services.

Foreign Investments in Internet Information Services

The Rules for the Administration of Foreign Investment in Telecommunication Enterprises issued by the State Council on December 11, 2001, as amended on September 10, 2008, set forth detailed requirements with respect to capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecommunications enterprise. Pursuant to the Rules for the Administration of Foreign Investment in Telecommunication Enterprises, the ultimate capital contribution ratio of the foreign investor or investors in a foreign-invested telecommunications enterprise that provides value-added telecommunications services shall not exceed 50%. In addition, pursuant to the Foreign Investment Industrial Guidance Catalogue, the permitted foreign investment ratio of value-added telecommunications services is no more than 50%. However, for a foreign investor to hold any equity interest in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating a track record and experience in operating value-added telecommunication business overseas. Moreover, foreign investors that meet these requirements must obtain approvals from the Ministry of Industry and Information Technology and the Ministry of Commerce or their authorized local counterparts, which retain considerable discretion in granting approvals.

The Circular on Strengthening the Administration of Foreign Investment in Value-added Telecommunication Services dated July 13, 2006, reiterates certain provisions under the Rules for the Administration of Foreign Investment in Telecommunications Enterprises. According to the circular, if any foreign investor intends to invest in a PRC telecommunications business, a foreign-invested telecommunications enterprise shall be established and such enterprise shall apply for the relevant telecommunications business licenses. Under the circular, domestic telecommunications enterprises are prohibited from renting, transferring or selling a telecommunications license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors to conduct telecommunications business illegally in China.

Our PRC subsidiaries, which are foreign-invested enterprises under the PRC law, may not carry out commercial operation of Internet information services in China. Starting from the completion of this offering, we will provide real estate–related Internet information services through our contractual arrangements with Beijing Yisheng Leju and its shareholders. See “Related Party Transactions—Contractual Arrangements with Beijing Yisheng Leju.”

In the opinion of Fangda Partners, our PRC legal counsel,

•	The ownership structure of Beijing Yisheng Leju, both currently and after giving effect to this offering, is in compliance with existing PRC laws and regulations; and

•	The contractual arrangements governed by PRC law among Shanghai SINA Leju, Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo, which will become effective upon the completion of our acquisition of SINA’s online real estate business and which will establish the corporate structure for operating our real estate Internet business, will, upon their effectiveness, be valid, binding and enforceable in accordance with their terms based on currently effective PRC laws and regulations and will not result in any violation of current PRC laws or regulations.

However, the enforceability of the equity pledge agreement under which Beijing Yisheng Leju’s shareholders will pledge their equity interests in Beijing Yisheng Leju to guarantee the performance of the contractual arrangements is subject to registration with the relevant government authorities.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations and there can be no assurance that the relevant PRC regulatory authorities, in particular the Ministry of Industry and Information Technology, will not in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government determines that the agreements which will establish the structure for operating our real estate Internet business do not comply with PRC government restrictions on foreign investment in the Internet information services industry, we could be subject to severe penalties. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements with our consolidated affiliated entities that establish the structure for operating the advertising and Internet information services portions of our business in China do not comply with applicable PRC governmental restrictions on foreign investment, we could be subject to severe penalties.”

Information Security and Confidentiality of User Information

Internet activities in China are also regulated and restricted from a state security standpoint. Pursuant to the Decision Regarding the Protection of Internet Security enacted by the Standing Committee of the National People’s Congress on December 28, 2000, activities conducted through the Internet are subject to the PRC Criminal Law.

The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways that, among other things, result in leaks of government secrets or the spread of socially destabilizing content. The Ministry of Public Security and its local counterparts have authority to supervise and inspect domestic websites in this regard. If an Internet information service provider violates these measures, the PRC government may revoke its license and shut down its website.

The security and confidentiality of Internet users’ information are also regulated in China. The Administrative Measures on Internet Information Service require Internet information service providers to maintain an adequate system that protects the security of users’ information. On December 13, 2005, the Ministry of Public Security promulgated the Regulations on Technical Measures of Internet Security Protection requiring Internet information service providers to utilize certain technical measures for Internet security protection.

Certain Licenses and Approvals Required for Internet-Based Businesses

Internet-based businesses in China are highly regulated by the PRC government. Various PRC regulatory authorities, such as the State Council, the Ministry of Industry and Information Technology, the State Administration for Industry and Commerce, the State Press and Publication Administration, the State Administration of Radio Film and Television and the Ministry of Public Security, are empowered to issue and implement regulations governing various aspects of the Internet-based businesses.

Internet Publishing

On June 27, 2002, the General Administration for Press and Publication and the predecessor of the Ministry of Industry and Information Technology jointly released the Provisional Rules for the Administration of Internet Publishing, which define “Internet publications” as works that are either selected or edited to be published on the Internet or transmitted to end-users through the Internet for the purposes of browsing, reading, using or downloading by the general public. Such works mainly include (i) content or articles formally published by press media such as books, newspapers, periodicals, audio-visual products and electronic publications; and (ii) literature, art and articles on natural science, social science, engineering and other topics that have been edited. Under these rules, web portals operators are required to apply to and register with the General Administration for Press and Publication before distributing Internet publications.

Online News Publishing

The State Council Information Office and the predecessor of the Ministry of Industry and Information Technology jointly promulgated the Provisional Regulations for the Administration of Website Operation of News Publication Services on November 17, 2000, and the Provisions for the Administration of Internet News Information Services on September 25, 2005. These regulations stipulate that general websites set up by non-news organizations may list news released by certain governmental news agencies if they satisfy the requirements set forth in the foregoing two regulations, but may not publish news items produced by themselves or news sources from elsewhere. The regulations also require the general websites of non-news organizations to be approved by the State Council Information Office before they commence their news-publishing services.

Electronic Bulletin Board Services

On October 8, 2000, the predecessor of the Ministry of Industry and Information Technology adopted the Administrative Regulations on Internet Electronic Bulletin Board Services, which require Internet information services providers that also provide online bulletin board services to apply for, and obtain approval from, the local telecommunications authorities, if they are commercial Internet information services providers, or to file with the local telecommunications authorities if they are non-commercial Internet information services providers.

Online Transmission of Audio-Visual Programs

On July 6, 2004, the State Administration of Radio, Film and Television promulgated the Measures for the Administration of Transmission of Audio-Visual Programs through Internet or Other Information Network, which apply to the opening, broadcasting, integration, transmission or download of audio-visual programs via Internet. An applicant who is engaged in the business of transmitting audio-visual programs via Internet shall apply for a license from the State Administration of Radio, Film and Television. Foreign-invested enterprises are not allowed to engage in the above business.

On December 20, 2007, the State Administration of Radio, Film and Television and the predecessor of the Ministry of Industry and Information Technology jointly promulgated the Administrative Provisions on Internet Audio-Visual Program Service, which went effective on January 31, 2008. The provisions stipulate, among others, that any entity engaged in Internet audio-visual program services must obtain a license from State Administration of Radio, Film and Television or register with State Administration of Radio, Film and Television. An applicant for engaging in Internet audio-visual program services must be a state-owned entity or a state-controlled entity with full corporate capacity, and the business to be carried out by the applicant must satisfy the overall planning and guidance catalogue for Internet audio-visual program service determined by the State Administration of Radio, Film and Television. The State Administration of Radio, Film and Television and the Ministry of Industry and Information Technology later clarified in a press conference in February 2008 that privately-owned website operators are eligible to apply for Internet audio-visual program service licenses from the State Administration of Radio, Film and Television, if they have been engaged in Internet audio-visual program services since before December 20, 2007, and they had before that date either obtained an operating license for commercial Internet information services or filed for non-commercial Internet information services.

Regulations on Advertising Services

Foreign Investments in Advertising

The principal regulations governing foreign investment in the advertising industry in China include:

•	The Administrative Regulations on Foreign-Invested Advertising Enterprises (2008);

•	The Notice on the Relevant Issues regarding Establishing Foreign-Invested Advertising Enterprises by Foreign Investors through Equity Acquisitions (2006); and

•	The Foreign Investment Industrial Guidance Catalogue (2007).

Under the Administrative Regulations on Foreign-Invested Advertising Enterprises, there is no longer any maximum foreign shareholding percentage restriction applicable to foreign-invested advertising enterprises. However, foreign investors are required to have at least three years prior experience operating an advertising business outside of China as their main business before they may receive approval to directly own a 100% interest in an advertising company in China. Foreign investors with at least two years prior experience operating an advertising business outside China as their main business are allowed to establish an joint venture with domestic advertising enterprises to operate an advertising business in China.

Since we have not been involved in advertising outside of China for the required number of years, our domestic PRC operating subsidiaries are currently ineligible to apply for the required advertising services licenses in China. Our real estate advertising business is currently mainly provided through our contractual arrangements with our consolidated affiliated entity, Tian Zhuo Advertising, and its subsidiaries in China. Our subsidiary, Shanghai CRIC, has entered into a series of contractual arrangements with Tian Zhuo Advertising and its shareholder. See “Corporate History and Structure” and “Related Party Transactions—Contractual Arrangements with Tian Zhuo Advertising.” Starting from the completion of this offering, we will also provide real estate advertising business through our contractual arrangements with Beijing Yisheng Leju and its shareholders. See “Related Party Transactions—Contractual Arrangements with Beijing Yisheng Leju.”

In the opinion of Fangda Partners, our PRC legal counsel,

•	The ownership structure of Tian Zhuo Advertising, both currently and after giving effect to this offering, is in compliance with existing PRC laws and regulations;

•	The contractual arrangements governed by PRC law between Shanghai CRIC and Tian Zhuo Advertising and its shareholders establishing the corporate structure for operating our PRC advertising services business are valid and binding, will not result in any violation of current PRC laws or regulations, and are enforceable in accordance with their terms; and

•	The contractual arrangements governed by PRC law among Shanghai SINA Leju, Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo, which will become effective upon the completion of our acquisition of SINA’s online real estate business and which will establish the corporate structure for operating our real estate Internet business, will, upon their effectiveness, be valid, binding and enforceable in accordance with their terms based on the currently effective PRC laws and regulations, and will not result in any violation of current PRC laws or regulations.

However, the enforceability of the equity pledge agreements under which the shareholders of Tian Zhuo Advertising pledged their equity interests in Tian Zhuo Advertising and the shareholders of Beijing Yisheng Leju will pledge their equity interests in Beijing Yisheng Leju is subject to registration with the relevant government authorities.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations and there can be no assurance that the relevant PRC regulatory authorities, in particular the State Administration for Industry and Commerce (which regulates advertising companies), will not in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government determines that the agreements establishing the structure for operating our PRC advertising business do not comply with PRC government restrictions on foreign investment in the advertising industry, we could be subject to severe penalties. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating the advertising and Internet information services portions of our business in China do not comply with applicable PRC governmental restrictions on foreign investment, we could be subject to severe penalties.”

Advertising Services

The State Administration for Industry and Commerce is responsible for regulating advertising activities in China. The principal regulations governing advertising, including online advertising, in China include:

•	Advertisement Law of the People’s Republic of China (1995);

•	Administrative Regulations for Advertising (1987);

•	Implementation Rules for the Administrative Regulations for Advertising (1988), as amended; and

•	The Administrative Regulations on Foreign-Invested Advertising Enterprises (2008).

These regulations stipulate that companies that engage in advertising activities must obtain from State Administration for Industry and Commerce or its local branches a business license which specifically includes operating an advertising business within its business scope. As to placing advertisement on Internet, certain local administration for industry and commerce may require such enterprise to apply for a business scope of placing online advertisement on the website. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation.

Advertising Content

PRC advertising laws, rules and regulations set forth certain content requirements for advertisements in China including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies, and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws, rules and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to verify that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the State Administration for Industry and Commerce or its local branches may revoke violators’ licenses or permits for their advertising business operations. Furthermore, advertisers, advertising agencies or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

Operational Matters of the Advertising Business

Under the Advertising Law promulgated by the National People’s Congress on October 27, 1994, which took effective on February 1, 1995, registration, review and filing systems need to be established and maintained for the operation of entities engaged in the advertising business. Advertising fees must be reasonable and rates and fee collection methods must be filed with the PRC Commodity Price Administration and the State Administration for Industry and Commerce for records. Under the Implementation Rules for the Administrative Regulations for Advertising, promulgated by the State Administration for Industry and Commerce, as amended, the advertising agent fee shall not be more than 15% of the advertising fees. The advertising customer must provide relevant documents, including certificates rendered by relevant supervisory administrations before we can deliver or place its advertisements.

Regulations on Software Development Activities

The Administrative Measures on Software Products, promulgated by the Ministry of Industry and Information Technology on March 1, 2009, which became effective on April 10, 2009, regulate the development and sale of computer software, software embedded in information systems or equipment provided to users, and computer software in conjunction with computer information systems integration or application services or other technical services in China. The measures prohibit the development, production, sale, export or import of software products that infringe third-party intellectual property rights, contain computer viruses, endanger the safety of computer systems, do not comply with applicable software standards of the PRC, or contain content prohibited by PRC laws and administrative regulations. Software registration institutions entrusted by the local software industry administrative departments are in charge of examining applications for software registration before submitting the application materials to the local software industry administrative department and the Ministry of Industry and Information Technology for filing. The Ministry of Industry and Information Technology will make an announcement regarding software products that have undergone filing and recordation formalities. If no objection is raised during the announcement period, the software product will be registered. The registration is valid for a five-year period and can be renewed.

Regulations on Intellectual Property Rights

Trademarks

Both the PRC Trademark Law, adopted in 1982 and revised in 1993 and 2001, and the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002, give protection to the holders of registered trademarks. The Trademark Office, under the authority of the State Administration for Industry and Commerce, handles trademark registrations and grants rights for a term of ten years for registered trademarks, which may be renewed by the Trademark Office. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. Trademark license agreements must be filed with the Trademark Office or its regional offices.

Copyrights

The Copyright Law of the PRC was adopted in 1990 and amended in 2001 to widen the scope of works eligible for copyright protection. The amended Copyright Law extends copyright protection to cover Internet activities and products disseminated over the Internet. Copyrighted software is protected under the Copyright Law and other regulations. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

In order to strengthen the protection of the rights and interests of computer software copyright owners, the State Council amended the Regulations on the Protection of Computer Software on December 20, 2001, which became effective on January 1, 2002 and the State Bureau of Copyright promulgated the Measures on the Registration of Computer Software Copyright on February 20, 2002. According to the Regulations on the Protection of Computer Software, anyone who publishes, revises or translates computer software without the owner’s approval is subject to civil liability. For the software copyrights of legal persons or other organizations, the term of protection for the software copyright is 50 years, ending on December 31 of the fiftieth year after the first publication of the software. The software copyright owner may follow registration procedures with the software registration institution authorized by the State Bureau of Copyright and obtain a Registration Certificate of Software Copyright, which is prima facie proof of registered copyright ownership.

Trade Secrets

The principal PRC laws and regulations relating to the protection of trade secrets include:

•	the PRC Anti-Unfair Competition Law (1993);

•	the PRC Criminal Law (1997), as amended; and

•	the Several Provisions on Prohibiting Infringements upon Trade Secrets (1998)

Under the PRC Anti-Unfair Competition Law, trade secrets refer to technical and business information which are not known to the public, capable of bringing economic benefits to the information proprietor, of utility to the information proprietor, and under confidentiality measures taken by the information proprietor. It will be an infringement on trade secrets if a person: (i) obtains trade secrets by theft, inducement by benefits, duress or other improper means; (ii) discloses, uses or permits others to use trade secrets obtained by the means listed in (i); (iii) discloses, uses or permits others to use trade secrets in his possession in breach of the agreement with, or the requirements of, the information proprietor for protecting the trade secrets; or (iv) obtains, uses or discloses trade secrets if he knows or ought to know such trade secrets were obtained through the illegal activities described above.

Regulations on Foreign Currency Exchange

Under the Foreign Exchange Administration Regulations promulgated in 1996 and revised in 1997 and various regulations issued by the SAFE and other relevant PRC government authorities, the RMB is convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, interest and dividend. The conversion of RMB into other currencies and remittance of the converted foreign currency outside China for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office. Payments for transactions that take place within China must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by the SAFE or its local office. Unless otherwise approved, domestic enterprises must convert all of their foreign currency proceeds into RMB.

On August 1, 2008, the State Council further amended the PRC Foreign Exchange Administration Regulations, or the New Foreign Exchange Administration Regulations, which became effective on August 5, 2008. According to the New Foreign Exchange Administration Regulations, foreign exchange earnings of domestic institutions and individuals may be repatriated into the PRC as well as deposited overseas. The conditions and time limitations for repatriation into the PRC or deposit overseas shall be specified by the State Council foreign exchange management departments in accordance with the international balance payments situations and the needs of foreign exchange management. Furthermore, foreign exchange earnings under current account items may be retained or sold to financial institutions that conduct the business of settlement, sale and payment of foreign exchange.

Enterprises in China, including foreign-invested enterprises, that require foreign exchange for transactions relating to current account items, may, without the approval of the SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks, upon presentation of valid receipts and proof. Foreign-invested enterprises that need foreign currencies for the distribution of profits to their shareholders, and Chinese enterprises that, in accordance with regulations, are required to pay dividends to shareholders in foreign currencies, may with the approval of board resolutions on the distribution of profits, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks. Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to restrictions and prior approval from, or registration with, the SAFE or its competent branch as required by law.

Regulations on Loans to and Direct Investment in PRC Entities by Offshore Holding Companies

According to the Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt promulgated by the SAFE on September 24, 1997 and the Interim Provisions on the Management of Foreign Debts promulgated by the SAFE, the National Development and Reform Commission and the Ministry of Finance and effective from March 1, 2003, loans by foreign companies to their subsidiaries in China, which accordingly are foreign-invested enterprises, are considered foreign debt, and such loans must be registered with the local branches of the SAFE. Under the provisions, these foreign-invested enterprises must register with the local branches of the SAFE within 15 days from the date on which the loan agreements for the foreign debt are executed. In addition, the total amount of accumulated medium-term and long-term foreign debt and the balance of short-term debt borrowed by a foreign-invested enterprise is limited to the difference between the total investment and the registered capital of the foreign-invested enterprise. Total investment of a foreign-invested enterprise is the total amount of capital that can be used for the operation of the foreign-invested enterprise, as approved by the Ministry of Commerce or its local counterpart, and may be increased or decreased upon approval by the Ministry of Commerce or its local counterpart. Registered capital of a foreign-invested enterprise is the total amount of capital contributions of the foreign-invested enterprise subscribed to by its foreign holding company or owners, as approved by the Ministry of Commerce or its local counterpart and registered at the State Administration for Industry and Commerce or its local counterpart.

According to applicable PRC regulations on foreign-invested enterprises, capital contributions from a foreign holding company to its PRC subsidiaries, which are considered foreign-invested enterprises, may only be made when approval by the Ministry of Commerce or its local counterpart is obtained. In approving such capital contributions, the Ministry of Commerce or its local counterpart examines the business scope of each foreign-invested enterprise under review to ensure it complies with the Foreign Investment Industrial Guidance Catalogue, which classifies industries in China into three categories: “encouraged foreign investment industries,” “restricted foreign investment industries” and “prohibited foreign investment industries.”

Our PRC subsidiaries, such as Shanghai CRIC, are foreign-invested enterprises subject to the regulations discussed above.

Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents

On October 21, 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice No. 75, which became effective as of November 1, 2005. According to Notice No. 75, a special purpose company refers to an offshore company established or controlled by PRC residents for the purpose of carrying out financing with their assets or equity interests in PRC enterprises. Prior to establishing or assuming control of a special purpose company, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch. The notice applies retroactively. As a result, PRC residents who have established or acquired control of such special purpose companies that previously made onshore investments in China were required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. These PRC residents must also amend the registration with the relevant SAFE branch in any of the following circumstances: (i) the PRC residents have completed the injection of equity investments or assets of a domestic company into the special purpose company; (ii) the overseas funding of the special purpose company has been completed; or (iii) there is a material change regarding the capital of the special purpose company.

In May 2007, the SAFE issued relevant guidance to its local branches with respect to the operational process for SAFE registration under Notice No. 75, which standardized more specific and stringent supervision on the registration relating to Notice No. 75 and imposed obligations on onshore subsidiaries of overseas special purpose companies to coordinate with and supervise the beneficial owners of such special purpose companies who are PRC residents to complete the SAFE registration process. Under Notice No. 75 and relevant foreign exchange regulations, failure to comply with the foreign exchange registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including restrictions on the payment of dividends and other distributions to its offshore parent company and the capital inflow from the offshore entity, and may also subject the relevant PRC residents and onshore company to penalties under the PRC foreign exchange administration regulations. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.”

Regulations on Employee Share Options

In December 2006, the People’s Bank of China promulgated the Administrative Measures for Individual Foreign Exchange, which set forth the respective requirements for foreign exchange transactions by PRC individuals under either the current account or the capital account. The Implementation Rules of the Administrative Measures for Individual Foreign Exchange, issued on January 5, 2007 by the SAFE, specify approval requirements for PRC citizens who are granted shares or share options by an overseas listed company according to its employee stock ownership plan or stock option plan.

On March 28, 2007, the SAFE promulgated the Processing Guidance on Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plans or Stock Option Plans of Overseas-Listed Companies, or the Share Option Rule. According to the Share Option Rule, if a PRC citizen participates in any employee stock ownership plan or stock option plan of an overseas listed company, a qualified PRC domestic agent or the PRC subsidiaries of such overseas listed company shall, among other things, file, on behalf of such individual, an application with the SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the share purchase or share option exercise as PRC domestic individuals may not directly use overseas funds to purchase shares or exercise share options. Such PRC citizen’s foreign exchange income received from the sale of shares or dividends distributed by the overseas listed company shall be fully remitted into a collective foreign currency account in the PRC opened and managed by the PRC subsidiaries of the overseas listed company or the PRC agent before distribution to such individual. We and our PRC citizen employees who have been granted share options, or PRC option holders, will be subject to the Share Option Rule upon the listing of our ADSs on the NASDAQ Global Market. If we or our PRC option holders fail to comply with these regulations, we or our PRC option holders may be subject to fines and other legal or administrative sanctions. See “Risk Factors—Risks Related to Doing Business in China—Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

In addition, the State Administration of Taxation has issued certain circulars concerning employee share options. Under these circulars, our employees working in the PRC who exercise share options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations on Dividend Distributions

The principal regulations governing dividend distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•	the Wholly Foreign-Owned Enterprise Law (1986), as amended;

•	the Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;

•	the Sino-Foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	the Sino-Foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Additionally, a wholly foreign-owned enterprise is required, as other enterprises subject to PRC laws, to set aside at least 10% of its after-tax profits each year, if any, to fund statutory reserve funds until the cumulative amount of such funds reaches 50% of its registered capital. For each of our PRC subsidiaries that has achieved profit under the PRC accounting standards, it has set aside at least 10% of its after-tax profits to meet the statutory reserve requirements. A wholly foreign-owned enterprise may, at its discretion, allocate a portion of its after-tax profits calculated based on the PRC accounting standards to staff welfare and bonus funds. None of our PRC subsidiaries has set aside its after-tax profits, if any, to fund these discretionary staff welfare and bonus funds. We have not implemented any policy or plan for our PRC subsidiaries to maintain discretionary staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. These requirements apply to each of our wholly-owned PRC subsidiaries including Shanghai CRIC.

Regulation on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Regulation, which became effective on September 8, 2006 and was amended on June 22, 2009. This M&A Regulation requires, among other things, that special purpose vehicles, or SPVs, formed through acquisitions of PRC domestic interests held by the PRC domestic companies or individuals controlling such SPVs, obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Under this regulation, an SPV refers to a company formed outside of China that is directly or indirectly controlled by one or more PRC domestic companies and/or PRC nationals for overseas listing of domestic corporate interests held by such PRC domestic companies and/or PRC nationals. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it for seeking the CSRC’s approval of overseas listings by such SPVs.

Our PRC legal counsel, Fangda Partners, has advised us, based on their understanding of the current PRC laws, rules, regulations and administrative practices under the M&A Regulation up to the date of this prospectus, that:

•	neither the M&A Regulation itself, nor the administrative practices under the M&A Regulation made public as of the date of this prospectus, clearly indicate the application of the M&A Regulation in connection with this offering, or listing and trading of our ADSs on the NASDAQ Global Market;

•	the CSRC currently has not issued any definitive rule or interpretation pertaining to whether offerings such as ours are subject to the CSRC approval procedures; and

•	prior approval from the CSRC is not required under the M&A Regulation for the listing and trading of our ADSs on the NASDAQ Global Market, unless we are clearly required to do so by subsequent CSRC rules.

Our PRC legal counsel also advises us, however, that there is still uncertainty as to how the M&A Regulation will be interpreted and implemented. If the CSRC, or other PRC regulatory agencies, subsequently determines that CSRC approval was required for this offering, we may need to apply for remedial approval from the CSRC and we may be subject to penalties and administrative sanctions administered by these regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ADSs. Consequently, if you engage in market trading or other activities in anticipation of, and prior to, settlement and delivery, you do so at the risk settlement and delivery may not occur.

In addition, if the CSRC later requires that we obtain its approval for this offering, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding the CSRC approval requirements could have a material adverse effect on the trading price of our ADSs. See “Risk Factors—Risks Related to Doing Business in China—If we are required to obtain prior approval from the CSRC for the listing and trading of our ADSs on the NASDAQ Global Market, this offering could be delayed until we obtain approval.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title

Xin Zhou	41	Co-Chairman of the Board of Directors and Chief Executive Officer
Charles Chao	43	Co-Chairman of the Board of Directors Appointee*
Neil Nanpeng Shen	41	Director Appointee**
Xudong Zhu	41	Director
Hong Du	37	Director Appointee*
Fan Bao	39	Independent Director Appointee†
David Zhang	36	Independent Director Appointee†
Ya-Qin Zhang	43	Independent Director Appointee†
Bin Laurence	41	Chief Financial Officer
Zuyu Ding	35	Co-President
Jun Luo	41	Co-President Appointee*
Yan Zhang	35	Vice President
Zhongmin Jin	34	Vice President and Technology Director

*	Mr. Charles Chao has accepted our appointment to be a co-chairman of our Board of Directors, Ms. Hong Du has accepted our appointment to be a director of our company, and Mr. Jun Luo has accepted our appointment to be our co-president, upon the completion of this offering and our acquisition of SINA’s online real estate business.

**	Mr. Neil Nanpeng Shen has accepted our appointment to be a director of our company upon the completion of this offering.

†	Messrs. Fan Bao, David Zhang and Ya-Qin Zhang have accepted our appointment to be our independent directors, effective upon the SEC’s declaration of effectiveness of our registration statement, of which this prospectus is a part.

Mr. Xin Zhou has served as our chairman since 2006 and as our chief executive officer since September 2009. He will serve as our co-chairman upon the completion of this offering and our acquisition of SINA’s online real estate business.  He is one of the co-founders of our parent, E-House, and has served as E-House’s chairman since 2003 and served as E-House’s chief executive officer from 2003 to September 2009. Mr. Zhou has over 16 years of experience in China’s real estate industry. From 1997 to 2003, he served as a director and the general manager of Shanghai Real Estate Exchange Co., Ltd., and as the deputy general manager of Shanghai Jinfeng Investments Co., Ltd., a company listed on the Shanghai Stock Exchange. Mr. Zhou also served as the chairman and general manager of Shanghai Wanxin Real Estate Investments Consulting Ltd. from 1994 to 1997. In recognition of his contribution to the development of real estate marketing, brokerage and circulation area in Shanghai and elsewhere in China, Mr. Zhou was awarded the “Special Contribution Award in China’s Real Estate Circulation Industry” in 2005, and named one of the “2005 ten most influential people in the real estate services industry” from China City Property Exposition Commission. Mr. Zhou currently serves as Chairman of the Real Estate Services Committee of the China Real Estate Association. Mr. Zhou received his bachelor’s degree from Shanghai Industrial University.

Mr. Charles Chao will serve as our co-chairman upon the completion of this offering and our acquisition of SINA’s online real estate business. Since May 2006, Mr. Chao has served as SINA’s director and chief executive officer. Mr. Chao has served as SINA’s president since September 2005 and as SINA’s chief financial officer from February 2001 to May 2006. He also served as SINA’s co-chief operating officer from July 2004 to September 2005, executive vice president from April 2002 to June 2003, and vice president, finance from September 1999 to January 2001. Prior to joining SINA, Mr. Chao served as an experienced audit manager at PricewaterhouseCoopers, LLP in San Jose,

California. Mr. Chao is currently a director of Focus Media Holding Limited, an out-of-home media and advertising network company, and an independent director of NetDragon Websoft Inc., a company providing technology for online gaming. Mr. Chao holds a master’s degree in professional accounting from the University of Texas at Austin, a master’s degree in journalism from the University of Oklahoma and a bachelor’s degree in journalism from Fudan University in Shanghai. Mr. Chao is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Mr. Neil Nanpeng Shen will serve as our director upon the completion of this offering. Mr. Shen is the founding managing partner of Sequoia Capital China Advisors (Hong Kong) Limited and has been with Sequoia Capital China Advisors (Hong Kong) Limited since its inception in October 2005. Mr. Shen co-founded Home Inns & Hotels Management Inc., or Home Inns, a leading economy hotel chain in China, and Ctrip.com International, Ltd., or Ctrip, the largest travel consolidator in China. Currently, Mr. Shen is a co-chairman of Home Inns, a director of Ctrip, a director of E-House, a director of American Dairy, Inc., a producer and distributor of dairy products listed on the New York Stock Exchange, a director of Peak Sport Products Co., a sportswear company listed on the Hong Kong Stock Exchange, and also an independent director of Focus Media Holding Limited, an out-of-home media and advertising network company. Mr. Shen also serves on the boards of a number of private companies based in China. He served as Ctrip’s chief financial officer from 2000 to October 2005 and as president from August 2003 to October 2005. Prior to founding Ctrip, Mr. Shen worked for more than eight years in the investment banking industry in New York and Hong Kong. Mr. Shen received a bachelor’s degree from Shanghai Jiao Tong University in China and a master’s degree from the School of Management at Yale University.

Mr. Xudong Zhu has served as our director since September 2009. Prior to joining us, Mr. Zhu served as a co-head of primary real estate agency service of E-House since 2001. Mr. Zhu served as director of E-House from December 2004 to August 2007. From 1998 to 2000, he was the planning supervisor of Shanghai Real Estate Exchange Co., Ltd. Mr. Zhu served as the general manager of Shanghai Xuyang Media Co., Ltd. from 1994 to 1998 and as a planning supervisor of Shanghai Hollywood Real Estate Development Co. from 1992 to 1994. Mr. Zhu received a bachelor’s degree from Shanghai Industrial University and an EMBA degree from Shanghai Jiao Tong University in China.

Ms. Hong Du will serve as our director upon the completion of this offering and our acquisition of SINA’s online real estate business. Ms. Du has served as SINA’s chief operating officer since February 2008. Ms. Du joined SINA in November 1999 and worked in the business development department until April 2004. From May 2004 to January 2005, Ms. Du served as deputy general manager of 1Pai.com, a joint venture between SINA and Yahoo! Ms. Du rejoined SINA in January 2005 and served as its general manager of sales strategy from January 2005 to March 2005, general manager of sales from April 2005 to August 2005, vice president of sales from September 2005 to February 2007 and senior vice president of sales and marketing from February 2007 to February 2008. Ms. Du received a bachelor’s degree from Harbin Institute of Technology and a master’s degree from San Francisco State University.

Mr. Fan Bao will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement, of which this prospectus is a part. Mr. Bao is the founder and chief executive officer of China Renaissance Partners, a leading boutique investment bank in China. Prior to founding China Renaissance Partners in 2004, Mr. Bao was the chief strategy officer of AsiaInfo Holdings, Inc., a leading IT service and software company in China. Prior to that, Mr. Bao worked at investment banking divisions with Morgan Stanley and Credit Suisse for seven years. Mr. Bao received a bachelor’s degree from Fudan University in Shanghai and a master’s degree from Norwegian School of Management.

Mr. David Zhang will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement, of which this prospectus is a part. Since January 2008, Mr. David Zhang has served as the founding managing partner for Matrix Partners China, an early stage technology venture capital firm and oversees all its operations in China. Prior to forming Matrix Partners China, Mr. Zhang served as the managing director and head of the Beijing office for WI Harper Group, where he oversaw all investments, portfolio management and operations in both life sciences and IT in China from January 2004 to January 2008. Mr. Zhang joined WI Harper in late 2001 as an associate in the San Francisco office and moved back to China in 2003. Prior to joining WI Harper, Mr. Zhang worked with ABN AMRO Capital and Salomon Smith Barney (the investment banking arm of Citicorp) successively. Mr. Zhang is currently an independent director of Focus Media Holding Limited, an out-of-home media and advertising network company. Mr. Zhang received his bachelor’s degree from California State University, San Francisco and his master’s degree from Northwestern University.

Mr. Ya-Qin Zhang will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement, of which this prospectus is a part. Mr. Zhang serves as corporate vice president of Microsoft Corporation, or Microsoft, leading Microsoft’s overall research and development efforts in China. Mr. Zhang joined Microsoft in 1999 and previously served as corporate vice president at Microsoft’s Mobile and Embedded Devices Division. Mr. Zhang is one of the founding members of the Microsoft Research Asia lab, where he served as managing director and chief scientist, and he also founded the Advanced Technology Center in 2003. Before joining Microsoft, Mr. Zhang was a director for the Multimedia Technology Laboratory at Sarnoff Corp., and worked as a senior technical staff member for GTE Laboratories Inc. and Contel Corp. Mr. Zhang received his bachelor’s and master’s degrees from the University of Science and Technology of China and a Ph.D. from George Washington University.

Ms. Bin Laurence has served as our chief financial officer since August 2009. Prior to joining us, Ms. Laurence had been a research analyst at SuttonBrook Capital Management LP in New York since 2005. Ms. Laurence served as a director in the distressed assets management division of BMO Financial Group in New York from 2002 to 2004. From 1996 to 2002, she served as an associate and a vice president successively covering the media/communications industry in the leveraged finance division of BMO Financial Group. From 1994 to 1996, Ms. Laurence was an analyst covering the media/communications industry in the investment banking division of Lehman Brothers, Inc. in New York. Ms. Laurence received a bachelor’s degree from Wellesley College and an MBA from Columbia Business School.

Mr. Zuyu Ding has served as our president since 2006 and will serve as our co-president upon the completion of this offering and our acquisition of SINA’s online real estate business. He was E-House’s technology director from 2001 to January 2008. From 2001 to 2005, he served as the vice president of Shanghai Real Estate Consultant and Sales (Group) Co., Ltd. Prior to that, from 1997 to 2000, he was the manager of the research and development department of Shanghai Real Estate Exchange Co., Ltd. Mr. Ding is currently also serving as vice principal of the E-House Research and Training Institute, an executive director of the China Real Estate and Housing Research Association, secretary-general of the Intermediary Committee of China Real Estate Association, and an advisor on the real estate market for the Ministry of Housing and Urban-Rural Development. Mr. Ding received a bachelor’s degree from Shanghai East China Normal University and an MBA from Macau University of Science & Technology.

Mr. Jun Luo will serve as our co-president upon the completion of this offering and our acquisition of SINA’s online real estate business. Mr. Luo has served as the general manager of Shanghai SINA Leju since December 2007. Before joining SINA, Mr. Luo was a director of Unified Communications Business for Greater China Region at Cisco Systems (China) Networking Technology Co., Ltd. from April 2006 to November 2007. From September 2004 to April 2006, he served as the director of the Application Business and director of Nationwide Named Account business for Avaya (China) Communication Co. Ltd. Mr. Luo served as a business development manager of Cisco Systems (China) Networking Tech Co., Ltd. from February 2000 to September 2004, and a sales manager of Oracle Software System Co., Ltd. from September 1996 to February 2000. Mr. Luo obtained a bachelor’s degree from Shanghai University of Finance and Economics.

Ms. Yan Zhang has served as our vice president since 2006. Prior to joining us, Ms. Zhang had served as the editor-in-chief for the real estate department of Xinmin News 365 since 2005. In 2004, she founded Pioneer House Weekly and served as its deputy editor-in-chief. From 2001 to 2003, she was a director in the real estate department of Chengdu Business Daily.  Prior to that and starting in 1999, Ms. Zhang served as a veteran editor in the real estate department of Shenzhen News.  Ms. Zhang received a bachelor’s degree from Sichuan University and a master’s degree from the Social Sciences Academy located in Sichuan Province, China.

Mr. Zhongmin Jin has served as the chief operating officer of our information center since 2006 and our vice president since 2008. Since 2003, Mr. Jin has served as the chief technology officer of Shanghai Real Estate Consultant and Sales (Group) Co., Ltd. Prior to joining us, Mr. Jin served as the chief technology officer of Shanghai EhouseE Internet Co., Ltd. from 2001 and 2003. From 1999 to 2001, Mr. Jin served as a project manager for Shanghai Meining Computing Co., Ltd. From 1997 to 1999, Mr. Jin was an engineer at the Shanghai branch of Chinese Academy of Sciences. Mr. Jin received a bachelor’s degree from Tongji University in Shanghai, China.

Board of Directors

Our board of directors will consist of eight members upon the completion of this offering and our acquisition of SINA’s online real estate business. A director is not required to hold any shares in the company by way of qualification. A director may vote with respect to any contract or transaction in which he or she is materially interested provided the nature of the interest is disclosed prior to its consideration and any vote on such contract or transaction. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever outright or as security for any debt, liability or obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of employment.

A company of which more than 50% of the voting power is held by a single entity is considered a “controlled company” under the NASDAQ Stock Market Rules. A controlled company need not comply with the applicable NASDAQ corporate governance rules requiring its board of directors to have a majority of independent directors and independent compensation and nominations committees. Because more than 50% of the voting power of our company will be held by E-House immediately following this offering, we will qualify as a “controlled company” under the NASDAQ Stock Market Rules. Immediately following this offering, we will avail ourselves of the controlled company exception provided under those rules.

Committees of the Board of Directors

We intend to establish two committees under the board of directors: the audit committee and the compensation committee, immediately upon the SEC’s declaration of effectiveness of our registration statement, of which this prospectus is a part. We currently do not plan to establish a nominating committee. After the completion of this offering, the independent directors of our company will select and recommend to the board for nomination by the board such candidates as the independent directors, in the exercise of their judgment, have found to be well qualified and willing and available to serve as our directors prior to each annual meeting of our shareholders at which meeting directors are to be elected or re-elected. In compliance with Rule 5605 of the NASDAQ Stock Market Rules, all members of each of our board committees will be independent directors. We have adopted a charter for each of the board committees, which will become effective immediately upon the SEC’s declaration of effectiveness of our registration statement, of which this prospectus is a part.

Audit Committee

Our audit committee will consist of Messrs. Fan Bao, David Zhang and Ya-Qin Zhang, commencing upon the effectiveness of our registration statement, of which this prospectus is a part. We have determined that all three appointees satisfy the “independence” requirements of Rule 5605 of the NASDAQ Stock Market Rules and the “independence” standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Fan Bao will be the chair of our audit committee. The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditor. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all audit and non-audit services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined under applicable U.S. securities laws and regulations;

•	reviewing and discussing the annual audited financial statements with management and the independent auditors;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and

•	meeting separately and periodically with management and the independent auditors.

Compensation Committee.  Our compensation committee will consist of Messrs. David Zhang, Fan Bao and Ya-Qin Zhang, commencing upon the effectiveness of our registration statement, of which this prospectus is a part. We have determined that all three appointees satisfy the “independence” requirements of Rule 5605 of NASDAQ Stock Market Rules. Mr. David Zhang will be the chair of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. The compensation committee will be responsible for, among other things:

•	reviewing at least annually the goals and objectives of our executive compensation plans and our executive compensation plans in light of such goals and objectives;

•	evaluating annually the performance of the chief executive officer and other executive officers in light of the goals and objectives of our executive compensation plans;

•	determining and approving, or recommending to the board for its approval, the compensation of such executive officers; and

•	evaluating annually the appropriate level of compensation for the board and committee service by non-employee directors.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity or until their respective successors have been elected and qualified in accordance with our shareholders agreement and our articles of association. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors or (ii) is found to be or becomes of unsound mind.

Compensation of Directors and Executive Officers

For the year ended December 31, 2008 and the six months ended June 30, 2009, we paid an aggregate of RMB3.5 million ($0.5 million) and RMB1.2 million ($0.2 million) in cash to our executive officers, and we did not pay any cash compensation to our non-executive directors.

We have not set aside or accrued any amount of cash to provide pension, retirement or other similar benefits to our officers and directors. Our PRC subsidiaries and consolidated affiliated entities as well as their subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits.

Share Incentive Plan

On September 9, 2008, we adopted a share incentive plan, or the plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote our success. The plan permits the grant of three types of awards: options, restricted shares and restricted share units. The maximum number of shares which may be issued pursuant to all awards under the plan shall be 15% of our total outstanding shares on an as-converted basis as of the effective date of the plan, plus an additional number of shares to be added on each of the third, sixth and ninth anniversary of the effective date of the plan, as a result of which the additional shares reserved under the plan as of each applicable anniversary shall equal 5% of the then total outstanding shares. We have granted restricted shares and options to purchase our ordinary shares to certain of our directors, executive officers and employees as well as some of the directors and officers of E-House who have made contributions to us. As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 7,821,500 and the aggregate number of restricted shares granted under the plan is 300,000.

Plan Administration.  Our board of directors, or a committee designated by our board or directors, will administer the plan. The committee or the full board of directors, as appropriate, will determine the provisions and terms and conditions of each option grant.

Award Agreements.  Options and other awards granted under the plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each grant. In addition, the award agreement may also provide that securities granted are subject to a 180-day lock-up period following the effective date of a registration statement filed by us under the Security Act, if so requested by us or any representative of the underwriters in connection with any registration of the offering of any of our securities. The exercise price of granted options may be amended or adjusted in the absolute discretion of our board of directors, or a committee designated by our board of directors, without the approval of our shareholders or the recipients of the options.

Eligibility.  We may grant awards to employees, directors and consultants of our company or any of our related entities, which include our subsidiaries or any entities in which we hold a substantial ownership interest.

Acceleration of Awards upon Corporate Transactions.  The outstanding awards will terminate and accelerate upon occurrence of a change-of-control corporate transaction where the successor entity does not assume our outstanding awards under the plan. In such event, each outstanding award will become fully vested and immediately exercisable, and the transfer restrictions on the awards will be released and the repurchase or forfeiture rights will terminate immediately before the date of the change-of-control transaction provided that the grantee’s continuous service with us shall not be terminated before that date.

Term of the Options.  The term of each option grant shall be stated in the award agreement, provided that the term shall not exceed 10 years from the date of the grant.

Vesting Schedule.  In general, our board of directors, or a committee designated by our board of directors, determines, or the award agreement specifies, the vesting schedule.

Transfer Restrictions.  Awards may not be transferred in any manner by the recipient other than by will or the laws of succession and incentive share options may be exercised during the lifetime of the optionee only by the optionee.

Termination of the Plan.  Unless terminated earlier, the plan will terminate automatically in 2018. Our board of directors has the authority to amend or terminate the plan subject to shareholder approval to the extent necessary to comply with applicable law. However, no such action may impair the rights of any award recipient unless agreed by the recipient.

The following table summarizes, the options granted under the plan to our senior executive officers, directors and to other individuals as a group that are outstanding as of the date of this prospectus.

	Ordinary Shares		Exercise Price
Name	Underlying Options		($/Share)	Date of Grant	Date of Expiration	Vesting Schedule(1)

Xin Zhou	1,250,000		3.00	January 1, 2009	December 31, 2018	4 years
Charles Chao	500,000		8.00	September 24, 2009	September 23, 2019	4 years
Neil Nanpeng Shen	40,000		8.00	September 24, 2009	September 23, 2019	3 years
Xudong Zhu	25,000		3.00	January 1, 2009	December 31, 2018	4 years
	500,000		6.00	July 15, 2009	July 14, 2019	4 years
Fan Bao	60,000		8.00	September 24, 2009	September 23, 2019	3 years
David Zhang	40,000		8.00	September 24, 2009	September 23, 2019	3 years
Ya-Qin Zhang	40,000		8.00	September 24, 2009	September 23, 2019	3 years
Bin Laurence	300,000		6.00	July 30, 2009	July 29, 2019	4 years
Zuyu Ding	1,000,000		3.00	January 1, 2009	December 31, 2018	4 years
Jun Luo	50,000		3.00	January 1, 2009	December 31, 2018	4 years
Yan Zhang	225,000		3.00	January 1, 2009	December 31, 2018	4 years
Zhongmin Jin	225,000		3.00	January 1, 2009	December 31, 2018	4 years
Other individuals as a group	2,659,500	(2)	3.00	January 1, 2009	December 31, 2018	1~4 years
Other individuals as a group	559,500	(2)	6.00	July 15, 2009	July 14, 2019	1~4 years
Other individuals as a group	647,500		8.00	September 24, 2009	September 23, 2019	2~4 years

(1)	Most of our options are subject to a four-year vesting schedule, with one-fourth of the underlying ordinary shares vesting on each of the first, second, third and fourth anniversary of the grant date.

(2)	On July 30, 2009, options to purchase 250,000 ordinary shares granted on January 1, 2009 and options to purchase 50,000 ordinary shares granted on July 15, 2009 were surrendered for cancellation in exchange for the same number of restricted shares having the same vesting schedule and a purchase price equal to the original option exercise price.

Upon the completion of this offering, we will grant options under our 2008 share incentive plan to those employees of China Online Housing who hold options of China Online Housing at that time and will join us. The terms of our options will be similar to those of the options of China Online Housing currently held by their employees, and the exercise price will be determined by us and SINA in connection with our acquisition of SINA’s interest in China Online Housing. China Online Housing has granted options to certain of its employees and directors for the purchase of 3,692,000 ordinary shares of China Online Housing pursuant to its share incentive plan. The following table summarizes the options granted under China Online Housing’s share incentive plan to Mr. Xin Zhou, our chairman and chief executive officer and also a director of China Online Housing, Ms. Hong Du, our director appointee, Mr. Jun Luo, the general manager of China Online Housing and our co-president appointee, and other individuals as a group that are outstanding as of the date of this prospectus.

	Ordinary Shares	Exercise Price
Name	Underlying Options	($/Share)	Date of Grant	Date of Expiration	Vesting Schedule

Xin Zhou	500,000	0.65	April 23, 2009	April 23, 2015	4 years
Hong Du	200,000	0.65	April 23, 2009	April 23, 2015	4 years
Jun Luo	1,000,000	0.64	September 6, 2008	September 6, 2014	4 years
Other individuals as a group	994,500	0.65	April 23, 2009	April 23, 2015	4 years
Other individuals as a group	997,500	0.64	September 6, 2008	September 6, 2014	4 years

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

Shares Beneficially
	Shares Beneficially		Owned
	Owned		Immediately
	Prior to This Offering		After This Offering(1)
	Number(2)	%(3)	Number	%(3)

Directors and Executive Officers:
Xin Zhou	—	—
Charles Chao	—	—
Neil Nanpeng Shen	—	—
Xudong Zhu	—	—
Hong Du	—	—
Fan Bao	—	—
David Zhang	—	—
Ya-Qin Zhang	—	—
Bin Laurence	—	—
Zuyu Ding	—	—
Jun Luo	—	—
Yan Zhang	—	—
Zhongmin Jin	—	—
All Directors and Executive Officers as a Group	—	—

Principal Shareholders:
E-House (China) Holdings Limited(4)	71,522,222	95.9%
SINA Corporation	—	—

(1)	Assumes that the underwriters do not exercise the over-allotment option.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

(3)	For each person and group included in this table, percentage of beneficial ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of ordinary shares outstanding and the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 74,555,555. The total number of ordinary shares outstanding after the completion of this offering will be assuming the underwriters do not exercise their over-allotment option.

(4)	E-House (China) Holdings Limited is a company incorporated in the Cayman Islands, and its business address is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai 200041, People’s Republic of China.

As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. None of our existing shareholders has different voting rights from other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Upon the completion of this offering, E-House and SINA will be our two largest shareholders holding  % and  %, respectively, of our outstanding ordinary shares assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, upon the completion of this offering, E-House and SINA will hold  % and  %, respectively, of our outstanding ordinary shares.

Transactions and Agreements with E-House

Expenses allocated from E-House for corporate selling, general and administrative services amounted to $0.3 million, $0.6 million, $3.5 million and $2.0 million for the years ended December 31, 2006, 2007, 2008 and the six months ended June 30, 2009, respectively. The amounts of these expenses were based on a variety of factors and dependant on the nature of the expenses being allocated. These expenses consist primarily of share-based compensation expenses of senior management and shared marketing and management expenses including marketing, finance, legal, technology, human resources, administration and internal audit. These allocations were made using a proportional cost allocation method based on revenues, expenses and headcount as well as estimates of actual time spent on the provision of services attributable to us. We believe that these allocations are reasonable. See the notes to our consolidated financial statements included elsewhere in this prospectus.

For the six months ended June 30, 2009, we derived revenues in the amounts of $1.7 million and $1.0 million from providing real estate consulting services and advertising services, respectively, to E-House.

We have entered into various agreements with E-House. See “Our Relationship with E-House.”

Loans Outstanding

As of December 31, 2007 and 2008 and June 30, 2009, we had outstanding loan payables to E-House in the amount of $100 and $5.5 million and $11.6 million, respectively, which are interest free and settleable on demand. The loans made in 2008 were advanced by E-House primarily for the payment of the acquisition consideration for a 100% interest in Guangzhou Integrated and the capital contribution for a 60% interest in Wushi Advertising. The loans made in the six months ended June 30, 2009 were primarily advanced by E-House on behalf of us for real estate advertising placements and for the payment to acquire Portal Overseas Ltd.

As of December 31, 2007, our amounts due from related parties were $2.2 million, representing loans made to E-House for general working capital requirements. Such loans were interest free and fully repaid in 2008.

During the years ended December 31, 2006, 2007 and 2008, respectively, E-House loaned $5.0 million, $25.0 million and $8.4 million, respectively, to us to fund capital injections into our PRC subsidiaries. Such loans were waived by E-House pursuant to a release agreement entered into in July 2009 and have been recorded as capital contributions as of the dates on which such loans were originally made.

Transactions and Agreements with SINA and China Online Housing

On January 1, 2008, SINA started to reorganize its real estate and home furnishing channels and online real estate advertising business into a separate unit with its own legal entities, management team, advertising operations, systems and physical facilities. The reorganization was completed on April 1, 2008 with the formation of a joint venture, China Online Housing, between SINA and us. SINA contributed $2.5 million in cash, certain assets and liabilities and the rights to operate its real estate and home furnishing channels for a period of ten years. The rights include the licenses granted to China Online Housing to use SINA’s trademark, domain name, portal technologies and certain software. We contributed $2.5 million in cash and a ten-year license to use the database in our CRIC system. We and SINA beneficially own 34% and 66% of China Online Housing, respectively.

On July 23, 2009, we and SINA entered into a share purchase agreement, as amended on September 29, 2009, pursuant to which we agreed to acquire SINA’s 66% equity interest in China Online Housing in exchange for issuing to SINA that number of our ordinary shares equal to 39% of our total post-issuance outstanding ordinary shares (without giving effect to this offering) upon and conditioned on the completion of this offering. We and SINA have agreed to enter into a shareholders agreement and a registration rights agreement prior to the completion of this offering. SINA and China Online Housing have entered into an amended and restated advertising agency agreement, a domain name and content license agreement, a trademark license agreement and a software license and support services agreement, which will become effective immediately upon the closing of our acquisition of SINA’s equity interests in China Online Housing. Upon the completion of this offering, China Online Housing will be a wholly-owned subsidiary of us, and E-House and SINA will be our two largest shareholders holding     % and  %, respectively, of our total outstanding ordinary shares assuming the underwriters do not exercise their over-allotment option.

Shareholders Agreement

On or prior to the completion of this offering and the transaction contemplated by the share purchase agreement, we will enter into a shareholders agreement with SINA and E-House.

Composition of the board.  The shareholders agreement provides that our board of directors shall consist of a maximum of eleven members, of which two will be designated by E-House and two will be designated by SINA. In the event that SINA or E-House no longer owns at least 20%, but still owns at least 10%, of our issued and outstanding ordinary shares, SINA or E-House, as the case may be, will have the right to designate only one director to the board. In the event that SINA or E-House no longer owns at least 10% of our issued and outstanding ordinary shares, SINA or E-House, as the case may be, shall have no right to nominate any director to the board. As long as E-House owns at least 10% of our issued and outstanding ordinary shares and holds more ordinary shares than are held by SINA, E-House may, in its discretion, select an E-House director to serve as the chairman of the board.

Restrictions on transfer.  The shareholders agreement provides for certain restrictions on the transfer of ordinary shares. For a 180-day lock up period commencing on the date of the agreement, neither E-House nor SINA shall transfer or grant or allow to be encumbered any lien with respect to any of our ordinary shares held by it, except for a transfer to its affiliates or with prior written consent by all other shareholders under the shareholders agreement. Following the lock up period, E-House or SINA may transfer our ordinary shares pursuant to Rule 144 of the Securities Exchange Act or a firm commitment underwritten public offering registered under the Securities Act, in addition to the two types of transfers permitted in the lock up period. Other than these permitted transfers, E-House or SINA must give a right of first offer to each other shareholder under the agreement prior to transferring our ordinary shares to third parties. However, neither party is allowed to, without the prior written consent of the other party, transfer or grant or allow to be encumbered any lien that number of our ordinary shares exceeding in aggregate 10% of our share capital in a single transaction or series of transactions to any person other than a financial investor, so long as the other party owns at least 20% of our issued and outstanding ordinary shares.

Registration Rights Agreement

On or prior to the completion of this offering and the transaction contemplated by the share purchase agreement, we will enter into a registration rights agreement with SINA and E-House, pursuant to which we will grant E-House and SINA certain registration rights with respect to our ordinary shares owned by them.

Demand registration rights.  Following the date that is 180 days after the date of this agreement, both E-House and SINA have the right to demand that we effect a registration covering the offer and sale of their ordinary shares. E-House and SINA are each entitled to an aggregate of three such registrations. We, however, are not required prepare and file (1) more than one demand registration statements in any 12-month period, or (2) any demand registration statement within 180 days following the date of effectiveness of any other registration statement. If the demand registration relates to an underwritten public offering and the managing underwriter advises in its reasonable opinion that the number of securities requested to be included in the demand registration exceeds the largest number which reasonably can be sold in such offering without having a material adverse effect on such offering, we will include in such demand registration, up to the maximum offering size, following the order of priority: (1) the registrable securities that the requesting party proposes to register; (2) the registrable securities that any non-requesting party proposes to register; and (3) any securities we propose to register and any securities with respect to which any other security holder has requested registration.

Piggyback registration rights.  If we propose to file a registration statement for an offering of our ordinary shares, other than in a transaction of the type referred to in Rule 145 under the Securities Act or to our employees pursuant to any employee benefit plan, then we must offer E-House and SINA an opportunity to include in the registration all or any part of their registrable securities. If the piggyback registration relates to an underwritten public offering and the managing underwriter advises in its reasonable opinion that the number of securities requested to be included in the piggyback registration together with the securities being registered by us or any other security holder exceeds the largest number which reasonably can be sold in such offering without having a material adverse effect on such offering, then (1) if we initiate the piggyback registration, we will include in such registration the securities we propose to register first, and allocate the remaining part of the maximum offering size to all other selling security holders on a pro rata basis; (2) if any holder of our securities initiated the piggyback registration, we will include, up to the maximum offering size, first the securities such initiating security holder proposes to register, then the securities of any other selling security holders on a pro rata basis, and lastly the securities we propose to register.

Blackout periods.  We are entitled to two blackout periods, aggregating to no more than 120 days in any 12-month period, during which we can defer the filing or effectiveness of a registration statement, if in the good faith judgment of our board of directors, we would be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed, and there is a likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect or interfere with any significant financing, acquisition, merger, disposition of assets, corporate reorganization or other material transaction of negotiations involving us.

Expenses of registration.  We will pay all expenses relating to any demand or piggyback registration, except that either E-House or SINA shall bear and pay all (1) brokerage commissions, (2) commissions, fees, discounts, transfer taxes, stamp duties or expenses of any underwriter or placement agent applicable to registrable securities offered for its account, (3) fees and expenses of its counsel or other advisers, and (4) other out-of-pocket expenses.

Amended and Restated Advertising Agency Agreement

Under this amended and restated advertising agency agreement, which will become effective upon the completion of our acquisition of SINA’s online real estate business, China Online Housing will have the exclusive right to sell advertising to real estate, home furnishing and construction materials advertisers on SINA’s non-real estate channels. If China Online Housing sells advertising on SINA’s non-

real estate channels, it will pay SINA fees of approximately 15% of the revenues generated from these sales, subject to certain limitations on the amount of advertising that may be sold by China Online Housing and fees payable by China Online Housing to SINA based on the amount of advertising sold. In addition, China Online Housing authorizes SINA as its exclusive agent to sell non-real estate-related advertising on its directly operated website and channels. China Online Housing is entitled to receive approximately 85% of the revenues generated from these sales. The initial term of the new advertising agency agreement is ten years.

Domain Name and Content License Agreement

Under the domain name and content license agreement, which will become effective upon the completion of our acquisition of SINA’s online real estate business, an affiliate of SINA, or licensor, will grant to us an exclusive license to use its three domain names, i.e., house.sina.com.cn, jiaju.sina.com.cn and construction.sina.com.cn, in connection with our real estate Internet operations in China. In addition, the licensor also will grant to us an exclusive license to use all contents, whose copyrights are owned by the licensor or owned by a third party provider but is sub-licensable by the licensor without requiring payment of any additional fees and without violating the terms of any agreement with such third party provider, in connection with websites associated with the three domain names licensed to us. For other operating contents, we may enter into an agreement with the owner independently and will be responsible for the costs associated with procuring the contents. The licenses are for an initial term of ten years.

Trademark License Agreement

Under the trademark license agreement, which will become effective upon the completion of our acquisition of SINA’s online real estate business, an affiliate of SINA will grant to us a non-exclusive license to use three SINA trademarks and an exclusive license to use two SINA Leju trademarks in connection with our real estate Internet operations in China through websites located at www.leju.com and the channels located at house.sina.com.cn, jiaju.sina.com.cn and construction.sina.com.cn. The licenses are for an initial term of ten years.

Software License and Support Services Agreement

Under the software license and support services agreement, which will become effective upon the completion of our acquisition of SINA’s online real estate business, a subsidiary of SINA, or licensor, will grant to us a non-exclusive license to use (i) the proprietary software used for, among other things, internet content publishing, advertising publishing, sales management, procurement reimbursement, financial management and flow statistics, (ii) certain current software products and interfaces necessary to facilitate our use of such current software products, (iii) the databases and compilations, (iv) certain improvements to the licensed software and (v) related documentation and hardware, in connection with our real estate Internet operations in China. The licensor will also provide to us infrastructure necessary to operate our websites and facilitate our use of the licensed software. In addition, the licensor will also provide us during the term support services, including routine maintenance, technical support and hardware support.

The licenses are for an initial term of ten years and free of any fees (subject to certain exceptions). However, to the extent that there are any reasonable, incremental costs for use of the licensed software or the infrastructure, or provision of the support services, due to a change in the business needs, we are required to reimburse the licensor for all such costs.

Transactions with Certain Related Customers and Suppliers, Shareholders, Directors and Affiliates

Transactions with Related Customers and Suppliers

As of December 31, 2008, our amount due to Shanghai JinYue Real Estate Development Co., Ltd., of which Mr. Xin Zhou our co-chairman and chief executive officer, is a director, was $146,314. Such amount represented amounts paid on our behalf to fund Tian Zhuo Advertising’s capital requirements and was repaid by us in full in March 2009.

Transactions with Management

See “Management—Compensation of Directors and Executive Officers.”

Contractual Arrangements with Tian Zhuo Advertising

In March 2008, Mr. Xin Zhou, our co-chairman and chief executive officer, and the chairman of E-House, became the sole shareholder of Tian Zhuo Advertising through equity interest transfer from the former shareholder of Tian Zhuo Advertising. Subsequently, Tian Zhuo Advertising became our consolidated affiliated entity through a series of contractual arrangements entered into between Shanghai CRIC, Tian Zhuo Advertising and Mr. Xin Zhou. In July 2009, Mr. Xin Zhou transferred 10% equity interest in Tian Zhuo Advertising to Mr. Xudong Zhu. Upon completion of the foregoing equity interest transfer, Shanghai CRIC entered into a series of new or amended contractual arrangements with Tian Zhuo Advertising and its shareholders. Under PRC laws, each of Shanghai CRIC and Tian Zhuo Advertising is an independent legal person and is not exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Shanghai CRIC and Tian Zhuo Advertising, Tian Zhuo Advertising does not transfer any other funds generated from its operations to Shanghai CRIC.

Agreements that Provide Effective Control over Tian Zhuo Advertising

Equity Pledge Agreement.  Pursuant to the equity pledge agreement among Shanghai CRIC, Tian Zhuo Advertising, Mr. Xin Zhou and Mr. Xudong Zhu, dated as of July 20, 2009, all of the equity interest in Tian Zhuo Advertising was pledged to Shanghai CRIC to guarantee the performance of the obligations of Tian Zhuo Advertising, Mr. Xin Zhou and Mr. Xudong Zhu under the exclusive call option agreement, the loan agreements between Shanghai CRIC and Mr. Xin Zhou and/or Mr. Xudong Zhu, the shareholder voting rights proxy agreement and the consultancy service agreement. If Mr. Xin Zhou, Mr. Xudong Zhu or Tian Zhuo Advertising breaches their respective contractual obligations, Shanghai CRIC, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Mr. Xin Zhou and Mr. Xudong Zhu agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interest in Tian Zhuo Advertising without the prior written consent of Shanghai CRIC. The equity pledge right enjoyed by Shanghai CRIC will expire when Mr. Xin Zhou, Mr. Xudong Zhu and Tian Zhuo Advertising have fully performed their respective obligations under the above agreements.

Exclusive Call Option Agreement.  Under the exclusive call option agreement dated as of July 20, 2009, among Shanghai CRIC, Tian Zhuo Advertising, Mr. Xin Zhou and Mr. Xudong Zhu, each of Mr. Xin Zhou and Mr. Xudong Zhu granted an irrevocable and unconditional option to Shanghai CRIC, that will entitle Shanghai CRIC or its designated entity or individual to acquire all or part of the equity interests held by him in Tian Zhuo Advertising at its sole discretion, to the extent as permitted by the then-effective PRC laws and regulations. The consideration for such acquisition of all equity interests in Tian Zhuo Advertising is equal to the registered capital of Tian Zhuo Advertising, and if there is any limitation imposed by PRC law, the consideration will be the minimum amount as permitted by PRC law. In addition, Tian Zhuo Advertising irrevocably granted Shanghai CRIC an exclusive option to purchase, to the extent permitted under the PRC law, all or part of the assets of Tian Zhuo Advertising. The exercise price for purchasing the assets of Tian Zhuo Advertising is equal to their respective book values unless otherwise required by the PRC law. The call option may be exercised by Shanghai CRIC or any third party designated by Shanghai CRIC.

Loan Agreements.  Pursuant to the loan agreement among Shanghai CRIC, Mr. Xin Zhou and Mr. Xudong Zhu dated July 20, 2009, Shanghai CRIC granted an interest-free loan of RMB0.9 million

($131,768) to Mr. Xin Zhou and RMB100,000 ($14,641) to Mr. Xudong Zhu respectively solely for their investment in the equity interests in Tian Zhuo Advertising.

Pursuant to the loan agreements among Shanghai CRIC, Tian Zhuo Advertising and Mr. Xin Zhou dated as of April 1, 2008, Shanghai CRIC granted an interest-free loan of RMB70 million ($10.2 million) to Mr. Xin Zhou solely for his provision of a shareholder loan to Tian Zhuo Advertising. Mr. Xin Zhou in turn granted an interest-free loan of RMB70 million ($10.2 million) to Tian Zhuo Advertising to, among other things, support its purchase of certain advertising spaces.

Pursuant to the loan agreements among Shanghai CRIC, Tian Zhuo Advertising and Mr. Xin Zhou dated as of September 8, 2008, Shanghai CRIC granted another interest-free loan of RMB1 million ($146,409) to Mr. Xin Zhou solely for his provision of another shareholder loan to Tian Zhuo Advertising. Mr. Xin Zhou in turn granted another interest-free loan of RMB1 million ($146,409) to Tian Zhuo Advertising to support its acquisition of Guangzhou Integrated.

Pursuant to the loan agreement between Shanghai CRIC and Mr. Xin Zhou dated as of July 20, 2009, Mr. Xin Zhou has another outstanding interest-free loan of RMB18 million ($2.6 million) payable to Shanghai CRIC. Such RMB18 million ($2.6 million) was granted by Mr. Xin Zhou to Tian Zhuo Advertising as an interest-free loan to support its investment in Wushi Advertising.

Shareholder Voting Rights Proxy Agreement.  Under the shareholder voting rights proxy agreement dated as of July 20, 2009, among Shanghai CRIC, Tian Zhuo Advertising, Mr. Xin Zhou and Mr. Xudong Zhu, each of Mr. Xin Zhou and Mr. Xudong Zhu agreed to irrevocably grant any person designated by Shanghai CRIC the power to exercise all voting rights to which he is entitled to as shareholder of Tian Zhuo Advertising.

Agreements that Transfer Economic Benefits of Tian Zhuo Advertising to Us

Consultancy Service Agreement.  Pursuant to a consultancy service agreement between Shanghai CRIC and Tian Zhuo Advertising dated as of April 1, 2008, Shanghai CRIC provides Tian Zhuo Advertising with consulting and related services and is entitled to receive service fees. The term of this consultancy service agreement is ten years, and can be extended by another ten years upon Shanghai CRIC’s request. Without prior written consent of Shanghai CRIC, Tian Zhuo Advertising may not enter into any agreement with any third party or otherwise to engage such thirty party to provide services similar to those provided by Shanghai CRIC.

Contractual Arrangements with Beijing Yisheng Leju

PRC laws and regulations currently prohibit foreign investors from holding more than 50% of a foreign-invested telecommunications enterprise that provides commercial Internet information services, which are one type of value-added telecommunications services. In addition, PRC laws and regulations currently do not allow foreign entities with less than two years of direct experience operating an advertising business outside of China to invest in an advertising business in China. Because of such restriction, China Online Housing is operating www.leju.com and SINA’s online real estate business through a consolidated affiliated entity in China, Beijing Yisheng Leju. Beijing Yisheng Leju is currently owned by two PRC citizens nominated by SINA. China Online Housing’s wholly-owned indirect subsidiary, Shanghai SINA Leju, has entered into contractual arrangements with Beijing Yisheng Leju, pursuant to which, Shanghai SINA Leju provides technical support to Beijing Yisheng Leju. In addition, Shanghai SINA Leju has entered into agreements with Beijing Yisheng Leju and its existing shareholders, which provide Shanghai SINA Leju with the substantial ability to control Beijing Yisheng Leju and make it a primary beneficiary of Beijing Yisheng Leju. Upon the completion of our acquisition of SINA’s online real estate business, Beijing Yisheng Leju will be 80% owned by Mr. Xudong Zhu, our director, and 20% owned by Mr. Jun Luo, who will be our co-president upon the completion of this offering and our acquisition of SINA’s online real estate business, and the contractual arrangements entered into by Shanghai SINA Leju, Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo will become effective and will, upon their effectiveness, continue to provide Shanghai SINA Leju with the ability to control Beijing Yisheng Leju and make it a primary beneficiary of Beijing Yisheng Leju. We will operate our real estate Internet business through our contractual arrangements with Beijing Yisheng Leju and its shareholders.

Agreements that will Provide Effective Control over Beijing Yisheng Leju

Exclusive Call Option Agreement.  Under the exclusive call option agreement among Shanghai SINA Leju, Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo, which will become effective after Mr. Xudong Zhu and Mr. Jun Luo become shareholders of Beijing Yisheng Leju, each of Mr. Xudong Zhu and Mr. Jun Luo will grant an irrevocable and unconditional option to Shanghai SINA Leju, that will entitle Shanghai SINA Leju or its designated entity or individual to acquire all or part of the equity interests held by him in Beijing Yisheng Leju at its sole discretion, to the extent as permitted by the then-effective PRC laws and regulations. The consideration for such acquisition of all equity interests in Beijing Yisheng Leju will be equal to the registered capital of Beijing Yisheng Leju, and if there is any limitation imposed by PRC law that requires the consideration to be greater than the registered capital, the consideration will be the minimum amount as permitted by PRC law. In addition, Beijing Yisheng Leju will irrevocably and unconditionally grant Shanghai SINA Leju an exclusive option to purchase, to the extent permitted under the PRC law, all or part of the assets of Beijing Yisheng Leju. The exercise price for purchasing the assets of Beijing Yisheng Leju will be equal to their respective book values unless otherwise required by the PRC law. The call option may be exercised by Shanghai SINA Leju or any third party designated by Shanghai SINA Leju.

Loan Agreement.  Under the loan agreement among Shanghai SINA Leju, Mr. Xudong Zhu and Mr. Jun Luo, which will become effective after Mr. Xudong Zhu and Mr. Jun Luo become shareholders of Beijing Yisheng Leju, Shanghai SINA Leju will grant an interest-free loan of RMB0.8 million ($117,127) to Mr. Xudong Zhu and RMB200,000 ($29,282) to Mr. Jun Luo, respectively, solely for their purchase of equity interests in Beijing Yisheng Leju.

Shareholder Voting Rights Proxy Agreement.  Under the shareholder voting rights proxy agreement among Shanghai SINA Leju, Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo, which will become effective after Mr. Xudong Zhu and Mr. Jun Luo become shareholders of Beijing Yisheng Leju, each of Mr. Xudong Zhu and Mr. Jun Luo will irrevocably grant any person designated by Shanghai SINA Leju the power to exercise all voting rights to which he will be entitled to as shareholder of Beijing Yisheng Leju at that time.

Equity Pledge Agreement.  Under the equity pledge agreement among Shanghai SINA Leju, Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo, which will become effective after Mr. Xudong Zhu and Mr. Jun Luo become shareholders of Beijing Yisheng Leju and the equity pledge thereunder is registered on the shareholders register of Beijing Yisheng Leju, all of the equity interest in Beijing Yisheng Leju will be pledged to Shanghai SINA Leju to guarantee the performance of the obligations of Beijing Yisheng Leju, Mr. Xudong Zhu and Mr. Jun Luo under the exclusive call option agreement, the loan agreement, the shareholder voting rights proxy agreement and the exclusive technical support agreement. If Mr. Xudong Zhu, Mr. Jun Luo or Beijing Yisheng Leju breaches their respective contractual obligations, Shanghai SINA Leju, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Upon the effectiveness of the equity pledge agreement, Mr. Xudong Zhu and Mr. Jun Luo shall not transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interest in Beijing Yisheng Leju without the prior written consent of Shanghai SINA Leju. The equity pledge right that will be enjoyed by Shanghai SINA Leju will expire when Mr. Xudong Zhu, Mr. Jun Luo and Beijing Yisheng Leju have fully performed their respective obligations under the above agreements.

Agreement that Transfers Economic Benefits of Beijing Yisheng Leju to Shanghai SINA Leju

Exclusive Technical Support Agreement.  Pursuant to an exclusive technical support agreement between Shanghai SINA Leju and Beijing Yisheng Leju dated as of May 8, 2008, Shanghai SINA Leju provides Beijing Yisheng Leju with a series of technical support services and is entitled to receive related fees. The term of this exclusive technical support agreement will expire upon dissolution of Beijing Yisheng Leju. Unless expressly provided by this agreement, without prior written consent of Shanghai SINA Leju, Beijing Yisheng Leju may not engage any third party to provide the services offered by Shanghai SINA Leju under this agreement.

Employment Agreements

See “Management—Employment Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plan.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2009 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date hereof, our authorized share capital consists of 250,000,000 ordinary shares with a par value of $0.0002 each, of which 74,555,555 shares are issued and outstanding.

Upon the completion of this offering, we will adopt an amended and restated memorandum and articles of association, which will replace the current memorandum and articles of association in its entirety. The following are summaries of material provisions of our proposed amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Ordinary shares

General.  All of our outstanding ordinary shares are fully paid. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends.  The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights.  Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by our chairman or any shareholder holding at least 10% of the shares given a right to vote at the meeting, present in person or by proxy.

A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold not less than one-third of our voting share capital. Shareholders’ meetings may be held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice of at least 14 calendar days is required for the convening of our annual general meeting and other shareholders’ meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including alter the amount of our authorized share capital, consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital, and cancel any shares.

Transfer of Shares.  Subject to the restrictions of our Memorandum and Articles of Association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; or (f) a fee of such maximum sum as the NASDAQ Global Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation.  On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Calls on Shares and Forfeiture of Shares.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares.  Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may, before the issue of such shares, be determined by special resolution.

Variations of Rights of Shares.  All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records.  Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

History of Securities Issuances

The following is a summary of securities issuances by us and share transfers among our existing shareholders during the past three years.

Ordinary shares.  We were incorporated in the Cayman Islands on August 21, 2008. Upon incorporation, we had 500,000,000 ordinary shares authorized, and 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House. On January 1, 2009, we issued an additional 99,999,000 ordinary shares to E-House for par value.

On August 29, 2009, we effected a reverse share split whereby all of our issued and outstanding 100,000,000 ordinary shares of a par value of $0.0001 each were converted into 50,000,000 ordinary shares of $0.0002 par value each and the number of our authorized shares were reduced from 500,000,000 to 250,000,000.

On September 28, 2009, we issued 21,522,222 additional ordinary shares at par value to E-House. On the same date, we issued 3,033,333 ordinary shares at par value to Modern Information Ltd. in exchange for its indirect equity interest in China Online Housing. As a result, our total outstanding shares increased to 74,555,555 ordinary shares.

Options and restricted shares.  We have granted to certain of our directors, executive officers and employees and certain E-House’s employees restricted shares and options to purchase our ordinary shares. As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 7,821,500 and the aggregate number of restricted shares granted under the plan is 300,000. See “Management—Share Incentive Plan.”

Differences in Corporate Law

The Companies Law of the Cayman Islands is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  The Cayman Islands courts can be expected to follow English case law precedents. The common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a noncontrolling shareholder to commence a class action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) have been applied and followed by the courts in the Cayman Islands.

Indemnification.  Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

We intend to adopt an amended and restated memorandum and articles of association upon the completion of this offering. Under our amended and restated memorandum and articles of association, we may indemnify our directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party by reason of their acting as our directors, officers, employees or agents. To be entitled to indemnification, these persons must have acted in good faith and in the best interest and not contrary to the interest of our company, and must not have acted in a manner willfully or grossly negligent and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful. Our amended and restated memorandum and articles of association may also provide for indemnification of such person in the case of a suit initiated by our company or in the right of our company.

We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Registration Rights

We, E-House and SINA have agreed to enter into a registration rights agreement prior to the completion of this offering that will provide E-House and SINA certain registration rights. See “Related Party Transactions—Transactions and Agreements with SINA and China Online Housing.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary will issue the ADSs which you will be entitled to receive in the offering. Each ADS will represent an ownership interest in        shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares, or

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

•	to receive any notice or to act in respect of other matters

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	a fee of $1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to $0.05 per ADS for any cash distribution made pursuant to the deposit agreement

•	a fee of $0.05 per ADS per calendar year (or portion there of) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution (by public or private sale). If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distribution not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1) amend the form of ADR;

(2) distribute additional or amended ADRs;

(3) distribute cash, securities or other property it has received in connection with such actions;

(4) sell any securities or property received and distribute the proceeds as cash; or

(5) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs (as long as it may lawfully do so). After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, The Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of shares and (ii) deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding          ADSs representing approximately     % of our ordinary shares in issue. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” (as that term is defined in Rule 144 under the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could materially and adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while application has been made for the ADSs to be listed on the NASDAQ Global Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or shares of ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus. The foregoing restrictions do not apply to (i) the issuance of ordinary shares represented by the ADSs to be sold in this offering and the sale of such ADSs, (ii) the issuance of ordinary shares to SINA pursuant to the share purchase agreement dated July 23, 2009, as amended, between the Company and SINA, (iii) the grants of equity-based awards pursuant to the terms of our existing share incentive plan and the issuance of ordinary shares upon exercise of options or vesting of restricted shares that have been previously granted and are outstanding as of the date of this prospectus, and (iv) the filing of a registration statement on Form S-8 in connection with the registration of ordinary shares issuable under our existing share incentive plan.

Our officers and directors, E-House and SINA have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs or shares of ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or shares of ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any of these transactions are to be settled by delivery of our ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, ordinary shares or ADSs held by our directors, executive officers, E-House or SINA may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day lock-up period is subject to adjustment under certain circumstances. If in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person (or persons whose shares are aggregated) who has beneficially owned our restricted shares for at least six months, is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•	1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately ordinary shares immediately after this offering; or

•	the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than six months but not more than one year may sell the restricted shares without registration under the Securities Act, subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than one year may freely sell the restricted shares without registration under the Securities Act.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

We, E-House and SINA have agreed to enter into a registration rights agreement prior to the completion of this offering that will provide E-House and SINA certain registration rights. See “Related Party Transactions—Transactions and Agreements with SINA and China Online Housing.”

TAXATION

The following summary of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises, such as dividends paid to us by our PRC subsidiaries, were exempt from PRC withholding tax. Under the PRC Enterprise Income Tax Law and its implementation rules effective on January 1, 2008, all domestic and foreign-invested companies in China are subject to a uniform enterprise income tax at the rate of 25% and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax, or the tax is otherwise exempted or reduced pursuant to the PRC tax laws.

Under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China are considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Enterprise Income Tax Law, “de facto management bodies” is defined as the bodies that have material and overall management and control over the business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in the PRC.

The PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Although our offshore holding companies are not controlled by any PRC company or company group, we cannot assure you that we will not be deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law. If we are deemed to be a PRC resident enterprise, we will be subject to PRC enterprise income tax at the rate of 25% on our worldwide income. In that case, however, dividend income we receive from our PRC subsidiaries may be exempt from PRC enterprise income tax because the PRC Enterprise Income Tax Law and its implementation rules generally provide that dividends received by a PRC resident enterprise from its directly invested entity that is also a PRC resident enterprise is exempt from enterprise income tax. However, as there is still uncertainty as to how the PRC Enterprise Income Tax Law and its implementation rules will be interpreted and implemented, we cannot assure you that we are eligible for such PRC enterprise income tax exemptions or reductions.

In addition, the PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to identification of PRC-sourced income. If we are deemed to be a PRC resident enterprise, dividends distributed to our non-PRC entity investors by us, or the gain our non-PRC entity investors may realize from the transfer of our ordinary shares or ADSs, may be treated as PRC-sourced income and therefore be subject to a 10% PRC withholding tax pursuant to the PRC Enterprise Income Tax Law. If we became a PRC resident enterprise under the new PRC tax system and received income other than dividends, our profitability and cash flows would be adversely impacted due to our worldwide income being taxed in China under the PRC Enterprise Income Tax Law. Additionally, we would incur an incremental PRC dividend withholding tax cost if we distributed our profits to our ultimate shareholders. There is, however, not necessarily an incremental PRC dividend withholding tax on the piece of the profits distributed from our PRC subsidiaries, since they would have been subject to PRC dividend withholding tax even if we were not a PRC tax resident.

Material United States Federal Income Tax Considerations

The following is a summary of the material United States federal tax considerations relating to the acquisition, ownership, and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that will hold ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code. This summary is based upon existing United States federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-United States, state, or local tax considerations. Each U.S. Holder is urged to consult their tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in ADSs or ordinary shares.

General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, for United States federal income tax purposes, created in, or organized under the law of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the United States Internal Revenue Code.

If a partnership is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding our ADSs or ordinary shares, the U.S. Holder is urged to consult its tax advisors regarding an investment in our ADSs or ordinary shares.

For United States federal income tax purposes, U.S. Holders of ADSs will be treated as the beneficial owners of the underlying shares represented by the ADSs.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be classified as a “passive foreign investment company” (or a “PFIC”), for United States federal income tax purposes, if either (i) 75% or more of its gross income consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles are taken into account. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based upon an analysis of our anticipated income and assets in respect of the 2009 taxable year as reasonably approximated for purposes of applying the PFIC rules, we presently do not believe that we should be classified as a PFIC for the 2009 taxable year. While we do not anticipate becoming a PFIC in the current or future taxable years, the composition of our income and our assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for capital expenditures and other general corporate purposes, our risk of becoming classified as a PFIC may substantially increase.

In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current or one or more future taxable years. Further, while we believe our valuation approach is reasonable, it is possible that the Internal Revenue Service may challenge the valuation of our goodwill and other unbooked intangibles, which may result in the Company being or becoming classified as a PFIC for the current or one or more future taxable years. If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares.

Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC. The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or ordinary shares” is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes.

Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on ADSs or ordinary shares out of our earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a “dividend” for United States federal income tax purposes. For taxable years beginning before January 1, 2011, a non-corporate recipient of dividend income generally will be subject to tax on dividend income from a “qualified foreign corporation” at a maximum United States federal tax rate of 15% rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. We have applied to list the ADSs on the Nasdaq Global Market. Provided the listing is approved, the ADSs are expected to be readily tradable on the Nasdaq Global Market, which is an established securities market in the United States. In the event that we are deemed to be a PRC resident enterprise under PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States–PRC income tax treaty. See “Taxation—Peoples’ Republic of China Taxation.” If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation. In addition, in the event that we are deemed to be a PRC “resident enterprise” under PRC tax law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs. In that case, however, the U.S. Holder may be able to obtain a reduced rate of PRC withholding taxes under the United States–PRC income tax treaty if certain requirements are met. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld, may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes.

Sale or Other Disposition of ADSs or Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC source gain under the United States–PRC income tax treaty, in which case a U.S. Holder’s ability to claim a foreign tax credit may be substantially limited. See “Taxation—Peoples’ Republic of China Taxation.” The deductibility of a capital loss may be subject to limitations.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including a pledge, of ADSs or ordinary shares. Under these PFIC rules the:

•	excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•	amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income;

•	amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year; and

•	interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than the current taxable year or a pre-PFIC year.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election, provided that the listing on the NASDAQ Global Market is approved and that the ADSs are actively traded. We anticipate that the ADSs should qualify as being actively traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the U.S. Holder will generally (i) include as income for each taxable year the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as a loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC.

The “QEF election”, which serves as a further alternative to the foregoing rules, is not available (as set forth below). Subject to certain limitations, a United States person may make a “qualified electing fund” election (“QEF election”) with respect to its investment in a PFIC in which the United States person owns shares (directly or indirectly) of the PFIC. If a QEF election is made by a U.S. Holder for the first year in which such U.S. Holder owns shares (directly or indirectly) of the PFIC, such U.S. Holder must generally include in income its pro rata share of the ordinary earnings and capital gains of the foreign corporation for each year such corporation meets the income test or the asset test regardless of whether any distributions are made (and will receive a basis increase to reflect such undistributed amounts included in income). A U.S. Holder may elect to defer actual payment of the tax liability arising from certain “non-passive” income until the PFIC makes actual distributions of amounts previously deemed included in such U.S. Holder’s income, subject to an interest charge generally applicable to underpayments of tax on such deferred tax liability. Notwithstanding the foregoing, a U.S. Holder may be required to report taxable income as a result of the QEF election without corresponding receipts of cash. No portion of any such ordinary earnings inclusions would be eligible for the reduced 15% tax rate on individuals in respect of “qualified dividends.” A QEF election will only be possible for a U.S. Holder if the PFIC furnishes such U.S. Holder with a statement, including in it the U.S. Holder’s share of the PFIC’s ordinary earnings and net capital gain. Since the Company does not intend to provide the information necessary to enable a U.S. Holder to make a QEF election, the QEF election will not be available to U.S. Holders.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, such U.S. Holder must file an annual Internal Revenue Service Form 8621. In the case of a U.S. Holder who has held ADSs or ordinary shares during any taxable year in respect of which we were classified as a PFIC and continue to hold such ADSs or ordinary shares (or any portion thereof), and has not previously determined to make a mark-to-market election, and who is now considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs or ordinary shares. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ADSs or ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2009, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and UBS AG are acting as representatives, the following respective numbers of ADSs:

Number
Underwriter	of ADSs

Credit Suisse Securities (USA) LLC
UBS AG
Total

The underwriting agreement provides that the underwriters are obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. UBS AG is expected to make offers and sales in the United States through its registered broker/dealer affiliate, UBS Securities LLC.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis an aggregate of additional ADSs at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ADSs.

The underwriters propose to offer the ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of          per ADS. After the initial offering the representatives may change the offering price and concession and discount to broker/dealers.

The following table shows the per ADS and total underwriting discounts and commissions we will pay to the underwriters, assuming no exercise and full exercise of the underwriters’ over-allotment option as described above:

	Per ADS		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting discounts and commissions payable by us	$	$	$	$
Expenses payable by us	$	$	$	$

The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the ADSs being offered.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any ordinary shares and ADSs or securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and UBS AG for a period of 180 days after the date of this prospectus, except (A) issuances pursuant to the exercise of employee stock options outstanding on the date hereof, (B) issuances to employees, director or officers under any employee benefit plan existing on the date hereof, (C) the filing of a registration statement on Form S-8 in connection with the registration of ordinary shares issuable under our existing share incentive plan, or (D) issuances in connection with our acquisition of SINA’s 66% equity interest in China Online Housing, which will close upon the completion of this offering. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and UBS AG waive, in writing, such an extension.

Our officers, directors and E-House and SINA have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ordinary shares and ADSs or securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs, whether any of these transactions are to be settled by delivery of our ordinary shares or ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and UBS AG for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and UBS AG waive, in writing, such an extension.

We [and E-House] have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We have applied to have the ADSs listed on the NASDAQ Global Market under the symbol “CRIC.”

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the ADSs so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

•	Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to eight percent of the shares offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Prior to this offering, there was no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

In the ordinary course of their respective businesses, the underwriters and their affiliates have provided and may in the future provide investment banking, commercial banking, investment management, or other financial services to us and our affiliates for which they have received compensation and may receive compensation in the future.

The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010. The address of UBS AG is 52/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs. This prospectus does not constitute an offer of, or an invitation by or on behalf of, us or the underwriters, to subscribe for or purchase any of the ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law, and we and the underwriters require persons into whose possession this prospectus comes to observe such restrictions.

Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

a. you confirm and warrant that you are either:

i. a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (“Corporations Act”);

ii. a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

iii. a person associated with the company under section 708(12) of the Corporations Act; or

iv. “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.

b. you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Cayman Islands

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the ADSs.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ADSs which are the subject of this offering may not be made in that Relevant Member State except that an offer to the public in the Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000 and (3) an annual net turnover of more than EUR50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

This prospectus has not been offered and will not be offered other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong; and the underwriters have not issued and will not issue any advertisement, invitation or document relating to the ADSs, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Kingdom of Saudi Arabia

We hereby authorize the Capital Market Authority of the Kingdom of Saudi Arabia to exchange any relevant information with the authorities, agencies or bodies having responsibility for the supervision of financial services and any other relevant authorities.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

(1) to an institutional investor or to a relevant person, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

State of Kuwait

Unless all of the approvals and licenses which are required pursuant to Law No. 31/1990 are obtained from the Kuwait Ministry of Commerce and Industry, no ADSs may be marketed, offered for sale or sold in Kuwait, either directly or indirectly.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The ADSs may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to ADSs may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the ADSs in Switzerland.

United Arab Emirates

This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of ADSs does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The ADSs may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The ADSs may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant that the ADSs will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows: (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA), received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of FSMA does not apply; and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the ADSs in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.

Representations of Purchasers

By purchasing the ADSs in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the ADSs to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the ADSs, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the ADSs. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the ADSs. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the ADSs were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the ADSs as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ Global Market listing fee, all amounts are estimates.

SEC Registration Fee	$
NASDAQ Global Market Listing Fee
FINRA Filing Fee
Printing Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	$

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by O’Melveny & Myers LLP. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law. O’Melveny & Myers LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements of China Real Estate Information Corporation as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and the related financial statement schedule included in this Prospectus have been audited by Deloitte & Touche CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to (1) the basis of financial statement presentation and (2) the change in method of accounting for the noncontrolling interest in a subsidiary to conform to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51, effective January 1, 2009). Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Deloitte Touche Tohmatsu CPA Ltd. is located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai 200002, People’s Republic of China.

The financial statements of China Online Housing and its predecessor included in this prospectus have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 26th Floor, Office Tower A, Beijing Fortune Plaza, 7 Dongsanhuan Zhong Road, Chaoyang District, Beijing 100020, People’s Republic of China.

The statements in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, to the extent they relate to the determination of fair value of our options and the ordinary shares underlying the options, have been reviewed and confirmed by Jones Lang LaSalle Sallmanns Limited, an independent appraiser. Such statements relating to Jones Lang LaSalle Sallmanns Limited’s appraisal approach, assumptions and appraisal value are included with their consent in reliance upon the authority of such firm as an expert in valuation.

The office of Jones Lang LaSalle Sallmanns Limited is located at 17/F Dorset House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

China Real Estate Information Corporation

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006, 2007 and 2008

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2007 and 2008	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2006, 2007 and 2008	F-4
Consolidated Statements of Shareholder’s Equity and Comprehensive Income for the Years Ended December 31, 2006, 2007, and 2008	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2007 and 2008	F-6
Notes to Consolidated Financial Statements	F-7
Schedule 1 — China Real Estate Information Corporation Condensed Financial Statements for the period from August 22, 2008 (date of inception) to December 31, 2008	F-35
Appendix 1 — Entities included in the consolidated financial statements	F-38

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of
China Real Estate Information Corporation

We have audited the accompanying consolidated balance sheets of China Real Estate Information Corporation and its subsidiaries (the “Group”) as of December 31, 2007 and 2008, and the related consolidated statements of operations, shareholder’s equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008, and the related financial statement schedule included in Schedule 1. These financial statements and financial statement schedule are the responsibility of the Group’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of China Real Estate Information Corporation and its subsidiaries as of December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements were prepared to present the assets and liabilities and related results of operations and cash flows of China Real Estate Information Corporation and its subsidiaries, two operating segments of E-House (China) Holdings Limited. These consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations and cash flows if China Real Estate Information Corporation and its subsidiaries had operated as a stand-alone group during the periods presented.

As discussed in Note 2 to the financial statements, in 2009 the Company changed its method of accounting for the noncontrolling interest in a subsidiary to conform to FASB Statement No. 160, Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS 160) and, retrospectively, adjusted the 2006, 2007 and 2008 financial statements for the change.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China
September 3, 2009 (except for Note 15, as to which the date is September 29, 2009)

China Real Estate Information Corporation

Consolidated Balance Sheets
(In U.S. dollar except for share data)

	December 31,
	2007	2008
	$	$

Assets
Current assets:
Cash and cash equivalents	26,411,473	25,791,238
Unbilled accounts receivable	236,586	10,767,049
Accounts receivable, net of allowance for doubtful accounts of nil and nil at December 31, 2007 and 2008, respectively	1,118,411	13,168,789
Advance payment for advertising placement	—	1,803,980
Prepaid expenses and other current assets	392,513	5,810,274
Amounts due from related parties	2,160,269	—

Total current assets	30,319,252	57,341,330
Property and equipment, net	504,213	2,521,190
Intangible assets, net	—	1,529,322
Goodwill	—	4,269,149
Investment in affiliates	—	5,062,394
Advance payment for advertising placement	—	4,927,059
Advance payment for properties	—	7,791,586
Other non-current assets	—	309,103

TOTAL ASSETS	30,823,465	83,751,133

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	32,172	510,489
Accrued payroll and welfare expenses	167,350	992,263
Income tax payable	689,037	3,877,645
Other tax payable	139,007	775,842
Amounts due to related parties	100	5,472,859
Payable for acquisition of subsidiary	—	1,319,976
Other current liabilities	77,786	1,977,480

Total current liabilities	1,105,452	14,926,554
Deferred revenue—non current	—	1,975,155
Other non-current liabilities	—	338,259

Total liabilities	1,105,452	17,239,968

Commitments and contingencies (Note 14)
Shareholder’s equity:
Ordinary shares ($0.0002 par value): 250,000,000 shares authorized, 71,522,222 and 71,522,222 shares issued and outstanding as of December 31, 2007 and 2008, respectively	14,304	14,304
Additional paid-in capital	30,000,000	40,991,770
Retained earnings (accumulated deficit)	(1,205,488)	20,956,173
Accumulated other comprehensive income	923,501	3,707,854
Subscription receivable	(14,304)	(14,304)

Total CRIC shareholder’s equity	29,718,013	65,655,797

Noncontrolling interest	—	855,368

Total equity	29,718,013	66,511,165

Total liabilities and shareholder’s equity	30,823,465	83,751,133

The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation

Consolidated Statements of Operations
(In U.S. dollar except for share data)

	Years Ended December 31,
	2006	2007	2008
	$	$	$

Total revenues	5,394,853	8,195,165	50,048,530
Cost of revenues	(214,060)	(895,405)	(2,897,247)
Selling, general and administrative expenses	(2,197,961)	(4,985,048)	(19,819,873)

Income from operations	2,982,832	2,314,712	27,331,410
Other income (expense):
Interest income	23,032	192,961	420,517
Foreign exchange loss	—	(502,210)	(1,341,165)
Other income	—	345,385	—

Income before taxes and equity in affiliates	3,005,864	2,350,848	26,410,762
Income tax expense	(894,217)	(284,999)	(4,721,015)

Income before equity in affiliates	2,111,647	2,065,849	21,689,747
Income from equity in affiliates	—	—	153,700

Net income	2,111,647	2,065,849	21,843,447
Net loss attributable to noncontrolling interest	—	—	318,214

Net income attributable to CRIC	2,111,647	2,065,849	22,161,661

Earnings per share:
Basic	$0.03	$0.03	$0.31
Diluted	$0.03	$0.03	$0.31
Shares used in computation:
Basic	71,522,222	71,522,222	71,522,222
Diluted	71,522,222	71,522,222	71,522,222

The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation

Consolidated Statements of Shareholder’s Equity
and Comprehensive Income
(In U.S. dollar)

				Retained	Accumulated
			Additional	Earnings	Other				Total
	Ordinary		Paid-in	(Accumulated	Comprehensive	Subscription	Noncontrolling	Total	Comprehensive
	Shares		Capital	Deficit)	Income	Receivable	Interests	Equity	Income
	Number	$	$	$	$	$	$	$	$

Balance at January 1, 2006	71,522,222	14,304	—	(582,733)	—	(14,304)	—	(582,733)	—
Net income	—	—	—	2,111,647	—	—	—	2,111,647	2,111,647
Cash contribution from E-House	—	—	5,000,000	—	—	—	—	5,000,000	—
Distribution to E-House	—	—	—	(456,404)	—	—	—	(456,404)	—
Foreign currency translation adjustments	—	—	—	—	47,452	—	—	47,452	47,452

Balance at December 31, 2006	71,522,222	14,304	5,000,000	1,072,510	47,452	(14,304)	—	6,119,962	2,159,099
Net income	—	—	—	2,065,849	—	—	—	2,065,849	2,065,849
Cash contribution from E-House	—	—	25,000,000		—	—	—	25,000,000	—
Distribution to E-House	—	—	—	(4,343,847)	—	—	—	(4,343,847)	—
Foreign currency translation adjustments	—	—	—	—	876,049	—	—	876,049	876,049

Balance at December 31, 2007	71,522,222	14,304	30,000,000	(1,205,488)	923,501	(14,304)	—	29,718,013	2,941,898
Capital contribution	—	—	—	—	—	—	1,173,582	1,173,582	—
Net income (loss)	—	—	—	22,161,661	—	—	(318,214)	21,843,447	21,843,447
Contribution from E-House	—	—	2,591,770	—	—	—	—	2,591,770	—
Cash contribution from E-House	—	—	8,400,000	—	—	—	—	8,400,000	—
Foreign currency translation adjustments	—	—	—	—	2,784,353	—	—	2,784,353	2,784,353

Balance at December 31, 2008	71,522,222	14,304	40,991,770	20,956,173	3,707,854	(14,304)	855,368	66,511,165	24,627,800

The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation

Consolidated Statements of Cash Flows
(In U.S. dollar)

	Years Ended December 31,
	2006	2007	2008
	$	$	$

Operating activities:
Net income	2,111,647	2,065,849	21,843,447
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,728	60,577	440,613
Income from investment in affiliates	—	—	(153,700)
Changes in operating assets and liabilities:
Accounts receivable	(2,237,658)	1,046,519	(21,746,362)
Amounts due from related parties	(456,404)	(4,442,415)	2,690,338
Advance payment for advertising placement	—	—	(6,731,039)
Prepaid expenses and other current assets	(20,193)	(89,135)	(4,718,931)
Other non-current assets	—	—	(4,336)
Accounts payable	(51,944)	32,172	387,544
Accrued payroll and welfare expenses	(148,695)	167,350	718,993
Income tax payable	190,820	152,175	3,182,709
Other tax payable	(56,232)	54,535	642,958
Other current liabilities	95,394	(27,352)	326,624
Deferred tax	—	(250,124)	(124,654)

Net cash used in operating activities	(561,537)	(1,229,849)	(3,245,796)

Investing activities:
Purchases of property and equipment	(76,414)	(368,575)	(9,478,138)
Purchase of subsidiaries, net of cash acquired	—	—	(2,399,326)
Investment in affiliates	—	—	(2,500,000)
Proceeds from disposal of property and equipment	—	—	18,645
Loans to related parties	(2,926,355)	—	—
Collection of the loans from related parties	—	964,513	2,157,683

Net cash provided by (used in) investing activities	(3,002,769)	595,938	(12,201,136)

Financing activities:
Contribution from noncontrolling interest	—	—	270
Proceeds of loans from related parties	—	—	5,696,838
Contribution from E-House	5,000,000	25,000,000	8,400,000

Net cash provided by financing activities	5,000,000	25,000,000	14,097,108

Effect of exchange rate changes	23,397	586,293	729,589

Net increase in cash and cash equivalents	1,459,091	24,952,382	(620,235)
Cash and cash equivalents at the beginning of the year	—	1,459,091	26,411,473

Cash and cash equivalents at the end of the year	1,459,091	26,411,473	25,791,238

Supplemental disclosure of cash flow information:
Income taxes paid	—	—	1,446,702
Related party loans converted to equity	5,000,000	25,000,000	8,400,000
Related party receivable paid as dividend or (payable recorded as a capital contribution)	456,404	4,343,847	(2,591,770)

The accompanying notes are an integral part of these consolidated financial statements.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

1.	Organization and Principal Activities

China Real Estate Information Corporation (the “Company”) was incorporated on August 21, 2008 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. The Company, through its subsidiaries and consolidated variable interest entity (“VIE”), is principally engaged in providing real estate consulting and information services and real estate advertising services in the People’s Republic of China (“PRC”). The Company, its subsidiaries and consolidated VIE are collectively referred to as the “Group”.

E-House (China) Holdings Limited (“E-House Holdings”) is the Company’s parent company. E-House Holdings, its subsidiaries and VIEs are collectively referred to as “E-House”, which excludes the Group. E-House began developing the CRIC system in 2002, initially to support services to its clients. In April 2006, E-House incorporated a subsidiary, CRIC (China) Information Technology Co., Ltd., in the British Virgin Islands (“CRIC BVI”). In July 2006, E-House, through CRIC (China) Information Technology Co., Ltd., established a new PRC subsidiary, Shanghai CRIC Information Technology Co., Ltd. (“Shanghai CRIC”), and transferred its assets and staff relating to the CRIC system to Shanghai CRIC. Prior to the establishment of Shanghai CRIC, the real estate information and consulting services were carried out by various companies owned by E-House Holdings. Shanghai CRIC began commercializing the CRIC system and offering information and related consulting services in 2006.

Shanghai CRIC began offering real estate advertising services in 2008 through a newly acquired VIE in China, Shanghai Tian Zhuo Advertising Co., Ltd. and its majority owned subsidiaries (“Tian Zhuo”).

E-House Holdings transferred all of the outstanding shares of CRIC BVI to CRIC in October 2008. The restructuring process has been accounted for as a reorganization of entities under common control.

Upon incorporation, the Company had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House Holdings. On January 1, 2009, the Company issued an additional 99,999,000 ordinary shares to E-House Holdings for par value, or $10,000. On August 29, 2009, the Company effected a reverse share split whereby all of 100,000,000 issued and outstanding ordinary shares, having a par value of $0.0001 per share, were converted into 50,000,000 ordinary shares, having a par value of $0.0002 per share, and the number of authorized shares was reduced from 500,000,000 to 250,000,000. On September 28, 2009, the Company issued 21,522,222 additional ordinary shares at par value to E-House Holdings. Both the reverse share split and the ordinary share issuance to E-house Holdings have been retroactively reflected for all periods presented herein.

As of December 31, 2008, all consolidated subsidiaries of the Company are included in Appendix 1.

The consolidated financial statements have been prepared on a carve-out basis and represent the assets and liabilities and the related results of operations and cash flows of the Group, which represent two operating segments of E-House Holdings. The financial data of previously separate entities have been combined, to the extent included in the aforementioned operating segments of E-House Holdings, for all periods presented as all such entities were under common control. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Group had actually existed on a standalone basis during the periods presented. Transactions between the Group and E-House are herein referred to as related party transactions.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

1.	Organization and Principal Activities (Continued)

In connection with a contemplated initial public offering (the “offering”) of the Company, E-House Holdings and the Company entered into non-competition arrangements on July 29, 2009, according to which E-House has agreed not to compete with the Group in the real estate information and consulting services and real estate advertising services business anywhere in the world and the Group has agreed not to compete with E-House in any services currently provided or contemplated by E-House. Prior to these non-competition arrangements, both E-House and the Group conducted real estate information and consulting services and primary real estate agency services. Shanghai CRIC began offering real estate advertising services in 2008, and there were no advertising activities prior to the formation of CRIC BVI and Shanghai CRIC.

The consolidated financial statements include the Group’s direct expenses as well as allocations for various selling, general and administrative expenses of E-House that are not directly related to real estate information and consulting services or real estate advertising services. These expenses consist primarily of share-based compensation expenses of senior management and shared marketing and management expenses including marketing, finance, legal, technology, human resources, administration and internal audit. These allocations were made using a proportional cost allocation method and were based on revenues, expenses and headcount as well as estimates of actual time spent on the provision of services attributable to the Group. Management believes these allocations are reasonable. Total selling, general and administrative expenses allocated from E-House are $321,042, $624,654 and $3,516,284 for the years ended December 31, 2006, 2007 and 2008, respectively. Income tax liability is calculated based on a separate return basis as if the Group had filed a separate tax return.

2.	Summary of Principal Accounting Policies

(a)	Basis of presentation

The consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Basis of consolidation

The consolidated financial statements include the financial statements of CRIC, its majority owned subsidiaries and its VIE, Tian Zhuo. All significant inter-company transactions and balances have been eliminated in consolidation.

In accordance with the provisions of FASB Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities” (“FIN 46R”), the Group evaluates each of its interests in private companies to determine whether or not the entity is a VIE and, if so, whether the Group is the primary beneficiary of such VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

PRC regulations currently prohibit or restrict foreign ownership of companies that provide Internet content and advertising services. To comply with these regulations, the Group provides Internet content service and provides substantially all of its real estate advertising services through the investments held by Tian Zhuo, a PRC entity solely owned by Xin Zhou, the Group’s Chairman. On April 1, 2008, Tian Zhuo entered into various agreements with Shanghai CRIC, including a Consultancy Service Agreement, Shareholder Voting Rights Proxy Agreement and Exclusive Equity Transfer Call Agreement. Under these agreements, Shanghai CRIC provides Tian Zhuo with consulting and related services and information services and is entitled to receive service fees. In addition, the shareholder of Tian Zhuo irrevocably granted Shanghai CRIC the power to exercise all voting rights to which it was entitled.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

2.	Summary of Principal Accounting Policies (Continued)

(b)	Basis of consolidation (Continued)

Finally, Shanghai CRIC has the option to acquire all or part of the equity interests in Tian Zhuo, to the extent permitted by the then-effective PRC laws and regulations, for nominal consideration.

Through the contractual arrangements described above, Shanghai CRIC is deemed the primary beneficiary of Tian Zhuo. Accordingly, the results of Tian Zhuo and its subsidiaries have been included in the accompanying consolidated financial statements, beginning April 1, 2008.

During 2008, the Group funded Tian Zhuo’s capital requirements of $146,314 and provided an additional $5,120,989 for the purpose of acquisitions and $9,949,353 as prepayment and deposit for a three-year period for real estate advertising placements to certain Shanghai newspapers via a $15,216,656 in interest-free loans to Xin Zhou.

The following financial statement amounts and balances of Tian Zhuo were included in the accompanying consolidated financial statements as of and for the year ended December 31, 2008:

As of December 31, 2008

Total assets	14,738,217
Total liabilities	15,509,814

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Significant accounting estimates reflected in the Group’s financial statements include valuation of long-lived assets and goodwill, allowance for doubtful accounts and the valuation allowance on deferred tax assets.

(d)	Fair value of financial instruments

The Group adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair value measurements” (“SFAS 157”) on January 1, 2008 for all financial assets and liabilities that under other accounting pronouncements require or permit fair value measurements and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 defines fair value, established a framework for measuring fair value, and expands disclosure about fair value measurements.

SAFS 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers and it considers assumptions that market participants would use when pricing the asset or liability.

SAFS 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

2.	Summary of Principal Accounting Policies (Continued)

(d)	Fair value of financial instruments (Continued)

significant to the fair value measurement. SAFS 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model- derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group does not have any financial assets or liabilities that are required to be measured at fair value on a recurring basis.

The carrying amount of cash, accounts receivable, other receivables, accounts payable, other payables and amounts due from/to related parties approximates fair value due to their short-term nature.

The fair value of advance payment for advertising placement, non-current portion was $4,435,132 as at December 31, 2008 based on discounted cash flow.

(e)	Business combinations

Business combinations are recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities are recorded at their fair market value at the date of acquisition. Any excess of acquisition cost over the fair value of the acquired assets and liabilities, including identifiable intangible assets, is recorded as goodwill.

(f)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

(g)	Unbilled accounts receivable

Unbilled accounts receivable represents amounts recognized in revenue prior to issuing official tax receipts to customers. The Group regularly reviews the collectability of unbilled accounts receivable in the same method as accounts receivable.

(h)	Advance Payment for Advertising Placement

In December 2008, the Group prepaid $6,731,039 to certain Shanghai newspapers for real estate advertising placements over a three-year period.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

2.	Summary of Principal Accounting Policies (Continued)

(i)	Advance Payment for Properties, Non-current Portion

In May 2008, the Group prepaid $7,791,586 for an office building, which the Group intended to use as its corporate office. In April 2009, the Group leased another office building as its corporate office. The Group intends to sell the property for which they made the prepayment upon receipt of the property title.

(j)	Investment in affiliates

Affiliated companies are entities over which the Group has significant influence, but which it does not control. The Group generally considers an ownership interest of 20% or higher to represent significant influence. Investments in affiliates are accounted for by the equity method of accounting. Under this method, the Group’s share of the post-acquisition profits or losses of affiliated companies is recognized in the income statement and its shares of post-acquisition movements in other comprehensive income is recognized in other comprehensive income. Unrealized gains on transactions between the Group and its affiliated companies are eliminated to the extent of the Group’s interest in the affiliated companies; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. When the Group’s share of losses in an affiliated company equals or exceeds its interest in the affiliated company, the Group does not recognize further losses, unless the Group has incurred obligations or made payments on behalf of the affiliated company. An impairment loss is recorded when there has been a loss in value of the investment that is other-than-temporary. The Group has not recorded any impairment losses in any of the periods reported.

(k)	Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Over the shorter of the lease term or their estimated useful lives
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

Gains and losses from the disposal of property and equipment are included in income from operations.

(l)	Intangible assets, net

Acquired intangible assets mainly consist of customer contracts and non-compete agreements from business combinations and are recorded at fair value on the acquisition date. Customer contracts are amortized based on the timing of the revenue expected to be derived from the respective customer. Non-compete agreements are amortized ratably over the specified contract term.

(m)	Internally developed software

The costs of software for internal use are capitalized in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Qualifying costs incurred during the application development stage, which consist

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

2.	Summary of Principal Accounting Policies (Continued)

(m)	Internally developed software (Continued)

primarily of internal labor costs, are capitalized and amortized over the estimated useful life of the asset. All other costs are expensed as incurred. Historically the costs incurred have been immaterial and, as a result, expensed as incurred.

(n)	Impairment of long-lived assets

The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Group measures impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets.

(o)	Impairment of goodwill

SFAS No. 142 requires the Group to complete a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Management performs its annual goodwill impairment test on December 31. No goodwill has been impaired during any of the periods presented.

(p)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.

Effective January 1, 2007, the Group adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. No significant impact of adopting FIN 48 was noted on the Group’s consolidated financial statements.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

2.	Summary of Principal Accounting Policies (Continued)

(p)	Income taxes (Continued)

(q)	Value added taxes

Shanghai CRIC is subject to value added tax at a rate of 17% on proceeds received from provision of the CRIC subscription services, less any VAT already paid or borne by Shanghai CRIC on the goods or services purchased by it and utilized in the provisions of the CRIC subscription services that have generated the gross sales proceeds. However, pursuant to Certain Policies for Encouraging Software Industry and Integrated Circuits Industry issued in 2000, Shanghai CRIC qualifies as a “software enterprise” and is entitled to a rebate of its net VAT liability to the extent that it exceeds 3% of the actual VAT burden. Such refunds are not treated as taxable income and must be used for funding the Shanghai CRIC’s software research and development. This policy is effective until 2010. The net VAT balance is recorded either in other tax payables or prepaid expenses and other current assets on the face of consolidated balance sheets.

(r)	Share-based compensation

The Company accounts for share-based compensation in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Accordingly, share-based compensation cost is measured on the grant date, based on the fair value of the award, and recognized as an expense over the requisite service period. As required by SFAS 123R, management has made an estimate of expected forfeitures and recognizes compensation cost only for those equity awards expected to vest.

(s)	Revenue recognition

The Group recognizes revenues when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded, net of sales related taxes.

The Group provides real estate consulting services to customers in relation to land acquisition and property development. In certain instances, the Group agrees to a consulting arrangement wherein payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. The Group recognizes revenue under such arrangements upon delivery of the final product, assuming customer acceptance has occurred and the fee is no longer contingent. In other instances, the Group provides services periodically during the development stage of a real estate project, such as monthly market updates. The contractual period for such arrangements is usually between one and twelve months with revenue being recognized ratably over such period.

The Group sells subscriptions to its proprietary CRIC system for which revenues are recognized ratably over the subscription period, which is usually six to twelve months.

When an arrangement includes periodic consulting services and subscriptions for the CRIC system, revenues are recognized ratably over the longer of the consulting or CRIC subscription period. When an arrangement includes project-based consulting services and subscriptions for the CRIC system, the entire arrangement is considered a single unit of account as the Group does not have objective and reliable evidence of fair value for each deliverable. Revenue is recognized based on the revenue recognition model for the final deliverable in the arrangement, which is typically the subscription for the CRIC system which requires ratable recognition over the subscription period. The Group has objective and reliable evidence of the fair value for the CRIC subscription service. As such, upon delivery of the consulting product, the Group defers the fair value of the remaining CRIC subscription and recognizes

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

2.	Summary of Principal Accounting Policies (Continued)

(s)	Revenue recognition (Continued)

the residual amount, or the difference between the remaining fair value of the CRIC subscription and the total arrangement fee, as revenue, assuming all other revenue recognition criteria have been met. The residual amount recognized is limited to the cumulative amount due under the terms of the arrangement.

As a subsidiary of E-House, the Group have historically had multiple element arrangements which have included the provision of primary real estate services, payment of which is based on a commission rate that is contingent upon the sale of real estate. The Group has determined that the commission rate for the primary real estate services under these multiple element arrangements has been at or above fair value. As such, the fixed arrangement fees associated with the consulting services and/or subscription for the CRIC system have been recognized in accordance with the preceding paragraph.

The Group generates revenues from real estate advertising design services. The Group recognizes the revenue derived from real estate advertising design services ratably over the specified contract period ranging from three to twelve months.

Deferred revenues are recognized when payments are received in advance of revenue recognition.

(t)	Cost of revenue

Cost of revenue primarily consists of costs incurred for developing, maintaining and updating the CRIC database system, which includes cost of data purchased or licensed from third-party sources, personnel related costs and associated equipment depreciation. Cost of revenue also includes fees paid to third parties for the services directly related to advertising design. These costs are expensed in the periods incurred.

(u)	Advertising expenses

Advertising expenses are charged to the statements of operations in the period incurred and amounted to $142,388, $124,353 and $1,424,240 for the years ended December 31, 2006, 2007 and 2008, respectively.

(v)	Foreign currency translation

The functional currency of the Company is the United States dollar (“U.S. dollar”) and is used as the reporting currency of the Company. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date. Equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income in the consolidated statements of shareholder’s equity and comprehensive income.

The financial records of certain of the Company’s subsidiaries are maintained in local currencies other than the U.S. dollar, such as Renminbi (“RMB”), which are their functional currencies. Transactions in other currencies are recorded at the rates of exchange prevailing when the transactions occur.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

2.	Summary of Principal Accounting Policies (Continued)

(v)	Foreign currency translation (Continued)

The Group recorded an exchange loss of nil, $502,210 and $1,341,165 for the years ended December 31, 2006, 2007 and 2008, respectively.

(w)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places its cash and cash equivalents with reputable financial institutions.

The Group regularly reviews the creditworthiness of its customers, but generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based on factors surrounding the credit risk of specific customers, including overall relationship with the customer, past and ongoing business relationship, past record and pattern of settling receivables, length of the receivable and any specific information indicating the collectability of the receivables. No allowance for doubtful accounts has been provided during any of the periods presented.

(x)	Earnings per share

Basic earnings per share is computed by dividing income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period.

Diluted income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. There were no dilutive securities for any of the periods presented.

(y)	Comprehensive income

Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions to owners. For the years presented, total comprehensive income included net income and foreign currency translation adjustments.

(z)	Recently issued accounting pronouncements

In December 2007, the FASB issued SFAS No. 141, Business Combinations: (Revised 2007) (“SFAS 141R”). SFAS 141R is relevant to all transactions or events in which one entity obtains control over one or more other businesses. SFAS 141R requires an acquirer to recognize any assets and noncontrolling interest acquired and liabilities assumed to be measured at fair value as of the acquisition date. Liabilities related to contingent consideration are recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of the consideration may be resolved beyond a reasonable doubt. This revised approach replaces SFAS 141’s cost allocation process in which the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their respective fair value. SFAS 141R requires any acquisition-related costs and restructuring costs to be expensed as incurred as opposed to allocating such costs to the assets acquired and liabilities assumed as previously required by SFAS 141. Under SFAS 141R, an acquirer recognizes liabilities for a restructuring plan in purchase accounting only if the requirements of SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, are met. SFAS 141R allows for the recognition of pre-

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

2.	Summary of Principal Accounting Policies (Continued)

(z)	Recently issued accounting pronouncements (Continued)

acquisition contingencies at fair value only if these contingencies are likely to materialize. If this criterion is not met at the acquisition date, then the acquirer accounts for the non-contractual contingency in accordance with recognition criteria set forth under SFAS 5, Accounting for Contingencies, in which case no amount should be recognized in purchase accounting. SFAS 141R is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008. The Group adopted SFAS 141R on January 1, 2009 and has accounted for subsequent business combinations accordingly.

On April 1, 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”), which amends the guidance in SFAS No. 141R, to establish a model for preacquisition contingencies that is similar to the one entities used under Statement 141. Under the FSP, an acquirer is required to recognize at fair value an “asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period.” If the acquisition-date fair value cannot be determined, then the acquirer follows the recognition criteria in Statement 5 and Interpretation 14 to determine whether the contingency should be recognized as of the acquisition date or after it. The FSP is effective for business combinations whose acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Group adopted FSP FAS 141(R)-1 on January 1, 2009 and has accounted for subsequent business combinations accordingly.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS 160). This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity and should be reported as equity on the financial statements. SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. Furthermore, disclosure of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest is required on the face of the financial statements. SFAS 160 is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008. The adoption of SFAS No. 160 on January 1, 2009 resulted in a minority interest reclassification on both the consolidated balance sheets and statements of income, with no other material impact to the Group’s financial position or results of operations.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. As a result of FSP 157-2, the Group will adopt FAS 157 for its non-financial assets and non-financial liabilities beginning with the first interim period of its fiscal year 2009. The adoption of FAS 157 for the Group’s non-financial assets and non-financial liabilities on January 1, 2009 did not have a material impact on its financial position, results of operations or cash flows.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active‘(“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active, and addresses application issues such as the use of internal

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

2.	Summary of Principal Accounting Policies (Continued)

(z)	Recently issued accounting pronouncements (Continued)

assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with FAS 157. The adoption of FSP 157-3 did not have a material impact on the Group’s consolidated financial statements or the fair values of its financial assets and liabilities.

On April 9, 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with FASB 157 when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of FSP 157-4 on April 1, 2009 did not have a material impact on the Group’s consolidated financial statements or the fair values of its financial assets and liabilities.

In April 2008, the FASB issued FASB Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset in this FSP shall be applied prospectively to intangible assets acquired after the effective date. The adoption of FSP FAS 142-3 on January 1, 2009 did not have a material impact on the Group’s consolidated financial statements.

At the November 24, 2008 meeting, the FASB ratified the consensus reached by the Task Force in Issue No. 08-6, Equity Method Investment Accounting Considerations (“EITF 08-6”). Because of the significant changes to the guidance on subsidiary acquisitions and subsidiary equity transactions and the increased use of fair value measurements as a result of SFAS 141(R) and 160, questions have arisen regarding the application of that accounting guidance to equity method investments. EITF 08-6 provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue is effective for transactions occurring in fiscal years and interim periods beginning on or after December 15, 2008. Early adoption is not permitted. The adoption of EITF 08-6 on January 1, 2009 did not have a material impact on the Group’s consolidated financial position and results of operations.

In April 2009, the FASB issued FSP FAS 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”). The FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The adoption of FSP FAS 115-2 and FAS 124-2 on April 1, 2009 did not have a material impact on the Group’s consolidated financial statements.

In November 2008, the FASB ratifies the consensus reached by the Task Force in EITF Issue 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”). EITF 08-7 requires entities that will acquire a defensive intangible asset after the effective date of SFAS 141R, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

2.	Summary of Principal Accounting Policies (Continued)

(z)	Recently issued accounting pronouncements (Continued)

period during which the asset would diminish in value. EITF 08-7 is effective for defensive intangible assets acquired in fiscal years beginning on or after December 15, 2008. The adoption of EITF 08-7 on January 1, 2009 did not have a material impact on the Group’s consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective prospectively for interim or annual financial periods ending after June 15, 2009. The adoption of SFAS 165 on April 1, 2009 did not have a material impact on the Group’s consolidated financial statements.

In June 2009 the FASB issued SFAS No. 166, “Accounting for Transfers of financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. SFAS 166 will be effective for the Company’s fiscal year beginning January 1, 2010. The adoption of SFAS 166 on April 1, 2009 did not have a material impact on the Group’s consolidated financial statements.

In June 2009 the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 eliminates Interpretation 46(R)’s exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying Interpretation 46(R)’s provisions. SFAS 167 will be effective for the Group’s fiscal year beginning January 1, 2010. The Company is currently assessing the potential impacts, if any, on its consolidated financial statements.

3.	Investments in Affiliated Companies

On February 24, 2008, the Group entered into a joint venture agreement with SINA Corporation (“SINA”) to form China Online Housing Technology Corporation (“China Online Housing”). The Group contributed $2.5 million in cash and a 10-year license to its proprietary CRIC database and SINA contributed $2.5 million in cash and the right to its real estate and home decoration channel operations for a period of 10 years. The Group and SINA hold a 34% and 66% interest in China Online Housing, respectively. The Group recorded an initial investment cost of $4,908,694, including $2.5 million cash contribution, $2,400,951 in the portion of the fair value of the 10-year license to its proprietary CRIC database ascribed to SINA, proportional to its 66% interest, and $7,743 in transaction cost. The Group recorded deferred revenue of $2,400,951, which is being recognized as revenue over the

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

3.	Investments in Affiliated Companies (Continued)

ten-year term of the contributed CRIC database license given the Group’s ongoing obligation to continually maintain and update the content contained within the CRIC database. Deferred revenue is classified as current or non-current depending on when the revenue is expected to be recognized.

This transaction was accounted for using the equity method with the purchase price of China Online Housing allocated as follows:

	Allocated	Amortization
	Value	Period
	$

Cash acquired	1,700,000
Intangible assets
Advertising rights	2,894,775	10 years
Customer contract backlog	313,919	6 months

Total	4,908,694

The initial purchase price resulted in negative goodwill of $325,395, which has been reflected above as a reduction in the recorded amount of intangible assets acquired.

4.	Acquisitions of Subsidiaries

To expand their real estate consulting and real estate advertising services, the Group completed the following two acquisitions in 2008:

On September 9, 2008, the Group acquired a 60% interest in Wushi Consolidated (Beijing) Advertising Media Co., Ltd. for $2,678,728. The transaction was accounted for using the purchase method with the purchase price allocated as follows:

	Allocated	Amortization
	Value	Period
	$

Cash acquired	1,759,969
Intangible assets
Customer advertising designing contracts	81,438	3 months
Non-compete agreement	191,424	5 years
Goodwill	666,257
Deferred tax liabilities	(20,360)

Total	2,678,728

The goodwill was allocated to the real estate advertising services segment.

On October 14, 2008, the Group purchased a 100% interest in Guangzhou Integrated Residential Building Industry Facility Co., Ltd. for $4,451,118. An additional $2.2 million in cash consideration was contingently payable upon achieving certain earnings targets for the year ending December 31, 2009 and for the six months ending June 30, 2010. Such conditional consideration had not been included in the

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

4.	Acquisitions of Subsidiaries (Continued)

acquisition cost. The transaction was accounted for using the purchase method, with the purchase price allocated as follows:

	Allocated	Amortization
	Value	Period
	$

Tangible assets acquired	1,217,304
Liability assumed	(1,434,594)
Intangible assets—Non-compete agreement	1,420,688	5 years
Goodwill	3,602,892
Deferred tax liabilities	(355,172)

Total	4,451,118

The goodwill was allocated to the real estate information and consulting services segment.

Pro forma results (unaudited)

The following table summarizes unaudited pro forma financial information for the years ended December 31, 2007 and 2008 as if the acquisitions had occurred on January 1, 2007 and 2008, respectively. These pro forma results have been prepared for informational purposes only based on the Group’s best estimate and are not indicative of the results of operations that would have been achieved had the acquisitions occurred as of January 1, 2007 and 2008.

	As of December 31
	2007	2008
	$	$

Total revenues	9,968,712	52,793,468
Net income	1,887,888	21,129,709
Earnings per share:
Basic	0.03	0.30
Diluted	0.03	0.30

5.	Property and Equipment, Net

Property and equipment, net consists of the following:

	As of December 31
	2007	2008
	$	$

Leasehold improvements	20,973	265,650
Furniture, fixtures and equipment	578,948	2,133,841
Motor vehicles	—	565,652

Total	599,921	2,965,143
Less: Accumulated depreciation	(95,708)	(443,953)

Property and equipment, net	504,213	2,521,190

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

5.	Property and Equipment, Net (Continued)

The Group’s depreciation expenses were $11,728, $60,577 and $274,644 for the years ended December 31, 2006, 2007 and 2008, respectively.

6.	Intangible Assets, Net

Intangible assets subject to amortization are comprised of the following:

	As of December 31,
	2007	2008
	$	$

Intangible assets subject to amortization
Customer contracts	—	81,438
Non-compete agreements	—	1,612,112
Computer software licenses	—	1,741

	—	1,695,291

Less: Accumulated amortization
Customer contracts	—	(81,438)
Non-compete agreements	—	(84,444)
Computer software licenses	—	(87)

	—	(165,969)

Intangible assets subject to amortization, net	—	1,529,322

The Group recorded amortization expense of nil, nil and $165,969 for the years ended December 31, 2006, 2007 and 2008, respectively. The Group expects to record amortization expense of $311,602, $311,602, $311,171, $310,907 and $284,040 for the years ending December 31, 2009, 2010, 2011, 2012 and 2013, respectively.

7.	Goodwill

Changes in the carrying amount of goodwill by segment are as follows:

Real Estate
	Information and	Real Estate
	Consulting	Advertising
	Service	Service
	Segment	Segment	Total
	$	$	$

Balance as of December 31, 2007	—	—	—
Goodwill recognized upon acquisition	3,602,892	666,257	4,269,149

Balance as of December 31, 2008	3,602,892	666,257	4,269,149

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

7.	Goodwill (Continued)

8.	Income Tax

The provision for income taxes is comprised of the following:

	Years Ended December 31
	2006	2007	2008
	$	$	$

Current Tax
PRC	558,269	404,149	3,976,671
Other	335,948	130,974	848,852

	894,217	535,123	4,825,523

Deferred Tax
PRC	—	(250,124)	(104,508)

Income tax expense	894,217	284,999	4,721,015

Cayman Islands and British Virgin Islands

Under the current laws of the Cayman Islands and the British Virgin Islands, the Company and CRIC BVI are not subject to tax on their respective income or capital gains. In addition, the Cayman Islands and the British Virgin Islands do not impose withholding tax on dividend payments.

Hong Kong

The Company’s subsidiaries in Hong Kong is subject to a profit tax at the rate of 17.5% , 17.5% and 16.5% on assessable profit determined under relevant Hong Kong tax regulations for 2006, 2007 and 2008, respectively.

PRC

Prior to January 1, 2008, the Company’s PRC subsidiaries and consolidated VIEs were governed by the Income Tax Law of People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprise and the Enterprise Income Regulation (“the old income tax law and rules”). Pursuant to the old income tax law and rules, such PRC entities were generally subject to Enterprise Income tax (“EIT”) at the statutory rate of 33% (30% of state income tax plus 3% local income tax) on PRC taxable income with the exception of Shanghai Real Estate Consultant & Sales (Group) Co., Ltd (“E-House Shanghai”), the main subsidiary of E-House, which was registered in the Pudong New Area of Shanghai, the PRC, and was subject to a 15% preferential income tax rate for the years ended December 31, 2006 and 2007.

On January 1, 2008, a new Enterprise Income tax Law in China took effect. The new law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. The new law provides a five-year transition period from its effective date for certain qualifying enterprises that were established before the promulgation date of the new tax law and that were entitled to a preferential tax treatment such as a reduced tax rate or a tax holiday. E-House Shanghai is subject to such a graduated rate schedule, specifically, the applicable rates are 18%, 20%, 22%, 24% and 25% for 2008, 2009, 2010, 2011, 2012 and thereafter, respectively.

CRIC Shanghai was approved as a high and new technology enterprise under the new law and is therefore subject to a 15% preferential income tax rate for the years from 2008 through 2010.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

8.	Income Tax (Continued)

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Group adopted the provisions of FIN 48 effective January 1, 2007. Based on its FIN 48 analysis documentation, the Group has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. The Group had no material uncertain tax positions as of December 31, 2007 and 2008 or material unrecognized tax benefit which would favorably affect the effective income tax rate in future periods for the adoption of FIN 48. The Group classifies interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2008, the amount of interest and penalties related to uncertain tax positions was immaterial.

The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of tax liability exceeding RMB100,000 (approximately $14,600 under the current exchange rate) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion. The Group’s major operating entity, CRIC Shanghai, is therefore subject to examination by the PRC tax authorities from inception through 2008 on both transfer pricing and non-transfer pricing matters.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

8.	Income Tax (Continued)

The principal components of the deferred income tax asset and liabilities are as follows:

	As of December 31,
	2006	2007	2008
	$	$	$

Deferred tax assets:
Accrued salary expenses	—	41,837	25,868
Advertising expenses	—	—	17,206
Net operating loss carryforwards	196,625	218,621	304,766

Gross deferred tax assets	196,625	260,458	347,840

Valuation allowance	(196,625)	—	—

Net deferred tax assets	—	260,458	347,840

Analysis as:
Current	—	260,458	43,074
Non-current	—	—	304,766

Deferred tax liabilities:
Amortization of intangible and other assets	—	—	338,259

Total deferred tax liabilities	—	—	338,259

Analysis as:
Current	—	—	—
Non-current	—	—	338,259

Movement of the valuation allowance is as follows:

	2006	2007	2008
	$	$	$

Balance as of January 1,	—	196,625	—
Additions	193,439	—	—
Releases	—	(202,113)	—
Changes due to foreign exchange	3,186	5,488	—

Balance as of December 31,	196,625	—	—

In December 2007, the Group entered into a strategic cooperation agreement with a customer, which the Group estimated, would generate enough profit to utilize all the cumulative losses. As such, the valuation allowance previously provided against the net operating losses in 2006 were fully released in 2007.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

8.	Income Tax (Continued)

Reconciliation between the provision for income tax computed by applying the statutory tax rate to income before income taxes and the actual provision for income taxes is as follows:

	Year Ended December 31,
	2006	2007	2008

PRC income tax rate	33.00%	33.00%	25.00%
Expenses not deductible for tax purposes	3.75%	9.26%	3.40%
Effect of tax preference	(3.12)%	(12.57)%	(9.04)%
Effect of different tax rate of subsidiary operations in other jurisdiction	(10.31)%	(12.45)%	(1.59)%
Effect of new income tax law	—	3.48%	—
Valuation allowance movement	6.43%	(8.60)%

	29.75%	12.12%	17.77%

As of December 31, 2006, 2007 and 2008, the Group had net operating loss carryforwards of $588,227, $853,887 and $1,219,064, respectively, which will expire if not used between 2011 and 2013.

Undistributed earnings of the Company’s PRC subsidiaries of approximately $22 million at December 31, 2008 are considered to be indefinitely reinvested and, accordingly, no provision for PRC dividend withholding tax has been provided thereon. Upon distribution of those earnings generated after January 1, 2008, in the form of dividends or otherwise, the Group would be subject to the then applicable PRC tax laws and regulations. For distribution of those earnings generated before January 1, 2008, the distributions are exempt from PRC withholding tax.

9.	Share-Based Compensation

E-House Holdings’s Share Incentive Plan (“the E-House Plan”)

During the year ended December 31, 2006, E-House Holdings adopted the E-House plan, which allows E-House Holdings to offer a variety of share-based incentive awards to employees, officers, directors and individual consultants who render services to E-House. Under the plan, E-House Holdings authorized 3,636,364 ordinary shares, or 5% of the then total shares outstanding of E-House Holdings, to grant as options or restricted shares over a three-year period. Options have a ten-year life. Share options granted under the E-House Plan can be settled by the employee either by cash or net settled by shares.

On November 28, 2006, E-House Holdings granted options for the purchase of 436,364 shares to an employee. The options entitle the option holder to acquire ordinary shares of E-House Holdings at an exercise price of $3.30 per share. The options expire ten years from the date of grant, with one-third of the options vesting on each of the following three grant date anniversaries.

On May 16, 2007, E-House Holdings granted 436,364 restricted shares to replace the above mentioned option award granted under the E-House Plan. The purchase price of the restricted shares was $3.30 per share, which was the exercise price of the option that was replaced. The vesting and other requirements imposed on these restricted shares were the same as under the original option grant. This modification did not result in any incremental compensation expense. Cash received from the purchase of the restricted shares was $1,440,001. 148,364 restricted shares were vested on November 28, 2007. The cash received from the purchase of the restricted shares relating to the unvested portion was recorded as a payable due to related parties as of December 31, 2007.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

9.	Share-Based Compensation (Continued)

In 2007 and 2008, E-House Holdings granted options to certain employees, senior management and independent directors for the purchase of 1,215,000 and 1,356,000 ordinary shares, respectively. The options entitle the option holders to acquire ordinary shares of E-House Holdings at the exercise price ranging from $5.50 to $12.50 per share in 2007, and $9.53 to $24.30 per share in 2008, based on the fair market value of the ordinary shares at each of the dates of grant. Under the terms of each option plan, options expire 10 years from the date of grant and generally vest over three years.

E-House’s management has used the binomial model to estimate the fair value of the options. The assumptions used in the binomial model were:

	2006	2007	2008

Average risk-free rate of return	4.50%	4.76%	3.98%
Contractual life of option	10 years	10 years	10 years
Average estimated volatility rate	49.0%	62.7%	59.3%
Average dividend yield	0.00%	0.00%	0.00%

On November 7, 2008, E-House Holdings modified the exercise price and vesting schedule of 2,014,166 outstanding options previously granted between July 23 2007 to August 2, 2008. The exercise price for these options was reduced from between $9.53 to $24.30 to $5.37. The vesting schedule of 1,794,166 of the 2,014,166 options was extended such that the options previously granted in 2007 and 2008 vest ratably over the two and three years subsequent to the modification date, respectively.

In connection with the above modifications, incremental compensation cost was measured as the excess of the fair value of the modified options over the fair value of the original options immediately before their terms were modified, measured based on the share price and other pertinent factors at the modification date. Incremental compensation cost of the vested options amounting to $229,110 was immediately expensed. For those unvested or partially vested options, E-House will recognize incremental cost of $1,643,541 and the unrecognized compensation cost from the initial grant date over the modified requisite service period.

The total fair value of options vested, which reflected the modification of the options, was nil, nil and $2,167,030 during the years ended December 31, 2006, 2007 and 2008, respectively.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2006, 2007 and 2008 was $1.39, $3.80 and $7.47 per share, respectively. The weighted-average modification date fair value of modified options in 2008 was $2.44. E-House recorded compensation expense of $16,806, $751,222 and $4,399,831 for the years ended December 31, 2006, 2007 and 2008. There were no options exercised during the years ended December 31, 2006, 2007 and 2008, respectively.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

9.	Share-Based Compensation (Continued)

A summary of options activity under the E-House Plan as of December 31, 2008 and changes for the year then ended is presented below and all the amounts reflect the modification of exercise prices of options.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value of Options
		$		$

Outstanding, as of January 1, 2008	1,215,000	5.40
Granted	1,356,000	5.37
Exercised	—	—
Forfeited	(256,834)	5.37
Cancelled	—	—
Outstanding, as of December 31, 2008	2,314,166	5.39	8.9 years	6,278,673
Vested and expected to vest as of December 31, 2008	2,126,589	5.39	8.9 years	5,766,588
Exercisable as of December 31, 2008	387,484	5.40	8.5 years	1,044,831

As of December 31, 2008, there was $10,943,400 of total unrecognized compensation expense related to unvested share options granted under the E-House Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years.

A summary of restricted share activity under the E-House Plan as of December 31, 2007 and 2008 and changes in the periods is presented below:

	No. of	Weighted Average
	Restricted Shares	Grant-Date Fair Value
		$

Unvested as of January 1, 2008	288,000	1.39
Granted	—	—
Vested	(144,000)	1.39
Forfeited	—	—

Unvested as of December 31, 2008	144,000	1.39

The total fair value of restricted shares vested in 2007 and 2008 was $206,226 and $200,160, respectively.

As of December 31, 2008, there was $184,861 of total unrecognized compensation expense related to restricted shares granted under the E-House Plan. That cost is expected to be recognized over a weighted-average period of 0.92 years.

The weighted-average grant-date fair value of restricted shares granted during the year ended December 31, 2007 was $1.39 per share. E-House recorded compensation expense of $201,667 for the years ended December 31, 2007 and 2008. There were no restricted shares granted during the year ended December 31, 2007 and 2008.

The share-based compensation expense recorded by the Group was $1,619, $172,053 and $1,253,890 for the years ended December 31, 2006, 2007 and 2008, respectively. These expenses are recorded in

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

9.	Share-Based Compensation (Continued)

selling, general and administrative expenses and included share options granted by E-house to the Group’s employees and options to E-House’s senior management that were allocated to the Group.

The Company’s Share Incentive Plan (“the CRIC Plan”)

On September 9, 2008, the Company adopted the CRIC Plan to provide additional incentives to employees, directors and consultants who render services to CRIC. Under the CRIC Plan, the maximum number of shares that may be issued shall be 15% of the total outstanding shares of the Company on an as-converted basis assuming all options outstanding were converted into shares as of the effective date of the CRIC Plan, plus an additional number of shares to be added on each of the third, sixth and ninth anniversary of the effective date of the CRIC Plan.

10.	Employee Benefit Plans

The Company’s PRC subsidiaries are required by law to contribute a certain percentages of applicable salaries for retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. The PRC government is directly responsible for the payments of such benefits. The Group contributed $59,116, $201,384 and $1,337,295 for the years ended December 31, 2006, 2007 and 2008, respectively, for such benefits.

11.	Distribution of Profits

Pursuant to laws applicable to entities incorporated in the PRC, the Company’s subsidiaries must make appropriation from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until such cumulative appropriation reaches 50% of the registered capital; the other fund appropriations are at the Group’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. The amount of the reserve fund for the Group as of December 31, 2007 and 2008 were nil and $1,838,675, respectively.

In addition, the share capital of the Company’s PRC subsidiaries of $30,000,000 and $33,000,000 as at December 31, 2007 and 2008, respectively, was considered restricted due to restrictions on the distribution of share capital.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $34,838,675 as of December 31, 2008.

12.	Segment Information

The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision makers (“CODM”) for making decisions, allocating resources and assessing performance. The Group’s CODM has been identified as the chief executive officer, who review consolidated and segment results when making decisions about allocating resources and assessing performance of the Group.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

12.	Segment Information (Continued)

The Group has two operating segments: 1) real estate information and consulting services and 2) real estate advertising services. The Group’s CODM reviews net revenue, cost of sales, operating expenses, income from operations and net income for each operating segment and does not review balance sheet information. For the years ended December 31, 2006 and 2007, the real estate information and consulting services was the Group’s sole operating segment. The real estate advertising service segment commenced in 2008. Corporate expenses such as selling, general and administrative expenses, and interest income are not allocated among segments and are recorded as non-allocated items.

The following table summarizes the selected revenue and expense information for each operating segment:

	Real Estate	Real Estate
	Information	Advertising
	and Consulting	Service
2008	Service Segment	Segment	Non-Allocated	Total
	$	$	$	$

Revenues from external customers	49,116,061	932,469	—	50,048,530
Cost of revenues	(2,855,398)	(41,849)		(2,897,247)
Selling, general and administrative expenses	(13,776,504)	(1,865,669)	(4,177,700)	(19,819,873)

Income (loss) from operations	32,484,159	(975,049)	(4,177,700)	27,331,410
Interest income	415,512	3,779	1,226	420,517
Foreign exchange loss	(1,323,858)	—	(17,307)	(1,341,165)

Income (loss) before taxes and equity in an associate	31,575,813	(971,270)	(4,193,781)	26,410,762

Income tax benefit (expense)	(4,917,503)	196,488	—	(4,721,015)

Income (loss) before equity in affiliates	26,658,310	(774,782)	(4,193,781)	21,689,747
Income from investment in affiliates	—	—	153,700	153,700

Net income (loss)	26,658,310	(774,782)	(4,040,081)	21,843,447

Geographic

Substantially all of the Group’s revenues from external customers and long-lived assets are located in the PRC.

Service Lines

Details of revenues to external customers of the Group’s various service lines are as follows:

	Years Ended December 31
	2006	2007	2008

Real estate consulting service	5,382,216	7,907,707	46,940,567
Real estate information service	12,637	287,458	2,175,494
Real estate advertising services	—	—	932,469

Total revenues	5,394,853	8,195,165	50,048,530

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

12.	Segment Information (Continued)

Major customers

Details of the revenues for customers accounting for 10% or more of total revenues are as follows:

	Years Ended December 31,
	2006	2007	2008
	$	$	$

Customer A	*	*	28,321,400
Customer B	*	*	7,788,385
Customer C	*	*	5,144,560
Customer D	1,700,826	1,774,818	*
Customer E	*	1,690,435	*
Customer F	*	1,690,435	*
Customer G	1,919,703	*	*

*	indicates the revenue from these customers was less than 10% in the stated periods.

Details of the accounts receivable from customers accounting for 10% or more of total accounts receivable are as follows:

	Years Ended December 31,
	2007	2008
	$	$

Customer A	*	7,666,854
Customer B	*	8,047,270
Customer H	177,481	*

*	indicates the accounts receivables from the customer was less than 10% as at the stated year end.

13.	Related Party Balances and Transactions

These consolidated financial statements include transactions with E-House and its subsidiaries. Furthermore, E-House provided certain corporate services for the consolidated financial statement periods presented. During the years ended December 31, 2006, 2007 and the Group waived net receivables from E-House and its consolidated subsidiaries of $456,404, $4,343,847 respectively, and have recorded such amounts as adjustments to equity. During the year ended December 31, 2008, E-House waived net receivables from the Group of $2,591,770, which the Group has reflected as a capital contribution.

During the years ended December 31, 2006, 2007 and 2008, E-House loaned $5,000,000, $25,000,000 and $8,400,000, respectively, to fund capital injections into CRIC’s PRC subsidiaries. Such amounts have been waived by E-House and have been reflected as capital contributions as of the date such loans were originally made.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

13.	Related Party Balances and Transactions (Continued)

The table below sets forth major related parties and their relationships with the Group:

Company Name	Relationship with the Group

E-House	Under common control by E-House Holdings
Shanghai JinYue Real Estate Development Co., Ltd.	Mr. Xin Zhou, chairman of CRIC, is a director of the entity

During the years ended December 31, 2006, 2007 and 2008, significant related party transactions were as follows:

Transactions with E-House

	Years Ended December 31,
	2006	2007	2008
	$	$	$

Corporate selling, general and administrative expenses allocated from E-House (Note 1)	321,042	624,654	3,516,284
Information services provided to E-House	—	98,568	—
Advertising services provided to E-House	—	—	169,928

The advertising services provided to E-house represents advertising services provided to E-house from Wushi Consolidated (Beijing) Advertising Media Co., Ltd.

The transactions are measured at the amount of consideration established and agreed to by the related parties, which approximate amounts charged to third parties. Expense allocations from E-House are based on a variety of factors and are dependent on the nature of the expenses being allocated.

As of December 31, 2007, amounts due from related parties was $2,160,269, which represents loans made to E-House for general working capital requirements. The loan was interest free and fully repaid in 2008.

As at December 31, 2007 and 2008, amounts due to related parties is comprised of the following:

	As of December 31,
	2007	2008
	$	$

Shanghai JinYue Real Estate Development Co., Ltd.	—	146,314
E-House	100	5,326,545

Total	100	5,472,859

The amount due to Shanghai JinYue Real Estate Development Co., Ltd. represents amounts paid on behalf of the Group to fund Tian Zhuo’s capital requirements. The Group repaid such amounts in March 2009.

The amount due to E-House as of December 31, 2008 reflects prepayments for real estate advertising placements on behalf of the Group by E-House. The balance is interest free and settleable on demand.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

13.	Related Party Balances and Transactions (Continued)

The rollforward of the intercompany receivable balance with E-House for the years ended December 31, 2006, 2007 and 2008 is as follows:

	Year Ended December 31,
	2006	2007	2008

Balance at January 1	—	2,949,470	2,160,269
Loans granted to E-House	2,949,470	—	—
Collection of loans granted to E-House	—	(887,769)	(2,061,701)
Loans received from E-House	(5,000,000)	(25,000,000)	(8,400,000)
Corporate expenses allocated from E-House	(321,042)	(624,654)	(3,516,284)
Group revenues, net of expenses, collected by E-House	777,446	4,968,501	924,514
Related party balance waivers	4,543,596	20,656,153	10,991,770
Service provided to E-House	—	98,568	169,928
Payments received for services	—	—	(268,496)

Balance at December 31	2,949,470	2,160,269	—

14.	Commitments and contingencies

a)	Operating lease commitments

The Group has operating lease agreements principally for its office properties in the PRC. Such leases have remaining terms ranging from six to 60 months and are renewable upon negotiation. Rental expense was $20,049, $134,030 and $833,976 for the years ended December 31, 2006, 2007 and 2008, respectively.

Future minimum lease payments under non-cancelable operating lease agreements at December 31, 2008 were as follows:

Year Ending December 31	$

2009	1,806,723
2010	1,099,835
2011	671,336
2012	147,522
2013	6,158

Total	3,731,574

(b)	Contingencies

The Group is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Group. The Group does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

14.	COMMITMENTS AND CONTINGENCIES (Continued)

15.	Subsequent Events

On January 1 2009, the Company, granted 5,569,000 and 431,000 options to purchase the Company’s ordinary shares to certain of the Group’s employees and employees of E-House, respectively, at an exercise price of $3.00 per share, pursuant to the CRIC Plan. The options expire ten years from the date of grant and vest at each grant date anniversary over a period of one to four years. The weighted average grant-date fair value of the options was $2.08 per share. The Group will recognize a total $10,482,736 of compensation cost for those options expected to vest over the requisite service period.

In March, 2009, Tianzhuo failed to reach an agreement with a Shanghai newspaper agency on its intended purchase of the newspaper advertising slots. As a result, the Group’s deposit of $3,218,314 will be returned to the Group, of which $1,609,157 had been received as of March 24, 2009.

In April, 2009, CRIC BVI acquired Portal Overseas Limited, a company incorporated in the British Virgin Islands, for $7,193,030. The acquisition represents an acquisition of assets, the major asset of which is a 20-year prepaid operating lease of an office building in Shanghai, which the Group uses as its corporate office.

On July 23, 2009, the Company entered into a share purchase agreement with SINA, pursuant to which, the Group agreed to acquire SINA’s 66% equity interest in China Online Housing, in exchange for issuing the Company’s ordinary shares (the “Subscription Shares”) to SINA upon the closing of this offering, which will give SINA a 39% equity interest in the Company (excluding (i) any of the Company’ shares to be issued in the IPO and (ii) any of the Company’s shares to be issued upon exercise, conversion or exchange of options or other securities). The consummation of this offering will be considered the closing date of the transaction with SINA. The purchase price will be based on the initial public offering price.

On July 27, 2009, the Company entered into agreements with E-House with respect to various ongoing relationships between E-House and the Group. These include a master transaction agreement, an onshore transitional services agreement, an offshore transitional services agreement, a non-competition agreement, a consulting and services agreement relating to certain services to be provided by the Group to E-House, a consulting and services agreement relating to certain services to be provided by E-House to the Group, and a registration rights agreement.

On July 15, 2009, the Company granted 790,000 and 274,500 options to purchase its ordinary shares to certain of the Group’s employees and E-House’s employees, respectively, at an exercise price of $6.00 per share, pursuant to the CRIC plan. On July 30, 2009, the Company granted 300,000 options to purchase its ordinary shares to certain of the Group’s employees at an exercise price of $6.00 per share, pursuant to the CRIC plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of one to four years. The weighted average grant date fair value of the options was $5.12 per share and $5.62 per share for the options granted on July 15, 2009 and July 30, 2009, respectively. Total estimated compensation cost for those options expected to vest of $6.17 million will be recognized over the requisite service period, which is approximately one to four years.

On September 1, 2009, the Company changed its name from CRIC Holdings Limited to China Real Estate Information Corporation.

On September 24, 2009, the Company granted 1,327,500 options to purchase its ordinary shares to certain of the Group’s employees and E-House’s employees, respectively, at an exercise price of $8.00

China Real Estate Information Corporation

Notes to Consolidated Financial Statements (Continued)
For the Years Ended December 31, 2006, 2007 and 2008
(In U.S. dollar)

15.	Subsequent Events (Continued)

per share, pursuant to CRIC plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of two to four years.

On July 22, 2009, the Company sold a 12.35% ownership interest in its wholly-owned subsidiary, E-house (China) Information Technology Service Limited, whose primary activities relate to holding a 34% equity interest in China Online Housing, to Modern Information Ltd. for $882,522.

On September 28, 2009, the Company issued 21,522,222 additional ordinary shares at par value to E-House Holdings. This issuance has been retroactively reflected for all periods presented herein.

On September 28, 2009, E-house (China) Information Technology Service Limited transferred its 34% ownership interest in China Online Housing to the Company. As a result, the Company issued 3,033,333 ordinary shares at par value to Modern Information Ltd. in exchange for its indirect equity interest in China Online Housing.

Subsequent events have been updated through September 29, 2009.

SCHEDULE 1
CHINA REAL ESTATE INFORMATION CORPORATION

BALANCE SHEET
(In U.S. dollar except for share data)

December 31
2008
$

ASSETS
Current assets:
Cash and cash equivalents	142

Total current assets	142
Investment in subsidiaries	65,659,276

TOTAL ASSETS	65,659,418

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Amounts due to related parties	3,621

Total current liabilities	3,621

Shareholder’s equity:
Ordinary share ($0.0002 par value): 250,000,000 shares issued authorized, 71,522,222 and 71,522,222 shares issued and outstanding as of December 31, 2007 and 2008, respectively	14,304
Additional paid-in capital	40,991,770
Retained earnings	20,956,173
Accumulated other comprehensive income	3,707,854

Subscription receivable	(14,304)

Total shareholder’s equity	65,655,797

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	65,659,418

CHINA REAL ESTATE INFORMATION CORPORATION

STATEMENT OF OPERATIONS
(In U.S. dollar)

Period from
August 22, 2008
(Date of Inception) to
December 31, 2008
$

Total revenues	—
Cost of revenues	—
Selling, general and administrative expenses	(3,368)

Income from operations	(3,368)
Other expense	(11)
Income tax expense	—

Loss before equity in subsidiaries	(3,379)
Equity in earnings of subsidiaries	3,389,791

Net income	3,386,412

CHINA REAL ESTATE INFORMATION CORPORATION

STATEMENT OF CASH FLOWS
(In U.S. dollar)

Period from
August 22, 2008
(Date of Inception) to
December 31, 2008
$

Operating activities:
Net income	3,386,412
Adjustments to reconcile net income to net cash used in operating activities:

Equity in earnings of subsidiaries	(3,389,791)
Changes in operating assets and liabilities:

Amounts due to related parties	3,521

Net cash used in operating activities	142
Cash and cash equivalents at the beginning of the year	—

Cash and cash equivalents at the end of the year	142

Supplemental disclosures of non-cash activities:
Net contribution received by subsidiaries from E-House	62,269,485

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO SCHEDULE 1

1)	Schedule 1 has been provided pursuant to the requirements of Rule 12-04(a) and 4-08(e) (3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the sane dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. As of December 31, 2008, approximately $34,838,675 is not available for distribution and, as such, the condensed financial information of the Company has been presented for the period from August 22, 2008 (date of inception) to December 31, 2008.

Appendix 1

Entities included in the consolidated financial statements

The following table sets forth information concerning entities included in the Company:

			Percentage of
	Date of	Place of	ownership
	incorporation	incorporation	(%)

CRIC (China) Information Technology Co., Ltd.,	April 26, 2006	BVI	100
Shanghai CRIC Information Technology Co., Ltd	July 3, 2006	PRC	100
E-House (China) Information Technology Service Limited	January 15, 2008	BVI	100
Hong Kong CRIC Information Technology Company Limited	February 25, 2008	Hong Kong	100
Shanghai CRIC Software Technology Co., Ltd	June 13, 2008	PRC	100
Richpoint Overseas Ltd	April 7, 2008	BVI	85
CRIC Information Technology Ltd	May 23, 2008	Hong Kong	85
Wuhan CRIC Information Technology Co., Ltd	June 19, 2008	PRC	100
Chengdu CRIC Information Technology Co., Ltd	April 21, 2008	PRC	100
Shanghai Tian Zhuo Advertising Co., Ltd.	February 27, 2008	PRC	VIE
Shanghai Landpro Advertising Design Co., Ltd.	December 19, 2008	PRC	100*
Guangzhou Integrated Residential Building Industry Facility Co., Ltd.	July 15, 2004	PRC	100*
Wushi Consolidated (Beijing) Advertising Media Co., Ltd.	July 28, 2008	PRC	60

*:	Wholly owned subsidiaries of Shanghai Tian Zhuo Advertising Co., Ltd.

China Real Estate Information Corporation

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2008 and 2009

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2009	F-40
Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2008 and 2009	F-41
Unaudited Condensed Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the Six Months Ended June 30, 2008 and 2009	F-42
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2008 and 2009	F-43
Notes to Unaudited Condensed Consolidated Financial Statements	F-44
Appendix 1 — Entities included in the unaudited condensed consolidated financial statements	F-66

CHINA REAL ESTATE INFORMATION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In U.S. dollar except for share data)

As of June 30,
2009
$

ASSETS
Current assets:
Cash and cash equivalents	51,849,600
Unbilled accounts receivable	7,763,416
Accounts receivable, net of allowance for doubtful accounts of nil as of June 30, 2009	5,414,988
Advance payment for advertising placement	2,313,885
Prepaid expenses and other current assets	4,347,997

Total current assets	71,689,886
Property and equipment, net	5,956,943
Intangible assets, net	3,777,997
Goodwill	4,269,149
Investment in affiliates	5,447,699
Advance payment for advertising placement	4,001,664
Advance payment for properties	7,791,586
Prepaid rent	4,182,295
Deferred tax assets—non-current	625,048

TOTAL ASSETS	107,742,267

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,427,732
Accrued payroll and welfare expenses	1,884,448
Income tax payable	4,468,571
Other tax payable	1,174,186
Amounts due to related parties	11,586,693
Other current liabilities	3,869,652

Total current liabilities	24,411,282
Deferred revenue—non-current	1,920,761
Other non-current liabilities	1,585,496

Total liabilities	27,917,539

Commitments and contingencies (Note 14)
Shareholders’ equity:
Ordinary shares ($0.0002 par value): 250,000,000 shares authorized, and 71,522,222 shares issued and outstanding as of June 30, 2009	14,304
Additional paid-in capital	43,456,743
Retained earnings	31,903,135
Accumulated other comprehensive income	3,674,923
Subscription receivable	(4,304)

Total CRIC shareholders’ equity	79,044,801
Noncontrolling interests	779,927

Total equity	79,824,728

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	107,742,267

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA REAL ESTATE INFORMATION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In U.S. dollar except for share data)

	Six Months Ended June 30,
	2008	2009
	$	$

Total revenues	19,277,675	31,200,105
Cost of revenues	(1,795,872)	(3,381,276)
Selling, general and administrative expenses	(7,503,927)	(15,611,011)

Income from operations	9,977,876	12,207,818
Other income (expense):
Interest income	156,141	96,423
Foreign exchange loss	(1,196,024)	(22,007)

Income before taxes and equity in affiliates	8,937,993	12,282,234
Income tax expense	(1,561,586)	(2,021,892)

Income before equity in affiliates	7,376,407	10,260,342
Income (loss) from equity in affiliates	(151,180)	385,305

Net income	7,225,227	10,645,647
Net loss attributable to noncontrolling interest	813	355,092

Net income attributable to CRIC	7,226,040	11,000,739

Earnings per share:
Basic	$0.10	$0.15
Diluted	$0.10	$0.15
Shares used in computation:
Basic	71,522,222	71,522,222
Diluted	71,522,222	71,524,954

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA REAL ESTATE INFORMATION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
(In U.S. dollar)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

	CRIC Common Shareholders
					Accumulated
			Additional		Other				Total
			Paid-in	Retained	Comprehensive	Subscription	Noncontrolling	Total	Comprehensive
	Ordinary Shares		Capital	Earnings	Income	Receivables	Interests	Equity	Income
	Number	$	$	$	$	$	$	$	$

Balance at January 1, 2008	71,522,222	14,304	30,000,000	(1,205,488)	923,501	(14,304)	—	29,718,013	—
Capital contribution	—	—	—	—	—	—	269	269	—
Net income (loss)	—	—	—	7,226,040	—	—	(813)	7,225,227	7,225,227
Contribution from E-House	—	—	1,197,851	—	—	—	—	1,197,851	—
Cash contribution from E-House	—	—	2,500,000	—	—	—	—	2,500,000	—
Foreign currency translation adjustments	—	—	—	—	2,191,237	—	—	2,191,237	2,191,237

Balance at June 30, 2008	71,522,222	14,304	33,697,851	6,020,552	3,114,738	(14,304)	(544)	42,832,597	9,416,464

	CRIC Common Shareholders
					Accumulated
			Additional		Other				Total
			Paid-in	Retained	Comprehensive	Subscription	Noncontrolling	Total	Comprehensive
	Ordinary Shares		Capital	Earnings	Income	Receivables	Interests	Equity	Income
	Number	$	$	$	$	$	$	$	$

Balance at January 1, 2009	71,522,222	14,304	40,991,770	20,956,173	3,707,854	(14,304)	855,368	66,511,165	—
Capital contribution	—	—	—	—	—	—	292,744	292,744	—
Collection of subscription receivables	—	—	—	—	—	10,000	—	10,000	—
Net income (loss)	—	—	—	11,000,739	—	—	(355,092)	10,645,647	10,645,647
Share-based compensation	—	—	1,404,627	(53,777)	—	—	—	1,350,850	—
Contribution from E-House	—	—	1,060,346	—	—	—	—	1,060,346	—
Foreign currency translation adjustments	—	—	—	—	(32,931)	—	(13,093)	(46,024)	(46,024)
Balance at June 30, 2009	71,522,222	14,304	43,456,743	31,903,135	3,674,923	(4,304)	779,927	79,824,728	10,599,623

CHINA REAL ESTATE INFORMATION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollar)

	Six Months Ended June 30,
	2008	2009
	$	$

Operating activities:
Net income	7,225,227	10,645,647
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	86,371	598,730
Income (loss) from investment in affiliates	151,180	(385,305)
Gain on disposal of property, plant and equipment	—	(18,815)
Share based compensation	—	1,350,850
Changes in operating assets and liabilities:
Accounts receivable	(2,650,362)	10,757,434
Amounts due from related parties	1,296,419	1,060,346
Advance payment for advertising placement	(2,915,840)	415,490
Prepaid expenses and other current assets	(243,797)	2,829,553
Accounts payable	788,717	917,243
Accrued payroll and welfare expenses	602,360	892,185
Income tax payable	1,191,815	475,133
Other tax payable	129,561	514,137
Other current liabilities	187,848	(3,583,376)
Other non-current liabilities	—	1,281,063
Deferred tax	260,459	(354,092)

Net cash provided by operating activities	6,109,958	27,396,223

Investing activities:
Purchases of property and equipment	(8,518,087)	(679,341)
Purchase of subsidiaries, net of cash acquired	—	(7,247,234)
Investment in affiliates	(9,789,600)	—
Proceeds from disposal of property and equipment	—	221,825
Collection of loans from related parties	2,061,701	—

Net cash used in investing activities	(16,245,986)	(7,704,750)

Financing activities:
Contribution from noncontrolling interest	270	292,744
Net proceeds from capital contribution	—	10,000
Proceeds of loans from related parties	10,687,184	6,050,395
Contribution from E-House	2,500,000	—

Net cash provided by financing activities	13,187,454	6,353,139
Effect of exchange rate changes	1,193,683	13,750

Net increase in cash and cash equivalents	4,245,109	26,058,362
Cash and cash equivalents at the beginning of the period	26,411,473	25,791,238

Cash and cash equivalents at the end of the period	30,656,582	51,849,600

Supplemental disclosure of cash flow information:
Income taxes paid	—	3,160,823
Related party loans converted to equity	2,500,000	—
Related party receivable paid as dividend	1,197,851	1,060,346

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2009
(In U.S. dollar)

1.	Organization and Principal Activities

China Real Estate Information Corporation (the “Company”) was incorporated on August 21, 2008 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. The Company, through its subsidiaries and consolidated variable interest entity (“VIE”), is principally engaged in providing real estate consulting and information services and real estate advertising services in the People’s Republic of China (“PRC”). The Company, its subsidiaries and consolidated VIE are collectively referred to as the “Group”.

E-House (China) Holdings Limited (“E-House Holdings”) is the Company’s parent company. E-House Holdings, its subsidiaries and VIEs are collectively referred to as “E-House”, which excludes the Group. E-House began developing the CRIC system in 2002, initially to support services to its clients. In April 2006, E-House incorporated a subsidiary, CRIC (China) Information Technology Co., Ltd., in the British Virgin Islands (“CRIC BVI”). In July 2006, E-House, through CRIC (China) Information Technology Co., Ltd., established a new PRC subsidiary, Shanghai CRIC Information Technology Co., Ltd. (“Shanghai CRIC”), and transferred its assets and staff relating to the CRIC system to Shanghai CRIC. Prior to the establishment of Shanghai CRIC, the real estate information and consulting services were carried out by various companies owned by E-House Holdings. Shanghai CRIC began commercializing the CRIC system and offering information and related consulting services in 2006.

Shanghai CRIC began offering real estate advertising services in 2008 through a newly acquired VIE in China, Shanghai Tian Zhuo Advertising Co., Ltd. and its majority owned subsidiaries (“Tian Zhuo”).

E-House Holdings transferred all of the outstanding shares of CRIC BVI to CRIC in October 2008. The restructuring process has been accounted for as a reorganization of entities under common control.

Upon incorporation, the Company had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House Holdings. On January 1, 2009, the Company issued an additional 99,999,000 ordinary shares to E-House Holdings for par value, or $10,000. On August 29, 2009, the Company effected a reverse share split whereby all of 100,000,000 issued and outstanding ordinary shares, having a par value of $0.0001 per share, were converted into 50,000,000 ordinary shares, having a par value of $0.0002 per share, and the number of authorized shares was reduced from 500,000,000 to 250,000,000. On September 28, 2009, the Company issued 21,522,222 additional ordinary shares at par value to E-House Holdings. Both the reverse share split and the ordinary share issuance to E-house Holdings have been retroactively reflected for all periods presented herein.

As of June 30, 2009, all consolidated subsidiaries of the Company are included in Appendix 1.

The consolidated financial statements have been prepared on a carve-out basis and represent the assets and liabilities and the related results of operations and cash flows of the Group, which represent two operating segments of E-House Holdings. The financial data of previously separate entities have been combined, to the extent included in the aforementioned operating segments of E-House Holdings, for all periods presented as all such entities were under common control. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Group had actually existed on a standalone basis during the periods presented. Transactions between the Group and E-House are herein referred to as related party transactions.

In connection with a contemplated initial public offering (the “offering”) of the Company, E-House Holdings and the Company entered into non-competition arrangements on July 29, 2009, according to

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

1.	Organization and Principal Activities (Continued)

which E-House has agreed not to compete with the Group in the real estate information and consulting services and real estate advertising services business anywhere in the world and the Group has agreed not to compete with E-House in any services currently provided or contemplated by E-House. Prior to these non-competition arrangements, both E-House and the Group conducted real estate information and consulting services and primary real estate agency services. Shanghai CRIC began offering real estate advertising services in 2008, and there were no advertising activities prior to the formation of CRIC BVI and Shanghai CRIC.

The consolidated financial statements include the Group’s direct expenses as well as allocations for various selling, general and administrative expenses of E-House that are not directly related to real estate information and consulting services or real estate advertising services. These expenses consist primarily of share-based compensation expenses of senior management and shared marketing and management expenses including marketing, finance, legal, technology, human resources, administration and internal audit. These allocations were made using a proportional cost allocation method and were based on revenues, expenses and headcount as well as estimates of actual time spent on the provision of services attributable to the Group. Management believes these allocations are reasonable. Total selling, general and administrative expenses allocated from E-House are $1,357,493 and $2,022,712 for the six months ended June 30, 2008 and 2009, respectively. Income tax liability is calculated based on a separate return basis as if the Group had filed a separate tax return.

2.	Summary of Principal Accounting Policies

(a)	Basis of presentation

The condensed consolidated financial statements included herein are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission, regarding interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto contained in the Company’s consolidated financial statements as of and for the three years in the period ended December 31, 2008.

(b)	Basis of consolidation

The consolidated financial statements include the financial statements of CRIC, its majority owned subsidiaries and its VIE, Tian Zhuo. All significant inter-company transactions and balances have been eliminated in consolidation.

In accordance with the provisions of FASB Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities” (“FIN 46R”), the Group evaluates each of its interests in private companies to determine whether or not the entity is a VIE and, if so, whether the Group is the primary beneficiary of such VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

2.	Summary of Principal Accounting Policies (Continued)

(c)	Use of estimates (Continued)

revenues and expenses during the reporting period. Actual results could differ from such estimates. Significant accounting estimates reflected in the Group’s financial statements include valuation of long-lived assets and goodwill, allowance for doubtful accounts and the valuation allowance on deferred tax assets.

(d)	Fair value of financial instruments

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair value measurements” (“SFAS 157”) on January 1, 2008 for all financial assets and liabilities that under other accounting pronouncements require or permit fair value measurements and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements.

SAFS 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

SAFS 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SAFS 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model- derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group does not have any financial assets or liabilities that are required to be measured at fair value on a recurring basis.

The adoption of SFAS 157 on January 1, 2009 for nonfinancial assets and nonfinancial liabilities did not have a material impact on the Group’s consolidated Financial Statements.

The carrying amount of cash, accounts receivable, current portion of advance payment for advertising placement, prepaid expenses and other current assets, accounts payable, other current liabilities and amounts due from/to related parties approximates fair value due to their short-term nature.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

2.	Summary of Principal Accounting Policies (Continued)

(d)	Fair value of financial instruments (Continued)

The fair value of advance payment for advertising placement, non-current potion was $3,670,313 as at June 30, 2009 based on discounted cash flow.

(e)	Business combinations

Business combinations are recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities are recorded at their fair market value at the date of acquisition. Any excess of acquisition cost over the fair value of the acquired assets and liabilities, including identifiable intangible assets, is recorded as goodwill.

(f)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

(g)	Unbilled accounts receivable

Unbilled accounts receivable represents amounts recognized in revenue prior to issuing official tax receipts to customers. The Group regularly reviews the collectability of unbilled accounts receivable in the same method as accounts receivable.

(h)	Advance Payment for Advertising Placement

In December, 2008, the Group prepaid $6,731,039 to certain Shanghai newspapers for real estate advertising placements over a three-year period. $415,490 was utilized for the six months ended June 30, 2009.

(i)	Advance Payment for Properties, Non-current Portion

In May 2008, the Group prepaid $7,791,586 for an office building, which the Group intended to use as its corporate office. In April 2009, the Group leased another office building as its corporate office through the acquisition of Portal Overseas Limited. The Group intends to sell the property for which they made the prepayment upon receipt of the property title.

(j)	Investment in affiliates

Affiliated companies are entities over which the Group has significant influence, but which it does not control. The Group generally considers an ownership interest of 20% or higher to represent significant influence. Investments in affiliates are accounted for by the equity method of accounting. Under this method, the Group’s share of the post-acquisition profits or losses of affiliated companies is recognized in the income statement and its shares of post-acquisition movements in other comprehensive income is recognized in other comprehensive income. Unrealized gains on transactions between the Group and its affiliated companies are eliminated to the extent of the Group’s interest in the affiliated companies; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. When the Group’s share of losses in an affiliated company equals or exceeds its interest in the affiliated company, the Group does not recognize further losses, unless the Group has incurred obligations or made payments on behalf of the affiliated company. An

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

2.	Summary of Principal Accounting Policies (Continued)

(j)	Investment in affiliates (Continued)

impairment loss is recorded when there has been a loss in value of the investment that is other-than-temporary. The Group has not recorded any impairment losses in any of the periods reported.

(k)	Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Over the shorter of the lease term or their estimated useful lives
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

Gains and losses from the disposal of property and equipment are included in income from operations.

(l)	Intangible assets, net

Acquired intangible assets, net mainly consists of customer contracts, non-compete agreements and favorable lease term from business combinations and are recorded at fair value on the acquisition date. Customer contracts are amortized based on the timing of the revenue expected to be derived from the respective customer. Non-compete agreements are amortized ratably over the specified contract term. The favorable lease is amortized ratably over the lease term.

(m)	Internally developed software

The costs of software for internal use are capitalized in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Qualifying costs incurred during the application development stage, which consist primarily of internal labor costs, are capitalized and amortized over the estimated useful life of the asset. All other costs are expensed as incurred. Historically the costs incurred have been immaterial and, as a result, expensed as incurred.

(n)	Impairment of long-lived assets

The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Group measures impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets.

(o)	Impairment of goodwill

SFAS No. 142 requires the Group to complete a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

2.	Summary of Principal Accounting Policies (Continued)

(o)	Impairment of goodwill (Continued)

second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Management performs its annual goodwill impairment test on December 31. No goodwill has been impaired during any of the periods presented.

(p)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.

Effective January 1, 2007, the Group adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. No significant impact of adopting FIN 48 was noted on the Group’s consolidated financial statements.

(q)	Value added taxes

The Company’s PRC subsidiaries are subject to value added tax at a rate of 17% on proceeds received from provision of the CRIC subscription service, less any VAT already paid or borne by the taxpayer on the goods or services purchased by it and utilized in the provision of the CRIC subscription services that have generated the gross sales proceeds. However, pursuant to Certain Policies for Encouraging Software Industry and Integrated Circuits Industry issued in 2000, Shanghai CRIC qualifies as a “software enterprise” and is entitled to a rebate of its net VAT liability to the extent that it exceeds 3% of the actual VAT burden. Such refunds are not treated as taxable income and must be used for funding the Company’s software research and development and the expansion of its production capacity. This policy is effective until 2010. The net VAT balance is recorded either in accrued expenses and other payables or prepaid expenses and other current assets on the face of consolidated balance sheets.

(r)	Share-based compensation

The Company accounts for share-based compensation in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Accordingly, share-based compensation cost is measured on the grant date, based on the fair value of the award, and recognized as an expense over the requisite service period. As required by SFAS 123R,

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

2.	Summary of Principal Accounting Policies (Continued)

(r)	Share-based compensation (Continued)

management has made an estimate of expected forfeitures and recognizes compensation cost only for those equity awards expected to vest.

(s)	Revenue recognition

The Group recognizes revenues when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded, net of sales related taxes.

The Group provides real estate consulting services to customers in relation to land acquisition and property development. In certain instances, the Group agrees to a consulting arrangement wherein payment is contingent upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. The group recognizes revenue under such arrangement upon delivery of the final product, assuming customer acceptance has occurred and the fee is no longer contingent. In other instances, the Group provides services periodically during the development stage of a real estate project, such as monthly market updates. The contractual period for such arrangements usually between one and twelve months with revenue being recognized ratably over such period.

The Group sells subscriptions to its proprietary CRIC system for which revenues are recognized ratably over the subscription period, which is usually six to twelve months.

When an arrangement includes periodic consulting services and subscriptions for the CRIC system, revenues are recognized ratably over the longer of the consulting or CRIC subscription period. When an arrangement includes project-based consulting services and subscriptions for the CRIC system, the entire arrangement is considered a single unit of account as the Group does not have objective and reliable evidence of fair value for each deliverable. Revenue is recognized based on the revenue recognition model for the final deliverable in the arrangement, which is typically the subscription for the CRIC system which requires ratable recognition over the subscription period. The Group has objective and reliable evidence of the fair value for the CRIC subscription service. As such, upon delivery of the consulting product, the Group defers the fair value of the remaining CRIC subscription and recognizes the residual amount, or the difference between the remaining fair value of the CRIC subscription and the total arrangement fee, as revenue, assuming all other revenue recognition criteria have been met. The residual amount recognized is limited to the cumulative amount due under the terms of the arrangement.

As a subsidiary of E-House, the Group have historically had multiple element arrangements which have included the provision of primary real estate services, payment of which is based on a commission rate that is contingent upon the sale of real estate. The Group has determined that the commission rate for the primary real estate services under these multiple element arrangements has been at or above fair value. As such, the fixed arrangement fees associated with the consulting services and/or subscription for the CRIC system have been recognized in accordance with the preceding paragraph.

The Group generates revenues from real estate advertising design services. The Group recognizes the revenue derived from real estate advertising design services ratably over the specified contract period ranging from three to twelve months.

The Group provides advertising sales services in which it acquires advertising space and subsequently sells such space to its real estate customers. Revenues under such arrangements are

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

2.	Summary of Principal Accounting Policies (Continued)

(s)	Revenue recognition (Continued)

recognized when the related advertisement is placed. The Group recognizes advertising sales revenue on a gross basis because the Group acts as principal and is the primary obligator in the arrangement.

Deferred revenues are recognized when payments are received in advance of revenue recognition.

(t)	Cost of revenue

Cost of revenue primarily consists of costs incurred for developing, maintaining and updating the CRIC database system, which includes cost of data purchased or licensed from third-party sources, personnel related costs and associated equipment depreciation. Cost of revenue also includes fees paid to third parties for the services directly related to advertising design and for the acquired advertising space in its advertising sales services arrangements. These costs are expensed in the periods incurred or, in the case of acquired advertising space, utilized.

(u)	Advertising expenses

Advertising expenses are charged to the statements of operations in the period incurred and amounted to $600,853 and $491,907 for the six months ended June 20, 2008 and 2009, respectively.

(v)	Foreign currency translation

The functional currency of the Company is the United States dollar (“U.S. dollar”) and is used as the reporting currency of the Company. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date. Equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income in the consolidated statements of shareholders’ equity and comprehensive income.

The financial records of certain of the Company’s subsidiaries are maintained in local currencies other than the U.S. dollar, such as Renminbi (“RMB”), which are their functional currencies. Transactions in other currencies are recorded at the rates of exchange prevailing when the transactions occur.

The Group recorded an exchange loss of $1,196,024 and $22,007 for the six months ended June 30, 2008 and 2009, respectively.

(w)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places its cash and cash equivalents with reputable financial institutions.

The Group regularly reviews the creditworthiness of its customers, but generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based on factors surrounding the credit risk of specific customers, including overall relationship with the customer, past and ongoing business relationship, past record and pattern of settling receivables, length of the receivable and any specific information indicating the collectability of

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

2.	Summary of Principal Accounting Policies (Continued)

(w)	Concentration of credit risk (Continued)

the receivables. No allowance for doubtful accounts has been provided during any of the periods presented.

(x)	Earnings per share

Basic earnings per share is computed by dividing income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period.

Diluted income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

	Six Months Ended June 30
	2008	2009

Net income attributable to CRIC—basic	$7,226,040	$11,000,739

Weighted average ordinary shares outstanding	71,522,222	71,522,222
Stock options	—	2,732

Weighted average number of ordinary shares outstanding—diluted	71,522,222	71,524,954

Basic earnings per share	$0.10	$0.15

Diluted earnings per share	$0.10	$0.15

(y)	Comprehensive income

Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions to owners. For the years presented, total comprehensive income included net income and foreign currency translation adjustments.

3.	Investments in Affiliated Company

On February 24, 2008, the Group entered into a joint venture agreement with SINA Corporation (“SINA”) to form China Online Housing. The Group contributed $2.5 million in cash and a 10-year license to its proprietary CRIC database and SINA contributed $2.5 million in cash and the right to its real estate and home decoration channel operations for a period of 10 years. The Group and SINA hold a 34% and 66% interest in China Online Housing, respectively. The Group recorded an initial investment cost of $4,908,694, including $2.5 million cash contribution, $2,400,951 in the portion of the fair value of the 10-year license to its proprietary CRIC database ascribed to SINA, proportional to its 66% interest, and $7,743 in transaction cost. The Group recorded deferred revenue of $2,400,951, which is being recognized as revenue over the ten-year term of the contributed CRIC database license given the Group’s ongoing obligation to continually maintain and update the content contained within the CRIC database. Deferred revenue is classified as current or non-current depending on when the revenue is expected to be recognized.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

3.	Investments in Affiliated Company (Continued)

This transaction was accounted for using the equity method with the purchase price of China Online Housing allocated as follows:

	Allocated	Amortization
	Value	Period
	$

Cash acquired	1,700,000
Intangible assets
Advertising rights	2,894,775	10 years
Customer contract backlog	313,919	6 months

Total	4,908,694

The initial purchase price resulted in negative goodwill of $325,295, which has been reflected above as a reduction in the intangible assets acquired.

4.	Acquisition of Subsidiary

In April 2009, CRIC BVI acquired Portal Overseas Limited (“Portal Overseas”), a company incorporated in the British Virgin Islands, for $7,193,030. Portal Overseas was a development stage company that had acquired a 20-years lease for an office building in Shanghai and was developing such building for subsequent sub-lease. The Company acquired Portal Overseas to obtain the lease of the office building, which the Group uses as its corporate office. Purchase price is allocated as follows:

	Allocated	Amortization
	Value	Period
	$

Leasehold improvement	2,077,479	5-20 years
Prepaid rent	4,348,647	20 years
Favorable lease term	2,428,110	20 years
Other current assets	1,463,529
Cash	1,265,772
Liability assumed	(4,390,507)

Total	7,193,030

The current portion of prepaid rent was included in prepaid expenses and other current assets.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

4.	Prepaid Rent and Other (Continued)

5.	Property and Equipment, Net

Property and equipment, net consists of the following:

As of June 30, 2009
$

Leasehold improvements	3,382,290
Furniture, fixtures and equipment	3,067,994
Motor vehicles	353,301

Total	6,803,585
Less: Accumulated depreciation	(846,642)

Property, plant and equipment, net	5,956,943

The Group’s depreciation expenses were $86,371 and $419,295 for six months ended June 30, 2008 and 2009, respectively.

6.	Intangible Assets, Net

Intangible assets subject to amortization are comprised of the following:

As of June 30, 2009
$

Intangible assets subject to amortization
Favorable lease term	2,428,110
Non-compete agreements	1,612,112
Computer software licenses	1,741

4,041,963

Less: Accumulated amortization
Favorable lease term	(30,351)
Non-compete agreements	(233,180)
Computer software licenses	(435)

(263,966)

Intangible assets subject to amortization, net	3,777,997

The Group recorded amortization expense of nil and $179,435 for the six months ended June 30, 2008 and 2009, respectively. The Group expects to record amortization expense of $215,504, $433,007, $432,576, $432,312 and $412,162 for the years ending December 31, 2009, 2010, 2011, 2012 and 2013, respectively.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

6.	Intangible Assets, Net (Continued)

7.	Goodwill

The carrying amount of goodwill by segment are as follows:

Real Estate
	Consulting and	Real Estate
	Information	Advertising
	Service	Service
	Segment	Segment	Total
	$	$	$

Balance as of December 31, 2008 and June 30, 2009	3,602,892	666,257	4,269,149

8.	Income Tax

The provision for income taxes is comprised of the following:

	Six Months Ended June 30
	2008	2009
	$	$

Current Tax
PRC	1,285,568	2,375,984
Other	—	—

	1,285,568	2,375,984

Deferred Tax
PRC	276,018	(354,092)
Other	—	—

	276,018	(354,092)
Income tax expense	1,561,586	2,021,892

Cayman Islands and British Virgin Islands

Under the current laws of the Cayman Islands and the British Virgin Islands, the Company and CRIC BVI are not subject to tax on their respective income or capital gains. In addition, the Cayman Islands and the British Virgin Islands do not impose withholding tax on dividend payments.

Hong Kong

The Company’s subsidiaries in Hong Kong is subject to a profit tax at the rate of 16.5% on assessable profit determined under relevant Hong Kong tax regulations.

PRC

On January 1, 2008, a new Enterprise Income tax Law in China took effect. The new law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. The new law provides a five-year transition period from its effective date for certain qualifying enterprises that were established before the promulgation date of the new tax law and that were entitled to a preferential tax treatment such as a reduced tax rate or a tax holiday. E-House Shanghai is subject to such a graduated rate schedule, specifically, the applicable rates are 18%, 20%, 22%, 24% and 25% for 2008, 2009, 2010, 2011, 2012 and thereafter, respectively.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

8.	Income Tax (Continued)

PRC (Continued)

CRIC Shanghai was approved as a high and new technology enterprise under the new law and is therefore subject to a 15% preferential income tax rate for the years from 2008 through 2010.

The Group has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. The Group had no material uncertain tax positions as of June 30, 2009 or material unrecognized tax benefit which would favorably affect the effective income tax rate in future periods. The Company classifies interest and/or penalties related to income tax matters in income tax expense. As of June 30, 2009, the amount of interest and penalties related to uncertain tax positions was immaterial.

The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of tax liability exceeding RMB100,000 (approximately $14,600 under the current exchange rate) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion. The Group’s major operating entity, CRIC Shanghai, is therefore subject to examination by the PRC tax authorities from inception through 2008 on both transfer pricing and non-transfer pricing matters.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

8.	Income Tax (Continued)

PRC (Continued)

The principal components of the deferred income tax asset and liabilities are as follows:

As of June 30, 2009
$

Deferred tax assets:
Accrued salary expenses	25,852
Advertising expenses	17,206
Deferred Governmental subsidy	320,266
Net operating loss carryforwards	304,782
Gross deferred tax assets	668,106

Valuation allowance	—
Gross deferred tax assets	668,106

Analysis as:
Current	43,058
Non-current	625,048

Deferred tax liabilities:
Amortization of intangible and other assets	304,433

Total deferred tax liabilities	304,433

Analysis as:
Current	—
Non-current	304,433

There was no change in the valuation allowance between January 1, 2009 and June 30, 2009.

Reconciliation between the provision for income tax computed by applying the statutory tax rate to income before income taxes and the actual provision for income taxes is as follows:

	Six Months Ended June 30
	2008	2009

PRC income tax rate	25.00%	25.00%
Expenses not deductible for tax purposes	3.40%	0.15%
Effect of tax preference	(9.04)%	(10.74)%
Effect of different tax rate of subsidiary operations in other jurisdiction	(1.59)%	1.55%

	17.77%	15.96%

As of June 30, 2009, the Group had net operating loss carryforwards of $2,627,267, which will expire if not used between 2013 and 2014.

Undistributed earnings of the Group’s PRC subsidiaries of approximately $29 million at June 30, 2009 are considered to be indefinitely reinvested and, accordingly, no provision for PRC dividend withholding tax has been provided thereon. Upon distribution of those earnings generated after January 1, 2008, in the form of dividends or otherwise, the Group would be subject to the then

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

8.	Income Tax (Continued)

PRC (Continued)

applicable PRC tax laws and regulations. For distribution of those earnings generated before January 1, 2008, the distributions are exempt from PRC withholding tax.

9.	Share-Based Compensation

E-House Holdings’s Share Incentive Plan (“the E-House Plan”)

During the year ended December 31, 2006, E-House Holdings adopted the E-House plan, which allows E-House Holdings to offer a variety of share-based incentive awards to employees, officers, directors and individual consultants who render services to E-House. Under the plan, E-House Holdings authorized 3,636,364 ordinary shares, or 5% of the then total shares outstanding of E-House Holdings, to grant as options or restricted shares over a three-year period. Options have a ten-year life. Share options granted under the E-House Plan can be settled by the employee either by cash or net settled by shares.

There were no new options or restricted shares granted during the period from January 1, 2009 to June 30, 2009 under the E-House Plan.

E-House recorded compensation expense of $1,638,370 and $2,371,755 for the six months ended June 30, 2008 and 2009.

A summary of options activity under the E-House Plan as of June 30, 2009 and changes for the six month period then ended is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value of Options
		$		$

Outstanding, as of January 1, 2009	2,314,166	5.39
Granted	—	—
Exercised	(148,630)	14.81
Forfeited	(40,167)	5.37
Cancelled	—	—
Outstanding, as of June 30, 2009	2,125,369	5.38	8.4 years	20,371,474
Vested and expected to vest as of June 30, 2009	1,994,969	5.39	8.3 years	20,058,346
Exercisable as of June 30, 2009	635,922	5.38	8.0 years	6,398,746

As of June 30, 2009, there was $9,016,797 of total unrecognized compensation expense related to unvested share options granted under the E-House Plan. That cost is expected to be recognized over a weighted-average period of 2 years.

The outstanding unvested restricted shares as of June 30, 2009 was 144,000 with the weight-average grant-date fair value of $1.39 per share. There was no restricted share activity for the six months ended June 30, 2009.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

9.	Share-Based Compensation (Continued)

As of June 30, 2009, there was $84,028 of total unrecognized compensation expense related to restricted shares granted under the E-House Plan. That cost is expected to be recognized over a weighted-average period of 0.42 years.

E-House recorded compensation expense related to restricted shares of $100,833 and $100,833 for the six months ended June 30, 2008 and 2009, respectively.

Share-based compensation expense recorded by the Group was $486,062 and $631,350 for the six months ended June 30, 2008 and 2009, respectively. These expenses are recorded in selling, general and administrative expenses and included share options granted by E-house to the Group’s employees and options to E-House’s senior management that were allocated to the Group.

The Company’s Share Incentive Plan (“the CRIC Plan”)

On September 9, 2008, the Company adopted the CRIC Plan to provide additional incentives to employees, directors and consultants who render services to CRIC. Under the CRIC Plan, the maximum number of shares that may be issued shall be 15% of the total outstanding shares of the Company on an as-converted basis assuming all options outstanding were converted into shares as of the effective date of the CRIC Plan, plus an additional number of shares to be added on each of the third, sixth and ninth anniversaries of the effective date of the CRIC Plan.

On January 1, 2009, the Company granted 5,569,000 and 431,000 options to purchase its ordinary shares to certain of the Group’s employees and E-House’s employees, respectively, at an exercise price of $3.00 per share pursuant to the CRIC plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of one to four years.

The Company’s used the binomial model to estimate the fair value of the options using the following assumptions:

January 1, 2009

Average risk-free rate of return	2.23%
Contractual life of option	10 years
Average estimated volatility rate	73.55%
Average dividend yield	0.00%

The weighted average grant date fair value of the options was $2.08 per share. For the six months ended June 30, 2009, the Group recorded compensation expense of $1,350,850 for the share options granted to the Group’s employees and recorded dividends to E-House of $53,777 for the share options granted to E-House’s employees.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

9.	Share-Based Compensation (Continued)

A summary of options activity under the CRIC Plan as of June 30, 2009 and changes for the six months then ended is presented below:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value of Options
		$		$

Outstanding, as of January 1, 2009	—	—
Granted	6,000,000	3.00
Exercised	—	—
Forfeited	(17,500)	3.00
Cancelled	—	—
Outstanding, as of June 30, 2009	5,982,500	3.00	9.5 years	12,920,918
Vested and expected to vest as of June 30, 2009	5,046,735	3.00	9.5years	10,899,866
Exercisable as of June 30, 2009	—	—	—	—

As of June 30, 2009, there was $9,078,109 of total unrecognized compensation expense related to unvested share options granted under the CRIC Plan. That cost is expected to be recognized over a weighted-average period of 3.4 years.

10.	Employee Benefit Plans

The Company’s PRC subsidiaries are required by law to contribute a certain percentages of applicable salaries for retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. The PRC government is directly responsible for the payments of such benefits. The Group contributed $473,623 and $947,884 for the six months ended June 30, 2008 and 2009, respectively, for such benefits.

11.	Distribution of Profits

Pursuant to laws applicable to entities incorporated in the PRC, the Company’s subsidiaries must make appropriation from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until such cumulative appropriation reaches 50% of the registered capital; the other fund appropriations are at the Group’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. The amount of the reserve fund for the Group as of June 30, 2009 was $3,158,823.

In addition, the share capital of the Company’s PRC subsidiaries of $38,273,186 as of June 30, 2009, was considered restricted due to restrictions on the distribution of share capital.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $41,432,009 as of June 30, 2009.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

11.	Distribution of Profits (Continued)

12.	Segment Information

The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision makers (“CODM”) for making decisions, allocating resources and assessing performance. The Group’s CODM has been identified as the Chairman and the chief executive officer, who review consolidated and segment results when making decisions about allocating resources and assessing performance of the Group.

The Group has two operating segments: 1) real estate consulting and information services and 2) real estate advertising services. The Group’s CODM reviews net revenue, cost of sales, operating expenses, income from operations and net income for each operating segment and does not review balance sheet information. For the six months ended June 30, 2008, the real estate consulting and information services was the Group’s sole operating segment. The real estate advertising service segment commenced in the third quarter of 2008. Corporate expenses such as selling, general and administrative expenses, and interest income are not allocated among segments and are recorded as non-allocated items.

The following table summarizes the selected revenue and expense information for each operating segment for the six months ended June 30, 2009:

	Real Estate	Real Estate
	Consulting	Advertising
	and Information	Service
	Service Segment	Segment	Non-allocated	Total
	$	$	$	$

Revenues from external customers	26,340,248	4,859,857		31,200,105
Cost of revenues	(886,569)	(2,494,707)		(3,381,276)
Selling, general and administrative expenses	(10,767,518)	(2,596,205)	(2,247,288)	(15,611,011)
Income (loss) from operations	14,686,161	(231,055)	(2,247,288)	12,207,818
Interest income	88,317	7,051	1,055	96,423
Other income	(25,801)	—	3,794	(22,007)

Income (loss) before taxes and equity in affiliates	14,748,677	(224,004)	(2,242,439)	12,282,234
Income tax benefit (expense)	(2,065,368)	43,476	—	(2,021,892)

Income (loss) before equity in affiliates	12,683,309	(180,528)	(2,242,439)	10,260,342
Income from investment in affiliates			385,305	385,305

Net income (loss)	12,683,309	(180,528)	(1,857,134)	10,645,647

Geographic

Substantially all of the Group’s revenues from external customers and long-lived assets are located in the PRC.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

12.	Segment Information (Continued)

Geographic (Continued)

Service Lines

	Six Months Ended June 30
	2008	2009
	$	$

Real estate consulting service	18,672,442	24,598,958
Real estate information service	605,233	1,741,290
Real estate advertising service	—	4,859,857

	19,277,675	31,200,105

.Major customers

Details of the revenues for customers accounting for 10% or more of total revenues are as follows:

	Six Months Ended June 30
	2008	2009
	$	$

Customer A	14,056,684	14,632,828
Customer B	2,591,341		*

*	indicates the revenue from these customers was less than 10% in the stated periods.

Details of the accounts receivable from customers accounting for 10% or more of total accounts receivable are as follows:

	As of June 30,
	2008		2009
	$		$

Customer B	2,672,848			*
Customer C	984,096		2,964,036
Customer D		*	1,463,720

*	indicates the accounts receivables from the customer was less than 10% as at the stated year end.

13.	Related Party Balances and Transactions

These consolidated financial statements include transactions with E-House and its subsidiaries. Furthermore, E-House provided certain corporate services for the consolidated financial statement periods presented. During the six months ended June 30, 2008 and 2009, E-House waived net receivables from the Group of $1,197,851 and $1,060,346, respectively, which the Group has reflected as a capital contribution.

During the six months ended June 30, 2008 and 2009, E-House loaned $2,500,000 and nil, respectively, to fund the Group’s investment in affiliates. This amount have been waived by E-House and has been reflected as a capital contribution as of the date such loans were originally made.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

13.	Related Party Balances and Transactions (Continued)

The table below sets forth major related parties and their relationships with the Group:

Company name	Relationship with the Group

E-House	Under common control by E-House Holdings
E-House China Real Estate Investment Fund I, L.P. (“the Fund”)	Partially owned by Mr. Xin Zhou, chairman of CRIC

During the six months ended June 30, 2008 and 2009, significant related party transactions were as follows:

Transactions with E-House

	Six Months Ended June 30
	2008	2009
	$	$

Corporate selling, general and administrative expenses allocated from E-House (Note 1)	1,357,493	2,002,712
Consulting services provided to E-House	—	1,669,774
Advertising sales services provided to E-House	—	1,008,274

The consulting services provided to E-House represents consulting services provided to E-House from Shanghai CRIC Information Technology Co., Ltd.

The advertising services provided to E-house represents advertising services provided to E-House from Shanghai Landpro Advertising Design Co., Ltd.

In April, 2009, CRIC BVI acquired Portal Overseas from the Fund for $7,193,030 (Note 4).

Expense allocations from E-House are based on a variety of factors and are dependent on the nature of the expenses being allocated.

As of June 30, 2009, amounts due to related parties represent an amount due to E-House of $11,586,693, which reflects prepayments for real estate advertising placements on behalf of the Group by E-House and the loan from E-House to acquire Portal Overseas. The balance is interest free and settleable on demand.

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

13.	Related Party Balances and Transactions (Continued)

Transactions with E-House (Continued)

The rollforward of the intercompany receivable balance with E-House for the six months ended June 30, 2008 and 2009 is as follows:

	Six Months Ended June 30
	2008	2009

Balance at January 1	2,160,269	—
Loans granted to E-House	—	—
Collection of loans granted to E-House	(2,061,701)	—
Loans received from E-House	(2,500,000)	—
Corporate expenses allocated from E-House	(1,357,493)	(2,022,712)
Group revenue, net of expenses, collected by E-House	159,642	962,366
Related party balance waivers	3,697,851	1,060,346
Service provided to E-House	—	2,678,048
Payments received for services	(98,568)	(2,678,048)

Balance at June 30	—	—

14.	Contingencies

The Group is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Group. The Group does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

15.	Subsequent Events

On July 23, 2009, the Company entered into a share purchase agreement with SINA, pursuant to which, the Group agreed to acquire SINA’s 66% equity interest in China Online Housing, in exchange for issuing the Company’s ordinary shares (the “Subscription Shares”) to SINA upon the closing of this offering, which will give SINA a 39% equity interest in the Company (excluding (i) any of the Company’ shares to be issued in the IPO and (ii) any of the Company’s shares to be issued upon exercise, conversion or exchange of options or other securities). The consummation of this offering will be considered the closing date of the transaction with SINA. The purchase price will be based on the initial public offering price.

On July 27, 2009, the Company entered into agreements with E-House with respect to various ongoing relationships between E-House and the Group. These include a master transaction agreement, an onshore transitional services agreement, an offshore transitional services agreement, a non-competition agreement, a consulting and services agreement relating to certain services to be provided by the Group to E-House, a consulting and services agreement relating to certain services to be provided by E-House to the Group, and a registration rights agreement.

On July 15, 2009, the Company granted 790,000 and 274,500 options to purchase its ordinary shares to certain of the Group’s employees and E-House’s employees, respectively, at an exercise price of $6.00 per share, pursuant to the CRIC plan. On July 30, 2009, the Company granted 300,000 options to purchase its ordinary shares to certain of the Group’s employees at an exercise price of $6.00 per share, pursuant to the CRIC plan. The options expire ten years from the date of grant and vest ratably at each

CHINA REAL ESTATE INFORMATION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS — (Continued)

15.	Subsequent Events (Continued)

grant date anniversary over a period of one to four years. The weighted average grant date fair value of the options was $5.12 per share and $5.62 per share for the options granted on July 15, 2009 and July 30, 2009, respectively. Total estimated compensation cost for those options expected to vest of $6.17 million will be recognized over the requisite service period, which is approximately one to four years.

On September 1, 2009, the Company changed its name from CRIC Holdings Limited to China Real Estate Information Corporation.

On September 24, 2009, the Company granted 1,327,500 options to purchase its ordinary shares to certain of the Group’s employees and E-House’s employees, respectively, at an exercise price of $8.00 per share, pursuant to CRIC plan. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of two to four years.

On July 22, 2009, the Company sold a 12.35% ownership interest in its wholly-owned subsidiary, E-house (China) Information Technology Service Limited, whose primary activities relate to holding a 34% equity interest in China Online Housing, to Modern Information Ltd. for $882,522.

On September 28, 2009, the Company issued 21,522,222 additional ordinary shares at par value to E-House Holdings. This issuance has been retroactively reflected for all periods presented herein.

On September 28, 2009, E-house (China) Information Technology Service Limited transferred its 34% ownership interest in China Online Housing to the Company. As a result, the Company issued 3,033,333 ordinary shares at par value to Modern Information Ltd. in exchange for its indirect equity interest in China Online Housing.

Subsequent events have been updated through September 29, 2009.

Appendix 1

Entities included in the unaudited condensed consolidated financial statements

The following table sets forth information concerning entities included in the Company:

	Date of	Place of	Percentage of
	Incorporation	Incorporation	Ownership

CRIC (China) Information Technology Co., Ltd.,	April 26, 2006	BVI	100
Shanghai CRIC Information Technology Co., Ltd	July 3, 2006	PRC	100
E-House (China) Information Technology Service Limited	January 15, 2008	BVI	100
Hong Kong CRIC Information Technology Company Limited	February 25, 2008	Hong Kong	100
Shanghai CRIC Software Technology Co., Ltd	June 13, 2008	PRC	100
Richpoint Overseas Ltd	April 7, 2008	BVI	85
CRIC Information Technology Ltd	May 23, 2008	Hong Kong	85
Wuhan CRIC Information Technology Co., Ltd	June 19, 2008	PRC	100
Chengdu CRIC Information Technology Co., Ltd	April 21, 2008	PRC	100
Shanghai Tian Zhuo Advertising Co., Ltd.	February 27, 2008	PRC	VIE
Shanghai Landpro Advertising Design Co., Ltd.	December 19, 2008	PRC	100	*
Guangzhou Integrated Residential Building Industry Facility Co., Ltd.	July 15, 2004	PRC	100	*
Wushi Consolidated (Beijing) Advertising Media Co., Ltd.	July 28, 2008	PRC	60
Portal Overseas Ltd.	January 02, 2008	BVI	100
Portal Holdings Ltd.	February 25, 2008	Hong Kong	100
Shanghai ShineLend Property Management Limited	April 29, 2008	PRC	100
Shanghai Yifang Software	February 17, 2009	PRC	100
China Real Estate Business Network Technology Ltd.	December 17, 2007	Hong Kong	100
GuangZhouFangShang Network Software Technology Ltd.	August 11, 2008	PRC	100
Status Holding Ltd.	October 30, 2008	Hong Kong	100
Status Company Ltd.	August 08, 2008	BVI	100
Shanghai Ruizhe Information Technology Co Ltd.	July 4, 2008	PRC	100

*:	Wholly owned subsidiaries of Shanghai Tian Zhuo Advertising Co., Ltd.

China Online Housing Technology Corporation

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended December 31, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors of China Online Housing Technology Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operation, of shareholder’s equity and of cash flow present fairly, in all material respects, the financial position of China Online Housing Technology Corporation and its subsidiaries at December 31, 2008, and the results of their operations and their cash flows for the period from April 1, 2008 (inception) to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Beijing, the People’s Republic of China
Date: July 29, 2009, except for Note 12(b) which is as of September 29, 2009

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEET

December 31, 2008
(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$9,589
Accounts receivable, net of allowances for doubtful accounts of $1,414	11,502
Prepaid expenses and other current assets	180

Total current assets	21,271
Property and equipment, net	1,605
Intangible asset, net	3,275
Other assets	107

Total assets	$26,258

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$77
Accrued liabilities	3,470
Income taxes payable	1,140
Deferred taxes liabilities	113
Deferred revenue	1,471
Amount due to a related party	9,609

Total current liabilities	15,880
Commitments and contingencies (Note 11)
Shareholder’s equity:
Ordinary share ($0.0002 par value): 250,000 shares authorized and 50,000 shares issued	10
Additional paid-in capital	8,573
Retained earnings	1,786
Accumulated other comprehensive income:
Cumulative translation adjustments	9

Total shareholder’s equity	10,378

Total liabilities and shareholder’s equity	$26,258

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATION

Nine Months Ended
December 31, 2008
(In thousands)

Revenues (include advertising inventory on real estate channels sold to a related party of $1,006)	$31,067
Costs of revenues (include fees paid to a related party for advertising inventory on non-real estate channels of $15,230)	19,494

Gross profit	11,573

Operating expenses:
Sales and marketing	5,278
Product development	811
General and administrative	2,499

Total operating expenses	8,588

Income from operations	2,985
Interest income and other income/expenses, net	(18)

Income before income taxes	2,967
Income tax expenses	(1,181)

Net income	$1,786

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY

					Accumulated	Total
	Ordinary Shares		Additional	Retained	Other Comprehensive	Shareholder’s
	Number	Amount	Paid-in Capital	Earnings	Income	Equity
	(In thousands)

Balances at April 1, 2008	—	$—	$—	$—	$—	$—
Capital contribution	50,000	10	8,531	—	—	8,541
Comprehensive income:
Net income	—	—	—	1,786	—	1,786
Currency translation adjustments	—	—	—	—	9	9

Total comprehensive income						1,795

Stock-based compensation	—	—	42	—	—	42

Balances at December 31, 2008	50,000	$10	$8,573	$1,786	$9	$10,378

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOW

Nine Months Ended
December 31, 2008
(In thousands)

Cash flows from operating activities:
Net income	$1,786
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for doubtful accounts	1,170
Depreciation	354
Amortization of intangible asset	266
Stock-based compensation	42
Loss on disposal of property and equipment	24
Changes in assets and liabilities:
Accounts receivable	(5,674)
Prepaid expenses and other current assets	(84)
Other assets	(107)
Amount due to a related party	4,284
Accrued liabilities	1,593
Income taxes payable	1,068
Deferred tax liabilities	113
Deferred revenue	656

Net cash provided by operating activities	5,491

Cash flows from investing activities:
Purchases of property and equipment	(1,862)

Net cash used in investing activities	(1,862)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	5,000

Net cash provided by financing activities	5,000

Effect of exchange rate change on cash and cash equivalents	85

Net increase in cash and cash equivalents	8,714
Cash and cash equivalents at the beginning of the period	875

Cash and cash equivalents at the end of the period	$9,589

Supplemental disclosures of noncash financing activities:
Capital Contribution in form of intangible asset	$3,541

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business

China Online Housing Technology Corporation (“COHT”, “we” or the “Company”) is an online real estate media platform in the PRC that provides information and updates related to the real estate industry and home furnishing in China. COHT is supported and invested by SINA Corporation (“SINA”), a leading Internet portal in China, and E-House (China) Holdings Limited (“E-House”), a leading real estate services company in China. Bringing together SINA’s longstanding brand recognition and market influence in online media and E-House’s comprehensive database of localized real estate information, COHT not only provides information and interactive services to online users, but also offers one of the largest online advertising platforms for real estate customers in China. COHT generates revenues primarily from online advertising.

On February 13, 2008, SINA set up Beijing Yisheng Leju Information Service Co., Ltd. (“Beijing Leju”) to reorganize its real estate and home furnishing channels and related business (the “Real Estate Channel Operations”) as a separate unit. On February 24, 2008, SINA entered into an agreement with E-House to form COHT a joint venture to operate the Real Estate Channel Operations. The joint venture investment in COHT was subsequently consummated on April 1, 2008. SINA contributed $2.5 million in cash, certain assets and liabilities and the rights to operate its Real Estate Channel Operations for a period of 10 years to COHT. The rights include the licenses granted to COHT to use SINA’s trademark, domain name, portal technologies and certain software. E-House contributed $2.5 million in cash and a 10-year license to use E-House’s China Real Estate Information Circle (“CRIC”) database to COHT. The 10-year exclusive licensing of the CRIC database was appraised at $3.5 million and was recorded as an intangible asset and amortized on a straight-line basis over the life of the license. The Company considered the Real Estate Channel Operations to be the predecessor to COHT as this was a business with an associated and continuing revenue stream (i.e. sale of advertising time on web channels) whereas there was no direct and continuing revenue stream associated with the CRIC database contributed by E-House. Upon consummation of the joint venture investment, SINA and E-House owned 66% and 34%, respectively, of the equity interest in COHT. The contributions from SINA were recorded at the historical carrying value of SINA, as this was a transaction under common control. In addition, SINA also signed a three-year agency agreement with COHT, under which COHT would be the sole advertising agent for SINA’s other channels sold to real estate advertisers for three years starting from April 1, 2008. Additionally, COHT guarantees a certain amount of advertising revenue placed on SINA’s non-real estate channels from real estate customers during the agreement period.

2.	Significant Accounting Policies

Basis of presentation and use of estimates

The preparation of the consolidated financial statements is in conformity with accounting principles generally accepted in the United States of America (“US GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements. The Company believes accounting for advertising revenues, accounting for income taxes, assessment of impairment of long-lived assets, allowance for doubtful accounts, stock-based compensation, determination of the estimated useful lives of assets and foreign currency represent critical accounting policies that reflect the more significant judgments and estimates used in the preparation of its consolidated financial statements.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidation

The following table lists the major subsidiaries and the consolidated variable interest entity (“VIE”) of the Company as of December 31, 2008:

	Place of	Percentage of
	Incorporation	Ownership

China Online Housing (Hong Kong) Co., Ltd.	Hong Kong	100%
Shanghai SINA Leju Information Technology Co., Ltd.	PRC	100%
Beijing Yisheng Leju Information Service Co., Ltd.	PRC	VIE

The consolidated financial statements include the accounts of the Company, its subsidiaries and VIE for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”) requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns.

To comply with PRC laws and regulations, the Company provides substantially all its Internet content and advertising services in China via its VIE Beijing Leju. Beijing Leju was formed on February 13, 2008. Beijing Leju is an advertising agency that sells the advertisements for its real-estate and home furnishing channels. With a registered capital of $0.1 million, Beijing Leju has an approved business scope including agency and issuance of advertisement. Beijing Leju is wholly-owned by certain PRC employees of SINA. The capital for the VIE is funded by the Company and recorded as interest-free loans to these PRC employees. These loans were eliminated with the capital of the VIE during consolidation. Under various contractual agreements, employee shareholders of the VIE are required to transfer their ownership in the entity to the Company’s subsidiary in China when permitted by PRC laws and regulations or to designees of the Company at any time for the amount of loans outstanding. All voting rights of the VIE are assigned to the Company and the Company has the right to appoint all directors and senior management personnel of the VIE. The Company has also entered into exclusive technical service agreements with the VIE under which the Company provides technical and other services to the VIE in exchange for substantially all net income of the VIE. In addition, employee shareholders of the VIE have pledged their shares in the VIE as collateral for the non-payment of loans or for the fees for technical and other services due to the Company. As of December 31, 2008, the total amount of interest-free loans to these PRC employees was $0.1 million and the accumulated losses of the VIE were approximately $0.5 million, which have been included in the consolidated financial statements.

Cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2008, cash and cash equivalents were comprised primarily of bank deposits.

Allowances for doubtful accounts

The Company maintains an allowance for doubtful accounts which reflects its best estimate of amounts that potentially will not be collected. The allowance for doubtful accounts of COHT was based on a historical, rolling average, bad debt rate of itself and its predecessor which is SINA’s Real Estate Channel Operations and other factors such as credit-worthiness and age of receivable balances particular to real estate industry customers. The Company also provides specific provisions for bad debts when facts and circumstances indicate that the receivable is unlikely to be collected. If the financial

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, more bad debt allowance may be required.

Long-lived assets

Property and equipment.  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally from three to four years for computers and equipment and five years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining lease term. Depreciation expenses were $0.4 million for the nine months ended December 31, 2008.

Intangible asset.  Intangible asset consists of a 10-year, exclusive licensing of the CRIC database, which was recognized at fair value upon the capital contribution and amortized on a straight-line basis over the life of the license. CRIC database contains detailed information and transaction data on China’s real estate sector including land and residential, office and commercial buildings in 30 major cities in China. The CRIC database system currently has a customer base of over 1,500 real estate developers in China.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” long-lived assets and certain identifiable intangible asset to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets and certain identifiable intangible asset that management expects to hold and use is based on the amount by which the carrying value exceeds the fair value of the asset.

Revenue recognition

Revenues are derived principally from online advertising, sponsorship arrangements and, to a lesser extent, hosting arrangements. Online advertising arrangements allow advertisers to place advertisements on particular areas of the Company’s websites, in particular formats and over particular periods of time. Advertising revenues from online advertising arrangements are recognized ratably over the contract period of display when collectability is reasonably assured. Sponsorship arrangements allow advertisers to sponsor a particular area on its websites in exchange for a fixed payment over the contract period. Advertising revenues from sponsorship are recognized ratably over the contract period. Advertising revenues derived from the design, coordination and integration of online advertising and sponsorship arrangements to be placed on the Company’s websites are recognized ratably over the term of such programs. Revenues for advertising services are recognized net of agency rebates. The Company also generates advertising revenues from outsourcing certain regional sites for a fixed length of time to local hosting partners, who are responsible for both websites operating and related advertising sales. Advertising revenues from hosted websites are recognized ratably over the fixed term of the contract.

In accordance with Emerging Issues Task Force (“EITF”) No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” advertising arrangements consideration is allocated to the multiple deliverables in the arrangement based on their relative fair values for revenue recognition purpose. The Company recognizes revenue on the elements delivered and defers the recognition of revenue for the fair value of the undelivered elements until the remaining obligations have been satisfied. Deferred revenue primarily comprises contractual billings in excess of recognized revenue and payments received in advance of revenue recognition.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pursuant to EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement,” the Company presents taxes assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction on a gross basis in the consolidated financial statements. These taxes include business taxes, surcharges and cultural business construction fees. The total amount of such taxes for the nine months ended December 31, 2008 were $1.6 million. The Company contracts with real estate industry customers and sells advertising spaces on both real estate channels and other channels of SINA. In accordance with EITF No. 99-19, “Reporting Revenues Gross as a Principal Versus Net as an Agent,” the Company reports its revenue on a gross basis because most of the gross indicators are met, such as the Company is considered the primary obligor in the arrangement, bears general inventory risk, and takes on the credit risk.

Costs of revenues

Costs of revenues consist of costs associated with the production of websites, which includes fees paid to third parties for Internet connection, content and services, personnel related costs, amortization of intangible asset and equipment depreciation associated with the website production. Costs of revenues also include business taxes, surcharges and cultural business construction fees levied on advertising sales in China, which are approximately 8.5% of the advertising revenues in China, as well as fees paid to SINA for advertising inventory on non-real estate channels.

Stock-based compensation

The Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Under the fair value recognition provisions of this statement, all stock-based awards to employees and directors, including stock options, are measured at the grant date based on the fair value of the awards. Stock-based compensation, net of forfeitures, is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. The determination of fair value of stock-based payment awards on the date of grant using an option pricing model is affected by assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the expected term of the awards, projected employee stock option exercise behavior, a risk-free interest rate and any expected dividends. Options granted generally vest over four years. Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

See Note 9 Shareholder’s Equity for further discussion on stock-based compensation.

Operating leases

The Company leases office space under operating lease agreements with lease periods of up to three years. Rental expense is recognized from the date of initial possession of the leased property on a straight-line basis over the term of the lease. Certain lease agreements contain rent holidays, which are recognized on a straight-line basis over the relevant lease term. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease term.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income taxes

Income taxes are accounted for using the asset and liability approach. Under this approach, income tax expense is recognized for the amount of taxes payable or refundable for the current year. In addition, deferred tax assets and liabilities are recognized for expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards.

Valuation allowances are provided against deferred tax assets when the Company determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Company considered factors including (i) future reversals of existing taxable temporary differences; (ii) future taxable income exclusive of reversing temporary differences and carryforwards; and (iii) tax planning strategies.

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. For the nine months ended December 31, 2008, the Company did not have any significant liabilities nor any interest or penalties associated with unrecognized tax benefit. As of December 31, 2008, the Company did not have any significant unrecognized uncertain tax positions.

In accordance with APB Opinion No. 23, “Accounting for Income Taxes — Special Area,” all undistributed earnings are presumed to be transferred to the parent company and are subject to withholding taxes unless a parent company has evidence of specific plans for reinvestment of undistributed earnings of a subsidiary which demonstrate that remittance of the earnings will be postponed indefinitely. The current policy approved by the Company’s Board allows the Company to distribute PRC earnings offshore only if the Company does not have to pay a dividend tax. Such policy requires the Company to reinvest all earnings made since April 1, 2008 onshore indefinitely or be subject to a significant withholding tax should its policy change to allow for earnings distribution offshore.

Foreign currency

The Company’s reporting currency and functional currency are the U.S. dollar. The Company’s operations in China use Chinese renminbi as the functional currency. The financial statements of the Company’s subsidiary and VIE in China were translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange in the period for revenues and expenses.

Translation gains and losses are recorded in accumulated other comprehensive income or loss as a component of shareholder’s equity. Net gains and losses resulting from foreign exchange transactions are included in interest income and other income/expenses. Foreign currency translation adjustments to the Company’s comprehensive income and net foreign currency transaction gain/loss were not material for the period presented.

Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

owners and distributions to owners. Comprehensive income for the period presented includes net income and foreign currency translation adjustments.

Recent accounting pronouncements

In December 2008, the FASB issued FASB Staff Position (“FSP”) No. 140-4 and FIN 46R-8 (“FSP 140-4 and FIN 46R-8”), “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” FSP 140-4 and FIN 46R-8 require additional disclosures about transfers of financial assets and involvement with variable interest entities. The requirements apply to transferors, sponsors, servicers, primary beneficiaries and holders of significant variable interests in a variable interest entity or qualifying special purpose entity. Disclosures required by FSP 140-4 and FIN 46R-8 are effective for fiscal years beginning after December 15, 2008. Because FSP 140-4 and FIN 46R-8 only require additional disclosures, the adoption will not impact the Company’s consolidated financial position, cash flows or results of operations.

In April 2008, the FASB issued FASB Staff Position No. FAS 142-3 “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”), which amends the factors to be considered in determining the useful life of intangible assets. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This statement is effective for fiscal years beginning after December 15, 2008. FSP 142-3 is effective for intangible assets acquired after December 15, 2008 and early application is prohibited. The impact of the adoption of FSP 142-3 on the Company’s consolidated financial position and results of operations will be largely dependent on the size and nature of the intangible assets acquired after the adoption of this statement.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS 141R”). SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of the adoption of SFAS 141R on the Company’s consolidated financial position and results of operations will be largely dependent on the size and nature of the business combinations completed after the adoption of this statement.

In December 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin 110 (“SAB 110”). Under SAB 110, the Staff will continue to allow companies to use the simplified method for estimating the expected terms of “plain vanilla” share options beyond December 31, 2007, assuming certain circumstances are met. The adoption of SAB 110 did not have a material impact on the Company’s consolidated financial position, cash flows and results of operations.

In December 2007, the FASB issued SFAS No. 160. “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. The adoption of SFAS 160 will not have a material impact on the Company’s consolidated financial position, cash flows and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). Under SFAS 159, companies may elect to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for the Company beginning fiscal 2008. The adoption of SFAS 159 did not have a material impact on the Company’s consolidated financial position, cash flows and results of operations.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. However, on February 12, 2008, the FASB issued FASB Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP FAS 157-2 partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The Company adopted SFAS 157 in 2008, except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-2. The partial adoption of SFAS 157 in 2008 did not have a material impact on the Company’s consolidated financial position, cash flows and results of operations. The Company is still evaluating the impact of the remaining SFAS 157 on its consolidated financial position, cash flows and results of operations.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepting Accounting Principles — A Replacement of FASB Statement No. 162 (“SFAS 168”) which established the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP which was launched on July 1, 2009. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered nonauthoritative. The Codification is effective for interim and annual periods ending after September 15, 2009 and will not have an impact on the Company’s financial condition or results of operations for the period presented. The Company is currently evaluating the impact to its financial reporting process of providing Codification references in its future filings.

3.	Intangible Asset

Intangible asset consists of the 10-year exclusive licensing of the CRIC database for business to consumer usage, and is amortized on a straight-line basis over the life of the license.

	For the Nine Months Ended December 31, 2008
		Accumulated
	Cost	Amortization	Net
	(In thousands)

CRIC database	$3,541	$(266)	$3,275

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2008, estimated amortization expense for future periods are expected to be as follows:

Fiscal Year	(In thousands)

2009	$354
2010	354
2011	354
2012	354
2013	354
Thereafter	1,505

Total expected amortization expenses	$3,275

4.	Balance Sheet Components

December 31, 2008
(In thousands)

Accounts receivable, net:
Accounts receivable	$12,916
Allowance for doubtful accounts:
Assumed from the Real Estate Channel Operations	(248)
Provision charged to expenses	(1,170)
Write-off, net of recoveries	4

Balance at end of the period	(1,414)

$11,502

Property and equipment, net:
Computers and equipment	$1,184
Leasehold improvements	313
Furniture and fixtures	458

1,955
Less: Accumulated depreciation and amortization	(350)

$1,605

Accrued liabilities:
Accrued compensation and benefits	$505
Sales commission	277
Business taxes payable	515
Sales rebates	1,114
Marketing expenses	406
Others	653

$3,470

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Related Party Transactions

SINA signed an agency agreement with COHT, under which COHT would be the sole advertising agent for SINA’s other channels sold to real estate customers for three years starting from April 1, 2008. Additionally, COHT guarantees a certain amount of advertising revenue placed on SINA’s non-real estate channels from real estate customers during the agreement period. For the nine months ended December 31, 2008, the guaranteed advertising revenue placed on SINA’s non-real estate channels was $15.2 million. During the nine months ended December 31, 2008, SINA purchased $1.0 million of advertising inventory from COHT. As of December 31, 2008, net amounts payable to SINA was $9.6 million, which is unsecured, non-interest bearing and repayable on demand.

6.	Income Taxes

The Company is registered in the Cayman Islands and has operations in the PRC and Hong Kong. The Company generated substantially all of its net income from its PRC operations for the nine months ended December 31, 2008 and the Company has recorded income tax provisions for the nine months period. The effective tax rate for the Company was as follows:

Nine Months Ended
December 31, 2008
(In thousands, except
percentage)

Income before taxes relates to China operations	$3,306
Income tax expenses	$1,181
Effective tax rate	36%

Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to tax on income or capital gain. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The operations in Hong Kong have incurred net accumulated operating losses for income tax purposes. The Company believes that it is more likely than not that the net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses of its Hong Kong subsidiary as of December 31, 2008.

China

Effective January 1, 2008, the new Enterprise Income Tax Law (the “EIT Law”) in China unifies the enterprise income tax rate for VIEs and Foreign-Invested Enterprise (“FIE”)’s at 25%. The Company’s subsidiary and VIE in China were established in 2008 and are subject to enterprise income tax rate of 25%. There were no favorable income tax benefits enjoyed by the Company’s subsidiary and VIE during 2008. In February 2009, Shanghai SINA Leju Information Technology Co., Ltd. (“SHLJ”), the Company’s subsidiary in China, was granted software enterprise status, which qualifies the subsidiary to be exempted from income taxes for 2009, followed by a 50% reduction in income tax rate from 2010 through 2012.

The EIT Law also provides that an enterprise established under the laws of foreign countries or regions but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% on its

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

global income. The Implementing Rules of the EIT Law merely defines the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its operations outside of the PRC should be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, should COHT be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC tax on its worldwide income at a uniform tax rate of 25% retroactive to April 1, 2008.

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by an FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the previous Income Tax Law (Previous IT Law). The Cayman Islands, where the Company was incorporated, does not have such a tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a foreign-invested enterprise in China to its direct holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The Company’s FIE in China are invested and held by a Hong Kong registered entity. In accordance with APB Opinion No. 23, “Accounting for Income Taxes — Special Area,” all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. The current policy approved by the Company’s Board allows the Company to distribute PRC earnings offshore only if the Company does not have to pay a dividend tax. Such policy may require the Company to reinvest all earnings made since 2008 onshore indefinitely or be subject to a significant withholding tax should its policy change to allow for earnings distribution offshore. If the Company was to distribute its FIE’s 2008 earnings, the Company would be subject to a withholding tax expense of approximately $0.1 million.

The Company’s VIE is wholly-owned by SINA’s employees and controlled by the Company through various contractual agreements. To the extent that the VIE has undistributed earnings, the Company has to pay taxes on behalf of the employees when dividends are distributed from the VIE in the future. Such withholding individual income tax rate is 20%.

Composition of income tax expenses for China operations

The following table sets forth current and deferred portion of income tax expenses of the Company’s China subsidiary and VIE:

Nine Months Ended
December 31, 2008
(In thousands)

Current tax provision	$1,068
Deferred tax provision	113

Income tax expenses	$1,181

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of the differences between statutory tax rate and the effective tax rate for China operations

The following table sets forth a reconciliation between the statutory EIT rate and the effective tax rate for China operations:

Nine Months Ended
December 31, 2008

Statutory EIT rate	25%
Permanent differences	2%
Change in valuation allowance	9%

Effective tax rate for China operations	36%

The following table sets forth the significant components of deferred tax assets for China operations:

December 31, 2008
(In thousands)

Deferred tax assets
Allowances for doubtful accounts	$291
Less: valuation allowance	(291)

Net deferred tax assets	$—

Valuation allowances are provided against deferred tax assets when the Company determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Company considered factors including (i) future reversals of existing taxable temporary differences; (ii) future taxable income exclusive of reversing temporary differences and carryforwards; and (iii) tax planning strategies.

The following table sets forth the significant components of deferred tax liabilities for China operations:

December 31, 2008
(In thousands)

Deferred tax liabilities
Depreciation	$19
Accruals and other liabilities	94

Total deferred tax liabilities	$113

7.	Employee Benefit Plans

China Contribution Plan

The Company’s subsidiary and VIE in China participate in a government-mandated, multi-employer, defined contribution plan pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. Chinese labor regulations require the Company’s subsidiary and VIE to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution. During the nine months ended December 31, 2008, the Company contributed a total of $0.7 million to these funds.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Profit Appropriation

The Company’s subsidiary and VIE in China are required to make appropriations to certain non-distributable reserve funds. In accordance with the laws applicable to China’s FIEs, the Company’s subsidiary has to make appropriations from its after-tax profit (as determined under PRC GAAP) to non-distributable reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. General reserve fund is at least 10% of the after-tax profits calculated in accordance with the PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. The appropriation of the other two reserve funds is at the Company’s discretion. At the same time, the Company’s VIE, in accordance with the China Company Laws, must make appropriations from its after-tax profit (as determined under PRC GAAP) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. Statutory surplus fund is at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriation to discretionary surplus fund is made at the discretion of the Company.

General reserve fund and statutory surplus fund are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of December 31, 2008, the Company is subject to a maximum appropriation of $0.3 million to these non-distributable reserve funds.

9.	Shareholder’s Equity

In September 2008, COHT adopted the 2008 Share Incentive Plan (the “2008 COHT Plan”). The 2008 COHT Plan permits the granting of stock options, share appreciation rights, restricted share units and restricted shares of COHT to employees, directors and consultants. Options with a fair value of $534,000 were granted during 2008. Stock compensation expenses related to the grant are amortized over four years on a straight-line basis, with $42,000 expensed in 2008.

Compensation Costs

Stock-based compensation expenses recognized in the Company’s Consolidated Statement of Operations were as follows:

Nine Months Ended
December 31, 2008
(In thousands)

Costs of revenues	$4
Sales and marketing	9
Product development	5
General and administrative	24

As of December 31, 2008, there was $0.5 million of unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock-based awards granted to the Company’s employees which will be recognized over a weighted-average period of 3.7 years. Total unrecognized compensation cost may be adjusted for future changes in estimated forfeitures.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Valuation of Stock Options

The assumptions used to value the Company’s stock option grants were as follows:

Nine Months Ended
December 31, 2008

Stock options:
Expected term (in years)	4.1
Expected volatility	45%
Risk-free interest rate	2.7%
Expected dividend yield	0

Expected term represents the weighted average period of time that stock-based awards granted are expected to be outstanding giving consideration to historical exercise patterns. The simplified method was used for the nine months ended December 31, 2008 due to a lack of exercise history. Expected volatilities are based on historical volatilities of SINA’s ordinary shares over the respective expected term of the stock-based awards. Risk-free interest rate is based on US Treasury zero-coupon issues with maturity terms similar to the expected term on the stock-based awards. The Company does not anticipate paying any cash dividends in the foreseeable future.

The following table sets forth the summary of the number of shares available for issuance:

Shares Available
(In thousands)

Authorization	3,750
Granted	(2,161)

December 31, 2008	1,589

Summary of Stock Options

The following table sets forth the summary of option activities under the Company’ stock option program:

			Weighted Average
	Options	Weighted Average	Remaining	Aggregate
	Outstanding	Exercise Price	Contractual Life	Intrinsic Value
	(In thousands)		(In years)

Granted	2,161	$0.64

December 31, 2008	2,161	$0.64	5.7	$	n/a

Vested and expected to vest as of December 31, 2008	2,161	$0.64	5.7	$	n/a
Exercisable as of December 31, 2008	—	—	—	$	n/a

The weighted average estimated fair value of options granted during 2008 was $0.25.

10.	Financial Instruments

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. In addition, with the majority of its

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operations in China, the Company is subject to RMB currency risk and offshore remittance risk, neither of which the Company has any way of hedging.

The Company limits its exposure to credit loss by depositing its cash and cash equivalents with financial institutions in the PRC and Hong Kong that management believes are of high credit quality.

The Company has approximately $5.6 million in cash and bank deposits with a large domestic bank in China, which constitute about 58% of its total cash and cash equivalent as of December 31, 2008. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go bankrupt. In addition, since China’s concession to gain entry into the World Trade Organization, foreign banks have been gradually permitted to operate in China and have become serious competitors to Chinese banks in many aspects, especially since the opening of RMB business to foreign banks in late 2006. Therefore, the risk of bankruptcy of the Chinese banks in which the Company holds cash and deposits has increased. In the event that a Chinese bank that holds the Company’s deposits goes bankrupt, the Company is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor to the bank under PRC laws.

Accounts receivable consist primarily of amounts due from advertising agencies and were derived from the Company’s operations in the PRC. The majority of the Company’s advertising revenues were derived from advertising agencies. Customer A, Customer B and Customer C accounted for approximately 30%, 28% and 19%, respectively, of the Company’s advertising revenues for the nine months ended December 31, 2008. Receivables from Customer A, Customer B and Customer C accounted for approximately 26%, 26% and 33%, respectively, of the Company’s accounts receivable as of December 31, 2008.

The majority of the Company’s revenues derived and expenses incurred were in Chinese renminbi as of December 31, 2008. The Company’s cash and cash equivalents balance denominated in Chinese renminbi was approximately $5.5 million, which accounted for approximately 58% of its total cash and cash equivalents balance as of December 31, 2008. The Company’s accounts receivable balance was all denominated in Chinese renminbi. Also, the majority of the Company’s current liabilities balance was denominated in Chinese renminbi. Accordingly, the Company may experience economic losses and negative impact on earnings and equity as a result of exchange rate fluctuations in the currency of the PRC. Moreover, the Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The Company may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency.

11.	Commitments and Contingencies

Operating lease commitments include the commitments under lease agreements for the Company’s office premises. The Company leases office facilities under non-cancelable operating leases with various expiration dates through 2010. For the nine months ended December 31, 2008, rental expenses were $0.6 million. Based on the current rental lease agreements, future minimum rental payments required as of December 31, 2008 were as follows:

		Less than	One to	Three to	More than
	Total	One Year	Three Years	Five Years	Five Years
	(In thousands)

Operating lease commitments	$813	$634	$179	$—	$—

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Purchase commitments mainly include minimum commitments for Internet connection fees associated with websites production and marketing activities. Purchase commitments as of December 31, 2008 were as follows:

		Less than	One to	Three to	More than
	Total	One Year	Three Years	Five Years	Five Years
	(In thousands)

Purchase commitments	$189	$163	$26	$—	$—

There are uncertainties regarding the legal basis of the Company’s ability to operate an Internet business in China. Although the country has implemented a wide range of market-oriented economic reforms, the information and media industries remain highly regulated. Not only are such restrictions currently in place, but in addition regulations are unclear as to in which specific segments of these industries companies with foreign investors, including the Company, may operate. Therefore, the Company might be required to limit the scope of its operations in China, and this could have a material adverse effect on its financial position, results of operations and cash flows.

12.	Subsequent Event

(a) July 29, 2009

On July 23, 2009, China Real Estate Information Corporation (“CRIC”) and SINA entered into a share purchase agreement pursuant to which CRIC agreed to acquire SINA’s 66% equity interest in COHT through issuing its ordinary shares to SINA upon and conditioned on the completion of the initial public offering of CRIC. CRIC and SINA have agreed to enter into a shareholders agreement, a registration rights agreement, an advertising agency agreement, a domain name license agreement, a trademark license agreement, and a software license agreement prior to, and effective upon, the completion of this offering.

(b) September 2, 2009

On September 2, 2009, the Company and SINA entered into an amended and restated advertising agency agreement, a domain name and content license agreement, a trademark license agreement and a software license and support services agreement, which will be effective upon the completion of this offering.

Amended and Restated Advertising Agency Agreement

Under this amended and restated advertising agency agreement, which will become effective upon the completion of this offering, the Company will continue to operate SINA’s existing real estate and home furnishing channels and will develop a new real estate-related channel on sina.com.cn, and will have the exclusive right to sell advertising relating to real estate, home furnishing and construction materials on these three channels as well as SINA’s other websites. If the Company sells advertising on SINA’s websites other than the three channels, it will pay SINA fees of approximately 15% of the revenues generated from these sales, subject to certain limitations on the amount of advertising that may be sold by the Company and fees payable by the Company to SINA based on the amount of advertising sold. In addition, The Company authorizes SINA as its exclusive agent to sell non-real estate-related advertising on its directly operated website and channels. The Company is entitled to receive 85% of the revenues generated from these sales. The initial term of the new advertising agency agreement is ten years.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Domain Name and Content License Agreement

Under the domain name and content license agreement, which will become effective upon the completion of this offering, an affiliate of SINA will grant to the Company an exclusive license to use its three domain names, i.e., house.sina.com.cn, jiaju.sina.com.cn and construction.sina.com.cn, in connection with the Company’s real estate Internet operations in China. In addition, the licensor also will grant to the Company an exclusive license to use all contents whose copyrights are owned by the licensor or owned by a third party provider but is sub-licensable by the licensor without requiring payment of any additional fees and without violating the terms of any agreement with such third party provider, in connection with websites associated with the three domain names licensed to the Company. For other operating contents, the Company is required to enter into an agreement with the owner independently and be responsible for the costs associated with procuring the contents. The licenses are for an initial term of ten years and free of any fees.

Trademark License Agreement

Under the trademark license agreement, which will become effective upon the completion of this offering, an affiliate of SINA will grant to the Company a non-exclusive license to use three SINA trademarks and an exclusive license to use two SINA Leju trademarks in connection with the Company’s real estate Internet operations in China through websites located at www.leju.com and the channels located at house.sina.com.cn, jiaju.sina.com.cn and construction.sina.com.cn. The licenses are for an initial term of ten years and free of any fees.

Software License and Support Services Agreement

Under the software license and support services agreement, which will become effective upon the completion of this offering, an affiliate of SINA will grant to the Company a non-exclusive license to use (i) the proprietary software used for, among other things, internet content publishing, advertising publishing, sales management, procurement reimbursement, financial management and flow statistics, (ii) certain current software products and interfaces necessary to facilitate the Company’s use of the current software products, (iii) the databases and compilations, (iv) certain improvements to the licensed software and (v) related documentation and hardware, in connection with the Company’s real estate Internet operations in China. The licensor will also provide to the Company infrastructure necessary to operate its websites and facilitate its use of the licensed software. In addition, the licensor will also provide the Company during the term all support services, including routine maintenance, technical support and hardware support.

The licenses are for an initial term of ten years and free of any fees (subject to certain exceptions). However, to the extent that there are any reasonable, incremental costs for use of the licensed software or the infrastructure, or provision of the support services, due to a change in the business needs, the Company is required to reimburse the licensor for all such costs.

China Online Housing Technology Corporation

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009

Unaudited Interim Condensed Consolidated Balance Sheet as of June 30, 2009	F-90
Unaudited Interim Condensed Consolidated Statement of Operation for the Six Months Ended June 30, 2009	F-91
Unaudited Interim Condensed Consolidated Statement of Shareholder’s Equity for the Six Months Ended June 30, 2009	F-92
Unaudited Interim Condensed Consolidated Statement of Cash Flow for the Six Months Ended June 30, 2009	F-93
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-94

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2009
(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$9,331
Accounts receivable, net of allowances for doubtful accounts of $2,044	10,694
Prepaid expenses and other current assets	361

Total current assets	20,386
Property and equipment, net	1,348
Intangible asset, net	3,098
Other assets	33

Total assets	$24,865

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$17
Accrued liabilities	2,986
Income taxes payable	48
Deferred taxes liabilities	113
Deferred revenue	2,901
Amount due to a related party	7,141

Total current liabilities	13,206
Commitments and contingencies (Note 9)
Shareholder’s equity:
Ordinary share ($0.0002 par value): 250,000 shares authorized and 50,000 shares issued	10
Additional paid-in capital	8,644
Retained earnings	2,994
Accumulated other comprehensive income:
Cumulative translation adjustments	11

Total shareholder’s equity	11,659

Total liabilities and shareholder’s equity	$24,865

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Six Months Ended
June 30, 2009
(In thousands)

Revenues	$16,641
Costs of revenues (include fees paid to a related party for advertising inventory on non-real estate channels of $7,182)	10,041

Gross profit	6,600

Operating expenses:
Sales and marketing	3,385
Product development	615
General and administrative	1,423

Total operating expenses	5,423

Income from operations	1,177
Interest income and other income/expenses, net	(7)

Income before income taxes	1,170
Provision for income taxes	38

Net income	$1,208

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF
SHAREHOLDER’S EQUITY

					Accumulated	Total
	Ordinary Shares		Additional	Retained	Other Comprehensive	Shareholder’s
	Number	Amount	Paid-in Capital	Earnings	Income	Equity
	(In thousands)

Balances at December 31, 2008	50,000	$10	$8,573	$1,786	$9	$10,378
Comprehensive income:
Net income	—	—	—	1,208	—	1,208
Currency translation adjustments	—	—	—	—	2	2

Total comprehensive income						1,210

Stock-based compensation	—	—	71	—	—	71

Balances at June 30, 2009	50,000	$10	$8,644	$2,994	$11	$11,659

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

Six Months Ended
June 30, 2009
(In thousands)

Cash flows from operating activities:
Net income	$1,208
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for doubtful accounts	630
Depreciation	335
Amortization of intangible asset	177
Stock-based compensation	71
Gain on disposal of property and equipment	30
Changes in assets and liabilities:
Accounts receivable	182
Prepaid expenses and other current assets	(107)
Amount due to a related party	(2,470)
Accrued liabilities	(487)
Income taxes payable	(1,092)
Deferred revenue	1,430

Net cash used in operating activities	(93)

Cash flows from investing activities:
Purchases of property and equipment	(169)

Net cash used in investing activities	(169)

Effect of exchange rate change on cash and cash equivalents	4

Net increase in cash and cash equivalents	(258)
Cash and cash equivalents at the beginning of the period	9,589

Cash and cash equivalents at the end of the period	$9,331

Supplemental disclosures:
Cash paid for income taxes	$1,054

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Business

China Online Housing Technology Corporation (“COHT”, “we” or the “Company”) is an online real estate media platform in the PRC that provides information and updates related to the real estate industry and home furnishing in China. COHT is supported and invested by SINA Corporation (“SINA”), a leading Internet portal in China, and E-House (China) Holdings Limited (“E-House”), a leading real estate services company in China. Bringing together SINA’s longstanding brand recognition and market influence in online media and E-House’s comprehensive database of localized real estate information, COHT not only provides information and interactive services to online users, but also offers one of the largest online advertising platforms for real estate customers in China. COHT generates revenues primarily from online advertising.

2.	Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements reflect all normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods presented. Results for the six months ended June 30, 2009 are not necessarily indicative of the results expected for the full fiscal year or for any future period.

These financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements. The Company believes accounting for advertising revenues, accounting for income taxes, assessment of impairment of long-lived assets, allowance for doubtful accounts, stock-based compensation, determination of the estimated useful lives of assets and foreign currency represent critical accounting policies that reflect the more significant judgments and estimates used in the preparation of its unaudited interim condensed consolidated financial statements. The accounting policies used for the preparation of these financial statements for the six months ended June 30, 2009 are consistent with those set out in the Company’s Financial Statements for the nine months ended December 31, 2008 on Form F-1 of China Real Estate Information Corporation. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes included in the Company’s Financial Statements for the nine months ended December 31, 2008 on Form F-1 of China Real Estate Information Corporation.

The comparable financial statements of COHT for the period from January 1, 2008 to June 30, 2008 are not available on the same basis as those that are presented for the six months period ended June 30, 2009. The Company does not believe that the presentation of (1) a statement of revenue and direct expenses of SINA’s Real Estate Channel Operations for the three months period ended March 31, 2008 and (2) a complete income statement of COHT for the three months period ended June 30, 2008 would be meaningful given the differences in the basis of preparation.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Consolidation

The following table lists the major subsidiaries and the consolidated variable interest entity (“VIE”) of the Company as of June 30, 2009:

	Place of	Percentage of
	Incorporation	Ownership

China Online Housing (Hong Kong) Co., Ltd.	Hong Kong	100%
Shanghai SINA Leju Information Technology Co., Ltd. (“SHLJ”)	PRC	100%
Beijing Yisheng Leju Information Service Co., Ltd. (“Beijing Leju”)	PRC	VIE

The unaudited interim condensed consolidated financial statements include the accounts of the Company, its subsidiaries and variable interest entity (“VIE”) for which the Company is the primary beneficiary. Beijing Leju is an advertising agency that sells the advertisements for its real-estate and home furnishing channels. As of June 30, 2009, the accumulated losses of Beijing Leju were approximately $0.3 million, which have been included in the unaudited interim condensed consolidated financial statements. All significant intercompany accounts and transactions have been eliminated.

Revenue recognition

Pursuant to EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement,” the Company presents taxes assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction on a gross basis in the unaudited interim condensed consolidated financial statements. These taxes include business taxes, surcharges and cultural business construction fees. The total amount of such taxes for the six months ended June 30, 2009 was $0.9 million.

Recent accounting pronouncements

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 is a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”). SFAS 167 amends FIN 46(R) to require an analysis to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity. This statement requires an ongoing reassessment and eliminates the quantitative approach previously required for determining whether an entity is the primary beneficiary. SFAS 167 will be effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. The Company is currently evaluating the impact on the Company’s consolidated financial position, cash flows or results of operations of adopting this standard.

In May 2009, the FASB issued SFAS 165, “Subsequent Events”. SFAS 165 sets forth the period after the balance sheets date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheets date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheets date. SFAS 165 is effective for interim or annual periods ending after June 15, 2009. The Company has adopted the requirements of this pronouncement for the six months ended June 30, 2009. The adoption of SFAS 165 does not have an impact on the Company’s consolidated financial position, cash flows or results of operations.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”). FSP FAS 141(R)-1 amends and clarifies SFAS 141(R) to address application issues on initial recognition and

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. FSP FAS 141(R)-1 is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of FSP FAS 141(R)-1 does not have an impact on the Company’s consolidated financial position, cash flows or results of operations.

3.	Intangible Asset

Intangible asset consists of the 10-year exclusive licensing of the CRIC database for business to consumer usage, and is amortized on a straight-line basis over the life of the license.

	For the Six Months Ended
	June 30, 2009
		Accumulated
	Cost	Amortization	Net
		(In thousands)

CRIC database	$3,541	$(443)	$3,098

As of June 30, 2009, estimated amortization expense for future periods are expected to be as follows:

Fiscal Year	(In thousands)

2009	$177
2010	354
2011	354
2012	354
2013	354
Thereafter	1,505

Total expected amortization expenses	$3,098

4.	Balance Sheet Components

June 30, 2009
(In thousands)

Accounts receivable, net:
Accounts receivable	$12,738
Allowance for doubtful accounts:
Balance at the beginning of the period	(1,414)
Provision charged to expenses	(630)

Balance at end of the period	(2,044)

$10,694

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009
(In thousands)

Property and equipment, net:
Computers and equipment	$1,263
Leasehold improvements	291
Furniture and fixtures	471

2,025
Less: Accumulated depreciation and amortization	(677)

$1,348

Accrued liabilities:
Accrued compensation and benefits	$276
Sales commission	380
Business taxes payable	413
Sales rebates	1,188
Marketing expenses	151
Others	578

$2,986

5.	Related Party Transactions

SINA signed an agency agreement with COHT, under which COHT would be the sole advertising agency for SINA’s other channels sold to real estate customers for three years starting from April 1, 2008. Additionally, COHT guarantees a certain amount of advertising revenue placed on SINA’s non-real estate channels from real estate customers during the agreement period. For the six months ended June 30, 2009, the guaranteed advertising revenue placed on SINA’s non-real estate channels was $7.2 million. As of June 30, 2009, net amounts payable to SINA was $7.1 million.

6.	Income Taxes

The Company is registered in the Cayman Islands and has operations in the PRC and Hong Kong. The Company generated substantially all of its net income from its PRC operations for the six months ended June 30, 2009 and the Company has recorded income tax provisions for the six months period. The effective tax rate for the Company was as follows:

Six Months Ended
June 30, 2009
(In thousands,
except percentage)

Income before taxes relates to China operations	$1,416
Income tax expenses	$(38)
Effective tax rate	−3%

Effective January 1, 2008, the new Enterprise Income Tax Law (the “EIT Law”) in China unifies the enterprise income tax rate for VIEs and Foreign-Invested Enterprise (“FIE”)’s at 25%. The Company’s subsidiary and VIE in China were established in 2008 and are subject to enterprise income tax rate of 25%. In February 2009, , the Company’s subsidiary in China, SHLJ, was granted software enterprise status, which qualifies the subsidiary to be exempted from income taxes for 2009, followed by a 50% reduction in income tax rate from 2010 through 2012.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

During the six months ended June 30, 2009, SHLJ obtained an approval from local tax bureau for additional deduction of certain research and development expenses in its 2008 income tax return. The Company wrote back related income tax expenses of approximately $88,000 in the six months ended June 30, 2009. Excluding the write back of $88,000, effective tax rate was 4% for the six months ended June 30, 2009. Lower effective tax rate as compared to the statutory tax rate was due to the tax holiday enjoyed by SHLJ.

The EIT Law also provides that an enterprise established under the laws of foreign countries or regions but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% on its global income. The Implementing Rules of the EIT Law merely defines the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its operations outside of the PRC should be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, should COHT be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC tax on its worldwide income at a uniform tax rate of 25% retroactive to April 1, 2008.

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by an FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the previous Income Tax Law (Previous IT Law). The Cayman Islands, where the Company were incorporated, does not have such a tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a foreign-invested enterprise in China to its direct holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The Company’s FIE in China are invested and held by a Hong Kong registered entity. In accordance with APB Opinion No. 23, “Accounting for Income Taxes — Special Area,” all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. The current policy approved by the Company’s Board allows the Company to distribute PRC earnings offshore only if the Company does not have to pay a dividend tax. Such policy may require the Company to reinvest all earnings made since 2008 onshore indefinitely or be subject to a significant withholding tax should its policy change to allow for earnings distribution offshore. If the Company were to distribute its FIE earnings since 2008, the Company would be subject to a withholding tax expense of approximately $0.2 million.

7.	Shareholder’s Equity

In September 2008, COHT adopted the 2008 Share Incentive Plan (the “2008 COHT Plan”). The 2008 COHT Plan permits the granting of stock options, share appreciation rights, restricted share units and restricted shares of COHT to employees, directors and consultants. Options with a fair value of $514,000 were granted during the six months ended June 30, 2009. Stock compensation expenses related to the grant are amortized over four years on a straight-line basis.

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Compensation Costs

Stock-based compensation expenses recognized in the Company’s unaudited interim condensed consolidated statement of operations were as follows:

Six Months Ended
June 30, 2009
(In thousands)

Costs of revenues	$8
Sales and marketing	17
Product development	7
General and administrative	39

As of June 30, 2009, there was $0.8 million of unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock-based awards granted to the Company’s employees which will be recognized over a weighted-average period of 3.5 years. Total unrecognized compensation cost may be adjusted for future changes in estimated forfeitures.

Valuation of Stock Options

The assumptions used to value the Company’s stock option granted in the six months ended June 30, 2009 were as follows:

Stock options:
Expected term (in years)	4.1
Expected volatility	59%
Risk-free interest rate	1.8%
Expected dividend yield	0

Expected term represents the weighted average period of time that stock-based awards granted are expected to be outstanding giving consideration to historical exercise patterns. The simplified method was used for the six months ended June 30, 2009 due to a lack of exercise history. Expected volatilities are based on historical volatilities of SINA’s ordinary shares over the respective expected term of the stock-based awards. Risk-free interest rate is based on US Treasury zero-coupon issues with maturity terms similar to the expected term on the stock-based awards. The Company does not anticipate paying any cash dividends in the foreseeable future.

The following table set forth the summary of the number of shares available for issuance:

Shares Available
(In thousands)

December 31, 2008	1,589
Cancelled	164
Granted	(1,695)

June 30, 2009	58

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Summary of Stock Options

The following table sets forth the summary of option activities under the Company’ stock option program:

			Weighted Average
	Options	Weighted Average	Remaining	Aggregate
	Outstanding	Exercise Price	Contractual Life	Intrinsic Value
	(In thousands)		(In years)

December 31, 2008	2,161	$0.64	5.7
Cancelled	(164)
Granted	1,695

June 30, 2009	3,692	$0.64	5.5	$	n/a

Vested and expected to vest as of June 30, 2009	3,273	$0.64	5.5	$	n/a
Exercisable as of June 30, 2009	—	—	—	$	n/a

The weighted average estimated fair value of options granted during 2009 was $0.30.

8.	Financial Instruments

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. In addition, with the majority of its operations in China, the Company is subject to RMB currency risk and offshore remittance risk, neither of which the Company has any way off to hedge.

The Company limits its exposure to credit loss by depositing its cash and cash equivalents with financial institutions in the PRC and Hong Kong that management believes are of high credit quality.

The Company has approximately $7.4 million in cash and bank deposits with a large domestic bank in China, which constitute about 79% of its total cash and cash equivalent as of June 30, 2009. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go bankrupt. In addition, since China’s concession to gain entry into the World Trade Organization, foreign banks have been gradually permitted to operate in China and have become serious competitors to Chinese banks in many aspects, especially since the opening of RMB business to foreign banks in late 2006. Therefore, the risk of bankruptcy of Chinese banks in which the Company holds cash and deposits has increased. In the event that a Chinese bank that holds the Company’s deposits goes bankrupt, the Company is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor to the bank under PRC laws.

Accounts receivable consist primarily of amounts due from advertising agencies and were derived from the Company’s operations in the PRC. The majority of the Company’s advertising revenues were derived from advertising agencies. Customer A, Customer B and Customer C accounted for approximately 25%, 22% and 21%, respectively, of the Company’s advertising revenues for the six months ended June 30, 2009. Receivables from Customer A, Customer B and Customer C accounted for approximately 25%, 30% and 20%, respectively, of the Company’s accounts receivable as of June 30, 2009.

The majority of the Company’s revenues derived and expenses incurred were in Chinese renminbi as of June 30, 2009. The Company’s cash and cash equivalents balance denominated in Chinese

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

renminbi was approximately $6.1 million, which accounted for approximately 66% of its total cash and cash equivalents balance as of June 30, 2009. The Company’s accounts receivable balance was all denominated in Chinese renminbi. Also, the majority of the Company’s current liabilities balance was denominated in Chinese renminbi. Accordingly, the Company may experience economic losses and negative impacts on earnings and equity as a result of exchange rate fluctuations in the currency of the PRC. Moreover, the Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The Company may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency.

9.	Commitments and Contingencies

Operating lease commitments include the commitments under lease agreements for the Company’s office premises. The Company leases office facilities under non-cancelable operating leases with various expiration dates through 2010. For the six months ended June 30, 2009, rental expenses were $0.4 million. Based on the current rental lease agreements, future minimum rental payments required as of June 30, 2009 were as follows:

		Less than	One to	Three to	More than
	Total	One Year	Three Years	Five Years	Five Years
	(In thousands)

Operating lease commitments	$985	$623	$232	$130	$—

Purchase commitments mainly include minimum commitments for Internet connection fees associated with websites production and marketing activities. Purchase commitments as of June 30, 2009 were as follows:

		Less than	One to	Three to	More than
	Total	One Year	Three Years	Five Years	Five Years
	(In thousands)

Purchase commitments	$844	$831	$13	$—	$—

There are uncertainties regarding the legal basis of the Company’s ability to operate an Internet business in China. Although the country has implemented a wide range of market-oriented economic reforms, the information and media industries remain highly regulated. Not only are such restrictions currently in place, but in addition regulations are unclear as to in which specific segments of these industries companies with foreign investors, including the Company, may operate. Therefore, the Company might be required to limit the scope of its operations in China, and this could have a material adverse effect on its financial position, results of operations and cash flows.

10.	Subsequent Event

The Company has performed an evaluation of subsequent events through September 29, 2009, which is the date the unaudited interim condensed consolidated financial statements were issued. In July 2009, China Real Estate Information Corporation (“CRIC”) and SINA entered into a share purchase agreement pursuant to which CRIC agreed to acquire SINA’s entire interest in COHT in exchange for issuing ordinary shares of CRIC to SINA upon and conditioned on the completion of the initial public offering of CRIC. On September 2, 2009, the Company and SINA entered into an amended and restated advertising agency agreement, a domain name and content license agreement, a trademark license agreement and a software license and support services agreement, which will be effective upon the completion of this offering.

Amended and Restated Advertising Agency Agreement

Under this amended and restated advertising agency agreement, which will become effective upon the completion of this offering, the Company will continue to operate SINA’s existing real estate and

CHINA ONLINE HOUSING TECHNOLOGY CORPORATION

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

home furnishing channels and will develop a new real estate-related channel on sina.com.cn, and will have the exclusive right to sell advertising relating to real estate, home furnishing and construction materials on these three channels as well as SINA’s other websites. If the Company sells advertising on SINA’s websites other than the three channels, it will pay SINA fees of approximately 15% of the revenues generated from these sales, subject to certain limitations on the amount of advertising that may be sold by the Company and fees payable by the Company to SINA based on the amount of advertising sold. In addition, The Company authorizes SINA as its exclusive agent to sell non-real estate-related advertising on its directly operated website and channels. The Company is entitled to receive 85% of the revenues generated from these sales. The initial term of the new advertising agency agreement is ten years.

Domain Name and Content License Agreement

Under the domain name and content license agreement, which will become effective upon the completion of this offering, an affiliate of SINA will grant to the Company an exclusive license to use its three domain names, i.e., house.sina.com.cn, jiaju.sina.com.cn and construction.sina.com.cn, in connection with the Company’s real estate Internet operations in China. In addition, the licensor also will grant to the Company an exclusive license to use all contents whose copyrights are owned by the licensor or owned by a third party provider but is sub-licensable by the licensor without requiring payment of any additional fees and without violating the terms of any agreement with such third party provider, in connection with websites associated with the three domain names licensed to the Company. For other operating contents, the Company is required to enter into an agreement with the owner independently and be responsible for the costs associated with procuring the contents. The licenses are for an initial term of ten years and free of any fees.

Trademark License Agreement

Under the trademark license agreement, which will become effective upon the completion of this offering, an affiliate of SINA will grant to the Company a non-exclusive license to use three SINA trademarks and an exclusive license to use two SINA Leju trademarks in connection with the Company’s real estate Internet operations in China through websites located at www.leju.com and the channels located at house.sina.com.cn, jiaju.sina.com.cn and construction.sina.com.cn. The licenses are for an initial term of ten years and free of any fees.

Software License and Support Services Agreement

Under the software license and support services agreement, which will become effective upon the completion of this offering, an affiliate of SINA will grant to the Company a non-exclusive license to use (i) the proprietary software used for, among other things, internet content publishing, advertising publishing, sales management, procurement reimbursement, financial management and flow statistics, (ii) certain current software products and interfaces necessary to facilitate the Company’s use of the current software products, (iii) the databases and compilations, (iv) certain improvements to the licensed software and (v) related documentation and hardware, in connection with the Company’s real estate Internet operations in China. The licensor will also provide to the Company infrastructure necessary to operate its websites and facilitate its use of the licensed software. In addition, the licensor will also provide the Company during the term all support services, including routine maintenance, technical support and hardware support.

The licenses are for an initial term of ten years and free of any fees (subject to certain exceptions). However, to the extent that there are any reasonable, incremental costs for use of the licensed software or the infrastructure, or provision of the support services, due to a change in the business needs, the Company is required to reimburse the licensor for all such costs.

Predecessor of China Online Housing Technology Corporation

INDEX TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2007 and the Three Months Ended March 31, 2008 and
As of March 31, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors of China Online Housing Technology Corporation:

In our opinion, the accompanying statement of assets acquired and liabilities assumed, and statements of revenues and direct expenses present fairly, in all material respects, the assets acquired and liabilities assumed at March 31, 2008, and the revenues and direct expenses for the year ended December 31, 2007 and for the period from January 1, 2008 to March 31, 2008 of the Real Estate Channel Operations owned by SINA Corporation (“the Company”), as defined in Note 1 (the “Predecessor”), in conformity with accounting principles generally accepted in the United States of America. The statement of assets acquired and liabilities assumed, and statements of revenues and direct expenses are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statement of assets acquired and liabilities assumed, and statements of revenues and direct expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As described in Note 2, the statements of revenues and direct expenses have been derived from the consolidated financial statements and accounting records of SINA Corporation, and reflect significant assumptions and allocations. It is not intended to be a complete presentation of the Predecessor’s revenues and expenses, and results of operation.

/s/  PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Beijing, the People’s Republic of China
Date: July 29, 2009

REAL ESTATE CHANNEL OPERATIONS

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

March 31, 2008
(In thousands)

ASSETS
Cash and cash equivalents	$875
Accounts receivable, net of allowances for doubtful accounts of $248	6,738
Prepaid expenses and other current assets	85
Property and equipment, net	182

Total assets acquired	$7,880

LIABILITIES
Accounts payable	$3
Accrued liabilities	1,749
Amount due to a related party	5,247
Income taxes payable	66
Deferred revenue	815

Total liabilities assumed	$7,880

The accompanying notes are an integral part of this statement of assets acquired and liabilities assumed.

REAL ESTATE CHANNEL OPERATIONS

STATEMENTS OF REVENUES AND DIRECT EXPENSES

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007
	(In thousands)

Revenues	$6,551	$19,242
Costs of revenues	2,490	7,070

Gross profit	4,061	12,172

Operating expenses:
Sales and marketing	1,237	3,145
Product development	577	1,785
General and administrative	684	5,176
Amortization of intangible asset	36	122

Total operating expenses	2,534	10,228

Income from operations	$1,527	$1,944

The accompanying notes are an integral part of these statements of revenues and direct expenses.

REAL ESTATE CHANNEL OPERATIONS

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND
STATEMENTS OF REVENUES AND DIRECT EXPENSES

1.	Background

SINA Corporation (“SINA”) is an online media company and value-added information service provider in the People’s Republic of China (the “PRC” or “China”) and the global Chinese communities. On February 13, 2008, SINA set up Beijing Yisheng Leju Information Service Co., Ltd. (“Beijing Leju”) to reorganize its real estate and home furnishing channels and related business (the “Real Estate Channel Operations” or the “Predecessor”) as a separate unit. On February 24, 2008, SINA entered into an agreement with E-House (China) Holdings Limited (“E-House”) to form China Online Housing Technology Corporation (“COHT”), a joint venture to operate the Real Estate Channel Operations. The joint venture investment in COHT was subsequently consummated on April 1, 2008. SINA contributed to COHT $2.5 million in cash, certain assets and liabilities and the rights to operate its Real Estate Channel Operations for a period of ten years. The rights include the licenses granted to COHT to use SINA’ trademark, domain name, portal technologies and certain software. 34% of COHT shares were then issued to E-House in exchange for payment of $2.5 million cash and a 10-year exclusive, business-to-consumer usage of E-House’s China Real Estate Information Circle (the “CRIC”) database. Bringing together SINA’s longstanding brand recognition and market influence in online media and E-House’s comprehensive database of localized real estate information, COHT not only provides information and interactive services to online users, but also offers one of the largest online advertising platforms for real estate customers in China. COHT generates revenues primarily from online advertising.

Prior to the restructuring, SINA’s Real Estate Channel Operations operated as an integral part of SINA’s advertising business and were not accounted for as a separate entity, subsidiary or division of SINA’s business. SINA considered the Real Estate Channel Operations to be the predecessor to COHT, as this was a business with an associated and continuing revenue stream (i.e. sale of advertising time on web channels).

2.	Basis of presentation

The statement of assets acquired and liabilities assumed and statements of revenues and direct expenses have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) on a carve out basis as described below.

SINA believes that it is impracticable to prepare full financial statements of the Predecessor due to the following reasons: 1) the Predecessor had not been accounted for as a separate entity, subsidiary or division of SINA’s business prior to the completion of the restructuring of the Real Estate Channel Operations; 2) SINA did not set up a system to track and record transactions for the Predecessor separately; and 3) the full stand-alone financial statements of the Predecessor have never been prepared. Accordingly, the information included in the accompanying statement of assets acquired and liabilities assumed and statements of revenues and direct expenses have been prepared on a carve out basis in order to represent the assets acquired, liabilities assumed, revenues and direct expenses, which have been derived from the historical accounting records of SINA, its subsidiaries and its variable interest entities (“VIEs”) and reflect significant assumptions and allocations. Complete balance sheet as of December 31, 2007 and statements of operations and statements of cash flows for the year ended December 31, 2007 and for the three months ended March 31, 2008 are not available for the reasons stated above.

The statements of revenues and direct expenses include certain allocations as described in Note 3 below. SINA’s management believes that the allocations are reasonable. However, these allocated expenses are not necessarily indicative of costs and expenses that would have been incurred by the Predecessor on a stand-alone basis. General corporate level overhead, income taxes, interest income and

REAL ESTATE CHANNEL OPERATIONS

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND
STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

other income and expenses have not been included in the statements of revenues and direct expenses, as there was no reasonable basis for allocating those items to the Predecessor.

The statement of assets acquired and liabilities assumed include the assets and liabilities of Beijing Leju up until March 31, 2008 and were transferred to the joint venture on April 1, 2008. The liabilities assumed include an amount due to a related party of $5,247,000 representing a payable to SINA for the net assets recorded by Beijing Leju as of March 31, 2008. The net assets recorded by Beijing Leju as of March 31, 2008 represent the assets mainly including accounts receivable due from real estate industry customers minus liabilities mostly due to suppliers.

3.	Significant Accounting Policies

Use of estimates

The preparation of the statement of assets acquired and liabilities assumed and statements of revenues and direct expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement of assets acquired and liabilities assumed and statements of revenues and direct expenses and accompanying disclosures. Actual results could differ from these estimates. Also, as described in Note 2 above, the statements of revenues and direct expenses include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Predecessor had been operated as a separate entity, or of the future results of the Predecessor.

Cash equivalents

At March 31, 2008, cash and cash equivalents were comprised primarily of bank deposits.

Allowances for doubtful accounts

SINA maintains an allowance for doubtful accounts which reflects its best estimate of amounts that potentially will not be collected. The allowance for doubtful accounts of the Real Estate Channel Operations was based on a historical, rolling average, bad debt rate of itself and other factors such as credit-worthiness and age of receivable balances particular to real estate industry customers.

Foreign currency

The reporting currency of the Real Estate Channel Operations is the U.S. dollar. Its operations in China use Chinese renminbi as the functional currency. The statement of assets acquired and liabilities assumed and statements of revenues and direct expenses of the Real Estate Channel Operations were translated into U.S. dollars using period-end rates of exchange for assets acquired and liabilities assumed and average rates of exchange in the period for revenues and direct expenses.

Revenue recognition

Revenues of the Predecessor represent mostly advertising revenues derived from the Real Estate Channel Operations. Advertising revenues were derived principally from online advertising, sponsorship arrangements and, to a lesser extent, hosting arrangements. Online advertising arrangements allow advertisers to place advertisements on particular areas of the Predecessor’s websites as well as SINA’s non-real estate websites, in particular formats and over particular periods of time. Advertising revenues from online advertising arrangements are recognized ratably over the contract period of display when collectability is reasonably assured. Sponsorship arrangements allow advertisers to sponsor a particular area on its websites and SINA’s non-real estate websites for a fixed payment over the contract period.

REAL ESTATE CHANNEL OPERATIONS

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND
STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

Advertising revenues from sponsorship are recognized ratably over the contract period. Advertising revenues derived from the design, coordination and integration of online advertising and sponsorship arrangements to be placed on its websites are recognized ratably over the term of such programs. Revenues for advertising services are recognized net of agency rebates. The Predecessor also generates advertising revenues from outsourcing regional sites for a fixed length of time to local hosting partners, who are responsible for both website operation as well as related advertising sales. Advertising revenues from hosted websites are recognized ratably over the fixed term of the contract. In accordance with Emerging Issues Task Force (“EITF”) No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” advertising arrangements consideration is allocated to the multiple deliverables in the arrangement based on their relative fair values for revenue recognition purpose. The Predecessor recognizes revenue on the elements delivered and defers the recognition of revenue for the fair value of the undelivered elements until the remaining obligations have been satisfied. Deferred revenue primarily comprises contractual billings in excess of recognized revenue and payments received in advance of revenue recognition.

Pursuant to EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement,” the Predecessor presents taxes assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction on a gross basis in the statements of revenues and direct expenses. These taxes include business taxes, surcharges and cultural business construction fees. The total amount of such taxes for the three months ended March 31, 2008 and the year ended December 31, 2007 were $0.6 million and $1.8 million, respectively.

Costs of revenues

SINA’s costs of advertising revenues consist mainly of costs associated with the production of websites, which includes fees paid to third parties for Internet connection, content and services, personnel related costs, and equipment depreciation associated with the website production. SINA’s advertising costs of revenues also include business taxes, surcharges and cultural business construction fees levied on advertising sales in China, which are approximately 8.5% of the advertising revenues in China. The Predecessor’s costs of revenues were allocated based on the Predecessor’s advertising revenues as a percentage of SINA’s total advertising revenues derived from the PRC.

Product development expenses

SINA’s product development expenses related to SINA’s websites consist primarily of personnel-related expenses incurred for enhancement to and maintenance of its websites, as well as costs associated with new product development and product enhancements with the ultimate goal to increase website traffic. The amount of costs qualifying for capitalization has been immaterial and, as a result, all product development costs have substantially been expensed as incurred. The Predecessor’s product development expenses were allocated based on the Predecessor’s advertising revenues as a percentage of SINA’s total advertising revenues derived from the PRC.

Sales and marketing expenses

SINA’s sales and marketing expenses related to the SINA’s websites and Internet brands consist primarily of compensation expenses, sales commissions, advertising and promotional expenditures and travel expenses. The Predecessor’s sales and marketing expenses were allocated based on the Predecessor’s advertising revenues as a percentage of SINA’s total advertising revenues derived from the PRC.

REAL ESTATE CHANNEL OPERATIONS

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND
STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)

General and administrative expenses

General and administrative expenses allocated from SINA consist primarily of personnel-related expenses of administrative and support departments, the expenses relating to the transfer of the economic benefits generated from SINA’s VIEs in the PRC to its subsidiaries, and provisions for doubtful accounts. Provisions for doubtful accounts were directly related to the Predecessor’s advertising revenues. Other general and administrative expenses were allocated based on the Predecessor’s advertising revenues as a percentage of SINA’s total revenues derived from the PRC.

Amortization of intangible asset

Amortization of intangible asset allocated from SINA consists primarily the amortization of the intangible asset related to the instant messaging technology. The allocation was based on the Predecessor’s advertising revenues as a percentage of SINA’s advertising revenues derived from PRC.

Concentration of risk

The majority of the Predecessor’s advertising revenues were derived from advertising agencies. As a percentage of the Predecessor’s advertising revenues, for the three months ended March 31, 2008, revenues from Customer A and Customer B accounted for approximately 44% and 39%, respectively. As a percentage of the Predecessor’s advertising revenues for fiscal 2007, Customer A and Customer B accounted for approximately 49% and 35%, respectively. As a percentage of the Predecessor’s accounts receivable as of March 31, 2008, receivables from Customer A and Customer B accounted for approximately 47% and 42%, respectively.

Unaudited Pro Forma Condensed Combined Financial Information
(In U.S. dollars)

Overview

On February 24, 2008, the Company entered into a joint venture agreement with SINA Corporation (“SINA”) to form China Online Housing Technology Corporation (“China Online Housing”). The Company contributed $2.5 million in cash and a 10-year license to its proprietary CRIC database and SINA contributed, among others, $2.5 million in cash and the right to its real estate and home furnishing channels for a period of 10 years. The Company and SINA hold a 34% and 66% interest in China Online Housing, respectively. The Company recorded an initial investment cost of $4,908,694, including a $2.5 million cash contribution, $2,400,951 in the portion of the fair value of the 10-year license to its proprietary CRIC database ascribed to SINA, proportional to its 66% interest, and $7,743 in transaction costs. This transaction was accounted for using the equity method with the purchase price of China Online Housing allocated as follows:

	Allocated	Amortization
	Value	Period
	$

Cash acquired	1,700,000
Intangible assets
Advertising rights	2,894,775	10 years
Customer contract backlog	313,919	6 months

Total	4,908,694

On July 23, 2009, the Company entered into a share purchase agreement with SINA, pursuant to which, the Group agreed to acquire SINA’s 66% equity interest in China Online Housing, in exchange for issuing the Company’s ordinary shares (the “Subscription Shares”) to SINA upon the closing of this offering, which will give SINA a 39% equity interest in the Company (excluding (i) any of the Company’ shares to be issued in the IPO and (ii) any of the Company’s shares to be issued upon exercise, conversion or exchange of options or other securities). The consummation of this offering is a condition to the closing of the transaction with SINA.

The accompanying unaudited pro forma condensed combined balance sheet gives effect to the 66% acquisition of China Online Housing’s equity interest by the Company as if such transaction occurred on June 30, 2009. The unaudited pro forma condensed combined balance sheet combines the consolidated balance sheets of the Company and of China Online Housing as of June 30, 2009.

The accompanying unaudited pro forma condensed combined statement of operations present the results of operations of the Company combined with the statement of operations of China Online Housing for the six-month period ended June 30, 2009 and of the Company for the year ended December 31, 2008 combined with the statement of operations of China Online Housing for the nine-month period ended December 31, 2008 and China Online Housing’s predecessor, Real Estate Channel Operations, for the period from January 1, 2008 to March 31, 2008. The unaudited pro forma condensed combined statement of operations gives effect to this acquisition as if it had occurred on January 1, 2009 and 2008, respectively. The pro forma condensed combined financial information is based on, and should be read in conjunction with, the respective historical consolidated financial statements and the notes thereto of the Company, China Online Housing and SINA’s Real Estate Channel Operations, which are included in this prospectus. The pro forma adjustments are preliminary and based on management’s estimates.

The unaudited pro forma condensed combined balance sheet and statement of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being a representation of financial position or future operating results of the combined companies. There can be no assurance that the Company and China Online Housing will not incur additional charges related to the acquisition or that management will be successful in its effort to integrate the operations of the two companies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2009
(In US Dollars, except for per share data)

		China Online	Pro Forma		Pro Forma
	CRIC	Housing	Adjustments	Notes	Results

Assets
Current assets:
Cash and cash equivalents	51,849,600	9,331,000			61,180,600
Unbilled accounts receivable	7,763,416	—			7,763,416
Accounts receivable, net	5,414,988	10,694,000			16,108,988
Advance payment for advertising placement	2,313,885	—			2,313,885
Prepaid expenses and other current assets	4,347,997	361,000			4,708,997
Total current assets	71,689,886	20,386,000			92,075,886

Non-current assets:
Property and equipment, net	5,956,943	1,348,000			7,304,943
Intangible assets, net	3,777,997	3,098,000	172,092,000	[B]	178,967,997
Goodwill	4,269,149	—	278,047,125	[B]	282,316,274
Investment in affiliates	5,447,699	—	(5,447,699)	[A]	—
Advance payment for advertising placement	4,001,664	—			4,001,664
Advance payment for properties	7,791,586	—			7,791,586
Prepaid rent	4,182,295	—			4,182,295
Other non-current assets	625,048	33,000			658,048
Total non-current assets	36,052,381	4,479,000			485,222,807

Total assets	107,742,267	24,865,000			577,298,693

Liabilities, and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	1,427,732	17,000			1,444,732
Accrued payroll and welfare expenses	1,884,448	656,000			2,540,448
Income tax payable	4,468,571	48,000			4,516,571
Other taxes payable	1,174,186	—			1,174,186
Deferred taxes liabilities	—	113,000			113,000
Amounts due to related parties	11,586,693	7,141,000			18,727,693
Other current liabilities	3,869,652	5,231,000	(240,095)	[J]	8,860,557
Total current liabilities:	24,411,282	13,206,000			37,377,187

Non-current liabilities:
Deferred revenue—non current	1,920,761	—	(1,920,761)	[J]	—
Other non-current liabilities	1,585,496	—	43,797,500	[B]	45,382,996
Total non-current liabilities	3,506,257	—			45,382,996

Total liabilities	27,917,539	13,206,000			82,760,183

Shareholders’ equity:
Ordinary shares	14,304	10,000	(467)	[C],[D]*	23,837
Additional paid-in capital	43,456,743	8,644,000	391,841,467	[C],[D]**	443,942,210
Retained earnings	31,903,135	2,994,000	11,224,782	[A],[D],[J]***	46,121,917
Accumulated other comprehensive income	3,674,923	11,000	(11,000)	[D]	3,674,923
Subscription receivable	(4,304)	—			(4,304)
Total CRIC common shareholders’ equity	79,044,801	11,659,000			493,758,583

Noncontrolling interests	779,927	—			779,927
Total equity	79,824,728	11,659,000			494,538,510

Total liabilities and shareholders’ equity	107,742,267	24,865,000			577,298,693

*	$9,533[C] − $10,000[D] = ($467)

**	$400,485,467[C] − $8,644,000[D] = $391,841,467

***	$11,793,301[A] + $264,625[A] − $2,994,000[D] + $2,160,856[J] = $11,224,782

Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In US Dollars, except for per share data)

		Six Months Ended			Pro Forma
		June 30, 2009—			Assuming 100%
	Six Months Ended	China Online	Pro Forma		Interest in China
	June 30, 2009—CRIC	Housing	Adjustments	Notes	Online Housing

Total revenues	31,200,105	16,641,000	(1,459,000)	[M]	46,382,105
Cost of revenues	(3,381,276)	(10,041,000)	2,438,432	[I],[L],[M]*	(10,983,844)
Selling, general and administrative expenses	(15,611,011)	(5,423,000)	(3,691,206)	[G]	(24,725,217)

Income from operations	12,207,818	1,177,000			10,673,044
Other income (expense)
Interest income	96,423	—			96,423
Foreign exchange loss	(22,007)	(7,000)			(29,007)

Income before taxes and equity in affiliates	12,282,234	1,170,000			10,740,460
Income tax expense	(2,021,892)	38,000	677,944	[L],[N]**	(1,305,948)

Income before equity in affiliates	10,260,342	1,208,000			9,434,512
Income from equity in affiliates	385,305	—	(385,305)	[F]	—

Net income	10,645,647	1,208,000			9,434,512
Net loss attributable to noncontrolling interest	355,092	—			355,092

Net income attributable to Shareholders	11,000,739	1,208,000			9,789,604

Basic earnings per share	0.15				0.08
Diluted earnings per share	0.15				0.08
Shares used in calculating basic earnings per share	71,522,222 ***		47,666,667	[K]	119,188,889
Shares used in calculating diluted earnings per share	71,524,954 ***		47,666,667	[K]	119,191,621

*	$177,000[I] − $5,041,568[I] + $5,844,000[L] + $1,459,000[M] = $2,438,432

**	$2,138,944[N] − $1,461,000[L] = $677,944

***	Upon incorporation, the Company had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House Holdings. On January 1, 2009, the Company issued an additional 99,999,000 ordinary shares to E-House Holdings at par value. On August 29, 2009, the Company effected a reverse share split whereby all of our issued and outstanding 100,000,000 ordinary shares of a par value of $0.0001 per share, were converted into 50,000,000 ordinary shares of $0.0002 par value each and the number of the authorized shares were reduced from 500,000,000 to 250,000,000. On September 28, 2009, the Company issued 21,522,222 additional ordinary shares at par value to E-House Holdings. Both the reverse share split and the ordinary share issuance to E-House Holdings have been retroactively reflected for all periods presented herein.

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In US Dollars, except for per share data)

						Nine Months
				Pro Forma	Three Months	Ended
	Year Ended			Assuming 34%	Ended March 31,	December 31,			Pro Forma Assuming
	December 31,	Pro Forma		Interest in China	2008—China Online	2008—China	Pro Forma		100% Interest in China
	2008—CRIC	Adjustments	Notes	Online Housing	Housing Predecessor	Online Housing	Adjustments	Notes	Online Housing

Total revenues	50,048,530			50,048,530	6,551,000	31,067,000	(3,311,000)	[M]	84,355,530
Cost of revenues	(2,897,247)			(2,897,247)	(2,490,000)	(19,494,000)	6,249,864	[I],[L],[M]*	(18,631,383)
Selling, general and administrative expenses	(19,819,873)			(19,819,873)	(2,534,000)	(8,588,000)	(7,196,414)	[G]	(38,138,287)

Income from operations	27,331,410			27,331,410	1,527,000	2,985,000			27,585,860
Other income (expense)
Interest income	420,517			420,517	—	—			420,517
Foreign exchange loss	(1,341,165)			(1,341,165)	—	(18,000)			(1,359,165)

Income before taxes and equity in affiliates	26,410,762			26,410,762	1,527,000	2,967,000			26,647,212
Income tax expense	(4,721,015)			(4,721,015)	—	(1,181,000)	456,573	[H],[L],[N]**	(5,445,442)

Income before equity in affiliates	21,689,747			21,689,747	1,527,000	1,786,000			21,201,770
Income from equity in affiliates	153,700	240,154	[E]	393,854	—	—	(393,854)	[F]	—

Net income	21,843,447			22,083,601	1,527,000	1,786,000			21,201,770
Net loss attributable to noncontrolling interest	318,214			318,214	—	—			318,214

Net income attributable to Shareholders	22,161,661			22,401,815	1,527,000	1,786,000			21,519,984

Basic earnings per share	0.31			0.31					0.18
Diluted earnings per share	0.31			0.31					0.18
Shares used in calculating basic earnings per share	71,522,222 ***			71,522,222			47,666,667	[K]	119,188,889
Shares used in calculating diluted earnings per share	71,522,222 ***			71,522,222			47,666,667	[K]	119,188,889

*	$266,000[I] − $10,083,136[I] + $12,756,000[L] + $3,311,000[M] = $6,249,864

**	$4,253,388[N] − $3,189,000[L] − $607,815[H] = $456,573

***	Upon incorporation, the Company had 500,000,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $0.0001 per share, all of which were held by E-House Holdings. On January 1, 2009, the Company issued an additional 99,999,000 ordinary shares to E-House Holdings at par value. On August 29, 2009, the Company effected a reverse share split whereby all of our issued and outstanding 100,000,000 ordinary shares of a par value of $0.0001 per share, were converted into 50,000,000 ordinary shares of $0.0002 par value each and the number of the authorized shares were reduced from 500,000,000 to 250,000,000. On September 28, 2009, the Company issued 21,522,222 additional ordinary shares at par value to E-House Holdings. Both the reverse share split and the ordinary share issuance to E-House Holdings have been retroactively reflected for all periods presented herein.

See accompanying notes to unaudited pro forma condensed combined financial information

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Pro Forma Presentation

The acquisition of SINA’s 66% equity interest in China Online Housing by the Company is subject to the closing of this offering. As such, the Company will perform a detailed purchase price allocation taking into account the offering price of the Company’s ADS at the closing of the offering. The Company believes that this transaction represents a significant probable business combination in accordance with Rule 3-05 of Regulation S-X. For purposes of the pro forma condensed combined consolidated financial statements presented herein, the Company has (i) assumed that the fair value of all assets and liabilities as of June 30, 2009 other than identifiable intangible assets and goodwill, will approximate the carrying value of those assets and liabilities as of the closing date of this offering, (ii) has performed a valuation of China Online Housing’s identifiable intangible assets as of June 30, 2009 and assumed that such values will approximate the fair value of those assets as of the closing date of this offering, and (iii) has computed the value of goodwill based on a total estimated purchase price computed using, among other things, the estimated fair value of the Company’s ordinary shares as of June 30, 2009, after deducting the assets and liabilities identified in (i) and (ii) above.

The total estimated purchase price of $418,000,625 consisted of the following:

Estimated fair value of subscription shares	$417,736,000
Replacement of China Online Housing stock options	$264,625
Total estimated purchase price	$418,000,625

Based on these assumptions, the estimated purchase price has been allocated as follows:

		Amortization
	Amount	Period

Total tangible assets acquired	21,767,000
Liabilities assumed	(13,206,000)
Intangible assets acquired:
— License agreement with SINA	70,720,000	10 years
— Real estate advertising agency agreement with SINA	92,570,000	10 years
— CRIC database license agreement	7,270,000	8.8 years
— Customer relationship	4,490,000	10 years
— Contract Backlog	140,000	3 years
Goodwill	278,047,125
Deferred tax liability	(43,797,500)

	418,000,625

The Company will perform a final purchase price allocation, including the fair value of identifiable intangible assets identified in (ii) above as of the closing date of this offering. The purchase price allocation will not be finalized until subsequent to the closing of the offering and, as such, the amounts utilized for purposes of these pro forma adjustments are subject to change based on changes in China Online Housing’s business and operations subsequent to June 30, 2009, in regard to assets and liabilities identified in (i) above, subsequent to June 30, 2009, in regard to identifiable intangible assets identified in (ii) above, and to final pricing of the offering. Such adjustments may be material; however, the Company is unable to reasonably estimate the impact, such changes may have on the pro forma condensed consolidated financial statements.

2.	Pro Forma Adjustments

The Company’s unaudited pro forma condensed combined financial statements give effect to the following pro forma adjustments have been made to the unaudited financial statements:

Note [A]: To record (1) the removal of the Company’s 34% equity method investment in China Online Housing of $5,447,699, recorded as a component of investment in affiliates, and (2) an increase in retained earnings of $264,625 representing the portion of China Online Housing’s replaced stock options attributable to precombination services. In addition, in accordance with SFAS 141R, the Company will remeasure its 34% interest in China Online Housing at fair value and record the excess of fair value over the carrying value of such interest as a gain. For purposes of the unaudited pro forma condensed combined financial information, the Company has computed the fair value of its 34% interest to be $17,241,000 as of June 30, 2009, resulting in a gain of $11,793,301, which has been reflected as an increase in retained earnings in the pro forma condensed combined balance sheet as of June 30, 2009. The gain has not been reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2008 or the six-month period ended June 30, 2009.

Note [B]: To record (1) the removal of intangible assets related to the CRIC 10-year data licenses of $3,098,000 recorded by China Online Housing upon formation, and (2) the estimated fair value of intangible assets, goodwill and associated deferred tax liabilities of $175,190,000, $278,047,125 and $43,797,500, respectively, upon the acquisition of China Online Housing, as described in Note 1.

Note [C]: To record the $400,495,000 value of the 47,666,667 ordinary shares, based on the number of ordinary shares outstanding as of June 30, 2009, the Company issued for the acquisition of China Online Housing. For the new issuance, the par value of ordinary shares increased by $9,533 based on a par value of $0.0002 per share. The difference between the value of the shares over the par value of $400,485,467 has been recorded as additional paid in capital.

Note [D]: To eliminate the historical retained earnings, common stock, additional paid-in capital and accumulated other comprehensive income of China Online Housing of $2,994,000, $10,000, $8,644,000 and $11,000, respectively.

Note [E]: To record the Company’s 34% equity investment in China Online Housing of $240,154, assuming the interest was acquired on January 1, 2008. The adjustment was computed as 34% of Real Estate Channel Operations, the predecessor to China Online Housing, income from operations as contained in its statement of revenues and direct expenses for the three-month period ended March 31, 2008, included in this prospectus. The statement of revenues and direct expenses excludes interest income and expense and income tax expense. For purposes of preparing the condensed combined statement of operations, the Company computed income tax expense by applying a tax rate of 40%, China Online Housing’s effective tax rate for the nine-month period ended December 31, 2008.

Note [F]: To record the removal of the impact on the statement of operations of the Company’s 34% equity method investment in China Online Housing, inclusive of the adjustment described in Note [E], for the year ended December 31, 2008 and the six-month period ended June 30, 2009 of $393,854 and $385,305, respectively.

Note [G]: To record the amortization of identifiable intangible assets excluding the reacquired CRIC database license agreement and real estate advertising agency agreement with SINA, which are included in cost of sales, related to the acquisition of China Online Housing for the year ended December 31, 2008 and the six-month period ended June 30, 2009 of $7,196,414 and $3,691,206, respectively. The valuation of actual tangible and intangible assets to be acquired is subject to change based on a number of factors, including, among others, the changes to China Online Housing’s business and the ultimate value of the Company’s shares issued in the transaction. As such, the amounts included herein and the estimated useful lives are subject to change.

Note [H]: The statement of revenues and direct expenses of China Online Housing for the three-month period ended March 31, 2008, excludes interest income and expense and income tax expense. For purposes of preparing the unaudited pro forma condensed combined statement of operations, the Company computed income tax expense by applying a tax rate of 40%, China Online Housing’s effective tax rate for the nine-month period ended December 31, 2008, which resulted in estimated income tax expense to be $607,815 for the three-month period ended March 31, 2008.

Note [I]: To record (1) the removal of amortization expense recorded by China Online Housing associated with the CRIC 10-year data base license contributed upon formation by the Company for the nine-month period ended December 31, 2008 and the six-month period ended June 30, 2009 of $266,000 and $177,000, respectively, and (2) the amortization of the reacquired CRIC database license agreement and the real estate advertising agency agreement with SINA for the year ended December 31, 2008 and the six-month period ended June 30, 2009 of $10,083,136 and $5,041,568, respectively. The valuation of actual tangible and intangible assets to be acquired is subject to change based on a number of factors, including, among others, the changes to China Online Housing’s business and the ultimate value of the Company’s shares issued in the transaction. As such, the amounts included herein and the estimated useful lives are subject to change.

Note [J]: Prior to the acquisition, the Company had a preexisting relationship with China Online Housing in the form of an ongoing obligation to continually maintain and update the content contained within the CRIC database contributed to China Online Housing upon formation for a period of 10 years. The Company had recorded deferred revenue associated with this arrangement of $2,160,856 as of June 30, 2009. The pro forma adjustment records the removal of this amount (current – $240,095; noncurrent – $1,920,761). In addition, the Company recorded a gain on settlement of this preexisting relationship equal to the unrecognized deferred revenue. There were no off-market components associated with the preexisting relationship as of June 30, 2009. The gain has been reflected as an increase in retained earnings in the pro forma condensed combined balance sheet as of June 30, 2009. The gain has not been reflected in the pro forma condensed combined statements of operations for the year ended December 31, 2008 or the six-month period ended June 30, 2009.

Note [K]: To reflect the assumed issuance of 47,666,667 ordinary shares, based on the total number of ordinary shares outstanding as of June 30, 2009, to effect the closing of the transactions.

Note [L]: To record a reduction of the cost of revenue of $12,756,000 and $5,844,000 for the nine-month period ended December 31, 2008 and the six-month period ended 2009, respectively, to reflect the change in terms of the advertising agency arrangement between China Online Housing and SINA and the associated increase in income tax expense of $3,189,000 and $1,461,000 for the nine-month period ended December 31, 2008 and the six-month period ended June 30, 2009, respectively. China Online Housing’s cost of revenue includes fees paid to SINA for advertising sales on SINA’s non-real estate channels under the current advertising agency agreement with SINA. Under the current advertising agency agreement, these fees equal to 85% such sales revenues and are subject to a minimum guarantee. In connection with the company’s acquisition of SINA’s interest in China Online Housing, China Online Housing and SINA have entered into a new advertising agency agreement, which will become effective upon the closing of this offering. Under the new advertising agency agreement, China Online Housing will continue to operate SINA’s existing real estate and home furnishing channels and will develop a new real estate-related channel on sina.com.cn, and will have the exclusive right to sell advertising relating to real estate, home furnishing and construction materials on these three channels as well as SINA’s other websites. If China Online Housing sells advertising on SINA’s websites other than the three channels, it will pay SINA fees of approximately 15% of the revenues generated from these sales, as opposed to the historical 85%. The term of the new advertising agency agreement is 10 years. See Note [I] in regard to the amortization of the advertising agency agreement with SINA, which represents an intangible asset recorded in purchase accounting.

Note [M]: To reclassify business taxes for the nine-month period ended December 31, 2008 and the six-month period ended June 30, 2009 of $3,311,000 and $1,459,000, respectively, recorded by China Online Housing from cost of sales to revenue. Such reclassification has been made to conform to the Company’s presentation of such taxes.

Note [N]: To record the income tax benefits related to the pro forma amortization of the acquired intangible assets for the year ended December 31, 2008 and six-month period ended June 30, 2009 of $4,253,388 and $2,138,944, respectively.

3.	Pro Forma Shares

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of the Company’s ordinary shares outstanding for the year ended December 31, 2008 and the six-month period ended June 30, 2009 plus the ordinary shares issued for the China Online Housing acquisition as shown in the following table:

December 31,
2008

Shares used in calculating basic earnings per share on a pro forma basis:
Weighted average ordinary shares outstanding used in computing basic income per share for CRIC	71,522,222
Issuance of ordinary shares for the acquisition of China Online Housing	47,666,667

119,188,889

Shares used in calculating diluted income per share on a pro forma basis:
Weighted average ordinary shares outstanding used in computing diluted income per share for CRIC	71,522,222
Issuance of ordinary shares for the acquisition of China Online Housing	47,666,667

119,188,889

June 30,
2009

Shares used in calculating basic earnings per share on a pro forma basis:
Weighted average ordinary shares outstanding used in computing basic income per share for CRIC	71,522,222
Issuance of ordinary shares for the acquisition of China Online Housing	47,666,667

119,188,889

Shares used in calculating diluted income per share on a pro forma basis:
Weighted average ordinary shares outstanding used in computing diluted income per share for CRIC	71,524,954
Issuance of ordinary shares for the acquisition of China Online Housing	47,666,667

119,191,621

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud, neglect or default.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we issued our securities (including options to acquire our ordinary shares) as described below. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Upon incorporation, we issued 1,000 ordinary shares with a par value of $0.0001 per share on August 21, 2008 and additional 99,999,000 ordinary shares on January 1, 2009, to E-House (China) Holdings Limited in return for a total capital contribution of $10,000. On September 28, 2009, we issued 21,522,222 additional ordinary shares at par value to E-House and 3,033,333 ordinary shares at par value to Modern Information Ltd. in exchange for their indirect equity interests in China Online Housing, as a result of which our total issued and outstanding shares increased from 50,000,000 to 74,555,555 ordinary shares.

On January 1, 2009, July 15, 2009, July 30, 2009 and September 24, 2009, we granted options to acquire our ordinary shares to certain of our directors, executive officers and employees and certain E-House’s employees, based on our share incentive plan adopted on September 9, 2008. On July 30, 2009, options with 300,000 underlying ordinary shares were surrendered for cancellation in exchange for the same number of restricted shares having the same vesting schedule and a purchase price equal to the original option exercise price. As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 7,821,500 and the aggregate number of restricted shares granted under the plan is 300,000. See “Management—Share Incentive Plan.”

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on September 29, 2009.

China Real Estate Information Corporation

By:	/s/ Xin Zhou
 Name:     Xin Zhou

Title:	Co-Chairman of the Board of Directors Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Xin Zhou and Bin Laurence as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xin Zhou Name: Xin Zhou	Co-Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	September 29, 2009

/s/ Bin Laurence Name: Bin Laurence	Chief Financial Officer (principal financial and accounting officer)	September 29, 2009

/s/ Zuyu Ding Name: Zuyu Ding	Co-President	September 29, 2009

Signature	Title	Date

/s/ Xudong Zhu Name: Xudong Zhu	Director	September 29, 2009

/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	Authorized U.S. Representative	September 29, 2009

CHINA REAL ESTATE INFORMATION CORPORATION

EXHIBIT INDEX

Exhibit Number		Description of Document

1	.1*	Form of Underwriting Agreement.
3.1		Memorandum and Articles of Association of the Registrant, as currently in effect.
3	.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.
4	.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).
4.2		Registrant’s Specimen Certificate for Ordinary shares.
4	.3*	Form of Deposit Agreement, dated as of , among the Registrant, the depositary and holder of the American Depositary Receipts.
5.1		Form of Opinion of Maples and Calder regarding the validity of the ordinary shares being registered.
8.1		Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters.
10.1		Share Incentive Plan.
10.2		Form of Indemnification Agreement with the Registrant’s directors.
10.3		Form of Employment Agreement with the Registrant’s senior executives.
10.4		Master Transaction Agreement, dated as of July 27, 2009, between the Registrant and E-House (China) Holdings Limited.
10.5		Offshore Transitional Services Agreement, dated as of July 27, 2009, between the Registrant and E-House (China) Holdings Limited.
10.6		English translation of Onshore Transitional Services Agreement, dated as of July 27, 2009, between Shanghai CRIC Information Technology Co., Ltd. and Shanghai Real Estate Consultant and Sales (Group) Co., Ltd.
10.7		Non-Competition Agreement, dated as of July 27, 2009, between the Registrant and E-House (China) Holdings Limited.
10.8		English translation of Consulting and Services Agreement, dated as of June 30, 2009, between Shanghai CRIC Information Technology Co., Ltd. and Shanghai Real Estate Consultant and Sales (Group) Co., Ltd..
10.9		English translation of Onshore Cooperation Agreement, dated as of August 31, 2009, among Shanghai Real Estate Consultant and Sales (Group) Co., Ltd., Shanghai CRIC Information Technology Co., Ltd. and Shanghai Tian Zhuo Advertising Co., Ltd.
10.10		English translation of Equity Pledge Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Shanghai Tian Zhuo Advertising Co., Ltd., Xin Zhou and Xudong Zhu.
10.11		English translation of Exclusive Call Option Agreement dated July 20, 2009 between Shanghai CRIC Information Technology Co., Ltd., Shanghai Tian Zhuo Advertising Co., Ltd., Xin Zhou and Xudong Zhu.
10.12		English translation of Loan Agreement, dated April 1, 2008, between Shanghai CRIC Information Technology Co., Ltd. and Xin Zhou.
10.13		English translation of Loan Agreement, dated September 8, 2008, between Shanghai CRIC Information Technology Co., Ltd. and Xin Zhou.
10.14		English translation of Loan Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd. and Xin Zhou.
10.15		English translation of Loan Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Xin Zhou and Xudong Zhu.
10.16		English translation of Loan Agreement, dated April 1, 2008, between Shanghai Tian Zhuo Advertising Co., Ltd. and Xin Zhou.
10.17		English translation of Loan Agreement, dated September 8, 2008, between Shanghai Tian Zhuo Advertising Co., Ltd. and Xin Zhou.

Exhibit Number		Description of Document

10.18		English translation of Shareholder Voting Rights Proxy Agreement, dated July 20, 2009, between Shanghai CRIC Information Technology Co., Ltd., Shanghai Tian Zhuo Advertising Co., Ltd., Xin Zhou and Xudong Zhu.
10.19		English translation of Consultancy Service Agreement, dated April 1, 2008, between Shanghai CRIC Information Technology Co., Ltd. and Shanghai Tian Zhuo Advertising Co., Ltd.
10	.20*	English translation of Exclusive Call Option Agreement dated September 29, 2009 between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Jun Luo.
10	.21*	English translation of Loan Agreement dated September 29, 2009 between Shanghai SINA Leju Information Technology Co., Ltd., Xudong Zhu and Jun Luo.
10	.22*	English translation of Shareholder Voting Rights Proxy Agreement dated September 29, 2009 between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Jun Luo.
10	.23*	English translation of Equity Pledge Agreement dated September 29, 2009 between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Jun Luo.
10	.24*	English translation of Exclusive Technical Support Agreement dated May 8, 2008 between Shanghai SINA Leju Information Technology Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.
10.25		English translation of Real Estate Market Information System and Project Market Consulting Strategic Cooperation Agreement, dated December 2007, between Evergrande Real Estate Group and Shanghai CRIC information Technology Co., Ltd.
10.26		English translation of Real Estate Market Information System and Project Market Consulting Strategic Cooperation Agreement, dated April 1, 2008 between Shanghai Urban Development (Group) Co., Ltd. and Shanghai CRIC Information Technology Co., Ltd.
10.27		English translation of Project Promotion and Buyer Searching Service Agreement, dated August 1, 2007, between Sky East Resources Ltd. and E-House Real Estate Ltd.
10.28		Share Purchase Agreement, dated as of July 23, 2009, between the Registrant and SINA Corporation.
10.29		Amendment Agreement to the Share Purchase Agreement, dated September 29, 2009, between the Registrant and SINA Corporation.
10.30		Form of Shareholders Agreement, dated as of , by and among the Registrant, E-House (China) Holdings Limited and SINA Corporation.
10.31		Form of Registration Rights Agreement, dated as of , by and among the Registrant, E-House (China) Holdings Limited and SINA Corporation.
10.32		English translation of Amended and Restated Advertising Inventory Sale Agency Agreement, dated as of August 31, 2009, between SINA Corporation and China Online Housing Technology Corporation.
10.33		Domain Name and Content License Agreement, dated in September 2009, between Beijing SINA Internet Information Service Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.
10.34		Trademark License Agreement, dated in September 2009, between Beijing SINA Internet Information Service Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.
10.35		Software License and Support Services Agreement, dated in September 2009, between SINA.com Technology (China) Co. Ltd. and Shanghai SINA Leju Information Technology Co., Ltd.
21.1		Subsidiaries of the Registrant.
23.1		Consent of Deloitte Touche Tohmatsu, an Independent Registered Public Accounting Firm.
23.2		Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm.

Exhibit Number		Description of Document

23.3		Consent of Maples and Calder.
23.4		Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
23.5		Consent of Fangda Partners.
23.6		Consent of Frost & Sullivan.
23.7		Consent of Jones Lang LaSalle Sallmanns Limited.
23.8		Consent of Charles Chao.
23.9		Consent of Neil Nanpeng Shen.
23.10		Consent of Hong Du.
23.11		Consent of Fan Bao.
23.12		Consent of David Zhang.
23.13		Consent of Ya-Qin Zhang.
24.1		Powers of Attorney (included on signature page).
99	.1*	Code of Business Conduct and Ethics of the Registrant.

*  To be filed by amendment.